      As filed with the Securities and Exchange Commission on June 13, 2002
                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                           American Seafoods Group LLC
                             American Seafoods, Inc.
             (Exact name of registrant as specified in its charter)

             Delaware                           6719                      22-3702647
             Delaware                           6719                      81-0554426

 (State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
  incorporation or organization)    Classification Code Number)     Identification Number)

                          ----------------------------
                               Market Place Tower
                                2025 First Avenue
                                   Suite 1200
                            Seattle, Washington 98121
                                 (206) 374-1515
               (Address, including ZIP code, and telephone number
        including area code, of registrants' principal executive offices)

                          ----------------------------
                                 Co-Registrants
                                  See Next Page

                          ----------------------------
                                 Michael J. Hyde
                                    President
                          American Seafoods Company LLC
                               Market Place Tower
                                2025 First Avenue
                                    Suite 900
                            Seattle, Washington 98121
                                 (206) 374-1515
            (Name, address, including ZIP code, and telephone number,
              including area code, of agent for service of process)

                          ----------------------------
            (Name, address, including ZIP code, and telephone number,
             including area code, of registrants' agent for service)

                          ----------------------------
                                 With a copy to:
                             Jeffrey J. Rosen, Esq.
                             James C. Scoville, Esq.
                              Debevoise & Plimpton
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 909-6000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                          ----------------------------
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
     If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                          ----------------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     Proposed Maximum
                                                                         Offering          Proposed Maximum
               Title of Each Class                  Amount to Be        Price Per              Aggregate           Amount of
   of Subordinated Securities to Be Registered       Registered        Security(1)          Offering Price      Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
10 1/8% Senior Subordinated Notes due 2010          $175,000,000          100%               $175,000,000           $16,100
------------------------------------------------------------------------------------------------------------------------------------
Guarantees of 10 1/8% Senior Subordinated Notes     $175,000,000          *                  *                      None(2)
   due 2010
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 promulgated under the Securities Act of 1933, as amended.
(2) Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

                          ----------------------------
     The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                 Co-Registrants

                                                                                    Address, Including ZIP
   Exact Name of         State or Other      Primary Standard                         Code, and Telephone
  Co-Registrant as      Jurisdiction of         Industrial        I.R.S. Employer   Number, Including Area
  Specified in its      Incorporation or      Classification      Identification      Code, of Principal
      Charter             Organization          Code Number             No.            Executive Office
--------------------  -------------------- --------------------  ----------------- ------------------------
American Seafoods           Delaware               2092             22-3702872      40 Herman Melville Blvd.
International LLC                                                                   P.O. Box 2087
                                                                                    New Bedford, MA 02741
                                                                                    Phone: (508) 997-0031

New Bedford                 Delaware               2092             22-3702925      40 Herman Melville Blvd.
Seafoods LLC                                                                        P.O. Box 2087
                                                                                    New Bedford, MA 02741
                                                                                    Phone: (508) 997-0031

The Hadley Group LLC        Delaware               2092             04-2918779      40 Herman Melville Blvd.
                                                                                    P.O. Box 2087
                                                                                    New Bedford, MA 02741
                                                                                    Phone: (508) 997-0031

American Seafoods           Delaware               2092             04-3540757      40 Herman Melville Blvd.
Processing LLC                                                                      P.O. Box 2087
                                                                                    New Bedford, MA 02741
                                                                                    Phone: (508) 997-0031

American Seafoods           Delaware               2092             22-3702875      Market Place Tower
Company LLC                                                                         2025 First Avenue,
                                                                                    Suite 900
                                                                                    Seattle, WA 98121
                                                                                    Phone: (206) 374-1515

American Challenger         Delaware               0912             22-3702876      Market Place Tower
LLC                                                                                 2025 First Avenue,
                                                                                    Suite 900
                                                                                    Seattle, WA 98121
                                                                                    Phone: (206) 374-1515

American Dynasty LLC        Delaware               0912             22-3702909      Market Place Tower
                                                                                    2025 First Avenue,
                                                                                    Suite 900
                                                                                    Seattle, WA 98121
                                                                                    Phone: (206) 374-1515

American Triumph LLC        Delaware               0912             22-3702882      Market Place Tower
                                                                                    2025 First Avenue,
                                                                                    Suite 900
                                                                                    Seattle, WA 98121
                                                                                    Phone: (206) 374-1515

Ocean Rover LLC             Delaware               0912             22-3702880      Market Place Tower
                                                                                    2025 First Avenue,
                                                                                    Suite 900
                                                                                    Seattle, WA 98121
                                                                                    Phone: (206) 374-1515

Northern Eagle LLC     Delaware          0912      22-3702900     Market Place Tower
                                                                  2025 First Avenue,
                                                                  Suite 900
                                                                  Seattle, WA 98121
                                                                  Phone: (206) 374-1515

Northern Hawk LLC      Delaware          0912      22-3702905     Market Place Tower
                                                                  2025 First Avenue,
                                                                  Suite 900
                                                                  Seattle, WA 98121
                                                                  Phone: (206) 374-1515

Northern Jaeger LLC    Delaware          0912      22-3702901     Market Place Tower
                                                                  2025 First Avenue,
                                                                  Suite 900
                                                                  Seattle, WA 98121
                                                                  Phone: (206) 374-1515

Katie Ann LLC          Delaware          0912      22-3702906     Market Place Tower
                                                                  2025 First Avenue,
                                                                  Suite 900
                                                                  Seattle, WA 98121
                                                                  Phone: (206) 374-1515

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED JUNE 13, 2002

PROSPECTUS

American Seafoods Group LLC
American Seafoods, Inc.

Offer to Exchange any and all outstanding 10 1/8% Senior Subordinated Notes due 2010 issued on April 18, 2002 for Registered 10 1/8% Senior Subordinated Notes due 2010

The Old Notes:

     $175,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2010 were originally issued and sold by American Seafoods Group LLC and American Seafoods, Inc. on April 18, 2002 in a transaction that was exempt from registration under the Securities Act of 1933, and resold to qualified institutional buyers in compliance with Rule 144A.

The New Notes:

     The terms of the new notes are identical to the terms of the old notes except that the new notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights.

See "Risk Factors" beginning on page 15 for a discussion of certain risks that you should consider in connection with an investment in the new notes.

The Exchange Offer:

  Our offer to exchange old notes for new notes will be open until 5:00 p.m.,
  New York City time, on         , 2002, unless we extend the offer.

     Each broker-dealer that receives the new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the new notes received in exchange for the old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     No public market currently exists for the notes.

                            _________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                            _________________________

                     The date of this prospectus is   , 2002.

                                TABLE OF CONTENTS

                                                                                         Page
                                                                                         ----
Forward-Looking Statements .............................................................   ii
Certain Terms Used in This Prospectus ..................................................   ii
Prospectus Summary .....................................................................    1
Risk Factors ...........................................................................   15
Principal Equity Investors .............................................................   29
The Recapitalization ...................................................................   30
The Exchange Offer .....................................................................   32
Use of Proceeds ........................................................................   39
Capitalization .........................................................................   40
Unaudited Pro Forma Condensed Consolidated Financial Statements ........................   41
Selected Historical Financial Data .....................................................   46
Management's Discussion and Analysis of Financial Condition and Results of Operations ..   49
Industry ...............................................................................   65
Business ...............................................................................   70
Management .............................................................................   84
Government Regulation ..................................................................   92
Ownership of Equity Interests ..........................................................   98
Certain Relationships and Related Transactions .........................................  101
Description of Senior Credit Facility ..................................................  104
Description of Notes ...................................................................  107
Certain U.S. Federal Tax Considerations ................................................  151
Plan of Distribution ...................................................................  155
Legal Matters ..........................................................................  155
Change in Accountants ..................................................................  155
Independent Certified Public Accountants ...............................................  156
Where You Can Find More Information ....................................................  156
Index to Financial Statements ..........................................................  F-1

                           ___________________________

         The indenture pursuant to which the notes are issued requires us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent public accountants and quarterly reports containing our unaudited condensed consolidated financial statements for the first three quarters of each fiscal year.

         We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable laws. The delivery of this prospectus or the notes offered in this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

         You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes and must obtain any consent, approval or permission required by you for the purchase, offer or sale by you of the new notes under the laws and regulations in force in any jurisdiction to which you are subject or in which you make any purchases, offers or sales, and we will not have any responsibility for your failure to do so.

                           FORWARD-LOOKING STATEMENTS

         All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "plan" or "anticipate" and other similar words. Such forward-looking statements may be contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry" and "Business," among other places. Forward-looking statements include statements concerning:

         .    future results of operations;

         .    future capital expenditures;

         .    environmental conditions and regulations;

         .    plans or intentions relating to acquisitions;

         .    our competitive strengths and weaknesses;

         .    future financing needs;

         .    our business strategy;

         .    general economic conditions;

         . trends that we anticipate in the industries and economies in which we operate;

         .    proposed new products, services or developments; and

         .    any assumptions underlying the foregoing.

         Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are described in this prospectus, including under "Risk Factors."

         We do not intend, and we undertake no obligation, to update any forward-looking statement. Currently known risk factors include, but are not limited to, the factors described in this prospectus in the section "Risk Factors." We urge you to review carefully the section "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the notes.

                      CERTAIN TERMS USED IN THIS PROSPECTUS

         As used in this prospectus, the following terms have the corresponding meanings:

         . "biomass" of a given species means the aggregate weight of fish of spawning age;

         . "by-catch" means the total catch of fish from species other than the species a vessel intended to catch;

         . "community development quota" means the amount of the total allowable catch in the U.S. Bering Sea pollock fishery allocated to six Alaska Community Development Groups;

         . "directed pollock catch" means the total allowable catch of pollock reduced by the by-catch of pollock in other fisheries and the community development quota;

         . "flesh recovery rate" means the percentage of the weight of at-sea processed products, other than fishmeal and roe, relative to the weight of fish harvested;

         . "roe recovery rate" means the percentage of the weight of at-sea processed roe, relative to the weight of fish harvested;

         . "round metric tons" means the weight, measured in metric tons, of the whole fish brought on board the vessel before any processing occurs; and

         . "total allowable catch" means, with respect to a species of fish in a given fishery, the total weight of fish that is legally permitted to be removed from the population during a given period.

                               PROSPECTUS SUMMARY

         This summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that you may consider important in making your investment decision to purchase the notes. The following summary should be read together with the more detailed information, including our consolidated financial statements and the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires, references to "we," "us" and "our" refer to American Seafoods Group LLC and its consolidated subsidiaries.

                                  Our Business

         We are one of the largest integrated seafood companies in the United States. We catch, or harvest, several species of fish; process our catch into a variety of finished fish products, both on board our sophisticated catcher-processor vessels and at our East Coast value added processing facilities; and market our products to a diverse group of customers in North America, Asia and Europe. We primarily harvest pollock, which is the world's highest-volume groundfish harvested for human consumption, and which in 2001 accounted for approximately 85% of our annual catch by volume and in the near future is expected to account for approximately 80-85% of our annual catch by volume. We also harvest and process other species of groundfish, including Pacific whiting (also known as hake), Pacific cod and yellowfin sole. We maintain a global marketing network through our U.S., Japanese and European offices and have developed long-term relationships with a domestic and international customer base. In 2001, we generated revenues of $336.8 million, an increase of 28.5% over revenues of $262.1 million in 2000. Our 2001 EBITDA of $108.7 million represented an increase of 30.3% over our 2000 EBITDA of $83.5 million, and our 2001 net income of $16.3 million represented an increase of 38.2% over our 2000 net income of $11.8 million.

         We harvest pollock primarily in the U.S. Bering Sea pollock fishery. We believe that this fishery is among the world's largest and most conservatively managed fisheries. We benefit from the favorable regulatory system that governs pollock fishing in these waters. Under U.S. federal law, the fishery is subject to total allowable catch limitations, quota allocations among the different sectors of participants in the fishery, and rules that give exclusive harvesting rights to specifically identified vessels, with the result that any potential new competitors face significant barriers to entry. We own and operate seven of the 19 vessels permitted to participate in the catcher-processor sector of the fishery. Each year this sector is allocated 40% of the directed pollock catch and, by the terms of a private fishery cooperative agreement, this percentage is further divided and allocated among the sector's participants. Within the catcher-processor sector, our allocation for pollock is nearly 2.5 times larger than that of any other participant.

         We are the leading harvester and at-sea processor of groundfish in the United States. We own and operate a premier fleet of catcher-processor vessels, which average over 300 feet in length and carry crews of 90-125 persons. We produce a variety of products at sea, such as pollock roe (fish eggs), surimi (a fish protein paste used in products such as imitation lobster and crabmeat), fillet blocks, headed and gutted fish and fishmeal. We conduct further processing operations at our 212,000 square-foot facility in New Bedford, Massachusetts, where we manufacture products such as breaded seafood portions, fish sticks and fillets. Although our various non-harvesting operations contributed approximately 12.4% of our total revenues in 2001, they did not constitute a meaningful portion of our profitability.

                                Industry Overview

         Fish Demand and Supply. Approximately three-quarters of worldwide seafood production is used for human consumption. Over the last several decades, global seafood production has grown significantly, from approximately 18.0 million metric tons in 1950 to approximately 126.2 million metric tons in 1999. The Food and Agriculture Organization of the United Nations forecasts that seafood production will continue to increase, resulting in large part from increasing world population and continued economic growth in developing countries.

         Whitefish, an important table-fare product worldwide, accounted for approximately 17.2 million metric tons of production in 1999. The whitefish category includes groundfish (such as pollock, cod and whiting), flatfish (such as sole), and the redfish, bass and conger species groups. Groundfish comprised approximately 9.4 million metric tons of production in 1999. Pollock, the species representing the significant majority of our harvest, is the most abundant whitefish and groundfish species in the world, and in 1999 accounted for approximately 3.4 million metric tons of production.

         World groundfish supply has been on a downward trend since 1997, due primarily to a steep decline in pollock stocks in Russia, Japan and Korea, which we believe is attributable to overfishing. Global cod stocks, which represented approximately 16% of the global groundfish catch in 1999, have dropped considerably over the last two decades. This is due primarily to the precipitous decline since the 1970s of Atlantic cod, the largest component of world cod stocks. We believe this decrease in cod supply led to a spike in cod pricing in the early 1990s and the conversion of most fillet customers to lower-priced, relatively more abundant pollock as a primary source of groundfish.

         U.S. Bering Sea Pollock Fishery. We participate primarily in the U.S. Bering Sea pollock fishery, which we believe is regarded as one of the healthiest and most responsibly managed fisheries in the world. In contrast to the general world trend of declining groundfish supply, the U.S. Bering Sea pollock fishery is generally characterized by abundant fish stocks and conservative management. According to the National Marine Fisheries Service, approximately 35% of this fishery's 2002 pollock biomass could be harvested without causing overfishing to occur. The federal government typically sets harvest limits in the 10% to 20% range, substantially below the levels the National Marine Fisheries Service views as sustainable.

         We believe that the U.S. Bering Sea pollock fishery is in a healthier and more stable condition than other groundfish fisheries. For example, the Russian pollock catch in the Sea of Okhotsk has fallen dramatically in recent years, with a total allowable catch of 430,000 metric tons in 2002. The total pollock catch in Russian waters declined from 3.2 million metric tons in 1988 to
1.3 million metric tons in 2001, with a total allowable catch of only 930,000 metric tons in 2002. The U.S. Bering Sea pollock fishery, on the other hand, has grown from a total allowable catch of 992,000 metric tons in 1999 to 1,485,000 metric tons in 2002. We believe that aggregate world groundfish harvests have declined in recent years. Because the U.S. Bering Sea pollock catch has grown during this period, we believe the U.S. Bering Sea pollock harvest has increased as a percentage of the aggregate world groundfish harvest. We expect this trend to continue in the next several years.

         The stable nature of the U.S. Bering Sea pollock fishery is partly a function of the regulatory and cooperative structure that governs its activities. The American Fisheries Act specifically identifies the catcher-processor vessels that are eligible to participate in the fishery, prohibits the entry of additional vessels and prohibits any single entity from harvesting more than 17.5% of the annual directed pollock catch. The American Fisheries Act specifies how pollock is allocated annually among the various sectors of the U.S. Bering Sea pollock fishery. Further, by restricting participation in the U.S. Bering Sea pollock fishery, the American Fisheries Act facilitates the existence and operation of the Pollock Conservation Cooperative, comprised of the seven companies that own the catcher-processors named in the statute. Under the cooperative agreement, each member is annually assigned a fixed portion of the annual directed pollock catch, which represents the total allowable catch that is allocated to the catcher-processor sector.

         The 2002 allocations to each sector, and the portion of the catcher-processor sector's allocation that is assigned to us, are illustrated below:

                                    [GRAPHIC]

         The participants in the U.S. Bering Sea pollock fishery include:

         . Catcher-processors, such as the vessels we own, that harvest and process fish into products, such as roe, fillets and surimi, within hours of catching them, and which operate offshore.

         . Catcher-vessels that harvest and deliver fish to catcher-processors, motherships and inshore processors for processing.

         . Motherships that are solely at-sea processors, relying on catcher-vessels to harvest and deliver fish to them.

         . Inshore processors that operate onshore or fixed-location processing facilities, relying on catcher-vessels to harvest and deliver fish to them.

         . Six Alaska Community Development Groups that sell or lease their community development quota to other participants, including us.

         In 2000 and 2001, through our 16.8% allocation of the directed pollock catch under our cooperative agreements, and our purchases of 0.7% of the directed pollock catch from other vessels in our fishery, we harvested 17.5% of the directed pollock catch. We supplemented this harvest in 2000 and 2001 by purchasing 15.3% and 28.0%, respectively of the community development quota from the Alaska Community Development Groups with which we have developed relationships, of which two are equity investors in our company. Purchases from Alaska Community Development Groups do not count against the 17.5% harvest limitation.

         Product Pricing. Pollock is used primarily in the production of roe, surimi and fillets. Each of these products has different pricing characteristics. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness of the roe and the maturity of the fish caught. Catcher-processors are more likely to produce higher quality roe because they process the fish within hours of being caught, rather than several days later as is the case with inshore processors. In addition, roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carryover, because roe is consumed almost exclusively in Japan. The U.S. Bering Sea pollock fishery commonly produces the highest quality roe.

         The prices of surimi and fillets are influenced primarily by expected production in the pollock fisheries, and other factors such as carryover inventories and changes in demand. Because surimi and fillet blocks often are composed of the same raw material, the demand for one product can influence the price of the other. Surimi and fillet blocks are also produced utilizing species of fish other than pollock, such that the expected production of those species can also affect surimi pricing. Demand for fillet blocks in Europe can shift due to changing demand between different types of fillet products, also influencing the prices of those products. Surimi and fillet blocks are often supplied by both the Russian and U.S. Bering Sea pollock fisheries.

                              Competitive Strengths

         Abundant, Stable Fishery. Our harvesting operations predominantly target the U.S. Bering Sea pollock fishery, which we believe is regarded as one of the healthiest and most responsibly managed fisheries in the world. According to the North Pacific Fishery Management Council, stocks of pollock in the U.S. Bering Sea have not been overfished in recent years. The biomass for U.S. pollock stocks has grown from 9.3 million metric tons in 1998 to 9.8 million metric tons in 2002. In contrast, the Russian pollock fishery, our primary competing fishery, has experienced in recent years significant declines in its biomass and total catch.

         The total allowable catch for pollock in the U.S. Bering Sea pollock fishery has grown from 992,000 metric tons in 1999 to 1,485,000 metric tons in 2002. Under federal law, the National Marine Fisheries Service is directed to set the total allowable catch at a level which ensures a healthy, abundant resource. According to recent data obtained from the National Marine Fisheries Service, we expect the U.S. pollock biomass to remain relatively stable, and we believe that the total allowable catch in our primary fishery will not fluctuate significantly for the next several years. We believe this will afford us an advantage over our competitors who harvest pollock and other groundfish in other fisheries.

         Attractive Regulatory Environment; Barriers to Entry. We operate within a favorable statutory and regulatory environment. The U.S. Congress in October 1998 enacted the American Fisheries Act, which provides us with the following key competitive benefits:

         . It ensures the catcher-processor sector, in which we operate, a fixed percentage of the total allowable catch.

         . It creates a significant barrier to entry for any potential competitor by: (1) limiting participation in the catcher-processor sector of our fishery to 19 specifically named vessels, and one other vessel, of which we own seven; (2) prohibiting the entry of additional large vessels into any U.S. fishery; and (3) limiting foreign ownership of fishing vessels to not more than 25%.

         . It has facilitated the formation of the Pollock Conservation Cooperative, a fishery cooperative formed by private contract by all of the owners of the pollock catcher-processors in the U.S. Bering Sea pollock fishery, which allocates among its members the portion of the directed pollock catch assigned to the catcher-processor sector and provides us the largest such allocation.

         Efficient Large-Scale Operator. As one of the largest integrated seafood companies in the United States, we believe that the scale and efficiency of our harvesting and processing operations, combined with the breadth of our marketing activities, give us substantial competitive advantages. We own and operate seven catcher-processors in the offshore sector. Our fleet is the largest fleet of catcher-processors in the U.S. Bering Sea pollock fishery, and in 2001, four of our vessels were among the fishery's top five catcher-processors in terms of metric tons harvested. Each of our catcher-processors is a floating factory, averaging in excess of 300 feet in length and carrying a 90-125 person crew. Six of our seven catcher-processors are capable of producing between 110 and 150 metric tons of frozen finished product daily and have flexible manufacturing platforms that enable them to operate both fillet and surimi production lines, giving us the ability to readily shift production based on current market demand. As a result of capital improvements to our vessels over the last five years and a favorable regulatory environment, we have been able to improve our average pollock flesh recovery rate from approximately 17% in 1997 to approximately 25% in 2001. In addition, we believe that our size enables us to negotiate more favorable transportation rates and fuel contracts.

         Strong Customer Relationships and Distribution Network. We have established long-standing relationships with many customers worldwide. Our customer base includes industrial importers, foodservice distributors, food retailers, trading companies, restaurant chains and reprocessing companies. We have achieved close relationships with major Japanese end-users. In the United States, we have established long-term customer relationships, including multi-year or multi-season supply contracts with some of the largest U.S. pollock deepskin/block customers. As a result of our worldwide operating scale, we believe we have formed good relationships with major global transporters and distributors. Our logistics team continually evaluates shipping and storage alternatives in an effort to maintain the most cost-efficient and reliable logistical system available.

         Experienced Management Team with Significant Equity Interest. Our executive management team has extensive experience in fishing and related industries. We are led by Bernt O. Bodal, our Chairman and CEO, who has worked in the fishing industry for over 25 years. Our senior management team also includes Michael Hyde and Jeffrey Davis who, together with Mr. Bodal, average more than 20 years of industry experience. In addition to these executives, we have an experienced group of operational managers and key crew throughout our organization. Our directors and officers as a group beneficially owned 18.9% of the total equity interests in our company as of May 1, 2002 (which would be 16.8% upon the transfer and exercise of the Norway Seafoods AS warrant; see "Ownership of Equity Interests").

                                Business Strategy

         Over the past decade, we have become one of the largest integrated seafood companies in the United States. Today we are committed to building on our existing harvesting, processing and marketing platforms. The primary components of our business strategy include the following:

         Maximize Pollock Revenues. Our pollock harvesting and at-sea processing operations provide a significant majority of our revenues. There are three main elements to our strategy of maximizing pollock revenues:

         . Maximize access to pollock resources. Over the last two years, we have increased our share of the total allowable catch in the U.S. Bering Sea pollock fishery by approximately 15%, largely through increasing our purchases from Alaska Community Development Groups from 5.0%, in 1999 to 28.0%, in 2001, of the community development quota. We will continue working to maximize our share of the total allowable catch within the applicable regulatory framework.

         . Continually improve recovery rates. We plan to continue initiatives to enhance recovery rates by optimizing our vessel production platforms. From 1997 through 2001, we increased flesh recovery rates for pollock by over 40%. Our flesh recovery rates decreased from 24.4% for the first quarter of 2001 to 22.2% for the first quarter or 2002, largely due to an earlier spawn of the fish in 2002.

         . Optimize product mix. We will pursue our ongoing efforts to improve revenues by optimizing product mix based on global demand and pricing. Each of our vessels is staffed with production managers who coordinate continuously with our marketing department to schedule production that optimizes product mix and quality.

         Expand Our Non-Pollock Harvest. Although we generate most of our revenue from pollock-based products, we currently participate in a number of other fisheries, such as those for Pacific cod, Pacific whiting and yellowfin sole. We plan to continue opportunistically expanding our operations in these and other fisheries. For example, we recently reconfigured one of our catcher-processors to more aggressively target yellowfin sole, a species we have historically harvested with three of our catcher-processors during the downtime between the two annual pollock seasons.

         Leverage Global Marketing Network. We are currently expanding our presence in worldwide seafood markets, with a particular focus on the Asian and European markets, to increase and diversify our customer base and global seafood market share. We have expanded our Japanese office in an effort to increase direct distribution to end-users and to gain an entryway into growing markets such as Korea and China. We expect that over time, increasing local market presence in Asia will help create price stability through long-term contracts, improve production planning, strengthen customer relationships and provide us with marketing and sales advantages. Additionally, we believe that a strong local market presence will provide us with an opportunity to introduce new species and product forms into the Asian market and enhance relationships with distributors in Japan. Seafood sales to customers in Asia, including Japan, increased from $100.7 million, or 41.8% of total revenues, in 1999 to $177.2 million, or 52.6% of total revenues, in 2001. In 2001, we established a sales office in Denmark to serve the growing European market for pollock block, which in the past has been supplied primarily with Russian pollock. As Russian pollock stocks and harvests decrease, we believe that our access to U.S. pollock resources will provide us with a competitive advantage in implementing our strategy to increase our presence in Europe. Seafood sales to customers in Europe increased from $5.2 million, or 2.1% of total revenues, in 1999 to $42.2 million, or 12.5% of total revenues, in 2001.

         Develop Additional Distribution Channels. In light of our reliable access to fish resources, we will continue to evaluate opportunities to develop further distribution channels for our core pollock products, as well as products from other species. Our recent upgrade of our New Bedford, Massachusetts plant is an example of this approach. This plant now includes a state-of-the-art wet fish processing facility that allows us to handle both pollock and higher-value species. We market value added products to more than 400 wholesale and retail customers worldwide.

                         Our Principal Equity Investors

         Our controlling equity owner, Centre Partners Management LLC and its affiliates, or Centre Partners, beneficially owned 48.3% of our company as of May 1, 2002, and is the general partner of American Seafoods, L.P. with authority to control our business. Centre Partners is a private equity investor that currently manages over $800 million of capital and, through its affiliated funds, has invested more than $2 billion of equity in over 50 transactions since 1986. Centre Partners, which has offices in New York and Los Angeles, is comprised of 14 investment professionals.

         Coastal Villages Pollock LLC, or Coastal Villages, beneficially owned 20.5% of our company as of May 1, 2002. Coastal Villages Region Fund, the parent of Coastal Villages, is one of six Alaska Community Development Groups formed pursuant to federal law to facilitate investment by western Alaskan native communities in North Pacific fisheries. Coastal Villages Region Fund manages the community development quota program on behalf of its 20 member communities, and invests in various companies participating in U.S. fisheries.

         Our directors and officers as a group beneficially owned 18.9% of our company as of May 1, 2002.

         The beneficial ownership of our equity by Centre Partners, Coastal Villages and our directors and officers as a group would be 42.8%, 18.2% and 16.8%, respectively, upon the transfer and exercise of the Norway Seafoods warrant, which we understand is likely to occur following the exchange offer. See "Ownership of Equity Interests."

                              The Recapitalization

         On April 18, 2002, we completed a private offering of $175,000,000 principal amount of 10 1/8% Senior Subordinated Notes due 2010. The offering of the old notes was part of a recapitalization involving our company and certain of our affiliates. Concurrently with the offering of the old notes, we entered into a new senior credit facility, which is more fully described under the caption "Description of Senior Credit Facility." As part of the recapitalization, we used the proceeds of the offering of the old notes, together with borrowings of $325.9 million under our new senior credit facility, to:

         .     Repay all outstanding debt under our existing credit facilities.

         . Repay all amounts outstanding (including accrued interest), under two senior subordinated promissory notes issued by our affiliates, ASC, Inc. and American Seafoods Holdings LLC, to Norway Seafoods.

         .     Pay related fees and expenses.

         . Distribute the remainder of the borrowed amounts to our equityholders.

In addition, we distributed to our equityholders any cash on hand on April 4, 2002 plus cash generated from our operations from April 4, 2002 to April 18, 2002. As a result, the aggregate amount of cash distributed to our majority equityholder, American Seafoods Consolidated LLC, for distribution to the equityholders of its parent, was approximately $203.8 million.

         In connection with the recapitalization, we distributed all of our 60% interest in Pacific Longline Company LLC, which is the owner and operator of three freezer longliner vessels that harvest Pacific cod in the U.S. Bering Sea, to our equityholder American Seafoods Holdings LLC. As a result, these cod harvesting activities are no longer part of our operations.

         Centre Partners is currently negotiating with Mr. Bodal, our Chairman and Chief Executive Officer, other members of management and Coastal Villages, one of our current securityholders, to sell up to one-half of its equity interest in us. Centre Partners would remain the general partner of American Seafoods, L.P. and would accordingly continue to control us, after any such transaction.

         For more information on the recapitalization, see "The
Recapitalization."

                          ____________________________

         American Seafoods Group LLC is a limited liability company that was organized in Delaware in 2000. American Seafoods, Inc. was incorporated in Delaware in 2002. American Seafoods, Inc. is a co-obligor under the notes and was formed to facilitate the offering of the notes. American Seafoods, Inc. has no assets and conducts no operations. Our principal executive offices are located at Suite 1200, Market Place Tower, 2025 First Avenue, Seattle, Washington 98121, and our telephone number is (206) 374-1515. Our World Wide Web address is www.americanseafoods.com. Our Web site and the information contained on it are not a part of this prospectus.

                     Summary of Terms of the Exchange Offer

         On April 18, 2002, we completed a private offering of $175,000,000 principal amount of 10 1/8% Senior Subordinated Notes due 2010. In this prospectus, we refer to (1) the notes sold in that original offering as the old notes, (2) the notes offered hereby in exchange for the old notes as the new notes, and (3) the old notes and the new notes together as the notes.

The Exchange Offer ..................   You may exchange old notes for new
                                        notes.

Resale of New Notes .................   We believe the new notes that will be
                                        issued in this exchange offer may be
                                        resold by most investors without
                                        compliance with the registration and
                                        prospectus delivery provisions of the
                                        Securities Act, subject to certain
                                        conditions. You should read the
                                        discussion under the heading "The
                                        Exchange Offer" for further information
                                        regarding the exchange offer and resale
                                        of the new notes.

Exchange and Registration Rights
Agreement ...........................   We have undertaken this exchange offer
                                        pursuant to the terms of an exchange and registration rights agreement entered into with the initial purchasers of the old notes. See "The Exchange Offer" and
                                        "Description of Notes--Registration
                                        Rights; Liquidated Damages."

Consequence of Failure to
Exchange Old Notes ..................   You will continue to hold old notes that
                                        remain subject to their existing
                                        transfer restrictions if:

                                           .  you do not tender your old notes;
                                              or

                                           .  you tender your old notes and they
                                              are not accepted for exchange.

                                        Subject to certain limited exceptions,
                                        we will have no obligation to register
                                        the old notes after we consummate the
                                        exchange offer. See "The Exchange
                                        Offer--Terms of the Exchange Offer" and
                                        "--Consequences of Failure to Exchange."

Expiration Date .....................   The exchange offer will expire at 5:00
                                        p.m., New York City time on      , 2002,
                                        unless we extend it, in which case
                                        "expiration date" means the latest date
                                        and time to which the exchange offer is
                                        extended.

Interest on the New Notes ...........   The new notes will accrue interest at a
                                        rate of 10 1/8% per annum from the last
                                        interest payment date on which interest
                                        has been paid on the old notes or, if no interest has been paid on such old notes, from the issue date of the old notes. No additional interest will be paid on old notes tendered and accepted for exchange.

Condition to the Exchange Offer .....   The exchange offer is subject to certain
                                        customary conditions which we may waive.
                                        See "The Exchange Offer--Conditions."

Procedures for Tendering
Old Notes ...........................   If you wish to accept the exchange
                                        offer, you must submit required
                                        documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures) all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See "The Exchange Offer--

                                        Procedures for Tendering," "--Book-Entry
                                        Transfer," "--Exchanging Book-Entry
                                        Notes" and "--Guaranteed Delivery
                                        Procedures."

Guaranteed Delivery Procedures ......   If you wish to tender your old notes,
                                        but cannot properly do so prior to the
                                        expiration date, you may tender your old notes according to the guaranteed delivery procedures described in "The
                                        Exchange Offer--Guaranteed Delivery
                                        Procedures."

Withdrawal Rights ...................   Tenders of old notes may be withdrawn at
                                        any time prior to 5:00 p.m., New York
                                        City time, on the expiration date. To
                                        withdraw a tender of old notes, a
                                        written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus under "The Exchange
                                        Offer--Exchange Agent" prior to 5:00
                                        p.m., New York City time, on the
                                        expiration date.

Acceptance of Old Notes and
Delivery of New Notes ...............   Subject to certain conditions, any and
                                        all old notes that are validly tendered
                                        in the exchange offer prior to 5:00
                                        p.m., New York City time, on the
                                        expiration date will be accepted for
                                        exchange. The new notes issued pursuant
                                        to the exchange offer will be delivered
                                        as soon as practicable following the
                                        expiration date. See "The Exchange
                                        Offer--Terms of the Exchange Offer."

Certain U.S. Tax Considerations .....   We believe that the exchange of the old
                                        notes for new notes should not
                                        constitute a taxable exchange for U.S.
                                        federal income tax purposes. See
                                        "Certain U.S. Federal Tax
                                        Considerations."

Exchange Agent ......................   Wells Fargo Bank Minnesota, National
                                        Association is serving as the exchange
                                        agent.

                      Summary of the Terms of the New Notes

         The terms of the new notes are identical to the terms of the old notes except that the new notes:

         . are registered under the Securities Act, and therefore will not contain restrictions on transfer;

         .    will not contain provisions relating to additional interest;

         .    will bear a different CUSIP number from the old notes; and

         .    will not entitle their holders to registration rights.

Issuers ..............................  American Seafoods Group LLC and American
                                        Seafoods, Inc., its wholly-owned
                                        corporate subsidiary.

Maturity .............................  April 15, 2010.

Interest Payment Dates ...............  April 15 and October 15 of each year, commencing on October 15, 2002.

Optional Redemption ..................  The notes may be redeemed, in whole or in part, after April 15, 2006, at the
                                        redemption prices described in this
                                        prospectus, plus accrued interest. See
                                        "Description of Notes--Optional
                                        Redemption."

                                        In addition, at any time before April
                                        15, 2005, we may redeem up to 35% of the aggregate principal amount of the notes at the redemption price described in this prospectus using the net cash proceeds of certain equity offerings. However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes originally issued remains outstanding after such redemption. See "Description of Notes--Optional Redemption."

Mandatory Offer to Repurchase ........  If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices listed in the section "Description of Notes--Repurchase at the Option of Holders."

Ranking ..............................  The notes will be unsecured senior subordinated debt. Accordingly, they
                                        will rank:

                                        .  behind all of our existing and future
                                           senior debt;

                                        .  equally with all of our future
                                           unsecured senior subordinated debt
                                           that does not expressly provide that
                                           it is subordinated to the notes; and

                                        .  ahead of any of our future debt that
                                           expressly provides that it is
                                           subordinated to the notes.

                                        Assuming we had completed the
                                        recapitalization and related financing
                                        transactions including the offering of
                                        the old notes on March 31, 2002, the old notes would have been subordinated to approximately $332.2 million of our senior debt, $325.9 million of which would have represented borrowings under our new senior credit facility.

Note Guarantees ......................  The notes will be guaranteed on a senior subordinated basis by each of our
                                        existing domestic subsidiaries and
                                        future wholly-owned domestic
                                        subsidiaries. The guarantees will rank
                                        behind all existing and future senior
                                        debt of the subsidiary guarantors,
                                        equally with all future unsecured senior subordinated debt of subsidiary guarantors that does not expressly provide that it is subordinated to the guarantees and ahead of all future debt of subsidiary guarantors that expressly provides that it is subordinated to the guarantees.

                                        Assuming we had completed the
                                        recapitalization and related financing
                                        transactions including the offering of
                                        the old notes on March 31, 2002, the
                                        subsidiary guarantees would have been
                                        subordinated to approximately $332.2
                                        million of senior debt of our subsidiary guarantors, $325.9 million of which would have represented guarantees of borrowings under our new senior credit facility.

Certain Covenants ....................  We will issue the notes under an indenture which will, among other
                                        things, limit our ability and the
                                        ability of our restricted subsidiaries
                                        to:

                                        .  incur more debt or sell preferred
                                           stock;

                                        .  create certain liens and use assets
                                           as security in other transactions;

                                        .  pay dividends on, or redeem or
                                           repurchase, stock;

                                        .  make certain types of investments;

                                        .  sell stock in our restricted
                                           subsidiaries;

                                        .  in the case of our restricted
                                           subsidiaries, restrict certain kinds
                                           of dividends or other payments to us;

                                        .  enter into certain transactions with
                                           affiliates;

                                        .  issue guarantees of debt; and

                                        .  sell certain assets or merge with
                                           other companies.

                                        In addition, the indenture will, among
                                        other things, require us to provide
                                        reports to holders of the notes.

                                        These covenants are subject to a number
                                        of important exceptions, limitations and qualifications that are described under "Description of Notes."

                                  Risk Factors

         You should carefully consider all of the information contained in this prospectus, including the discussion under the caption "Risk Factors" regarding specific risks involved in an investment in the notes.

                       Summary Consolidated Financial Data

         The following summary historical consolidated financial data for American Seafoods Group LLC as of December 31, 2000 and for the period January 28 through December 31, 2000 and as of and for the year ended December 31, 2001 and for the Predecessor Business as of and for the year ended December 31, 1999 and the period January 1 through January 27, 2000 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. We use the term "Predecessor Business" to refer to the assets and operations of the businesses purchased by our ultimate parent American Seafoods, L.P. on January 28, 2000. See Note 1 to our audited consolidated financial statements. The summary historical consolidated financial data for American Seafoods Group LLC as of March 31, 2002 and for the three months ended March 31, 2001 and the three months ended March 31, 2002 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Such unaudited condensed consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates. The unaudited condensed consolidated financial statements do not purport to project our balance sheet data or our results of operations for any future date or for any future period.

         We were acquired in a transaction accounted for as a purchase on January 28, 2000. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on that date. We also changed our method of accounting for major scheduled vessel maintenance and accounting for derivative instruments, effective with the acquisition. For the period from January 28, 2000 through December 31, 2000 and for the year ended December 31, 2001, all goodwill and debt resulting from the acquisition have been recorded in the financial statements of American Seafoods Group LLC. The financial statements for the year ended December 31, 1999 and the period from January 1, 2000 through January 27, 2000 represent the combined operations of the predecessor businesses purchased as part of the acquisition. Accordingly, the consolidated financial statements for American Seafoods Group LLC for periods subsequent to the acquisition are not comparable to the predecessor business financial statements presented for prior periods.

         The pro forma condensed consolidated balance sheet data is unaudited and gives effect to the recapitalization, including (1) the distribution by American Seafoods Group LLC of its interest in Pacific Longline Company LLC to American Seafoods Holdings LLC and (2) the financing transactions described under "The Recapitalization" and the application of the proceeds therefrom, as if all these transactions had occurred on March 31, 2002. The pro forma condensed consolidated statement of operations data is unaudited and gives effect to the recapitalization, including (1) the distribution by American Seafoods Group LLC of its interest in Pacific Longline Company LLC to American Seafoods Holdings LLC and (2) the financing transactions described under "The Recapitalization" and the application of the proceeds therefrom, as if all these transactions had been consummated on January 1, 2001.

         The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Financial Data," and our consolidated financial statements and related notes included elsewhere in this prospectus.

         Operational data, other than total allowable catch, is from our production and inventory systems. Operational data is unaudited.

                              Predecessor Business                          American Seafoods Group LLC
                             ---------------------- --------------------------------------------------------------------------------
                                                                                                                Pro Forma
                                                                                   Three        Three    ---------------------------
                                          January 1    January 28                  Months       Months                  Three Months
                             Year Ended    through      through     Year Ended     Ended        Ended     Year Ended       Ended
                              December     January      December     December     March 31,    March 31,  December 31,    March 31,
                              31, 1999     27, 2000     31, 2000     31, 2001       2001         2002         2001          2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     (dollars in thousands)
Statement of Operations
   Data:
Seafood sales .............. $ 236,773     $   9,586   $ 250,748     $333,377       $111,712    $  83,636    $329,219     $  83,180
Other ......................     3,942           133       1,598        3,462            221          221       3,462           221
                             ---------     ---------   ---------     --------       --------    ---------    --------     ---------
      Total revenue ........   240,715         9,719     252,346      336,839        111,933       83,857     332,681        83,401
Cost of sales ..............   151,369        11,672     151,976      209,600         56,767       42,583     206,047        42,012
                             ---------     ---------   ---------     --------       --------    ---------    --------     ---------
      Gross profit .........    89,346        (1,953)    100,370      127,239         55,166       41,274     126,634        41,389
Selling, general and
   administrative expenses..    35,683         2,011      35,342       59,855         12,978       12,827      59,096        12,367
Amortization of
   cooperative rights and
   intangibles, goodwill
   and depreciation of
   other assets ............     4,484           370      35,170       33,877          8,985        1,713      33,811         1,699
                             ---------     ---------   ---------     --------       --------    ---------    --------     ---------
      Operating profit .....    49,179        (4,334)     29,858       33,507         33,203       26,734      33,727        27,323
Other income (expense): ....
   Interest expense, net ...   (15,547)       (4,252)    (38,259)     (34,872)        (9,829)      (7,382)    (46,340)      (12,151)
   Foreign exchange gains
      (losses), net ........   (23,880)       10,381      19,081       17,650          4,241          935      17,650           935
   Other ...................       171            33          57         (180)          (122)          --        (180)           32
   Minority interest .......        --            --          --          171              -          297          --            --
                             ---------     ---------   ---------     --------       --------    ---------    --------     ---------
      Total other income
        (expense) ..........   (39,256)        6,162     (19,121)     (17,231)        (5,710)      (6,150)    (28,870)      (11,184)
                             ---------     ---------   ---------     --------       --------    ---------    --------     ---------
      Income before income
        taxes ..............     9,923         1,828      10,737       16,276         27,493       20,584       4,857        16,139
Income tax (benefit)
   provision ...............     3,661           638         144          (13)            (1)          29         (13)           29
                             ---------     ---------   ---------     --------       --------    ---------    --------     ---------
      Net income ........... $   6,262     $   1,190   $  10,593     $ 16,289       $ 27,494    $  20,555    $  4,870     $  16,110
                             =========     =========   =========     ========       ========    =========    ========     =========

Other Financial Data:

Depreciation and
   amortization ............ $  21,652     $   1,729   $  57,213     $ 68,333       $ 17,137    $   6,306    $ 67,866     $   6,215
Capital expenditures .......     6,506           626       7,363        9,171          2,791        1,697       9,005         1,527
Cash flows from operating
   activities ..............    18,510        20,685      43,098       84,096         23,185       16,179      75,628        16,895
Cash flows from investing
   activities ..............       255          (626)   (274,576)     (13,706)        (2,446)      (1,588)    (10,058)       (1,418)
Cash flows from financing
   activities ..............   (18,752)       (4,973)    235,848      (72,487)       (11,945)     (10,188)     (3,370)      (10,188)
EBITDA(1) ..................    60,234        (2,572)     86,024      108,708         47,146       34,131     108,290        34,364
Adjusted EBITDA(2) .........        --            --          --      109,573         47,146       34,131     109,155        34,364
Ratio of Adjusted EBITDA
   to interest expense .....        --            --          --           --             --           --        2.36x           --
Ratio of total debt to
   Adjusted EBITDA .........        --            --          --           --             --           --        4.65x           --

                                                          Year Ended December 31,                       Pro Forma
                                                    ------------------------------------
                                                                                            March 31,    March 31,
                                                      1999         2000          2001         2002          2002
                                                    --------    -----------   ----------   -----------  -----------
                                                     (dollars in thousands, except per
                                                            metric ton amounts)
Operational Data:
Pollock total allowable catch (in thousands of
   metric tons) ...................................      992         1,139        1,400
Company pollock catch (in thousands of metric
   tons) ..........................................      156           189          254
Pollock flesh recovery rate .......................     21.3%         22.0%        24.5%
Pollock roe recovery rate .........................      4.3%          3.9%         4.8%
Production value per metric ton of pollock
   harvested(3) ...................................  $ 760.4      $  849.8     $  958.0

Balance Sheet Data (at the end of the period):
Cash and cash equivalents .........................  $   964      $  4,370     $  2,273     $   6,676    $   6,752
Working capital(4) ................................  (31,746)        6,384       11,911        31,690       58,825
Property, vessels and equipment ...................  224,566       267,868      254,337       247,174      236,475
Cooperative rights and goodwill, net ..............    4,357       151,771      122,608       121,671      120,290
Total assets ......................................  321,746       524,252      516,847       535,662      542,521
Total debt ........................................  230,497       369,072      326,499       319,857      507,166
Equity (deficit) ..................................   (1,948)      132,392      154,887       173,759       (2,919)


(1) EBITDA is defined as net income before net interest expense, income tax (benefit) provision, depreciation, amortization, unrealized foreign exchange (gains) losses, net and non-cash equity-based compensation expenses. The following table shows how we derive EBITDA:

                         Predecessor Business                      American Seafoods Group LLC
                        ---------------------- -----------------------------------------------------------------------
                                                                                                   Pro Forma
                                                                                              ------------------------
                                                                                                            Three
                           Year     January 1    January       Year      Three Months Ended                 Months
                          Ended      through    28 through    Ended            March 31,      Year Ended    Ended
                         December    January     December    December                        December 31,  March 31,
                         31, 1999    27, 2000    31, 2000    31, 2001     2001        2002      2001         2002
                        ----------  ---------- ------------ ----------  --------   ---------  ---------  -------------
Net income.............. $  6,262    $  1,190    $ 10,593    $ 16,289   $27,494    $20,555    $  4,870     $16,110
Interest expense, net...   15,547       4,252      38,259      34,872     9,829      7,382      46,340      12,151
Income tax (benefit)
  provision.............    3,661         638         144         (13)       (1)        29         (13)         29
Depreciation and
  amortization .........   21,652       1,729      57,213      68,333    17,137      6,306      67,866       6,215
Unrealized foreign
  exchange (gains)
  losses, net ..........   13,112     (10,381)    (20,185)    (12,976)   (8,321)      (757)    (12,976)       (757)
Non-cash equity-based
  compensation
  expenses .............       --          --          --       2,203     1,008        616       2,203         616
                         --------    --------    --------    --------   -------    -------    --------     -------

EBITDA ................. $ 60,234    ($ 2,572)   $ 86,024    $108,708   $47,146    $34,131    $108,290     $34,364
                         ========    ========    ========    ========   =======    =======    ========     =======

     EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles in the United States, or GAAP. We include EBITDA because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP) as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA presented by us may not be comparable to EBITDA as reported by other companies. See our consolidated financial statements and related notes and our management's discussion and analysis elsewhere in this prospectus.
(2) Adjusted EBITDA is defined as EBITDA after adjusting it for what we believe to be is a non-recurring event. The adjustment reflects the add-back of a valuation allowance that we recorded in 2001. The valuation allowance relates to a receivable of approximately $1.7 million from one of our insurance providers, which filed for bankruptcy in March 2001. As a result of such bankruptcy, we expect to collect only approximately half of this receivable. We made the cash payments which relate to this receivable in 2001. We believe the disclosing of Adjusted EBITDA helps investors more meaningfully evaluate our ability to service indebtedness. However, we urge investors to carefully review the GAAP financial information included in this prospectus.

                                                                     Pro Forma
                                                     Year Ended      Year Ended
                                                     December 31,   December 31,
                                                        2001            2001
                                                    -------------- -------------
                                                      (dollars in thousands)
      EBITDA .....................................  $  108,708     $    108,290
      Adjustment to EBITDA:
         HIH Insurance bankruptcy reserve ........         865              865
                                                    ----------     ------------

         Adjusted EBITDA .........................  $  109,573     $    109,155
                                                    ==========     ============

(3) Production value is calculated by multiplying the average annual finished product price by the annual finished product volume.
(4) Working capital is defined as total current assets (excluding current unrealized gain on derivatives) less current liabilities (excluding current unrealized loss on derivatives).

                                  RISK FACTORS

     Before you invest in the notes, you should carefully consider the following factors in addition to the other information contained in this prospectus.

                           Risks Relating to the Notes

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be adversely affected.

     We will only issue new notes in exchange for old notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register old notes under the Securities Act.

     After the exchange offer is consummated, if you continue to hold any old notes, you may have trouble selling them because there will be fewer old notes of such series outstanding. In addition, if a large number of old notes are not tendered or are tendered improperly, the limited amount of new notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our financial obligations, including making payments on the notes.

     We have now, and will continue to have after this exchange offer, a significant amount of debt. As of March 31, 2002, giving effect to the recapitalization and the related financing transactions, we would have had $507.1 million of total consolidated debt. After giving effect to the recapitalization and related financing transactions as if they had occurred at January 1, 2001, as of December 31, 2001, our ratio of Adjusted EBITDA to interest expense for 2001 would have been 2.36 times and our ratio of total debt to Adjusted EBITDA would have been 4.65 times.

     Our significant amount of debt could have important consequences to you. For example, it could:

     . make it more difficult for us to satisfy our obligations to you under the notes and to our lenders under our senior credit facility;

     . require us to dedicate a substantial portion of our cash flow from operations to the payment of interest on our debt, thereby limiting our ability to fund future working capital needs, capital expenditures, acquisitions and other general corporate expenses;

     . limit our ability to obtain additional financing in the future, if we need it, due to applicable financial and restrictive covenants in our existing debt;

     . limit our flexibility to plan for and react to changes in our business and industry;

     . increase our vulnerability to adverse economic and industry conditions; and

     .    place us at a competitive disadvantage to less leveraged competitors.

We may incur substantially more debt, which could further increase the risks associated with our substantial leverage.

     The terms of our senior credit agreement governing our senior credit facility and the indenture governing the notes permit us to incur substantial additional debt, subject to certain limitations. Such additional debt incurred by us could be senior to the notes. Any additional debt incurred by us could increase the risks associated with our substantial leverage.

To service our debt, we will require a significant amount of cash, which may not be available.

     Our ability to make payments on, repay or refinance our debt, including the notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future operating performance is subject to general economic, financial, competitive, legislative and regulatory factors, as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our senior credit facility or otherwise, in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs. If we are unable to generate sufficient cash flow to service our debt requirements, we will be required to refinance our senior credit facility. We cannot assure you that we will be able to refinance any of our debt, including our senior credit facility, on commercially reasonable terms or at all. If we were unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, including:

     .    sales of certain assets to meet our debt service requirements;

     .    sales of equity; and

     .    negotiations with our lenders to restructure the applicable debt.

     Our credit agreement and the indenture governing the notes could restrict our ability to do some of these things.

Your right to receive payments on the notes and the guarantees is junior to all of American Seafoods Group LLC's and our subsidiary guarantors' senior debt.

     The notes and the guarantees will be general unsecured obligations, junior in right of payment to all existing and future senior debt of American Seafoods Group LLC and of each subsidiary guarantor, respectively. As of March 31, 2002, giving effect to the recapitalization and the related financing transactions, American Seafoods Group LLC had $332.2 million of senior debt outstanding and our subsidiary guarantors had $332.2 million of senior debt outstanding. As a result, upon any distributions to creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to American Seafoods Group LLC or its subsidiary guarantors, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the guarantees, as applicable.

     In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us, holders of the notes will participate ratably with all of our general unsecured creditors. However, because the indenture requires that, until all of our senior debt is repaid, amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than our other general unsecured creditors in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors, including the holders of the notes.

     The subordination provisions of the indenture will also provide that, in most circumstances, we may not make payment to you during the continuance of a payment default on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See "Description of Notes--Subordination."

     In addition, the notes will be structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the notes. Under the terms of the indenture relating to the notes, all of our domestic subsidiaries in existence on the date of issuance of the notes, and all future wholly-owned domestic subsidiaries, will guarantee the notes. We have a subsidiary in Japan that will not be a guarantor of the notes. In the future, we may have other foreign subsidiaries, as well as non-wholly-owned domestic subsidiaries, that will also not be guarantors of the notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to the non-guarantor subsidiaries, holders of their debt and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As a holding company, we will depend on our operating subsidiaries for cash to make payments on the notes.

     We are a holding company with no business operations of our own. We do not hold any significant assets other than our direct and indirect interests in our subsidiaries, which conduct all our operations. Although the notes are guaranteed by all of our existing domestic subsidiaries and all of our future wholly-owned domestic subsidiaries, as a result of this holding company structure, American Seafoods Group LLC's ability to meet its debt service obligations, including those under the notes, substantially depends upon earnings of its subsidiaries and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments. Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the notes and other obligations in the form of loans, distributions or otherwise. In addition, our operating subsidiaries' ability to make any such loans, distributions or other payments to us will depend on their earnings, business and tax considerations and legal restrictions.

Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

     In addition to being contractually subordinated to all existing and future senior debt, our obligations under the notes will be unsecured. In contrast, obligations under the senior credit facility will be secured by a significant portion of our assets. In addition, maritime liens, by operation of law, will be secured by the assets. In the future, we may have other debt that will be secured by our assets. If we become insolvent or are liquidated, or if payment under any of our secured debt is accelerated, the lenders will be entitled to exercise the remedies available to secured lenders under applicable law. These lenders will have a claim on all assets securing the debt before the holders of unsecured debt, including the notes.

Covenant restrictions under our senior credit facility and the indenture may limit our ability to operate our business.

     Our senior credit facility and the indenture governing the notes will contain covenants that may adversely impact the holders of the notes and our business, by restricting our ability to finance future operations or capital needs and to engage in other business activities. Our senior credit facility and the indenture limit, among other things, our ability to:

     .    borrow money;

     .    pay dividends or make other distributions;

     .    purchase or redeem equity interests;

     .    make investments;

     .    engage in certain transactions with affiliates;

     .    consummate specified asset sales;

     . effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

     .    create certain liens on our assets.

In addition, our senior credit facility contains specific limits on capital expenditures, and will require us to maintain specified financial ratios and satisfy financial condition tests.

     These covenants may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. In addition, events beyond our control, including changes in general economic and business conditions, may affect our ability to satisfy these covenants. We might not meet those covenants, and the lenders might not waive any failure to meet those covenants. A breach of any of those covenants could result in a default under our senior credit facility and the indenture. If an event of default under our senior credit facility occurred, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. This, in turn, could place us in default under the indenture governing the notes. See "Description of Senior Credit Facility" and "Description of Notes."

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

     Upon a change of control, we are required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. Sufficient funds may not be available at the time of any change of control to make any required repurchases of notes tendered. In addition, the terms of our senior credit facility limit our ability to purchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. As a result, if the holders of the notes exercised their right to require us to repurchase all of the notes upon a change of control, this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we would not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facility or other debt that may be incurred in the future will not allow the repurchases. See "Description of Notes--Repurchase at the Option of Holders."

The notes and subsidiary guarantees may not be enforceable because of fraudulent conveyance laws.

     Our incurrence of debt, such as the notes, as well as our subsidiaries' guarantees, may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our or our subsidiary guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time the issuers or a subsidiary guarantor incurred debt (including debt represented by the notes or the guarantee):

     . the issuers or the subsidiary guarantor incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

     . the issuers or the subsidiary guarantor received less than reasonably equivalent value or fair consideration for incurring this debt and the issuers or the subsidiary guarantor, as the case may be:

          . were insolvent or were rendered insolvent by reason of the related financing transactions;

          . were engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

          . intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then the court could void the notes or the guarantee or subordinate the amounts owing under the notes or the guarantee to presently existing or future debt of the issuers or the subsidiary guarantor or take other actions detrimental to you. In addition, the subsidiary guarantors may be subject to the allegation that since they incurred their guarantees for the benefit of the issuers, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration. A court, if it agreed with that allegation, could declare the guarantees to be unenforceable.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

     . it could not pay its debts or contingent liabilities as they become due;

     . the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation; or

     . the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

     If a note or guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of the issuers or any subsidiary guarantor whose obligation was not set aside or found to be unenforceable.

     We believe that, at the time the issuers and the subsidiary guarantors initially incur the debt represented by the notes and the guarantees, the issuers and the subsidiary guarantors will not be insolvent or rendered insolvent by the incurrence, be lacking sufficient capital to run our businesses effectively, or be unable to pay obligations on the notes and the guarantees as they mature or become due. This belief is based upon our analyses of internal cash flow projections and estimated values of assets and liabilities of the issuers and the subsidiary guarantors. In addition, our belief is based on a limitation to be contained in the subsidiary guarantors' guarantees that limits the guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law. However, a court passing on the same questions might not reach the same conclusions.

Due to our status as a limited liability company, we are uncertain how our ability to meet our obligations under the notes would be affected if we entered bankruptcy.

     American Seafoods Group LLC is a limited liability company organized under the laws of the State of Delaware. Limited liability companies are relatively recent creations not only under the laws of the State of Delaware but also under the laws of other jurisdictions. Generally stated, limited liability companies are intended to provide both the limited liability of the corporate form for their members and certain advantages of partnerships, including "pass-through" income tax treatment for members, and thus have attributes of both corporations and partnerships. Given their recent creation, limited liability companies and their members have been involved in relatively few bankruptcy cases as debtors, and there has been little reported judicial authority addressing bankruptcy issues as they pertain to limited liability companies. Moreover, the existing judicial authority on such issues in bankruptcies of analogous entities (e.g., partnerships) is not well settled. Consequently, the bankruptcy of American Seafoods Group LLC, or the bankruptcy of any of its members or affiliates, may be litigated and decided in the absence of dispositive judicial precedent, and thus, we cannot assure you as to any particular outcome.

The interests of our controlling member could conflict with those of the holders of the notes.

     Centre Partners, through a variety of funds, controls our company. As of May 1, 2002, Centre Partners beneficially owned 48.3% of our company (which would be 42.8% upon the transfer and exercise of the Norway

Seafoods warrant; see "Ownership of Equity Interests"). Under the constitutive agreements of American Seafoods Consolidated LLC and its parent entities, Centre Partners has broad authority to conduct our business and, accordingly, control our company. Centre Partners is currently negotiating with Mr. Bodal, our Chairman and Chief Executive Officer, other members of management and other securityholders in our company to sell up to one-half of its equity interest in us, but will continue to control us as general partner of American Seafoods, L.P., our managing member. Transactions may be pursued that could enhance Centre Partners' investment in our company while involving risks to the interests of the holders of the notes. We cannot assure you that the interests of Centre Partners will not conflict with your interests.

There is no public market for the new notes, and you cannot be sure that an active trading market will develop for them.

     The new notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange. You cannot be sure that an active trading market will develop for the new notes. If no active trading market develops, you may not be able to resell your notes at their full value or at all. The old notes are eligible for trading by qualified institutional buyers in the PORTAL market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through the National Association of Securities Dealers Automated Quotation System.

     To the extent that old notes are tendered and accepted in the exchange offer, the trading market for the remaining untendered or tendered but not accepted old notes could be adversely effected. Because we anticipate that most holders of the old notes will elect to exchange such old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act, we anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer may be substantially limited.

     In addition, the liquidity of the trading market for the notes, if any, and the market price quoted for the notes may be adversely affected by changes in interest rates in the market for high-yield securities and by changes in our financial performance or prospects, as well as by declines in the prices of securities, or the financial performance or prospects of, similar companies in our industry.

                Risks Relating to Our Industry and Its Regulation

If the American Fisheries Act were repealed or adversely changed, we would lose a competitive advantage.

     The American Fisheries Act reduces our competition in the U.S. Bering Sea fishery by restricting the number of large catcher-processors operating in the fishery to 19 named vessels, of which we own seven, and one other. In addition, the American Fisheries Act allocates the total allowable catch among various groups, including catcher-processors such as ourselves. In the event that the American Fisheries Act and other industry regulations were repealed or modified to permit additional large vessels to operate in the U.S. Bering Sea pollock fishery, we could be subject to new competition that could adversely affect our profitability. In addition, if the American Fisheries Act and other industry regulations were repealed or modified in an adverse manner, the quota allocation system currently in place through the Pollock Conservation Cooperative agreement could change in a manner that might adversely affect our harvesting rights. Accordingly, any adverse modification or a repeal of the American Fisheries Act and other industry regulations would likely have a material adverse effect on our business, results of operations and financial condition.

We would lose significant operational efficiencies if the Pollock Conservation Cooperative Agreement were terminated or adversely changed.

     The members of the Pollock Conservation Cooperative, which is comprised of all members of the catcher-processor sector of the U.S. Bering Sea pollock fishery, have agreed that each member will catch only an agreed-upon share of the total allowable catch allocated to the catcher-processor sector in that fishery. By establishing allocations among those catcher-processors, the Pollock Conservation Cooperative removes the incentives for its members to harvest and process pollock as fast as possible, thereby giving each member a greater opportunity to optimize operational efficiencies. The agreement establishing the Pollock Conservation Cooperative may be terminated or amended with the consent of any two members. The bankruptcy of any of its members may also provide the basis for its termination. The termination of this agreement or any adverse change to the allocation system currently in place under the agreement could cause us to lose operational efficiencies or could have an adverse effect on our existing harvesting rights. This, in turn, could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to grow our core pollock harvesting operations.

     The American Fisheries Act imposes a statutory limit on the maximum amount of pollock that we may harvest. Under this statutory limit, we may independently harvest only up to 17.5% of the directed pollock catch. However, we may supplement our harvest above this limitation through the purchase of community development quota, which represents up to an additional 10.0% of the total allowable catch. Through our 16.8% allocation of the directed pollock catch under the Pollock Conservation Cooperative and our purchases of 0.7% of the directed pollock catch from other catcher-vessels operating in the U.S. Bering Sea pollock fishery, we have reached the 17.5% limitation on our independent harvesting operations in each of the last two years. In 2001, we were able to supplement our harvest by purchasing 28.0% of the community development quota from our Alaska Community Development Group partners, which represented 2.8% of the total allowable catch. Because most of the remaining community development quota is subject to long-term contracts, relationships and partnerships, it is unlikely that we will be able to substantially increase our purchases of total allowable catch from these groups in the future.

We may not be able to continue to purchase community development quota.

     The American Fisheries Act permits us to acquire community development quota from Alaska Community Development Groups, up to 10.0% of the total allowable catch. The additional quota that we purchase does not count against the statutory 17.5% limitation described above. Therefore, our access to community development quota plays an important part in our strategy of maximizing access to pollock. The agreement governing our current arrangements for purchasing community development quota expires at the end of 2002. We cannot assure you that the Alaska Community Development Groups from which we purchase community development quota will continue to sell quota to us or will continue to offer quota at prices we consider reasonable.

     In addition, every two years the state of Alaska may re-allocate the community development quota allocation among the six Alaska Community Development Groups. The next reallocation is at the end of 2002. We cannot assure you that the Alaska Community Development Groups from which we purchase community development quota will not have their quota allocation reduced below current levels. Any such reduction could have a material adverse effect on our business, results of operations and financial condition.

Our operations are subject to regulatory control and to political pressure from interest groups that seek to materially limit our ability to harvest fish.

     Under the American Fisheries Act, the Magnuson-Stevens Fishery Conservation and Management Act and other relevant statutes and regulations, various regulatory agencies, including the National Marine Fisheries Service and the North Pacific Fishery Management Council, are endowed with the power to control our harvest of pollock and other groundfish in the fisheries of the North Pacific. These regulatory agencies have the authority to materially reduce the Alaska pollock total allowable catch allocated to the catcher-processor sector as well as our allocation of pollock and other groundfish without any compensation to us.

     In addition, these regulators are subject to political pressure to decrease or eliminate our allocation of the fish supply from a broad spectrum of lobbying interests including:

     . Native Alaskan groups who periodically lobby the U.S. Congress and the North Pacific Fishery Management Council for a greater allocation of the pollock harvest to be devoted to community development quotas, and an accordingly reduced allocation to other sectors, including possibly the catcher-processor sector in which we operate;

     . inshore processors who periodically lobby the U.S. Congress and the North Pacific Fishery Management Council for an increased allocation of the pollock harvest devoted to the on-shore sector, and an accordingly reduced allocation to the catcher-processor sector in which we operate; and

     . environmental groups that have targeted the fishing industry in a campaign to remove large at-sea processing vessels, such as ours, from fisheries around the world.

     We do not believe that any of these pressure groups is likely in the foreseeable future to cause regulatory changes that would adversely affect our operations. However, we cannot rule out the possibility that as a result of these varying political pressures, the laws and rules that govern the highly-regulated fishing industry could change in a manner that would have a material adverse effect on our business, results of operations and financial condition.

Regulations related to our by-catch could impose substantial costs on our operations and reduce our operational flexibility.

     The National Marine Fisheries Service imposes various operational requirements aimed at limiting our ability to discard unwanted species, or by-catch, for regulatory or economic reasons in the North Pacific. By-catch is a politically charged issue that is presently being debated in various forums, including the United Nations, and is the subject of public campaigns by certain ocean-advocacy groups. Any significant change in the by-catch rules resulting from these debates or campaigns could materially increase the costs or decrease the flexibility of our fishing operations.

Our ability to access our primary fisheries could be impaired by governmental efforts to protect Steller sea lions, an endangered species.

     There is a risk that access to certain areas of the primary fisheries in which we operate could be restricted due to constraints imposed by governmental authorities in response to the listing of Steller sea lions as an endangered species for purposes of the Endangered Species Act. Since 1990, the National Marine Fisheries Service has issued various biological opinions as to the pollock and other groundfish fisheries of the U.S. Bering Sea. These opinions have analyzed the effects of the various groundfish fisheries in the waters off Alaska and have recommended actions to avoid jeopardy for the western population of Steller sea lions and the adverse modification of its habitat. Based upon these opinions, the National Marine Fisheries Service has adopted several regulations relating to the protection of Steller sea lions which have caused us to harvest our allocation of pollock and other groundfish from less than the full territory of the fisheries in which we operate.

     The regulations to protect the Steller sea lions that are ultimately adopted may significantly restrict our fishing operations and revenues. Further, whatever measures that are adopted may be found to be inadequate or not in compliance with the Endangered Species Act. Therefore, as has occurred in the past, a court may in the future force us to modify our fishing operations by restricting our access to certain areas of the primary fisheries in which we operate in order to ensure the protection of the Steller sea lions in compliance with the Endangered Species Act. These restrictions could have a material adverse effect on our business, results of operations and financial condition.

Our vessels are subject to liens imposed by operation of maritime law, which could lead to foreclosure.

     Our vessels are subject to liens imposed by operation of maritime law in the ordinary course of business. These include liens for unpaid crew wages, liens for damages arising from maritime torts, liens for various services provided to the vessel and liens arising out of the operation, maintenance and repair of the vessel. The holders of these liens would have the right to foreclose on the vessel under the circumstances giving rise to the liens. Although no such holder has ever exercised its right to foreclose on any of our vessels, we cannot assure you that these foreclosure rights will not be exercised in the future and that any exercise of these rights would not materially and adversely affect the value of our vessels or materially interfere with how we use our vessels in the ordinary course of our business.

     In addition, if we violate maritime law or otherwise become subject to civil and criminal fines, penalties and sanctions, our vessels could be subject to forfeiture and our fishing rights could be subject to revocation. The violations that could give rise to these consequences include operating a vessel with expired or invalid vessel documentation or in violation of trading restrictions, violating international fishing treaties or fisheries laws or regulations, submitting false reports to a governmental agency, interfering with a fisheries observer or improperly handling or discarding pollock roe. Although no government agency has ever seized our vessels or revoked our fishing rights, we cannot assure you that government agencies will not take such action in the future and that any such action would not materially and adversely affect the value of our vessels or materially interfere with the normal use of our vessels.

Our structure is subject to continuing review under complex rules regulating non-U.S. citizen ownership and control of fishing vessels.

     The American Fisheries Act requires that vessels engaged in U.S. fisheries be owned by entities that are at least 75% U.S. citizen owned and controlled. In determining whether these requirements are satisfied, the Maritime Administration of the Department of Transportation reviews ownership arrangements, leases, charters, mortgages, financing arrangements, including loan covenants, and management and sales agreements. The Maritime Administration made a favorable determination with respect to the U.S. citizenship of the entities owning our vessels in January 2002. On March 26, 2002, we provided the Maritime Administration with a description of the recapitalization and related modifications to our ownership structure and documents and sought an updated U.S. citizenship determination. We received this determination prior to the issuance of the old notes. We cannot assure you, however, that the Maritime Administration will not reverse any favorable determination it makes or has made. If our ownership were found to violate the non-U.S. citizen ownership or control provisions of the American Fisheries Act, or if we fail to maintain the vessels' documentation as required by U.S. law, our vessels could lose the right to fish in U.S. fisheries, which would have a material adverse effect on our business, results of operations and financial condition.

     The determinations of the Maritime Administration referred to in the previous paragraph do not, until after April 1, 2003, extend to the citizenship status of a lender or the terms of any loan covenants and financing arrangements and also contain language in which the Maritime Administration expressly reserves the right to review these terms at a later date to determine if they constitute an impermissible shifting of control. Based on discussions with counsel and with pertinent government officials, we believe the intention of the Maritime Administration is to prevent provisions couched as loan covenants from serving as a device to shift control to non-U.S. citizens, and not to impede conventional market based loan and credit facilities. We cannot assure you, however, that the Maritime Administration will not object to certain provisions of the notes or our new senior credit facility. If that were to occur, we would have to seek to amend such provisions if we were not able to satisfy the Maritime Administration's concerns.

                         Risks Relating to Our Business

A significant decline in the market price of pollock roe would have a material adverse effect on our profitability.

     The sale of pollock roe is our highest margin business. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness and the maturity of the fish caught. In addition, pollock roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carryover, as pollock roe is consumed almost exclusively in Japan. As a result, pollock roe prices have experienced significant volatility in recent years and may continue to do so in the future. A decline in the quality of the pollock roe that we harvest or in Japanese demand could cause a significant decline in the market price of pollock roe, which would result in reduced margins and a material adverse effect on our business, results of operations and financial condition.

Our business relies upon an adequate population and biomass of fish, which cannot be assured.

     Our business depends on an adequate population and biomass of pollock, Pacific whiting, cod, and yellowfin sole. The population and biomass of the fish stocks are subject to natural fluctuations which are beyond our control and which may be exacerbated by disease, reproductive problems, or other biological issues. Additionally, since we are unable to predict the timing and extent of these natural fluctuations in the population and biomass of the fish stocks, we are unable to engage in any measures that might alleviate the adverse effects of these fluctuations on our supply of fish. Accordingly, any such fluctuation which resulted in a material decline in the population and biomass of the fish stocks in the fisheries in which we operate would materially and adversely affect our supply of fish.

Our business is subject to Japanese currency fluctuations which could materially adversely affect our financial condition.

     Our profitability depends in part on revenues received in Japanese yen as a result of sales in Japan. During 2001, our Japanese sales represented 42.4% of our total revenues. A decline in the value of the yen against the U.S. dollar would adversely affect our earnings from sales in Japan. Fluctuations in currency are beyond our control and are unpredictable. From January 1 through December 31, 2001, the value of the yen declined by 14.8% against the dollar, from (Y)114.20 per $1.00 to (Y)131.06 per $1.00. While we conduct hedging activities to mitigate the risk of currency fluctuations, these hedging activities may not be sufficient to provide complete protection against loss, and accordingly any such fluctuations could have a material adverse effect on our business, results of operations and financial condition.

Our employees operate far from direct senior management supervision.

     While we take reasonable precautions to ensure that our employees, including the members of our vessels' crews, are aware of and comply with the rules and regulations governing our industry, our vessels' harvesting and processing activities take place at sea, outside the day-to-day supervision of senior management. Moreover, our industry is subject to highly specific statutes, rules and regulations. For example, we are subject to statutory and contractual limitations on the type and amount of fish we may harvest, as well as restrictions as to where we may fish within our fisheries. We are also subject to the general legal requirements applicable to most businesses. When we receive information or allegations concerning possible violations of law on the vessels, we investigate them and attempt to reinforce our policies and procedures regarding strict compliance with the letter and spirit of applicable laws and regulations. Nonetheless, we are not able to resolve definitively all such allegations and we cannot assure you that members of the crews of our vessels have not been guilty of infractions or violations that could subject them or us to significant penalties, which could have a material and adverse effect on our results of operations and financial condition.

     In particular, last year, we became aware of allegations that certain crew members may have tampered or attempted to tamper with measurement equipment on board one or more of our vessels, principally related to the 2001 fishing season. We investigated the allegations and, based upon our investigation, concluded that they were largely without merit. Recently, we received additional tampering allegations relating to one of our vessels during the 2002 "A" fishing season. We also became aware that the National Marine Fisheries Service has been conducting an investigation over the last year regarding the same allegations. In consultation with the National Marine Fisheries Service, we conducted another investigation regarding these new allegations, which is largely complete. That investigation has not uncovered any evidence that any tampering or other wrongdoing occurred. Further, it has not uncovered any specific factual allegation of a concrete instance of tampering or wrongdoing. However, we cannot assure you that violations did not in fact occur or will not occur in the future. Furthermore, although we have discussed our conclusions with the National Marine Fisheries Service and we are hopeful that they will agree with our conclusions based upon our discussions with them, we cannot assure you that they will not determine that violations occurred.

     We also have received and investigated allegations of sexual harassment on board some of our vessels and marijuana use on one vessel.

Employment of vessel crews is subject to extensive federal and state regulations.

     The employment of crews aboard our vessels is subject to extensive federal and state regulations with respect to subjects such as safety, compensation, crew agreements, crew qualifications and ratings. While we maintain a compliance program, we cannot assure you that we have complied with all potentially applicable requirements. A failure to comply with any of these requirements could have a material adverse effect on our business, results of operations or financial condition.

The segments of the fish industry in which we operate are highly competitive, and our inability to compete successfully could adversely affect our business, results of operations and financial condition.

     Competition in each of the segments of the fish industry in which we operate is intense. In particular, we compete with major integrated seafood companies such as Trident Seafoods, Nippon Suisan and Maruha, as well as with inshore processors that operate inshore on fixed location processing facilities, relying on catcher-vessels to harvest and deliver fish. Some of our competitors have the benefit of marketing their products under brand names that have better market recognition than ours, or have stronger marketing and distribution channels than we do. In addition, other competitors may produce better quality products or have more advantageous pricing margins than we do. We cannot assure you that we will be able to compete successfully with any of these companies. Increased competition as to any of our products could result in price reduction, reduced margins and loss of market share, which could negatively affect our profitability.

Our industry and the sales of our products are subject to seasonal variations and, as a result, our quarterly operating results may fluctuate.

     Our quarterly operating results are affected by the seasonal fluctuations of our sales and operating profits. The prices that we generally receive for our fish products fluctuate in response to seasonal factors and the typical increase in fish production value, or revenue per pound of fish harvested, during the January-to-April pollock season. Production value tends to be higher in the January-to-April season due to the harvesting of roe product. As a result of these seasonal and quarterly fluctuations, we believe that comparisons of our sales and operating results between different quarters within a single fiscal year are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of our future performance.

     In addition, our fishing seasons, including the important January-to-April season, straddle more than one quarter. As a result, the timing of the recognition of sometimes significant amounts of revenue from one quarter to another can be a function of unpredictable factors, such as the timing of roe auctions, weather, the timing of invoicing of pollock roe customers, fishing pace and product delivery schedules, all of which are likely to vary from year to year.

A significant decline in demand for groundfish or processed fish products could have a material adverse effect on our results of operations.

     We cannot assure you that demand for groundfish will stay at or above its recent levels. Adverse publicity relating to health concerns, such as occurred in Europe in connection with "Mad Cow" disease, or the nutritional value of fish and fish products, could adversely affect demand for our fish and processed fish products. In addition, as almost all of our operations consist of the harvesting, production and distribution of fish and processed fish products, a change in consumer preferences relating to fish and processed fish products or in consumer perceptions regarding the nutritional value of fish or processed fish products could adversely affect demand, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Extreme weather conditions and acts of third parties could harm our business.

     All of our business activities are subject to a variety of environmental and natural risks. Unusual weather conditions could materially and adversely affect the quality and quantity of the fish products we produce and distribute. Additionally, protests and other similar acts of politically motivated third party groups could cause substantial disruptions to the ability of our vessels to engage in harvesting activities. We cannot assure you that these factors will not affect a substantial portion of our harvesting and processing operations in any year, which could have a material adverse effect on our business, results of operations or financial condition.

The sinking or destruction of, or substantial damage to, any of our vessels could materially adversely affect our financial condition and results of operations.

     Our vessels are extremely expensive assets that are subject to substantial risks of serious damage or destruction. The sinking or destruction of, or substantial damage to, any of our vessels would entail significant costs to us, including the loss of production while the vessel was being replaced or repaired. We carry customary insurance coverage, including policies on each of our vessels which provide for the payment of an assessed amount corresponding to "fair market value" (generally approximately one-half of current replacement cost) in the event of a loss of a vessel. Additionally, all of our catcher-processor vessels have a further layer of umbrella insurance which provides coverage for 80% of the difference between that fair market value and the total replacement cost for one vessel during each one-year policy term. We believe that we carry adequate insurance coverage for our business activities. However, we cannot assure you that such coverage will prove to be adequate or will continue to be available to us. In the event that such coverage proves to be inadequate, the sinking or destruction of, or substantial damage to, any of our vessels could have a material adverse effect on our business, financial condition or results of operations.

You may not be able to seek remedies against Arthur Andersen LLP, our former independent accountant.

     On March 4, 2002, our former independent accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. Arthur Andersen LLP has pled not guilty and is contesting the indictment. Arthur Andersen LLP has not consented to the use of its audit report of our financial statements. Without this consent, it may become more difficult for you to seek remedies against Arthur Andersen LLP. Furthermore, relief in connection with claims which may be available to you under the federal securities laws against auditing firms may not be available against Arthur Andersen LLP should it cease to operate or be financially impaired.

We may be required to pay significant damages in connection with litigation that is pending against us.

     On April 27, 2000, an action was filed in the United States District Court for the Western District of Washington against us by two of our former vessel crew members alleging that we breached the terms of their crew member agreements, resulting in the underpayment of the individuals' crew shares for the 2000 "A" season. The plaintiffs also claimed that we had violated certain federal requirements that entitle them to be paid the highest rate of wages paid to similarly rated crew members aboard other vessels. On October 11, 2000, the action was certified as a class action, with the plaintiff class consisting of all of the crew members on all of our vessels during the 2000 "A" season. The plaintiffs' claim requested damages of approximately $23 million.

     On January 8, 2002, the District Court ruled in favor of the plaintiffs on one of their four specific claims after finding they had proved that we diluted each individual's crew share by dividing each individual share by a number that was larger than the number of shares assigned to the whole crew, thereby depriving the crew members of their full wages. The court awarded damages in the aggregate amount of $1,607,254 and attorneys' fees and expenses in an aggregate amount to be determined. We have accrued for the amount we estimate that we may have to pay relating to this matter in 2001. The plaintiffs have requested attorneys' fees of approximately $600,000 (on April 29, 2002, the court awarded $383,234 in attorneys' fees and expenses, and an additional $103,588 to be paid out of the plaintiffs' award at no additional cost to us). The court further found that our underpayment of crew shares was not willful. The court also found that we did not estimate roe prices in good faith for the third fishing trip of each vessel in the 2000 "A" season. The court did not award the plaintiffs any damages with respect to this finding because we had paid the crew members a bonus amount in excess of any damages that resulted from the roe price estimates. The plaintiffs have filed a Notice of Appeal in connection with one of the three claims that the court rejected. The appealed claim alleges that the crew contracts did not comply with the provisions of the applicable statutes which govern the form and content of crew member contracts. We have filed a separate Notice of Appeal with respect both to the grant of attorneys' fees and the award of damages against us. We cannot assure you that the plaintiffs will not prevail or that we will not be required to pay significant damages to resolve the litigation, which could have a material adverse effect on our business, results of operations or financial condition.

     On August 16, 2001, a complaint was filed in the United States District Court for the Western District of Washington against us by one of our former crew members alleging wrongful termination and failure to properly calculate his crew share pay for the 2000 "A" season. The plaintiff requested relief under a Washington statute that would render us liable for twice the amount of wages withheld, as well as judgment against us for compensatory and exemplary damages, plus interest, and attorneys' fees and costs, among other things. In addition, the plaintiff requested an accounting of his crew shares. The plaintiff also claimed that we violated certain federal statutory requirements which govern the form and content of crew member contracts and which would entitle him to be paid the highest rate of wages paid to similarly rated crew members. Trial is currently scheduled for September 3, 2002.

We have denied the allegations made and intend to vigorously defend the claims. We cannot assure you that the plaintiff will not prevail or that we will not be required to pay significant damages to resolve this litigation.

     On October 19, 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts on January 15, 2002. The amended complaint was filed against us by a former vessel crew member on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior Court have certified this action as a class action. The complaint filed alleges that we breached our contract with the plaintiff by underestimating the value of the catch in computing the plaintiff's wages. The plaintiff demanded an accounting of his crew shares pursuant to federal statutory law. In addition, the plaintiff requested relief under a Washington statute that would render us liable for twice the amount of wages withheld, as well as judgment against us for compensatory and exemplary damages, plus interest, attorneys' fees and costs, among other things. The plaintiff also alleged that we fraudulently concealed the underestimation of product values, thereby preventing the discovery of the plaintiff's cause of action. This litigation is in a preliminary stage and its ultimate outcome is uncertain. We have denied the allegations made and intend to vigorously defend the claims. We cannot assure you that the plaintiff will not prevail or that we will not be required to pay significant damages to resolve this litigation, which could have a material adverse effect on our business, results of operations or financial condition.

     We also cannot assure you that similarly situated crew members will not file similar lawsuits with respect to the payment of their wages in different fishing seasons. Any of these lawsuits could require us to pay significant damages which could have a material adverse effect on our business, results of operations or financial condition.

We may incur unexpected costs associated with compliance with environmental regulations.

     We are subject to foreign, federal, state, and local environmental requirements, including those governing discharges to water, the management of hazardous substances, and the remediation of contamination. If we do not fully comply with environmental regulations, or if a release of hazardous substances occurs at or from one of our facilities or vessels, we may be subject to penalties and/or held liable for the cost of remediation. If we are subject to these penalties or costs, we may not be covered by insurance, or any insurance coverage that we do have may not cover the entire cost. The operational and financial effects associated with compliance with the variety of environmental regulations we are subject to could require us to make material expenditures or otherwise materially adversely affect the way we operate our business, as well as have a material adverse effect on our results of operations and financial condition.

We produce and distribute food products that are susceptible to foreign object or microbial contamination and, as a result, we face the risk of exposure to product liability claims.

     As part of the fish processing and in spite of our quality control procedures, small pieces of metal or other similar foreign objects may enter into some of our shipments. Additionally, our fish products are vulnerable to contamination by disease-producing organisms or pathogens. Shipments of products that contained foreign objects or were so contaminated could lead to an increased risk of exposure to product liability claims, product recalls, adverse public relations and increased scrutiny by federal and state regulatory agencies. If a product liability claim were successful, our insurance might not be adequate to cover all the liabilities we would incur, and we might not be able to continue to maintain such insurance, or obtain comparable insurance at a reasonable cost, if at all. If we did not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our business, results of operations and financial condition. In addition, even if a product liability claim was not successful or was not fully pursued, the negative publicity surrounding any such assertion could have a material adverse effect on our reputation with our customers.

Our operations are labor intensive, and our failure to attract and retain qualified employees may adversely affect us.

     The segments of the harvesting and processing industry in which we compete are labor intensive and require an adequate supply of skilled production workers willing to work in rough weather and potentially dangerous operating conditions at sea. Some of our operations have from time to time experienced a high rate of employee turnover and could continue to experience high turnover in the future. Labor shortages, the inability to hire or retain qualified employees or increased labor costs could have a material adverse effect on our ability to control expenses and efficiently conduct our operations. We cannot assure you that we will be able to continue to hire and retain the sufficiently skilled labor force necessary to operate efficiently and to support our operating strategies, that we will continue to experience favorable labor relations or that our labor expenses will not increase as a result of a continuing shortage in the supply of personnel. Changes in applicable state and federal laws and regulations could increase labor costs, which could have a material adverse effect on our business, results of operations and financial condition.

Our business operations could be significantly disrupted if we lost members of our management team.

     Our success depends to a significant degree upon the continued contributions of our executive officers and key employees, both individually and as a group. Our future performance will be substantially dependent on our ability to retain and motivate these individuals. The loss of the services of any of our executive officers or key employees could prevent us from executing our business strategy.

                           PRINCIPAL EQUITY INVESTORS

     The beneficial ownership of our equity by Centre Partners, Coastal Villages and our directors and officers as a group would be 42.8%, 18.2% and 16.8%, respectively, upon the transfer and exercise of the Norway Seafoods warrant, which we understand is likely to occur following the exchange offer. See "Ownership of Equity Interests." The following chart depicts our ownership structure following the exchange offer, as adjusted to give effect to the transfer and exercise of the Norway Seafoods warrant:

                                    [GRAPHIC]

     Our controlling equity owner, Centre Partners, beneficially owned 48.3% of our company as of May 1, 2002. Centre Partners is a private equity investor that currently manages over $800 million of capital and, through its affiliated funds, has invested more than $2 billion of equity in over 50 transactions since 1986. Centre Partners, which has offices in New York and Los Angeles, is comprised of 14 investment professionals. Centre Partners is currently negotiating with Mr. Bodal, our Chairman and Chief Executive Officer, other members of management and Coastal Villages, one of our current securityholders, to sell up to one-half of its equity interest in us. Centre Partners would remain the general partner of American Seafoods, L.P., and would accordingly continue to control us, after any such transaction.

     Coastal Villages beneficially owned 20.5% of our company as of May 1, 2002. Coastal Villages Region Fund, the parent of Coastal Villages, is one of six Alaska Community Development Groups formed pursuant to federal law to facilitate investment by western Alaska native communities in North Pacific fisheries. Coastal Villages Region Fund manages the community development quota program on behalf of its 20 member communities, and invests in various companies participating in U.S. fisheries.

     Our directors and officers as a group beneficially owned 18.9% of our company as of May 1, 2002.

     In the second half of 2001, our principal equity investors conducted an auction for the sale of some or all of our equity. Centre Partners pursued a possible transaction with a potential buyer, in which some members of management and other equityholders would have agreed to roll over their investments. No agreement was reached and all discussions and negotiations relating to the proposed transaction have been terminated.

                              THE RECAPITALIZATION

     We conducted the offering of the old notes as part of a recapitalization involving our company and certain of our affiliates. Concurrently with the offering of the old notes, we entered into a new senior credit facility with Bank of America, N.A., as administrative agent. For a description of the terms of the new senior credit facility, see "Description of Senior Credit Facility." As part of the recapitalization, we used the proceeds from the offering of the old notes, together with borrowings of $325.9 million under our new senior credit facility, to:

     . Repay all outstanding debt under our existing revolving credit and term loan agreement, which totaled $187.2 million.

     . Make a distribution of $62.3 million to our affiliate and minority equityholder, ASC, Inc., to repay all amounts outstanding (including accrued interest), with respect to the senior subordinated promissory note issued by ASC, Inc. to Norway Seafoods, the company from which our current owners purchased us in January 2000; this debt was pushed down to our financial statements in accordance with GAAP.

     .    Pay related fees and expenses, which totaled $25.9 million.

     . Distribute the remainder of the borrowed amounts to American Seafoods Consolidated LLC, our majority equityholder, which in turn distributed those funds to its parent company, American Seafoods Holdings LLC. American Seafoods Holdings LLC used the distributed funds as follows:

          . repay all amounts outstanding (including accrued interest), which totaled $56.1 million, with respect to the senior subordinated promissory note issued by American Seafoods Holdings LLC to Norway Seafoods and pay certain expenses; this debt was pushed down to our financial statements in accordance with GAAP; and

          . distribute the remainder, which totaled $169.4 million, to the members of American Seafoods Holdings LLC on a pro rata basis in accordance with each member's interest in American Seafoods Holdings LLC. To the extent a portion of the distribution is made to American Seafoods, L.P., as a member of American Seafoods Holdings LLC, that portion was further distributed to the partners of American Seafoods, L.P. in accordance with their then current partnership interests and the governing partnership agreement. However, an amount equal to the net amount that would have been distributed in respect of the 106,875 limited partnership units of American Seafoods, L.P., that would have been issued in respect of the Norway Seafoods warrant if that warrant had been transferred to a third party which exercised the warrant, will be retained for a period of time to allow for such a transfer and exercise. This transfer and exercise is expected to occur shortly after the completion of the exchange offer. See "Ownership of Equity Interests". American Seafoods Holdings LLC retained $2.7 million for additional costs and expenses related to the recapitalization. Any of these amounts that are not used will be distributed to its members.

In addition, we distributed to our equityholders any cash on hand on April 4, 2002 plus cash generated from our operations from April 4, 2002 to April 18, 2002. As a result, the aggregate amount of cash distributed to our majority equityholder, American Seafoods Consolidated LLC, for distribution to the equityholders of its parent, was approximately $203.8 million.

     In connection with the recapitalization, we agreed to grant members of our management additional performance based options to purchase limited partnership units of American Seafoods, L.P. or units in American Seafoods Holdings LLC. We expect to grant these options prior to or shortly after the exchange offer.

     We also expect that the warrant held by an affiliate of Norway Seafoods for 106,875 limited partnership units of American Seafoods, L.P. will be transerred to a U.S. citizen and exercised. We understand that this is likely to occur shortly after the completion of the exchange offer.

     In connection with the recapitalization, we distributed all of our 60% interest in Pacific Longline Company LLC, which is the owner and operator of three freezer longliner vessels that harvest Pacific cod in the U.S. Bering Sea, to American Seafoods Holdings LLC, the parent of our majority equityholder, and were released from our guarantee of 60% of Pacific Longline Company LLC's debt. As a result, these cod harvesting activities are no longer part of our operations.

     Centre Partners is currently negotiating with Mr. Bodal, our Chairman and Chief Executive Officer, other members of management and Coastal Villages, one of our current securityholders, to sell up to one-half of its equity interest in us. Centre Partners would remain the general partner of American Seafoods, L.P. and would accordingly continue to control us, after any such transaction.

                               THE EXCHANGE OFFER

Terms of the Exchange Offer

     General. In connection with the issuance of the old notes pursuant to the purchase agreement, we entered into the registration rights agreement, dated April 18, 2002, among us, the initial purchasers and the other parties thereto. The following contains a summary of various provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. We refer you to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement.

     Under the registration rights agreement, we have agreed (1) to file with the Securities and Exchange Commission the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for the new notes within 120 days after the issuance of the old notes and
(2) to use reasonable best efforts to cause the registration statement to be declared effective under the Securities Act within 180 days after the issuance of the old notes. We will keep the exchange offer open for the period required by applicable law, but in any event for at least 20 days after the date notice of the exchange offer is mailed to holders of the old notes.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus,
together with the letter of transmittal, is being sent to all holders as of    ,
2002. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under "--Conditions."

     Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

     Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     .    such new notes are acquired in the ordinary course of business;

     . at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

     . such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and we cannot assure you that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

     By tendering old notes in exchange for new notes and executing the letter of transmittal, each holder will represent to us that:

     . any new notes to be received by it will be acquired in the ordinary course of business;

     . it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

     .    it is not our "affiliate," as defined in Rule 405 under the Securities
          Act.

If such holder is a broker-dealer, it will also be required to represent that the old notes were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

     Each broker-dealer that receives new notes for its own account in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution."

     Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest but, subject to certain limited exceptions, holders of old notes who do not exchange their old notes for new notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes, unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

     Expiration Date; Extensions; Amendments; Termination. The expiration date
shall be     , 2002 unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date to which the exchange offer is extended.

     To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.

     We reserve the right:

     . to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under "--Conditions" shall have occurred and shall not have been waived by us prior to the expiration date, by giving oral or written notice of such delay extension or termination to the exchange agent; or

     . to amend the terms of the exchange offer in any manner deemed by it to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

     Without limiting the manner in which we may choose to make public announcement of any delay extension, amendment or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

     The new notes will accrue interest at the rate of 10 1/8% per annum from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on such old note, from the issue date of such old note, provided, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange therefor will accrue from the date of such interest payment date. Interest on the new notes is payable on April 15 and October 15 of each year, commencing October 15, 2002. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering

     To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

     . certificates of such old notes must be received by the exchange agent along with the applicable letter of transmittal; or

     . a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the applicable letter of transmittal; or

     . the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, if applicable, letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act, or an eligible institution unless the old notes tendered pursuant thereto are tendered (1) by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an eligible institution.

     If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

     All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old note received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right in our sole discretion, subject to the provisions of the indenture pursuant to which the notes are issued,

     . to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as described under "--Conditions," to terminate the exchange offer;

     . to redeem old notes as a whole or in part at any time and from time to time, as described under "Description of Notes--Optional Redemption;" and

     . to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

     The terms of any such purchases or offers could differ from the terms of the exchange offer.

     Each broker-dealer that receives new notes for its own account in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution."

Acceptance of Old Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. See "--Conditions." For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

     In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

     . certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility;

     .    a properly completed and duly executed letter of transmittal; and

     .    all other required documents.

If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted or such nonexchanged old notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses below under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

     The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes.

     Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     .    the tender is made through an eligible institution;

     . prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which:

          .    sets forth the name and address of the holder of old notes and the amount of old notes tendered;
          .    states that the tender is being made thereby; and
          .    guarantees that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     . the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

     Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the expiration date at the address below under "--Exchange Agent." Any such notice of withdrawal must:

     . specify the name of the person having tendered the old notes to be withdrawn;

     . identify the old notes to be withdrawn, including the principal amount of such old notes;

     . in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

     . contain a statement that such holder is withdrawing its election to have such old notes exchanged;

     . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

     . specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. We are required to use our reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

     Wells Fargo Bank Minnesota, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail:  Wells Fargo Bank Minnesota, N.A.              For Information Call: (860) 704-6217
          Attn: Corporate Trust Services
          213 Court Street, Suite 703
          Middletown, CT 06457                          Facsimile Transmission Number (Eligible
                                                        Institutions Only): (860) 704-6219

By Hand Delivery or Overnight Courier in Middletown:
          Wells Fargo Bank Minnesota, N.A.              Confirm by Telephone: (860) 704-6217
          Attn: Corporate Trust Services
          213 Court Street, Suite 703
          Middletown, CT 06457

Fees and Expenses

     The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

     The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

     We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

     Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes of like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness. We have agreed to bear the expenses of the exchange offer. No underwriter is being used in connection with the exchange offer.

     The net proceeds from the offering of the old notes were approximately $161.4 million, after deducting discounts, commissions and expenses of the original offering payable by us. We used the net proceeds of the original offering, together with borrowings of $325.9 million under our new senior credit facility, to (i) repay all outstanding debt under our then-existing credit facilities, (ii) repay all amounts outstanding under two senior subordinated promissory notes issued to one of our equityholders, Norway Seafoods, (iii) pay related fees and expenses, and (iv) distribute the remainder of the borrowed amounts to our equityholders.

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2002:

          (1) on an actual basis; and

          (2) on a pro forma as adjusted basis giving effect to the recapitalization, including (x) the distribution of our interest in Pacific Longline Company LLC, and (y) the financing transactions described under "The Recapitalization" and the application of the proceeds therefrom.

     You should read this table in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, and related notes, included elsewhere in this prospectus.

                                                                  As of March 31, 2002
                                                               ---------------------------
                                                                               Pro Forma
                                                                 Actual       As Adjusted
                                                               ----------     -----------
                                                                 (dollars in thousands)
Cash .......................................................   $    6,676      $    6,752
                                                               ==========      ==========
Current portion of long-term and related party debt:
      Existing senior credit facilities(1) .................   $   37,554      $       --
      New term A loan ......................................           --           9,000
      New term B loan ......................................           --           2,300
      Other debt payable to related parties ................        2,186           1,382
                                                               ----------     -----------
           Total current portion of long-term and related
      party debt ...........................................       39,740          12,682
                                                               ----------     -----------
Long-term and related party debt, net of current portion:
      Existing senior credit facilities(1) .................      166,799              --
      Norway Seafoods promissory notes .....................      108,434              --
      New revolving credit facilities(2) ...................           --           5,900
      New term A loan ......................................           --          81,000
      New term B loan ......................................           --         227,700
      10 1/8% senior subordinated notes due 2010 ...........           --         175,000
      Other debt payable to related parties ................        4,884           4,884
                                                               ----------     -----------
           Total long-term and related party debt, net of
      current portion ......................................      280,117         494,484
                                                               ----------     -----------
Total equity ...............................................      173,759          (2,919)
                                                               ----------     -----------
           Total capitalization ............................   $  493,616     $   504,247
                                                               ==========     ===========

-------------
(1) Includes a revolving credit facility, which had $11.0 million outstanding as of March 31, 2002, and a Term A loan and Term B loan, which in the aggregate had $193.4 million outstanding as of March 31, 2002. We used a portion of the proceeds from the offering of the old notes and borrowings under our new senior credit facility to repay all of this indebtedness.
(2) Assuming the completion of the recapitalization on March 31, 2002, on a pro forma basis, we would have had approximately $69.1 million of unused borrowing capacity under the $75.0 million revolving credit facility.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet data gives effect to the recapitalization, including (1) the distribution by American Seafoods Group LLC of its interest in Pacific Longline Company LLC to American Seafoods Holdings LLC, and (2) the financing transactions described under "The Recapitalization" and the application of the proceeds therefrom as if all these transactions had occurred on March 31, 2002. The unaudited pro forma condensed consolidated statement of operations data gives effect to the recapitalization, including (1) the distribution by American Seafoods Group LLC of its interest in Pacific Longline Company LLC to American Seafoods Holdings LLC, and (2) the financing transactions described under "The Recapitalization" and the application of the proceeds therefrom as if all these transactions had been consummated on January 1, 2001.

     Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to these transactions; however, the unaudited pro forma condensed consolidated financial statements should not be considered indicative of actual results that would have been achieved had the recapitalization and related financing transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or results of operations as of any future date or for any future period.

     The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                           AMERICAN SEAFOODS GROUP LLC

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 2002

                                                                       PLC          Financing
                                                  Historical       Distribution    Transactions       Pro Forma
                                                 ------------     --------------- --------------     -----------
                                                                            (in thousands)
Assets:
Cash ...........................................  $   6,676         $      76(a)     $      --        $   6,752
Trade accounts receivable and receivables
   from related parties, net of allowance.......     28,498             2,082(a)            --           30,580
Inventories ....................................     57,930            (2,978)(a)           --           54,952
Other current assets ...........................     37,876              (902)(a)           --           36,974
                                                  ---------         ---------        ---------        ---------

      Total current assets .....................    130,980            (1,722)              --          129,258
                                                  ---------         ---------        ---------        ---------
Property, plant and equipment, net .............    247,174           (10,699)(a)           --          236,475
Other assets:
      Deferred financing fees, net .............      5,982                --           20,661(c)        26,643
      Other noncurrent assets ..................    151,526            (1,381)(a)           --          150,145
                                                  ---------         ---------        ---------        ---------
           Total other assets ..................    157,508            (1,381)          20,661          176,788
                                                  ---------         ---------        ---------        ---------

      Total assets .............................  $ 535,662         $ (13,802)       $  20,661        $ 542,521
                                                  =========         =========        =========        =========
Liabilities and members' interest:
Current portion of long-term debt ..............  $  37,554         $    (804)(a)    $ (25,450)(c)    $  11,300
Other current liabilities ......................     41,266              (876)(a)       (1,727)(c)       38,663
                                                  ---------         ---------        ---------        ---------

      Total current liabilities ................     78,820            (1,680)         (27,177)          49,963
                                                  ---------         ---------        ---------        ---------
Long term debt, net of current portion .........    166,799            (7,237)(a)      330,038(c)       489,600
Notes payable to related party plus accrued
   interest, net of discounts ..................    108,434                --         (108,434)(c)           --
Other non-current liabilities ..................      5,877                --               --            5,877
                                                  ---------         ---------        ---------        ---------
      Total long-term liabilities ..............    281,110            (7,237)         221,604          495,477
                                                  ---------         ---------        ---------        ---------

Minority interest in consolidated subsidiary....      1,973            (1,973)(b)           --               --
                                                  ---------         ---------        ---------        ---------
Members' interest ..............................    173,759            (4,885)(a)     (173,766)(c)       (2,919)
                                                                        1,973(b)
                                                  ---------         ---------        ---------        ---------
Total liabilities and members' interest ........  $ 535,662         $ (13,802)       $  20,661        $ 542,521
                                                  =========         =========        =========        =========

                           AMERICAN SEAFOODS GROUP LLC

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
          STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                           PLC         Financing
                                                       Historical      Distribution   Transactions      Pro Forma
                                                      ------------    -------------- --------------    ------------
                                                                              (in thousands)
Revenues ............................................  $ 336,839       $  (4,158)(a)    $      --       $ 332,681
Cost of sales .......................................    209,600          (3,553)(a)           --         206,047
                                                       ---------       ---------        ---------       ---------

      Gross profit ..................................    127,239            (605)              --         126,634
Selling, general and administrative expenses ........     59,855            (759)(a)           --          59,096
Amortization of cooperative rights and
   intangibles, goodwill and depreciation of other
   assets ...........................................     33,877             (66)(a)           --          33,811
                                                       ---------       ---------        ---------       ---------

      Operating profit ..............................     33,507             220               --          33,727
                                                       ---------       ---------        ---------       ---------
Interest expense, net ...............................    (34,872)            256(a)        (3,736)(c)     (46,340)
                                                                                           (7,988)(c)
Other income ........................................     17,641            (171)(b)           --          17,470
                                                       ---------       ---------        ---------       ---------
      Income before income taxes ....................     16,276             305          (11,724)          4,857
Income tax (benefit) ................................        (13)             --               --             (13)
                                                       ---------       ---------        ---------       ---------

Net income ..........................................  $  16,289       $     305         ($11,724)      $   4,870
                                                       =========       =========        =========       =========


                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
        STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002

                                                                           PLC          Financing
                                                      Historical       Distribution    Transactions     Pro Forma
                                                     ------------    ----------------  ------------    -----------
                                                                            (in thousands)
Revenues ...........................................   $  83,857       $    (456)(a)    $      --       $  83,401
Cost of sales ......................................      42,583            (571)(a)           --          42,012
                                                       ---------       ----------       ---------       ---------

      Gross profit .................................      41,274             115               --          41,389
Selling, general and administrative expenses .......      12,827            (460)(a)           --          12,367
Amortization of cooperative rights and
   intangibles, goodwill and depreciation of other
   assets ..........................................       1,713             (14)(a)           --           1,699
                                                       ---------       ----------       ---------      ----------

      Operating profit .............................      26,734             589               --          27,323
                                                       ---------       ---------        ---------       ---------
Interest expense, net ..............................      (7,382)            121(a)          (933)(c)     (12,151)
                                                                                           (3,957)(c)
Other income .......................................       1,232              32(a)            --             967
                                                                            (297)(b)
                                                       ---------       ----------      ----------       ---------

      Income before income taxes ...................      20,584             445           (4,890)         16,139
Income tax provision ...............................          29              --               --              29
                                                       ---------       ---------        ---------       ---------

Net income .........................................   $  20,555       $     445        $  (4,890)      $  16,110
                                                       =========       =========        =========       =========

                           AMERICAN SEAFOODS GROUP LLC

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

As of March 31, 2002 and for the Year Ended December 31, 2001 and for the Three Months Ended March 31, 2002

     (a) In connection with the recapitalization, we distributed to our intermediate parent American Seafoods Holdings LLC (Holdings) our member interests in Pacific Longline Company LLC. At March 31, 2002, we had a 60% equity interest in Pacific Longline Company LLC and Holdings had a 20% equity interest. We have consolidated the company since acquiring our interest in August 2001. Entries have been made to the accompanying unaudited pro forma condensed consolidated balance sheet to reflect the elimination of Pacific Longline Company LLC's assets and liabilities, including $8.0 million of long-term debt, from our consolidated balance sheet. Entries have been made to our unaudited pro forma condensed consolidated statement of operations to reflect the elimination of revenues and expenses attributable to Pacific Longline Company LLC.

     (b) Entries have been made to our unaudited pro forma condensed consolidated balance sheet to reflect the elimination of minority interest in Pacific Longline Company LLC at March 31, 2002. An entry has been made to our unaudited pro forma condensed consolidated statement of operations to reflect the elimination of non-cash expense relating to such minority interest.

     (c) In connection with the recapitalization, we have made pro forma adjustments to our unaudited pro forma condensed consolidated financial statements to give effect to: the issuance of the $175.0 million senior subordinated notes due 2010 at an interest rate of 10.125%; and our entry into a new senior credit agreement, including a $90.0 million term loan A at an interest rate of LIBOR plus 300 basis points, a $230.0 million term loan B at an interest rate of LIBOR plus 350 basis points, and a drawdown of $5.9 million under a $75.0 million revolving credit agreement at an interest rate of LIBOR plus 300 basis points. For purposes of these pro forma adjustments, LIBOR is assumed to be 3.99% for the year ended December 31, 2001, the average LIBOR we experienced in 2001, and 4.98% for the three months ended March 31, 2002, the average LIBOR we experienced during this period.

     Assuming the recapitalization occurred as of March 31, 2002, we would have used gross proceeds of $175.0 million from the sale of the senior subordinated notes and borrowings of $325.9 million under the new senior credit facility to fund a special cash distribution of $158.8 million (if calculated based on March 31, 2002 debt balances), to our ultimate equity holders, to repay outstanding borrowings of $315.5 million and pay related fees and expenses of $26.6 million. Accordingly, entries have been made to our unaudited pro forma consolidated balance sheet to give effect to:

     . the addition of $20.6 million of deferred financing fees, reflecting the $26.6 million transaction fees to be capitalized net of $6.0 million of deferred financing costs, which will be written off upon repayment of related debt;

     . the elimination of $25.5 million of current portion of long-term debt, consisting of the difference between historical payments due within twelve months on our revolving credit and term loan agreements and the expected payments due within twelve months on the debt issued in connection with this transaction;

     . the addition of $330.0 million in long-term debt, net of current portion, consisting of the difference between historical payments due beyond twelve months on our revolving credit and term loan agreements and the expected payments due beyond twelve months on the debt issued in connection with the recapitalization;

     . the repayment of $119.2 million of notes payable to related party, including accrued interest. This obligation is recorded net of discounts of $9.1 million, and $1.7 million of current payables to related parties. These notes payable consist of $56.5 million of indebtedness under a $45.0 million principal amount senior subordinated promissory note issued by our parent company American Seafoods Holdings LLC to one of our equityholders, Norway Seafoods, and $62.7 million of indebtedness under a $50.0 million principal amount senior subordinated promissory note issued by our affiliate ASC Inc. to one of our equityholders, Norway Seafoods; and

     . the elimination of $173.8 million from members' interest, consisting of the writeoff of the existing deferred financing costs of $6.0 million, the write-off of existing debt discounts totaling $9.1 million and the special cash distribution to equityholders of $158.8 million (if calculated based on March 31, 2002 debt balances).

     An entry has been made in the interest expense, net, account in our unaudited pro forma condensed consolidated statement of operations to: eliminate interest expense incurred on long-term debt that is anticipated to be repaid from the proceeds of the sale of the senior subordinated notes and borrowings under the new senior credit facility; and record interest expense on such notes and borrowings. This entry consists of the following components (dollars in millions):

                                                                              For the year   For the three
                                                                                 ended        months ended
                                                                              December 31,      March 31,
                                                                                 2001             2002
                                                                             -------------   --------------
     Interest expense for:
         Senior subordinated notes...........................................  $   17.7         $   4.4
         New senior credit facility, including revolver......................      23.9             6.8
         Historical interest expense on existing debt that will be repaid....     (33.6)           (7.2)
                                                                               --------         -------
             Net adjustment required.........................................  $    8.0         $   4.0
                                                                               ========         =======

     In addition, an entry has been made in the interest expense, net, account to reflect the amortization of the $26.6 million deferred financing fees incurred in connection with the recapitalization. These fees have been allocated to the related debt and have been amortized over the same terms as the related debt. The expected amortization, which has been shown as an adjustment in our unaudited pro forma condensed consolidated statement of operations, was $3.7 million for the year ended December 31, 2001 and $0.9 million for the three months ended March 31, 2002.

     (d) In connection with the recapitalization, we changed the terms of options to acquire partnership units in American Seafoods, L.P. held by certain of our employees. The 2002 equity-based compensation non-cash charge resulting from these expected changes in the terms of the options is estimated to be approximately $13.8 million. This amount is not included as a pro forma adjustment because it will not have a continuing effect on our results of operations.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following set forth selected historical financial data for American Seafoods Group LLC as of December 31, 2001 and 2000 and for the period January 28 through December 31, 2000 and as of and for the year ended December 31, 2001 and for the Predecessor Business as of and for the years ended December 31, 1997, 1998 and 1999 and the period January 1 through January 27, 2000. The selected historical financial data for American Seafoods Group LLC for the period from January 28 through December 31, 2000 and the year ended December 31, 2001 and for the Predecessor Business as of and for the year ended December 31, 1999 and the period January 1 through January 27, 2000 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical financial data for the Predecessor Business as of and for the years ended December 31, 1997 and 1998 was derived from the unaudited financial statements of the Predecessor Business. We use the term "Predecessor Business" to refer to the assets and operations of the business purchased by our ultimate parent American Seafoods, L.P. on January 28, 2000. See note 1 to our audited consolidated financial statements. The selected historical consolidated financial data for American Seafoods Group LLC as of March 31, 2002 and for the three months ended March 31, 2001 and the three months ended March 31, 2002 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Such unaudited condensed consolidated financial statements, in the opinion of our management, include all adjustments necessary for the fair presentation of our financial condition and results of operations for such periods and as of such dates. The unaudited condensed consolidated financial statements do not purport to project our balance sheet data or our results of operations for any future date or for any future period.

     We were acquired in a transaction accounted for as a purchase on January 28, 2000. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on that date. We also changed our method of accounting for major scheduled vessel maintenance and accounting for derivative instruments, effective with the acquisition. For the period from January 28, 2000 through December 31, 2000 and for the year ended December 31, 2001, all goodwill and debt resulting from the acquisition have been recorded in the financial statements of American Seafoods Group LLC. The financial statements for the year ended December 31, 1999 and the period from January 1, 2000 through January 27, 2000 represent the combined operations of the predecessor businesses purchased as part of the acquisition. Accordingly, the consolidated financial statements for American Seafoods Group LLC for periods subsequent to the acquisition are not comparable to the predecessor business financial statements presented for prior periods.

     The selected historical financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                            American Seafoods Group
                                            Predecessor Business                           LLC
                                 ----------------------------------------------  ------------------------ ---------------------
                                          Year Ended December 31,
                                 ---------------------------------                                         Three       Three
                                                                     January 1   January 28                Months      Months
                                                                      through     through   Year Ended     Ended       Ended
                                                                     January 27,  December    December    March 31,   March 31,
                                   1997       1998         1999        2000       31, 2000    31, 2001      2001        2002
                                 --------   ---------    --------   ------------ ---------- -----------  ----------- ----------
                                                       (dollars in thousands)
Statement of Operations
   Data:
Seafood sales ..............   $  256,763   $ 275,148   $ 236,773     $  9,586  $ 250,748  $  333,377   $ 111,712   $  83,636
Other ......................        3,624       3,158       3,942          133      1,598       3,462         221         221
                               ----------   ---------   ---------     --------  ---------  ----------   ---------   ---------
      Total revenue ........      260,387     278,306     240,715        9,719    252,346     336,839     111,933      83,857
Cost of sales ..............      185,040     216,018     151,369       11,672    151,976     209,600      56,767      42,583
                               ----------   ---------   ---------     --------  ---------  ----------   ---------   ---------
      Gross profit
        (loss) .............       75,347      62,288      89,346       (1,953)   100,370     127,239      55,166      41,274
Selling, general and
   administrative
   expenses ................       55,341      56,911      35,683        2,011     35,342      59,855      12,978      12,827
Amortization of
   cooperative rights
   and intangibles,
   goodwill and
   depreciation of
   other assets ............        1,084       1,528       4,484          370     35,170      33,877       8,985       1,713
                               ----------   ---------   ---------     --------  ---------  ----------   ---------   ---------
      Operating profit
        (loss) .............       18,922       3,849      49,179       (4,334)    29,858      33,507      33,203      26,734
Interest expense, net ......      (19,107)    (20,178)    (15,547)      (4,252)   (38,259)    (34,872)     (9,829)     (7,382)
Foreign exchange gains
   (losses), net ...........       15,259     (14,868)    (23,880)      10,381     19,081      17,650       4,241         935
Other ......................          287      (1,571)        171           33         57        (180)       (122)         --
Minority interest ..........           --          --          --           --         --         171          --         297
                               ----------   ---------   ---------     --------  ---------  ----------   ---------   ---------
      Total other income
         (expense) .........       (3,561)    (36,617)    (39,256)       6,162    (19,121)    (17,231)     (5,710)     (6,150)
                               ----------   ---------   ---------     --------  ---------  ----------   ---------   ---------
      Income before
        income taxes .......       15,361     (32,768)      9,923        1,828     10,737      16,276      27,493      20,584
Income tax (benefit)
   provision ...............        4,639     (12,380)      3,661          638        144         (13)         (1)         29
                               ----------   ---------   ---------     --------  ---------  ----------   ---------   ---------
      Net income before
        extraordinary
        item ...............       10,722     (20,388)      6,262        1,190     10,593      16,289      27,494      20,555
      Extraordinary item ...         (173)     (1,001)         --           --         --          --          --          --
                               ----------   ---------   ---------     --------  ---------  ----------   ---------   ---------
      Net income after
        extraordinary
        item ...............   $   10,549    ($21,389)  $   6,262     $  1,190  $  10,593  $   16,289   $  27,494   $  20,555
                               ==========   =========   =========     ========  =========  ==========   =========   =========
Other Financial Data:
EBITDA(1) ..................   $   43,923   $  27,737   $  60,234      ($2,572) $  86,024  $  108,708   $  47,146      34,131
Depreciation and
   amortization ............       24,887      26,460      21,652        1,729     57,213      68,333      17,137       6,306
Capital expenditures .......       25,697      10,147       6,506          626      7,363       9,171       2,791       1,697
Cash flows from
   operating activities ....       37,872      17,476      18,510       20,685     43,098      84,096      23,185      16,179
Cash flows from
   investing activities ....      (30,414)     49,965         255         (626)  (274,576)    (13,706)     (2,446)     (1,588)
Cash flows from
   financing activities ....      (19,051)    (70,012)    (18,752)      (4,973)   235,848     (72,487)    (11,945)    (10,188)
Ratio of earnings to
   fixed charges ...........         1.80x       0.62x       1.61x        1.27x      1.27x       1.45x         --          --
Pro forma ratio of
   earnings to fixed
   charges .................           --          --          --           --         --        1.10x         --          --


                                                                As of December 31,                    March 31
                                              ----------------------------------------------------
                                                1997        1998      1999        2000      2001        2002
                                              --------   --------   --------   --------   --------   ----------
Balance Sheet Data:
Cash and cash equivalents ..................  $  3,699   $  1,741   $    964   $  4,370   $  2,273   $  6,676
Working capital(2) .........................    (9,072)    13,261    (31,746)     6,384     11,911     31,690
Property, vessels and equipment ............   307,173    239,333    224,566    267,868    254,337    247,174
Cooperative rights and goodwill, net .......     3,455      5,035      4,357    151,771    122,608    121,671
Total assets ...............................   407,281    342,516    321,746    524,252    516,847    535,662
Total debt .................................   311,436    248,092    230,497    369,072    326,499    319,857
Equity (deficit) ...........................    13,023     (8,334)    (1,948)   132,392    154,887    173,759

(1) EBITDA is defined as net income before net interest expense, income tax (benefit) provision, depreciation, amortization, unrealized foreign exchange (gains) losses, net and non-cash equity-based compensation expenses. The following table shows how we derived EBITDA:

                                            Predecessor Business                         American Seafoods Group LLC
                             --------------------------------------------------  -------------------------------------------
                                                                     January 1   January 29    Year       Three Months Ended
                             Year Ended   Year Ended   Year Ended     through     through      Ended          March 31,
                              December     December     December    January 27,   December    December    ------------------
         Item                 31, 1997     31, 1998     31, 1999       2000       31, 2000    31, 2001      2001      2002
                             ----------   ----------   ----------   -----------  ----------   --------    -------   --------
                                                       (dollars in thousands)
Net income .................  $ 10,549     ($21,389)    $  6,262     $  1,190     $10,593     $16,289     $27,494   $20,555
Interest expense, net ......    19,107       20,178       15,547        4,252      38,259      34,872       9,829     7,382
Income tax (benefit)
   provision ...............     4,639      (12,380)       3,661          638         144         (13)         (1)       29
Depreciation and
   amortization ............    24,877       26,460       21,652        1,729      57,213      68,333      17,137     6,306
Unrealized foreign
   exchange (gains)
   losses, net .............   (15,259)      14,868       13,112      (10,381)    (20,185)    (12,976)     (8,321)     (757)
Non-cash equity-based
   compensation
   expenses ................        --           --           --           --          --       2,203       1,008       616
                              --------     --------     --------     --------     -------     -------     -------   -------

EBITDA                        $ 43,913     $ 27,737     $ 60,234     ($ 2,572)    $86,024     $108,708    $47,146   $34,131
                              ========     ========     ========      ========    =======     ========    =======   =======

     EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles in the United States, or GAAP. We include EBITDA because we understand it is used by some investors to determine a company's historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenants in our borrowing agreements are tied to similar measures. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income (as determined in accordance with GAAP), as an indicator of our operating performance, or of cash flows from operating activities (as determined in accordance with GAAP), or as a measure of liquidity. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA presented by us may not be comparable to EBITDA as reported by other companies. See the audited consolidated financial statements and related notes and our management's discussion and analysis elsewhere in this prospectus.
(2) Working capital is defined as total current assets (excluding current unrealized gain on derivatives) less current liabilities (excluding current unrealized loss on derivatives).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements and other financial information appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in forward-looking statements. See "Forward-Looking Statements."

Overview

     We are one of the largest integrated seafood companies in the United States. We catch, or harvest, several species of fish; process our catch into a variety of finished fish products, both on board our sophisticated catcher-processor vessels and at our East Coast value added processing facilities; and market our products to a diverse group of customers in North America, Asia and Europe. We primarily harvest pollock, which is the world's highest volume groundfish harvested for human consumption and which, in 2001, accounted for approximately 85% of our annual catch by volume and in the near future is expected to account for approximately 80-85% of our annual catch by volume. We also harvest and process other species of groundfish, including Pacific whiting (also known as hake), Pacific cod and yellowfin sole. We maintain a global marketing network through our U.S., Japanese and European offices and have developed long-term relationships with a domestic and international customer base.

Investment by Centre Partners; Corporate Structure

     In January 2000, our ultimate parent company American Seafoods, L.P., through two subsidiaries, purchased from Norway Seafoods all of the outstanding stock of American Seafoods Company, which, at the time, was the operating company for our harvesting and at-sea processing operations and the owner of one catcher-processor. The acquisition also involved the purchase of six additional catcher-processors, one catcher-vessel and certain assets of Frionor USA (now called American Seafoods International LLC), which was the operating company for our value added processing operations. American Seafoods, L.P. is a limited partnership controlled by affiliates of Centre Partners. Other significant investors in the acquisition included two Alaska Community Development Groups and members of our management.

     American Seafoods Group LLC was formed in connection with the acquisition. Following the acquisition of American Seafoods Company by American Seafoods, L.P., American Seafoods Company contributed its assets to us in exchange for member interests in our company, including an interest with preferred allocation and distribution rights. The acquisition was accounted for as a purchase, and all of the debt, assets and goodwill relating to the acquisition have been "pushed down" to our balance sheet. The aggregate purchase price for the acquisition was $477.9 million, including acquisition costs. The acquisition was financed through short-term seller financing ($21.9 million), long-term debt ($280.0 million) and seller long-term subordinated promissory notes ($95.0 million), which were "pushed down" to our financial statements. In addition, American Seafoods, L.P. issued a warrant ($3.5 million) for the purchase, at a future date, of additional partnership interests in American Seafoods, L.P. to an affiliate of Norway Seafoods. The warrant entitles the holder to purchase American Seafoods, L.P. partnership units at a price per unit equal to the amount per unit contributed at that time by the American Seafoods, L.P. partners.

     We are the direct 100% owner of American Seafoods Company LLC, through which we conduct our at-sea pollock harvesting and processing operations, and American Seafoods International LLC, through which we conduct our value added processing activities. We also had a 60% equity interest in Pacific Longline Company LLC, which was formed in August 2001 to conduct longliner cod harvesting and processing operations. As part of our recapitalization, we distributed our interest in Pacific Longline Company LLC to our indirect parent, American Seafoods Holdings LLC. As a result of this distribution, the results of Pacific Longline Company LLC are no longer reflected in our consolidated results of operations. Pacific Longline Company LLC accounted for 1.2% of our revenues in 2001.

     For more information about our corporate structure, see
"Business--Organization and Structure." For more information about our recapitalization, see "The Recapitalization."

Revenues and Expenses

     Revenues. Our revenues are primarily driven by the following factors:

     .  the volume of pollock harvested annually by our catcher-processors;

     . the quantity of finished product we are able to produce (determined by the flesh and roe recovery rates);

     . the prevailing market prices for the pollock products we sell, such as roe, surimi and fillet block;

     .  the yen-dollar exchange rate; and

     .  product volume for our value added processing operations.

     Harvest volumes. Under the regulatory system governing the U.S. Bering Sea pollock fishery, we know with a high degree of certainty each December the volume of pollock that we will be able to harvest in the coming year. In addition to the portion of the directed pollock catch allocated to us under the Pollock Conservation Cooperative agreement, we historically have purchased additional pollock quota from other industry participants up to the 17.5% limit of the directed pollock catch. We supplemented our harvest in 2000 and 2001 by purchasing 15.3% and 28.0%, respectively, of the community development quota from Alaska Community Development Groups. Purchases from Alaska Community Development Groups do not count against the 17.5% limitation.

     Recovery rates. Increases in flesh and roe recovery rates, which represent the percentage of finished product produced from a whole fish, result in higher finished product volumes. Our flesh recovery rates improved from 17.1% in 1997 to 24.5% in 2001 due primarily to the platform upgrades that we have made to our vessels, as well as the impact of the formation of the Pollock Conservation Cooperative. Our flesh recovery rates decreased from 24.4% for the first quarter of 2001 to 22.2% for the first quarter of 2002, largely due to an earlier spawn of the fish in 2002.

     Market prices. Market prices are mainly a function of the aggregate supply of pollock products produced in any given year as well as the anticipated inventory carry over for that year. The supply is determined primarily by the U.S. and Russian pollock harvest levels. Because we control a significant portion of the U.S. pollock harvest, we have the ability to guarantee large customers access to specific quantities of pollock products during a season, which has supported our ability to achieve advantageous pricing. Additionally, market prices are influenced by customers' expectations of the relative quantities of surimi and block products produced between the U.S. and Russian pollock fisheries. With our flexible factory platforms, we have the ability to maximize the value per ton harvested by shifting production to the most optimal product mix to meet demand at any point in time. A significant portion of our capital spending over the past several years has been devoted to enhancing the flexibility of our vessel processing platforms to provide them with this production flexibility.

     Prices generally fluctuate year to year and do not necessarily follow a typical price cycle trend. For example, the 23.5% decline in our surimi prices from year 1999 to 2000 was partially due to market conditions, but also due to producing a lower grade surimi mix in year 2000 resulting from changes in the flesh product mix. The roe price rose to a historical high of (Yen) 2,856 per kilogram for the 2000 "A" season product, which was largely attributable to a perceived supply shortage by our customers. With the introduction of long-term supply contracts for deepskin product in early 2000, the price for deepskin dropped from an annual average price of $1.59 per pound for 1999, to $1.32 per pound for 2000, $1.25 per pound for 2001 and $1.24 per pound for the first quarter of 2002.

     Below is a chart illustrating our average prices achieved for years 1999, 2000 and 2001, and for the three months ended March 31, 2001 and 2002 for pollock surimi, roe and block products. The surimi and roe prices are noted in yen per kilogram, which is the price unit we receive from our Japanese customers.

                                                                                  Average Price
                                                                                   for Three
                                                                                  Months Ended
                                                Average annual price                March 31,
                                        ----------------------------------   -----------------------
                                            1999       2000        2001         2001         2002
                                        ----------  ----------  ----------   ----------   ----------
Pollock Surimi(Yen)/kg ...............  (Yen)  285  (Yen)  218  (Yen)  212   (Yen)  205   (Yen)  260
Pollock Roe(Yen)/kg ..................  (Yen)1,865  (Yen)2,856  (Yen)2,240   (Yen)2,247   (Yen)1,910
Deepskin $/lb ........................   $    1.59  $     1.32  $     1.25   $     1.25   $     1.24
Pollock Block PBO $/lb ...............   $    1.33  $     0.80  $     0.88   $     0.86   $     0.90


     Exchange rate effects. Because we sell large quantities of roe to Japanese customers, a significant portion of our revenue is denominated in Japanese yen. This means that we are at risk that any increase or decrease in the value of the yen relative to the dollar would increase or reduce, respectively, the amount of dollar revenues we record on the sales of our products in Japan. In order to mitigate the potentially adverse effect of fluctuations in the yen to U.S. dollar spot exchange rate, we enter into forward currency contracts. According to our corporate hedging policy, forward contracts are staggered over a rolling 36-month time frame, concurrently hedging approximately 80% of the current year's estimated yen sales, 65% of our estimated 24-month yen sales, and 50% of our estimated 36-month yen sales.

     Value Added Processing Product Volume. Our value added processing operations is comprised of our frozen cutting and breading/battering operation. The key performance driver for our value added processing operation is the volume of production.

     Expenses. The operating cost structure of the harvesting operations is comprised of four main cost categories:

     . variable costs driven by revenue or product volume, such as crew compensation, quota purchases, product freight and storage, marketing commissions and packaging and additives;

     .  vessel-related depreciation;

     . fixed costs that are assumed to be incurred whether or not the vessel is deployed, such as insurance, repair and maintenance, nets and gear supplies, moorage, equipment rental, crew travel and general supplies; and

     . daily operating costs driven by vessel operating days, such as fuel, galley supplies, observers and technicians.

     Excluding depreciation expense, crew compensation represents the largest operating cost for the vessel operations and is a variable cost, structured to reward each crew based upon the production value achieved by their vessel. Quota purchase costs, the second largest operating cost excluding depreciation expense, are calculated as an amount per ton harvested and are incurred when we purchase quota amounts from our Alaska Community Development Group partners, catcher vessel owners and other third party fishery participants. Product freight is incurred when we transport the product to either our customer or a cold storage facility. Storage costs are incurred for product entering a cold storage facility.

     Excluding depreciation of $35.0 million, approximately 11.8% of our total harvesting operating costs are fixed in that we assume that we would incur them even if a vessel were inactive for the season. As a result of our relatively low fixed harvesting cost base, we have the ability to manage our cost structure by matching vessel harvesting capacity with the available harvest amount for any given season.

     Our other main expenses include general administrative expenses, amortization of cooperative rights and other intangible assets, interest expense and losses, if any, on foreign currency contracts.

     We have two valuation accounts recorded on our balance sheet. The allowance for doubtful accounts balance was approximately $0.5 million at March 31, 2002, December 31, 2001 and December 31, 2000. Total bad debt writeoffs for the three months ended March 31, 2002 and the year ended December 31, 2001 were less than $0.1 million. Bad debts writeoffs for the year ended December 31, 2000 were $2.2 million. We also have an allowance of $0.9 million recorded at March 31, 2002 and December 31, 2001 for a receivable due from one of our insurance providers, which filed for bankruptcy in March 2001. This allowance was recorded in the year ended December 31, 2001.

Results of Operations

     We were acquired in a transaction accounted for as a purchase on January 28, 2000. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values on that date. We also changed our method of accounting for major scheduled vessel maintenance and accounting for derivative instruments, effective with the acquisition. For the period from January 28, 2000 through December 31, 2000 and for the year ended December 31, 2001, all goodwill and debt resulting from the acquisition have been recorded in the financial statements of American Seafoods Group LLC. The financial statements for the year ended December 31, 1999 and the period from January 1, 2000 through January 27, 2000 represent the combined operations of the predecessor businesses purchased as part of the acquisition. Accordingly, the consolidated financial statements for American Seafoods Group LLC for periods subsequent to the acquisition are not comparable to the predecessor business financial statements presented for prior periods.

     The following table sets forth certain components of our statement of operations data for the periods indicated, expressed in thousands of dollars and as percentages of total revenue:

                               Predecessor Business                                American Seafoods Group LLC
                       ----------------------------------  ------------------------------------------------------------------------
                                             January 1        January 28                           Three Months      Three Months
                           Year Ended         through           through           Year Ended      Ended March 31,  Ended March 31,
                       December 31, 1999 January 27, 2000  December 31, 2000  December 31, 2001        2001             2002
                       ----------------- ----------------  -----------------  -----------------  ----------------  ----------------
                                                                  (dollars in  thousands)
Statement of
Operations Data:
   Seafood sales .....  $236,773   98.4%  $ 9,586    98.6%   $250,748   99.4%   $333,377  99.0%    $111,712  99.8%  $83,636   99.7%
   Other .............     3,942    1.6%      133     1.4%      1,598    0.6%      3,462   1.0%         221   0.2%      221    0.3%
                        --------  -----   -------   -----    --------  -----    -------- -----     -------- -----   -------  -----
      Total
       revenue .......   240,715  100.0%    9,719   100.0%    252,346  100.0%    336,839 100.0%     111,933  00.0%   83,857  100.0%
Cost of sales ........   151,369   62.9%   11,672   120.1%    151,976   60.2%    209,600  62.2%      56,767  50.7%   42,583   50.8%
                        --------  -----   -------   -----    --------  -----    -------- -----     -------- -----   -------  -----
   Gross profit ......    89,346   37.1%   (1,953)  (20.1)%   100,370   39.8%    127,239  37.8%      55,166  49.3%   41,274   49.2%
Selling, general
  and administrative
  expenses ...........    35,683   14.8%    2,011    20.7%     35,342   14.0%     59,855  17.8%      12,978  11.6%   12,827   15.3%
Amortization of
  cooperative
  rights and
  intangibles,
  goodwill and
  depreciation of
  other assets .......     4,484    1.9%      370     3.8%     35,170   13.9%     33,877  10.1%       8,985   8.0%    1,713    2.0%
                        --------  -----   -------   -----    --------  -----    -------- -----     -------- -----   -------  -----
   Operating
   profit ............    49,179   20.4%   (4,334)  (44.6)%    29,858   11.8%     33,507   9.9%      33,203  29.7%   26,734   31.9%
Other Income
(expense).............
   Interest
   expense, net ......   (15,547)  (6.5)%  (4,252)  (43.7)%   (38,259) (15.2)%   (34,872)(10.4)%     (9,829) (8.8)%  (7,382)  (8.8)%
   Foreign
     exchange gains
     (losses), net ...   (23,880)  (9.9)%  10,381   106.8%     19,081    7.6%     17,650   5.2%       4,241   3.8%      935    1.1%
   Other .............       171    0.1%       33     0.3%         57    0.0%       (180) (0.1)%       (122) (0.1)%      --    0.0%
   Minority
    interest .........        --    0.0%       --     0.0%         --    0.0%        171   0.1%          --   0.0%      297    0.4%
                        --------  -----   -------   -----    --------  -----    -------- -----     -------- -----   -------  -----
      Total other
        income
        (expense) ....   (39,256) (16.3)%   6,162    63.4%    (19,121)  (7.6)%   (17,231) (5.1)%     (5,710) (5.1)%  (6,150)  (7.3)%
                        --------  -----   -------   -----    --------  -----    -------- -----     -------- -----   -------  -----
   Income before
   income taxes ......     9,923    4.1%    1,828    18.8%     10,737    4.3%     16,276   4.8%      27,493  24.6%   20,584   24.5%
Income tax
 provision ...........     3,661    1.5%      638     6.6%        144    0.0%        (13) (0.0)%         (1)  0.0%       29    0.0%
                        --------  -----   -------   -----    --------  -----    -------- -----     -------- -----   -------  -----

   Net income ........  $  6,262    2.6%  $ 1,190    12.2%   $ 10,593    4.2%   $ 16,289   4.8%    $ 27,494  24.6%  $20,555   24.5%
                        ========  =====   =======   =====    ========  =====    ======== =====     ======== =====   =======  =====

Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

     Revenue. Revenue for the three months ended March 31, 2002 decreased $28.0 million, or 25.1%, to $83.9 million from $111.9 million for the three months ended March 31, 2001. This decrease was primarily attributable to a lag in product deliveries by approximately 3,000 metric tons for the three months ended March 31, 2002 compared to the three months ended March 31, 2001. Pollock production increased during the three months ended March 31, 2002 compared to the same period in 2001 due to a 6% increase in the 2002 total allowable catch for U.S. Bering

Sea pollock fishery and an earlier harvest of our A-season catch. This increase was partially offset by lower roe and pollock flesh recovery rates. Pricing for pollock roe declined, while surimi and fillet block pricing generally increased between the two periods.

     Cost of Sales. Cost of sales includes operating costs such as crew and factory personnel compensation, fish purchases, vessel fuel, raw material purchases, packaging, insurance and other operating related expenses and depreciation applicable to assets used in operations. Cost of sales for the three months ended March 31, 2002 decreased $14.2 million, or 25.0%, to $42.6 million from $56.8 million for the three months ended March 31, 2001. This decrease was primarily attributable to lower variable product costs such as crew compensation and packaging resulting from selling less at-sea processed finished product in the three months ended March 31, 2002. Gross profit for the three months ended March 31, 2002 decreased to $41.3 million from $55.2 million for the three months ended March 31, 2001, a 25.2% decrease, primarily due to decrease in revenues as described above.

     Selling, General and Administrative Expenses. Selling costs include product freight, storage and marketing costs. General and administrative expenses include our employee compensation and benefits, rent expense, professional fees, association dues and other expenses, such as business development, office equipment and supplies. Selling, general and administrative expenses for the three months ended March 31, 2002 decreased $0.2 million, or 1.2%, to $12.8 million from $13.0 million for the three months ended March 31, 2001. This decrease was primarily due to our selling approximately 3,000 less metric tons of at-sea processed finished product in the three months ended March 31, 2001, which resulted in lower freight costs, partially offset by higher general and administrative costs attributable to increases in salary and bonus expenses, legal fees and professional services related to the recapitalization.

     Amortization of Cooperative Rights, Intangibles and Goodwill and Depreciation of Other Assets. Amortization includes the amortization related to the cooperative rights and goodwill recorded in connection with the January 2000 acquisition and depreciation of office related assets. Amortization expense for the three months ended March 31, 2002 decreased $7.3 million, or 83.8%, to $1.7 million from $9.0 million for the three months ended March 31, 2001. $1.6 million of this decrease was due to a change in accounting for the amortization of goodwill. Beginning January 1, 2002, we ceased the amortization of goodwill in accordance with the Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." $6.0 million of the decrease resulted from the extension of the amortization schedule for cooperative rights, an intangible asset representing our allocation rights as a member of the Pollock Conservation Cooperative. From January 28, 2000 to October 31, 2001, the cooperative rights were amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock Conservation Cooperative agreement. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the amortizable life of the cooperative rights to 23.2 years, which matches the average remaining depreciable lives of our vessels. Amortization of cooperative rights was $1.0 million in the three months ended March 31, 2002 and $7.0 million in the three months ended March 31, 2001.

     Interest Expense, Net (including related party interest). Net interest expense includes interest incurred related to our revolving facility, bank debt and subordinated sellers note. Net interest expense for the three months ended March 31, 2002 decreased $2.4 million, or 24.9%, to $7.4 million from $9.8 million for the three months ended March 31, 2001. The decrease in net interest expense was mainly attributable to lower variable interest rates applied to a declining principal balance on the senior bank debt we incurred in connection with the January 2000 acquisition. We repaid all amounts outstanding under this bank credit facility in connection with the recapitalization, and entered into a new credit facility. See "--Liquidity and Capital Resources--Our Indebtedness."

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000.

     Revenue. Revenue for the year ended December 31, 2001 increased $74.8 million, or 28.5%, to $336.8 million from $9.7 million for the period from January 1, 2000 to January 27, 2000 and $252.3 million for the period from January 28, 2000 to December 31, 2000. The revenue increase in 2001 was primarily attributable to harvesting over 60,000 metric tons more pollock in 2001 compared to the 2000 pollock harvest, an increase of 32.9%. This additional harvest led to higher sales volumes in surimi, block and roe products, resulting in approximately 33,800 more metric tons of at-sea processed frozen pollock product sold in 2001 as compared to 2000. In 2001, we produced approximately 38,000 more metric tons of at-sea processed finished product than in 2000. The increase was also driven by an improvement in recovery rates from an average pollock flesh recovery rate of 22.0% in 2000 to 24.5% in 2001, and an increase in the roe recovery rate from 3.9% in 2000 to 4.8% in 2001. These positive factors were partially offset by a less favorable yen exchange rate in 2001 and declines in roe and surimi yen prices by approximately 27.5% and 2.8%, respectively, from 2000 to 2001. The 2001 increase in pollock harvest was the result of a 22.9% increase in the total allowable catch and an increase in community development quota that we acquired from our Alaska Community Development Group partners from 15.3% in 2000 to 28.0% in 2001 of the community development pollock quota allocation.

     Cost of Sales. Costs of sales includes operating costs such as crew and factory personnel compensation, fish purchases, vessel fuel, raw material purchases, packaging, insurance and other operating related expenses and depreciation applicable to assets used in operations. Cost of sales for the year ended December 31, 2001 increased $46.0 million, or 28.1%, to $209.6 million from $11.7 million for the period from January 1, 2000 to January 27, 2000 and $152.0 million for the period from January 28, 2000 to December 31, 2000. This increase was primarily attributable to additional variable product costs such as crew compensation and packaging resulting from selling approximately 37,000 more metric tons of at-sea processed finished product in 2001, higher quota purchase cost due to the increase in the volume of quota purchased and higher fuel costs due to an increase in fishing days. The gross profit for the year ended December 31, 2001 increased to $127.2 million, an increase of $28.8 million, or 29.3%, from ($2.0) million for the period from January 1, 2000 to January 27, 2000 and $100.4 million for the period from January 28, 2000 to December 31, 2000.

     Selling, General and Administrative Expenses. Selling costs include product freight, storage, and marketing costs. General and administrative expenses include our employee compensation and benefits, rent expense, professional fees, association dues and other expenses, such as business development, office equipment and supplies. Selling, general and administrative expenses for the year ended December 31, 2001 increased $22.5 million, or 60.2 %, to $59.9 million from $2.0 million for the period from January 1, 2000 to January 27, 2000 and $35.3 million for the period from January 28, 2000 to December 31, 2000. These expenses increased primarily due to our selling approximately 37,000 more metric tons of at-sea processed finished product in 2001, which resulted in $10.9 million of higher freight costs; higher general and administrative costs related to increases in salary and bonus expense; non-cash option compensation expense; association dues, which are assessed on the volume of pollock quota allocation; legal fees and professional services related to the recapitalization.

     Amortization of Cooperative Rights, Intangibles and Goodwill and Depreciation of Other Assets. Amortization includes the amortization related to the cooperative rights and goodwill recorded in connection with the January 2000 acquisition and depreciation of office related assets. Amortization expense for the year ended December 31, 2001 decreased $1.7 million, or 4.7%, to $33.9 million from $0.4 million for the period from January 1, 2000 to January 27, 2000 and $35.2 million for the period from January 28, 2000 to December 31, 2000. This decrease was primarily attributable to an extension of the amortization schedule for cooperative rights, an intangible asset representing our allocation rights as a member of the Pollock Conservation Cooperative. From January 28, 2000 to October 31, 2001, the cooperative rights were amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock Conservation Cooperative agreement. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the amortizable life of the cooperative rights to 23.2 years, which matches the average remaining depreciable lives of our vessels. Amortization of cooperative rights was $24.1 million for the period ended December 31, 2001 and $25.9 million for the period from January 28, 2000 to December 31, 2000.

     Interest Expense, Net (including related party interest). Net interest expense includes interest incurred related to our revolving facility, bank debt and subordinated sellers note. Net interest expense for the year ended December 31, 2001 decreased $7.6 million, or 18.0%, to $34.9 million from $4.3 million for the period from January 1, 2000 to January 27, 2000 and $38.3 million for the period from January 28, 2000 to December 31, 2000. Interest expense for the period from January 1, 2000 to January 27, 2000 includes $3.1 million of related party debt guarantee and refinance fees that were recorded as an expense of the Predecessor Business. The decrease in net interest expense was mainly attributable to the absence of related party debt guarantee and refinance fees in 2001 and to lower variable interest rates applied to a declining principal balance on the senior bank debt we incurred in connection with the January 2000 acquisition. Interest expense for our revolving credit facility for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001 was $2.1 million and $1.6 million, respectively, including commitment fees. Interest expense for our two term loans was $21.7 million for the period from January 28, 2000 to December 31, 2000 and $15.1 million in 2001. We repaid all amounts outstanding under this bank credit facility in connection with the recapitalization, and entered into a new credit facility. See "--Liquidity and Capital Resources--Our Indebtedness."

     In connection with the January 2000 acquisition, ASC, Inc. and American Seafoods Holding LLC each issued a long-term subordinated note payable to the seller, Norway Seafoods, which have been pushed down to our financial statements. The principal amounts of these seller notes totaled $95.0 million at issuance and bear interest at the rate of 10% per annum increasing to 12% to the extent interest is not paid in cash, but rather added to the principal amounts of the notes. No cash interest was paid on these notes in 2000 or 2001. Related party interest expense attributable to these seller notes was $9.2 million in 2000 and $12.6 million in 2001. We repaid these notes in connection with the recapitalization. See "--Liquidity and Capital Resources--Our Indebtedness."

     Foreign Exchange (Losses) Gains, Net. Net foreign currency exchange gain attributable to financial derivatives for the year ended December 31, 2001 decreased $11.8 million to $17.7 million from $10.4 million for the period from January 1, 2000 to January 27, 2000 and $19.1 million for the period from January 28, 2000 to December 31, 2000. Of the $11.8 million, $10.4 million was unrealized gain related to the entire change in fair value of derivatives due to a significant decrease in the value of the Japanese yen during the first twenty-seven days of January 2000 prior to our adoption of SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." Beginning January 28, 2000, the existing forward contracts were designated as hedges and the change in value related to the fluctuation in the value of the Japanese yen was not reflected in earnings. The net unrealized gains related to the ineffective portion (the time value) of the derivatives recognized in earnings during the period from January 28, 2000 to December 31, 2000 and the twelve months ended December 31, 2001 were $16.4 million and $16.2 million, respectively. We recorded realized gains of $2.6 million and $1.7 million related to the change in the ineffective portion of the derivatives which settled during the period from January 28, 2000 to December 31, 2000 and the twelve months ended December 31, 2001. Due to the accounting effects resulting from our adoption of SFAS No. 133, the foreign currency gains (losses) recorded in periods related to the Predecessor Business are not comparable to the foreign currency gains (losses) recorded in periods related to American Seafoods Group LLC.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999.

     Revenue. Revenue of $9.7 million for the period from January 1, 2000 to January 27, 2000 and $252.3 million for the period from January 28, 2000 to December 31, 2000 increased $21.4 million, or 8.9%, from $240.7 million for the year ended December 31, 1999. The increase in revenues was primarily attributable to a 5,100 metric ton, or 8.7%, increase in at-sea processed finished product sold in 2000 compared to 1999. This increase was primarily attributable to a 21.5% increase in our pollock harvest over 1999 (approximately 33,000 metric tons) due to a 14.8% increase in the total allowable catch plus an increase in the purchased community development quota from 5.0% in 1999 to 15.3% in 2000 of the community development pollock quota allocation. Other contributing factors to the revenue increase were higher roe prices (53.1% higher yen price compared to 1999 prices), a more favorable yen exchange rate and a slight increase in flesh pollock recovery rates from 21.3% in 1999 to 22.0% in 2001. These positive factors were partially offset by a decline in surimi yen prices, due partially to a lower grade mix produced in 2000, a decline in deepskin and pollock block prices, and an increase in the amount of finished product held in inventory at year-end.

     Cost of Sales. Cost of sales of $11.7 million for the period from January 1, 2000 to January 27, 2000 and $152.0 million for the period from January 28, 2000 to December 31, 2000 increased $12.3 million, or 8.1%, from $151.4 million for the year ended December 31, 1999. This increase was primarily attributable to additional variable product costs associated with selling approximately 5,100 more metric tons of at-sea processed finished product in 2000 and higher quota purchase cost due to the increase in the volume of quota purchased.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses of $2.0 million for the period from January 1, 2000 to January 27, 2000 and $35.3 million for the period from January 28, 2000 to December 31, 2000 increased $1.7 million, or 4.7%, from $35.7 million for the year ended December 31, 1999. Those expenses increased due primarily to higher sales volumes.

     Amortization of Cooperative Rights and Intangibles, Goodwill and Depreciation of Other Assets. Amortization expense of $0.4 million for the period from January 1, 2000 to January 27, 2000 and $35.2 million for

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the period from January 28, 2000 to December 31, 2000 increased $31.1 million from $4.5 million for the year ended December 31, 1999. This increase in amortization expense was primarily attributable to the recording of our cooperative rights as an intangible asset in connection with the January 2000 acquisition. The cooperative rights intangible asset was recorded at its estimated fair value of $138.2 million and from January 2000 to October 2000 was amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock Conservation Cooperative Agreement under the American Fisheries Act.

     Interest Expense, Net (including related party interest). Net interest expense of $4.3 million for the period from January 1, 2000 to January 27, 2000 and $38.3 million for the period from January 28, 2000 to December 31, 2000 increased $27.0 million from $15.5 million for the year ended December 31, 1999. Interest expense for the period from January 1, 2000 to January 27, 2000 includes $3.1 million of related party debt guarantee and refinance fees that were recorded as an expense of the Predecessor Business. The increase in net interest expense was primarily due to borrowings that we incurred in connection with the January 2000 acquisition and to related party debt guarantee and refinance fees of $3.1 million in the period from January 1, 2000 to January 27, 2000, compared to $1.3 million of expense for these fees recorded in 1999. Interest expense for our revolving credit facility for the period from January 28, 2000 to December 31, 2000 was $2.1 million, including commitment fees. Interest expense for our two term loans was $21.7 million for the period from January 28, 2000 to December 31, 2000.

     Foreign Exchange (Losses) Gains, Net. Net foreign currency exchange gains and losses attributable to financial derivatives resulted in a net gain of $10.4 million for the period from January 1, 2000 to January 27, 2000 and a net gain of $19.1 million for the period from January 28, 2000 to December 31, 2000, increased $53.3 million from a loss of $23.9 million for the year ended December 31, 1999. The change was due to a combination of the effect on the fair value of a significant devaluation of the Japanese yen between December 31, 1999, and January 27, 2000 (resulting in a $10.4 million gain) together with the ineffective portion of our contracts subsequent to our adoption of SFAS No. 133 (resulting in a $19.1 million gain, primarily the ineffective portion of our forward contracts). At December 31, 1999, we had foreign currency forward contracts for which the market rates were significantly below the spot rate of the Japanese yen at that time. These contracts accounted for $29.1 million of the 1999 loss. The forward contracts did not qualify as hedges for financial reporting purposes and, accordingly, the entire change in value was recognized as foreign exchange gains and losses. This $29.1 million loss in 1999 was partially offset by a $4.8 million improvement in the value of contracts which settled during 1999. Due to the accounting effects resulting from our adoption of SFAS No. 133, the foreign currency gains (losses) recorded in periods related to the Predecessor Business are not comparable to the foreign currency gains (losses) recorded in periods related to American Seafoods Group LLC.

Seasonality

     The U.S. pollock fishery is split into two distinct seasons, known as the "A" and "B" seasons. The "A" season opens in January and typically ends in April. During the "A" season, pollock carry their maximum quantities of high-value roe, making this season the more profitable one. During the "A" season we also produce other primary products, such as surimi and fillet blocks, although yields on these products are slightly lower in "A" season compared to "B" season due to the high roe content of pollock harvested in the "A" season. Although the "A" season typically accounts for approximately 40% of our year's total pollock harvest measured by weight, it represents a substantially larger portion of our revenues generated in the same period due to the higher value of roe that is recovered during the "A" season.

     The "B" season occurs in the latter half of the year, typically beginning in July and extending through the end of October. The primary products produced in the "B" season are surimi and fillet blocks. The "B" season typically accounts for approximately 60% of our year's total pollock harvest.

     A majority of our revenues are generally derived in the first half of the year. For example in 2001, approximately 33%, 26%, 16% and 25% of our revenues were generated in the first, second, third and fourth quarters, respectively. In addition, a significant majority of our operating profits are generally derived in the first half of the year.

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Liquidity and Capital Resources

     Our principal liquidity requirements are for working capital, consisting primarily of receivables, inventories, pre-paid expenses, payables and accrued expenses; capital expenditures; and debt service. We will fund our liquidity needs primarily with cash generated from operations and, to the extent necessary, through borrowings under the new credit facility that we entered into as part of the recapitalization. As of March 31, 2002, we had $11.0 million drawn under our existing revolving credit facility, which was repaid in connection with the recapitalization.

     We had $11.9 million of working capital, excluding unrealized gains and losses on derivatives, at December 31, 2001 as compared to $6.4 million at the end of 2000. The $5.5 million increase in working capital from 2000 to 2001 was due principally to an increase in trade receivables and a decrease in the current portion of long-term debt, offset partially by a decrease in the inventories and an increase in trade payables. We had $6.4 million of working capital at December 31, 2000 as compared to negative working capital of $31.7 million at the end of 1999. The increase in working capital from 1999 to 2000 was due principally to a reduction in notes payable resulting from the payment of a note to Norway Seafoods in connection with the January 2000 acquisition, an increase in inventories and a reduction in trade payables, partially offset by a reduction in related party receivables, a reduction in income tax receivables and an increase in the current portion of long-term debt.

     We had $31.7 million of working capital, excluding unrealized gains and losses on derivatives, at March 31, 2002 as compared to $11.9 million as of December 31, 2001. The $19.8 million increase in working capital during the quarter was due principally to an increase in inventories, partially offset by an increase in trade payables.

     Cash flow from operating activities was $84.1 million, $63.8 million and $18.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. The increase in cash flow provided by operating activities from 2000 to 2001 was due principally to an increase in operating income resulting from an increase in pollock harvest and recovery rates, which increased revenue and product margins, and more favorable Japanese yen exchange rate, partially offset by a net increase in working capital. The increase in cash flow provided by operating activities from 1999 to 2000 was due principally to an increase in operating income resulting from an increase in the pollock harvest, higher roe prices and a more favorable Japanese yen exchange rate, and a net decrease in working capital, due in large part to the settlement of predecessor accounts as a result of the January 2000 acquisition.

     Cash flow from operating activities was $23.2 million and $16.2 million for the three months ended March 31, 2001 and 2002, respectively. The decrease in cash flow provided by operating activities from the 2001 period to the 2002 period was due principally to a decrease in operating income resulting from the lag in product deliveries by approximately 3,000 metric tons over the prior year period, which decreased revenue and product margins. Working capital in the aggregate remained relatively constant but reflected increased inventory levels partially offset by lower receivables both as a result of the lag in product deliveries.

     Cash flow from (used by) investing activities was ($13.7) million, ($275.2) million and $0.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. The cash used by investing activities in 2000 was due principally to the January 2000 purchase of predecessor assets and vessels plus $24.1 million in a deferred purchase payment to the seller. Excluding the cash outflow related to the January 2000 acquisition, cash flow (used by) from investing activities was ($13.7) million, ($8.2) million and $0.3 million for the years ended December 31, 2001, 2000 and 1999, respectively. The increase in cash used by investing activities from 2000 to 2001 was due principally to an increase in purchases of property, vessels and equipment, and our equity investment in, and advances made to, Pacific Longline Company LLC. The increase in cash used by investing activities from 1999 to 2000 was due principally to an increase in purchases of property and equipment and a decrease in proceeds from the sale of equipment.

     Cash flow used by investing activities was $2.4 million and $1.6 million for the three months ended March 31, 2001 and 2002, respectively. The decrease in cash used by investing activities from the 2001 period to the 2002 period was due principally to a decrease in purchases of property, vessels and equipment.

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

     Cash flows from financing activities were net cash outflows of $18.8 million in 1999 and $5.0 million in the period from January 1, 2000 to January 27, 2000, net cash inflows of $235.8 million in the period from January 27, 2000 to December 31, 2000 and net cash outflows of $72.5 million in 2001.

     During 1999, our cash flows from financing activities included net repayments of long-term debt of $11.6 million, revolving debt of $1.1 million, and a note payable to the prior owner of $6.0 million. During the period from January 1, 2000 to January 27, 2000, our cash flows from financing activities were comprised of net repayments of revolving debt of $5.0 million.

     During the period from January 28, 2000 to December 31, 2000, our cash flows from financing activities included borrowings of $185.0 million of long-term debt, net revolving debt borrowings of $28.0 million and capital contributions of $41.5 million. These amounts represent cash flows relating primarily to funding the acquisition. The acquisition, which had a total purchase price of $477.9 million, involved the issuance of seller notes, bank borrowings and the issuance of equity instruments issued by our parent. All debt obligations that we have or will have assumed, that we repaid with proceeds from the offering of the old notes, or that we have guaranteed or our assets are pledged as collateral for, have been pushed down to our financial statements. In addition to our acquisition funding, our cash flows from financing activities during the period January 28, 2000 to December 31, 2000 include $9.3 million of financing fees and costs, $1.4 million advanced to our parent, and principal payments on our long-term debt of $9.4 million.

     During 2001, our cash flows from financing activities were primarily comprised of borrowings of long-term debt of $3.5 million, principal payments of long-term debt of $47.8 million, net repayments on our revolving debt of $16.0 million and distributions to a member of $11.2 million. We repaid our debt as required by our loan agreements and we paid down our revolving debt to reduce our interest cost and improve our leverage ratio as cash was available from our operating activities. The distributions to our members were made based on estimated tax allocations.

     During the three month period ended March 31, 2001 and 2002, our cash flows from financing activities were primarily comprised of net payments of long-term and revolving debt. Net payments of long-term and revolving debt were $11.6 million and $10.2 million for the three months ended March 31, 2001 and 2002, respectively. We repaid our debt as required by our loan agreements and to reduce our interest cost and improve our leverage ratio as cash was available from our operating activities.

     We had $2.3 million of cash and cash equivalents at December 31, 2001. We had $6.7 million of cash and cash equivalents at March 31, 2002. We believe that this cash, the cash flows we expect to generate from operations, and borrowing capabilities under our new senior credit facility, will be sufficient to meet our liquidity requirements in the foreseeable future.

  Capital Expenditures

     The majority of our capital expenditures relate to our catcher-processor fleet and include items such as fishing gear, improvements to vessel factory processing equipment and major scheduled vessel maintenance. Capital expenditures in these years were funded from cash flows from operations and borrowings under our existing credit facility. The following chart indicates the main purposes of our capital expenditures during the period 1999 through the first three months of 2002:

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
                                                                                                     Three
                                                         January 1    January 28                    Months
                                                          through      through                       Ended
                                                        January 27,  December 31,                  March 31,
                                             1999          2000          2000          2001          2002
                                         ------------  ------------  ------------  ------------  ------------
                                                         (dollars in millions)
Fishing gear ..........................    $    1.0      $    0.1      $    1.0      $    2.3      $    0.2
Machinery and equipment ...............         4.3           0.4           1.5           4.1           1.3
Major scheduled vessel maintenance ....          --            --           2.1           0.9           0.1
Other .................................         1.2           0.1           2.8           1.9           0.1
                                           --------      --------      --------      --------      --------
  Total capital expenditures ..........    $    6.5      $    0.6      $    7.4      $    9.2      $    1.7
                                           ========      ========      ========      ========      ========

     Major scheduled vessel maintenance costs relate principally to our periodic overhauls and replacements performed generally on a three-year cycle. Since the acquisition of January 28, 2000, these costs are capitalized and depreciated over the period through the next scheduled major scheduled vessel maintenance. Prior to the acquisition, we accrued these costs in advance of incurring them.

     We estimate that we will have capital expenditure requirements in the range of approximately $6.0 million to $7.0 million per year for the next five years. This level of anticipated capital expenditures is primarily due to our capital expenditure cycle where our initial investment in the vessel asset is significant and is typically followed by additional expenditures made to upgrade the factory platform. From 1996 through 1999, we made significant capital expenditures for vessel factory conversions and improvements to and maintenance on the factory platforms throughout our fleet. Our vessel platform modifications included state-of-the-art technological improvements, and we do not believe that any significant further expenditures are currently required to improve the level of performance of our at-sea processing operations. As a result, we are currently in a proactive general maintenance phase and do not currently anticipate undertaking significant capital spending on platform factory upgrades.

     In addition to capital expenditures, we spent $7.2 million and $7.6 million on vessel maintenance, which was expensed during the years ended December 31, 2000 and 2001, respectively and $2.9 million and $3.7 million during the three months ended March 31, 2001 and 2002, respectively.

  Our Indebtedness

     Old Senior Credit Facility. In connection with our acquisition by Centre Partners in January 2000, we entered into a revolving credit and term loan agreement with a syndicate of lenders, the administrative agent of which was Bank of America, N.A. This agreement provided for $250.0 million in term loans ($175.0 million Term A and $75.0 million Term B) and $60.0 million in revolving credit. Any borrowings under the revolving line of credit were due on December 31, 2004. The Term A loan was due in quarterly principal payments of $9.0 million in each of the years 2000 through 2002, $10.0 million in 2003 and $11.25 million in 2004. The Term B loan was due in quarterly principal payments of $375,000 in 2000, $187,500 in each of the years 2001 through 2004 and $12.5 million in each of the first three quarters of 2005, with a final principal payment of $33.75 million due on December 31, 2005. As of December 31, 2001, we had drawn funds of $12.0 million under the revolving credit facility, bearing interest at a rate of 4.2%, and a total of $194.5 million outstanding under the two term loans at a weighted average interest rate of 4.6%. Our obligations under our old credit facility were secured by substantially all of our assets and a pledge of all of our capital stock, and that of ASC, Inc., in any of our direct and indirect subsidiaries, and were subject to certain restrictive covenants. These included requirements that we maintain specified financial ratios and stay within defined limitations regarding capital expenditures and additional indebtedness. We used a portion of the proceeds of the offering of the old notes, together with concurrent borrowings under our new senior credit facility described below, to repay all indebtedness under our old credit facility.

     New Senior Credit Facility. In connection with the recapitalization, we entered into a new senior credit agreement with a syndicate of banks, the administrative agent of which is Bank of America, N.A. Our new credit agreement consists of a $75.0 million revolving credit facility with an initial $5.9 million drawn at closing, and $320.0 million in term loans ($90.0 million Term A and $230.0 million Term B). Our obligations under the new credit facility are secured by substantially all our assets. The agreement subjects us to various restrictive covenants,

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including limitations on our ability to prepay other indebtedness (including the notes), incur additional indebtedness, and requirements that we maintain specified financial ratios, such as minimum interest coverage, maximum total leverage and minimum fixed charge coverage.

     The new credit facility includes the following financial covenants:

     The consolidated debt to EBITDA leverage ratio as of the last day of any fiscal quarter will not be greater than the applicable ratio specified below:

                                                   Consolidated Debt to
                                                      EBITDA Leverage
     Test Period                                           Ratio
     ------------------------------------------   ----------------------
     April 18, 2002 - June 30, 2003 ...........         4.75 to 1.0
     July 1, 2003 - June 30, 2004 .............         4.50 to 1.0
     July 1, 2004 - June 30, 2005 .............         4.25 to 1.0
     July 1, 2005 - June 30, 2006 .............         3.75 to 1.0
     Thereafter ...............................         3.25 to 1.0

     The consolidated EBITDA to interest expense ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter will not be less than the applicable ratio specified below:

                                                    Consolidated EBITDA
                                                    to Interest Expense
     Test Period                                           Ratio
     ------------------------------------------   ----------------------
     April 18, 2002 - December 31, 2002 .......         2.00 to 1.0
     January 1, 2003 - December 31, 2003 ......         2.10 to 1.0
     January 1, 2004 - December 31, 2004 ......         2.25 to 1.0
     January 1, 2005 - December 31, 2005 ......         2.50 to 1.0
     Thereafter ...............................         2.75 to 1.0

     The fixed charge coverage ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter will not be less than the applicable ratio specified below:

                                                       Fixed Charge
     Test Period                                      Coverage Ratio
     ------------------------------------------   ----------------------
     April 18, 2002 - December 31, 2005 .......         1.30 to 1.0
     Thereafter ...............................         1.10 to 1.0

     After giving effect to the recapitalization and related financing transactions as if they had occurred at January 1, 2001, as of December 31, 2001 our consolidated debt to EBITDA leverage ratio would have been 4.65 times, our consolidated EBITDA to interest expense ratio would have been 2.36 times, and our fixed charge coverage ratio would have been 1.45 times. Our ability to comply in future periods with the financial covenants in the new credit facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products and our ability to successfully implement our overall business strategies.

     For more specific information on the terms of our new senior credit facility, see "Description of Senior Credit Facility."

     Subordinated Seller Notes. In connection with our acquisition by Centre Partners in January 2000, ASC, Inc. and American Seafoods Holdings LLC each issued a note to the seller, Norway Seafoods, each of which has been pushed down to our financial statements. These notes were in the principal amounts of $50.0 million and $45.0 million, respectively, and bore interest at the rate of 10% per annum, increasing to 12% to the extent interest was not paid in cash. Any interest not paid in cash was added to the principal amounts of the notes. No cash interest was paid

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on these notes in 2000 or 2001. The notes were scheduled to mature on January
28, 2010. We repaid these notes plus related accrued interest from the proceeds of the offering of the old notes, together with borrowings from our new senior credit facility. At March 31, 2002, the balance of these notes was $109.3 million, which included accrued interest due to that date. The notes were recorded at $117.4 million in our financial statements, net of discounts totaling $8.9 million and $0.8 million of current payables to related parties.

     New Notes. On April 18, 2002, we completed a private offering of $175,000,000 principal amount of 10 1/8% Senior Subordinated Notes due 2010, which we refer to as the old notes. We issued the old notes, and will issue the new notes offered in this prospectus, under an indenture, dated as of April 18, 2002, among us, the guarantors and Wells Fargo Bank Minnesota, National Association, as trustee. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the new notes are identical to the terms of the old notes, except that the new notes will be registered under the Securities Act, and therefore will not contain restrictions on transfer, will not contain provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights. The indenture contains provisions that define your rights under the new notes. See "Description of Notes."

Market Risk

     Foreign Currency and Commodity Hedging. We are exposed to cash flow and earnings market risk from certain changes in the yen foreign currency exchange rate and diesel fuel prices. To mitigate the risk related to these factors, we utilize forward currency contracts and derivative commodity instruments, principally futures contracts. As of March 31, 2002, we had open foreign exchange contracts maturing through December 31, 2005 with total notional amounts of $273.7 million, of which notional amounts of $93.8 million represent contracts with a related party, Aker RGI ASA, or Aker, the parent of Norway Seafoods. Prior to the acquisition of our business by Centre Partners in January 2000, Aker had entered into a currency forward transaction with Sparebanken NOR and a forward transaction with Den norske Bank ASA. On January 28, 2000, in connection with the acquisition by Centre Partners, Aker entered into an agreement with us whereby Aker is obligated to pay us all amounts that Aker receives from Sparebanken NOR or Den norske Bank ASA, and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR or Den norske Bank ASA. Aker also had, as of December 31, 2001, exercisable foreign currency options with Sparebanken NOR with total notional amounts of $55.0 million relating to the period October 31, 2003 through July 29, 2005. Pursuant to the January 28, 2000 agreement, Aker is obligated to pay us all amounts less a nominal fee that Aker receives from Sparebanken NOR and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR. These options will become forward foreign currency exchange contracts in the event that the dollar-yen spot exchange rate is at or below 94.00 Japanese Yen per one U.S. dollar at any time before July 29, 2003.

     We also have barrier options to enter into two additional sets of foreign exchange contracts that expire between March 2004 and December 2005, and March 2006 and December 2007. These contracts would become binding and effective only if the spot price falls to a rate below a pre-specified level (the trigger price) on or before December 2003 or December 2005, respectively. If the spot rate does not reach the trigger price on or before December 2003 or December 2005, respectively, then we have no right or obligation with respect to any of these contracts. The trigger price for these contracts is 99.00 Japanese Yen per one U.S. dollar and the notional amounts are $50.0 million and $50.0 million, respectively. We also have barrier options to enter into additional foreign exchange contracts with a related party that expire between October 2003 and August 2005 that have similar terms as the ones described above. The trigger price is 94.00 Japanese Yen per one U.S. dollar and the notional amounts are $70.0 million and the barrier end date is July 28, 2003. As the spot rate has not reached these trigger prices since the original trade date, these contracts have not been included in our financial statements.

     At December 31, 2001, we prepared an analysis to determine the sensitivity of our forward foreign exchange contracts, which are staggered over a rolling 36-month timeframe, to changes in exchange rates. A hypothetical adverse yen exchange rate movement of 10% against our forward foreign exchange contracts would have resulted in a potential loss in fair value of these contracts of approximately $25.6 million. All such losses on these forward foreign exchange contracts would have been substantially offset by a gain on the related underlying Japanese yen sales transactions that have been hedged by us.

     Fuel hedges are entered into whereby we pay a fixed price per gallon and receive a floating price per gallon with the payments being calculated on a notional gallon amount of approximately 50% of our estimated fuel usage over the term of the contracts through October 31, 2003. The objective of the swap agreements is to hedge the

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

variability of future fuel prices. These instruments are considered to be fully effective and, therefore, all unrealized gains and losses at year-end are recognized as a component of other comprehensive income.

     Interest Rates. Our current senior credit facility requires us to hedge the interest rate on the outstanding senior debt to convert such debt to fixed-rate debt. We are required to hedge $125.0 million for the first two years, beginning on January 28, 2000, and $37.5 million for the third year.

     We use various derivative financial instruments to manage our exposure to fluctuations in interest rates, including interest rate swaps. We enter into variable-to-fixed interest rate swap agreements whereby we pay a fixed rate and receive a floating rate with the interest payments being calculated on a notional amount of $112.2 million during 2001 and decreasing to a notional amount of $36.0 million in 2002. The objective of the swap agreements is to hedge the variability of future cash flows associated with changes in variable interest rates. These gains and losses are recognized in earnings at the interest payment dates throughout the year. As of December 31, 2001, we had interest rate swap agreements maturing through March 15, 2003.

     In addition to interest rate swaps, we have entered into interest rate caps with notional amounts of $68.9 million and $29.5 million in 2002 and 2003, respectively. The cap rate is 9.00% and the variable rate is the U.S. dollar three month LIBOR. We also have entered into an interest rate cap with a notional amount of $19.8 million in 2002. The cap rate is 7.75% and the variable rate is the U.S. dollar three month LIBOR. The fair values of these instruments were not significant at December 31, 2001.

     The senior credit facility we entered into in connection with the recapitalization is variable rate debt. It includes a requirement to hedge approximately 50% of the amount outstanding in a comparable way to our existing hedging requirements.

     In addition to the interest hedge applicable to the senior debt, interest on our notes exchanged in this offering will be set at a fixed rate. We estimate that approximately 67% of our total debt after this offering will initially effectively have a fixed interest rate. Interest rate changes generally do not affect the market value of floating rate debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. Conversely, for fixed rate debt, interest rate changes do not impact future cash flows and earnings, but do impact the fair market value of such debt, assuming other factors are held constant. Assuming we had completed the recapitalization and the related financing transactions, including the offering of the old notes, and applied the proceeds as intended as of December 31, 2001, we would have had pro forma interest expense of approximately $46.3 million. Holding other variables constant, including levels of indebtedness, a one percentage point increase in interest rates would have had an estimated impact on pre-tax earnings and cash flows for the next year of approximately $1.7 million. The $1.7 million was calculated by applying an additional 100 basis points of interest charge to $165.0 million, which represents the estimated unhedged floating rate portion of our debt following the recapitalization.

Critical Accounting Policies and Estimates

     Management's discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our critical accounting policies and estimates and base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect the most significant judgments and estimates used in the preparation of our consolidated financial statements:

     Foreign exchange contracts. Since January 28, 2000, we record gains and losses on foreign currency transactions in other income and expense following Statement of Financial Accounting Standards No. 133,

"Accounting for Derivative Instruments and Hedging Activities." Foreign exchange contracts are used to hedge the variability of future cash flows associated with Japanese yen denominated sales due to changes in foreign currency exchange rates. The effectiveness of the hedged transactions is measured by changes in spot rates and the gain or loss resulting from the change in time value is recognized currently in earnings. The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recorded in other comprehensive income. These gains and losses are recognized in revenues when the forecasted sales have occurred. Gains and losses resulting from the ineffective portion of the hedge, which generally relate to the time value component of the contract, are recognized currently in earnings. See "Risk Factors--Our business is subject to Japanese currency fluctuations which could materially adversely affect our financial condition."

     Acquisition and pushdown accounting. On January 28, 2000, American Seafoods, L.P., our parent company, acquired us in a business combination accounted for as a purchase. Accordingly, all of our assets and liabilities were recorded at their estimated fair market values as of the date of the acquisition.

     To the extent that any of the debt issued in connection with the acquisition is assumed by us, was repaid with the proceeds of the offering of the old notes, or will be guaranteed or secured by our assets, the debt and the related interest expense and debt issuance costs have been recorded in our financial statements. The goodwill resulting from the purchase has also been recorded in our financial statements. In addition, expenses incurred by our parent have been recorded in our financial statements to the extent that such expenses related to or benefited our operations.

     Cooperative rights. An identifiable intangible asset, cooperative rights, was recorded at its estimated fair value of $138.2 million in connection with the acquisition on January 28, 2000. This estimated fair value was determined using a discounted cash flow analysis by comparing the expected discounted cash flows under the cooperative system to the cash flows under the former Olympic style system, which means that any vessel licensed to operate in the fishery may harvest as much fish as possible until the fishery's aggregate seasonal quota allocation has been reached.

     From January 2000 to October 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which was the remaining life of the pollock conservation cooperative agreement. Beginning in November 2001, as a result of changes to the American Fisheries Act, we changed the life of our cooperative rights to 23.2 years, which matches the average remaining lives of the vessels, as the American Fisheries Act specifies vessels to which the cooperative rights apply. In 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets" (effective for us on January 1, 2002). SFAS 142 specifies that some intangible assets will no longer be amortized but instead will be subject to periodic impairment testing. We are in the process of evaluating the financial statement impact of adoption of SFAS 142 with respect to our amortization of cooperative rights.

     Vessel maintenance. A significant portion of our operations is related to our vessels. On January 28, 2000, the purchase of our vessels was part of the total acquisition. Our vessels were recorded at their fair market values based on appraisals we obtained, with approximately 60% categorized as vessel equipment and machinery with an estimated useful life of seven years and approximately 40% as vessel hull with an estimated useful life of twenty-five years. We depreciate these assets on a straight-line basis over their estimated useful lives.

     We incur expenses to repair and maintain our vessels. Repairs and ordinary maintenance are expensed as incurred. Significant additions and improvements are capitalized. As a condition to maintaining our Det Norske Veritas class certification, the highest vessel certification in the industry, the vessels must undergo scheduled major shipyard maintenance at intervals of three to five years. As a part of this scheduled maintenance, we may also have major vessel components overhauled. The costs for this major shipyard maintenance are capitalized and charged to operations on a pro-rata basis during the period through the next scheduled major shipyard maintenance.

     Segment information. We operate in one principal business segment, harvesting and processing seafood products. The processing of these seafood products occurs both on our vessels while at sea and at our facilities in New Bedford, Massachusetts. Substantially all of the seafood products produced and sold are supported by the same executive management team and share common customer and distribution functions. We do not allocate indirect expenses, including amortization of intangibles and interest expense, to any product lines or reporting segments.

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

Accordingly, we do not maintain separate comprehensive profit and loss accounts for these product lines. In the opinion of our management, all product lines that exceed 10% of revenues, net income and total assets possess similar economic characteristics and meet the aggregation criteria described in SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information."

Inflation

     We do not expect inflation to have a significant impact on our business, financial condition or results of operations. Historically, we generally have been able to offset the impact of inflation through a combination of productivity improvements and price increases.

                                    INDUSTRY

Worldwide Seafood Supply and Consumption

     According to the Food and Agriculture Organization of the United Nations, or FAO, the worldwide supply of seafood on average has grown approximately 4% a year from 1950 through 1990. From 1993 to 1999, the supply provided by marine and inland fisheries, or capture fisheries increased slightly, while the supply provided by aquaculture, or farmed fishing, almost doubled. Worldwide production of seafood has increased steadily from 18.0 million metric tons in 1950 to 126.2 million metric tons in 1999. In 1999, maritime fisheries accounted for 92.9 million metric tons, or 74% of that amount. Approximately 75% of worldwide seafood production in 1999 was used for human consumption. Fishmeal, which is primarily used as feed in aquaculture operations, accounted for the remainder.

                 World Capture Fisheries and Aquaculture Supply
                          (in millions of metric tons)

                                  1995                1996               1997              1998              1999
                           ------------------ ----------------- ------------------ -----------------  -----------------
                            Amount      %      Amount      %      Amount      %     Amount      %      Amount     %
                           --------   ------- -------- -------- --------- -------- --------  -------  --------  -------
Capture fisheries ........    91.9      79.0    93.5      77.8     93.8      76.6     86.9     73.8     92.9      73.6
Aquaculture ..............    24.5      21.0    26.7      22.2     28.7      23.4     30.8     26.2     33.3      26.4
                            ------    ------  ------    ------   ------    ------   ------   ------   ------    ------
    Total: ...............   116.4     100.0   120.2     100.0    122.5     100.0    117.7    100.0    126.2     100.0
                            ======    ======  ======    ======   ======    ======   ======   ======   ======    ======

----------
   Source: FAO Yearbook of Fishery Statistics, 2000.

     According to the FAO, total world seafood supplies were projected to remain relatively stable from 2000 to 2002 and to increase slightly from 2003 to 2010. This increase is expected to occur mainly in aquaculture production. The contribution from capture fisheries will depend on the effective nature of fisheries management. In 1998, the FAO estimated that in 2010 supplies would be approximately 135.0 million metric tons, of which 105.0 million metric tons would likely be available for human consumption and the remaining 30.0 million metric tons would be used for the production of fishmeal.

     The following chart shows the ten largest fishing nations in the world, together accounting for over 62% of the world's capture fisheries production volume in 1999:

          1999 Capture Fisheries Production By Top Producing Countries
                          (in millions of metric tons)

                                                             Percent of Global
                                                 Amount        Production
                                               ----------   -------------------

     China ..................................     17.2             18.6%
     Peru ...................................      8.4              9.1
     Japan ..................................      5.2              5.6
     Chile ..................................      5.1              5.4
     United States ..........................      4.7              5.1
     Indonesia ..............................      4.1              4.5
     Russian Federation .....................      4.1              4.5
     India ..................................      3.3              3.6
     Thailand ...............................      3.0              3.2
     Norway .................................      2.6              2.8
                                                 -----            -----

          Total: ............................     57.7             62.4%
                                                 =====            =====
----------
   Source: FAO Yearbook of Fishery Statistics, 2000.

     By geographic region, the marine fisheries in the Northwest and Southeast Atlantic reached their maximum potential one or two decades ago and now show a relatively stable trend in total catches. In the Mediterranean, the Black Sea, the Western Central Atlantic, and the Northeast, Eastern Central and Southwest Pacific fisheries, annual catches seem to have stabilized, or are declining slightly, after having reached their all-time highs a few years ago. In the Southwest Atlantic and the Southeast Pacific, total annual catches have declined sharply only a few years after reaching their maximum production levels. The primary areas where total catches are still increasing and where, in principle, some potential for increase still exists are the Eastern and Western Indian Ocean and the Western Central Pacific.

     From 1990 to 1999, aquaculture production grew 20.2 million metric tons, representing an average annual growth rate of 11%. A majority of the growth in aquaculture from 1990 to 1999 came from carp (grown predominantly in China for domestic consumption), molluscs and crustacea. Due to the high cost associated with the aquaculture production relative to harvest production of similar fish, we believe that farmed whitefish cannot compete with harvested pollock for staple, low-cost fish consumption.

Seafood Species

     Seafood Consumption. The following chart provides a brief overview of the different types of seafood that is caught for human consumption and use, including the different species of groundfish which we harvest. The chart reflects 1999 data, but does not include any data relating to aquaculture.

                                   [GRAPHIC]

--------------
   Source: Proceedings of the Groundfish Forum, 2001.

     Whitefish. Whitefish, an important table-fare product worldwide, accounted for approximately 17.2 million metric tons of production in 1999. Whitefish have a white or gray flesh color when processed or cooked. Generally, they are a demersal (bottom dwelling) species, although some are pelagic (off bottom), including pollock and hake. The whitefish category includes flatfish (flounder, sole and halibut), redfish (rockfish, ocean perch, bass and conger) and cod-like groundfish (cod, hake, haddock and pollock) and are fairly abundant in the temperate latitudes of the world's oceans. Within the whitefish category, the different species groups vary in terms of value per unit weight from region to region but basically fall into the following general hierarchy from most valuable per weight to least: (1) halibut, sole and flounder, (2) rockfish, ocean perch, bass and conger, and (3) cod, pollock, hake and haddock.

                                    [GRAPHIC]

     Groundfish. Along with cod, hake, haddock and hoki, pollock is broadly classified as a groundfish. From 1993 to 1999, the world supply of groundfish has fluctuated between 9.4 million and 10.8 million metric tons. However, world groundfish supply, with the exception of the U.S. pollock stock, has been on a downward trend since 1997 and is expected to continue its decline over the next several years. The overall decrease in pollock supply is primarily due to a steep decline in pollock stocks in Russia, Japan and Korea, which we believe is attributable to overfishing. This decrease has been offset somewhat by increased supply of U.S. pollock since 1999. In recent years, Northeast Atlantic supply of groundfish has declined slightly. Pollock, which is caught primarily in Russian and U.S. waters, accounts for the greatest volume of groundfish landings.

     There are three primary global markets for groundfish products: Southeast Asia, representing 34% of the market in 2000; Western Europe, representing 24% of the market in 2000; and North America, representing 16% of the market in 2000. South America and Russia are less important in terms of consumption but are important groundfish producers. Recently, China has also been expanding its imports of groundfish products. In general, consumers in Western Europe and the United States consume groundfish in the form of fresh and frozen fillets, products produced from blocks of fillets (steaks and fish sticks) and headed and gutted fish. The Japanese use groundfish primarily to produce surimi, roe and a variety of fresh-fish products.

     Pollock. Pollock is the most abundant whitefish species in the world. Pollock accounted for 36% of groundfish harvested in 1999, more than any other groundfish species. Pollock landings by major producing countries are shown below:


                  Pollock Capture By Major Producing Countries
                          (in millions of metric tons)

                                 1996         1997          1998         1999
                              -----------  ----------   ------------  ----------
     United States                1.2          1.1           1.2           1.1
     Russian Federation           2.4          2.3           2.0           1.5
     Japan                        0.3          0.3           0.3           0.4
     Other                        0.6          0.8           0.6           0.4
                                  ---          ---           ---           ---
     Total:                       4.5          4.5           4.1           3.4
                                  ===          ===           ===           ===
----------
    Source: FAO Yearbook of Fishery Statistics, 2000; Tinro.

     In 2002, the Russian pollock quota has declined further to 930,000 metric tons while the U.S. pollock quota has increased to 1,544,000 metric tons.

     Pollock matures relatively quickly, with fish aged three to seven years contributing most significantly to the commercial fisheries. Rapid growth allows a relatively high portion of the pollock biomass to be harvested each year without impacting overall population. Generally, there are three steps in preparing pollock for human consumption: harvesting, primary processing and secondary processing. At sea processing vessels harvest fish and produce products that are further refined by secondary processing companies in the United States, Asia (mainly Japan) and Europe. The most common primary processed products made from pollock include fillets, surimi, roe and fishmeal.

Pollock Fisheries

     U.S. Bering Sea Pollock Fishery. We participate primarily in the U.S. Bering Sea pollock fishery, which we believe is regarded as one of the healthiest and most responsibly managed fisheries in the world. In contrast to the general world trend of declining groundfish supply, the U.S. Bering Sea pollock fishery is generally characterized by abundant fish stocks and conservative management. According to the National Marine Fisheries Service, the body that supervises pollock harvesting in this fishery, approximately 35% of this fishery's 2002 pollock biomass could be harvested without causing overfishing to occur. The federal government typically sets harvest limits in the 10% to 20% range, substantially below the levels the National Marine Fisheries Service views as sustainable.

     Since the passage of the Magnuson-Stevens Act and the Russian extension of its Exclusive Economic Zone, the bulk of the pollock population resides within U.S. and Russian territorial waters. This arrangement, along with the limited commingling of the U.S. and Russian pollock populations, has allowed each country to monitor and regulate its own stock independently. Unlike Russia, which has more aggressively harvested its stocks, the U.S. has managed its resources conservatively.

     The National Marine Fisheries Service considers the current U.S. Bering Sea pollock population healthy and stable. The National Marine Fisheries Service population models for pollock in the U.S. Bering Sea pollock fishery show that over the past two decades the biomass has ranged from a high of 12.6 million metric tons in 1995 to a low of 5.6 million metric tons in 1991. The 2001 biomass was estimated at 11.1 million metric tons. The following table indicates the historical pollock biomass, total allowable catch and total catch in the U.S. Bering Sea:

     Total U.S. Bering Sea Pollock Biomass/Total Allowable Catch/Total Catch
                          (in thousands of metric tons)

                                                      Total allowable
                                           Total        catch as a
                                         allowable     percentage of
              Year        Biomass(1)      catch(2)        biomass         Total catch(3)
     ------------------  ------------   ------------  -----------------  ----------------
     1983 .............     10,298         1,100           10.7%               981
     1984 .............     10,000         1,300           13.0              1,092
     1985 .............     12,181         1,300           10.7              1,140
     1986 .............     11,381         1,300           11.4              1,142
     1987 .............     11,951         1,288           10.8                859
     1988 .............     11,159         1,345           12.1              1,229
     1989 .............      9,394         1,346           14.3              1,230
     1990 .............      7,393         1,404           19.0              1,455
     1991 .............      5,582         1,385           24.8              1,217
     1992 .............      8,898         1,290           14.5              1,164
     1993 .............     11,503         1,251           10.9              1,327
     1994 .............     10,590         1,388           13.1              1,363
     1995 .............     12,617         1,308           10.4              1,263
     1996 .............     10,752         1,227           11.4              1,193
     1997 .............      8,984         1,159           12.9              1,125
     1998 .............      9,335         1,135           12.2              1,101
     1999 .............     12,593           992            7.9                989
     2000 .............     11,680         1,139            9.8              1,133
     2001 .............     11,145         1,400           12.6              1,400
     2002 .............      9,800         1,485           15.2                 --

----------
(1) Source for 1983-2001: Eastern Bering Sea Walleye Pollock Stock Assessment from Alaska Fisheries Science Center and National Marine Fisheries Service, November 20, 2001; source for 2002: National Marine Fisheries Service.
(2) Source for 1983-1998: National Marine Fisheries Service; source for 1999-2001: North Pacific Fishery Management Council; source for 2002:
     National Marine Fisheries Service. Amounts for 1999 and thereafter refer to the total allowable catch for the Eastern Bering Sea only.
(3) Source for 1983-2001: Eastern Bering Sea Walleye Pollock Stock Assessment from Alaska Fisheries Science Center and National Marine Fisheries Service, November 20, 2001.

     Russian Pollock Fisheries. The exploitation of pollock stocks in Russian waters has typically been considerably more aggressive than in the United States over the last decade. As a result, total pollock harvests in Russia declined from 3.2 million metric tons in 1988 to 1.3 million metric tons in 2001, with a quota of only 930,000 metric tons in 2002. In 2001, approximately 45% of the Russian pollock quota was harvested within the Sea

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

of Okhotsk, with the balance being harvested in the Russian Bering Sea. The pollock catch in Russia's Sea of Okhotsk has fallen dramatically in recent years, with a total allowable catch of 430,000 metric tons in 2002.

     Unlike the pollock fishery in the United States, we believe the lack of monitoring and enforcement has resulted in catches greater than the reproductive capacity of pollock stocks in Russian waters. We also believe that fishing conditions in Russian waters in recent years have been particularly poor, and that some vessels could not even find the fish to reach their harvest quotas. With a combination of stricter enforcement and the effects of overexploitation, we believe the declining trend in the catch rates of pollock in Russian waters will continue for the next several years.

     Like the United States, Russia produces pollock block, surimi and roe, primarily for markets in the United States, Europe and Asia. In addition, a large portion of the Russian catch is processed into a lower grade fillet block for end use in Europe, and into headed and gutted fish to be reprocessed in China into frozen fillet blocks.

     Other Pollock Fisheries. Two other regions which have supported separate pollock fisheries are the international waters of the Bering Sea between Alaska and Russia, or the "donut hole," and the Bogoslof Island region in the southeastern U.S. Bering Sea. Both of these areas are closed to pollock fishing by a U.S./Russian agreement entered into in June 1994 known as the "Convention on the Conservation and Management of Pollock Resources in the Central Bering Sea." This agreement prevents foreigners from fishing stocks that migrate into or out of Russian and U.S. waters.

Other Groundfish Fisheries

     In addition to harvesting pollock, we participate in the catcher-processor sector of U.S. fisheries for Pacific cod and Pacific whiting. Participants in these fisheries require a federal government permit. Harvesting in U.S. cod fisheries is conducted on an "Olympic-style" or "open access" basis, meaning that any vessel licensed to operate in the fishery may harvest as much fish as possible until the fishery's aggregate seasonal quota allocation has been reached. Harvesting by catcher-processors in U.S. Pacific whiting fisheries is conducted on a cooperative basis similar to the system in place for pollock fishing; the mothership sector for Pacific whiting is Olympic-style.

     Cod. According to the 1999 FAO Yearbook of Fishery Statistics, total catch of cod in 1999 was 1.5 million metric tons, of which Atlantic cod accounted for
1.1 million metric tons and Pacific cod accounted for 402,000 metric tons. Cod stocks, which represented approximately 17% of the global groundfish catch in 1999, have dropped considerably over the last two decades. We believe this decrease in cod led to the spike in cod pricing in the early 1990s and the conversion of most fillet customers to lower-priced, relatively more abundant pollock as a primary source of groundfish. The share of Pacific cod has varied between 20% and 30% of total cod catches in the past five years.

     Hake. From 1991 to 1999, the world's total catch of hake has varied from a low of approximately 1.9 million metric tons in 1992 to a high of almost 2.9 million metric tons in 1998. The different hake species together make up 30% of the world's total groundfish catch. One species of hake is known as Pacific whiting, which is found off the coasts of Washington and Oregon. From 1991 to 1999, the harvest of Pacific whiting in U.S. waters has varied from a low of approximately 31,000 metric tons in 1991 to a high of approximately 253,000 metric tons in 1994. In 2001, we processed approximately 40,000 metric tons of Pacific whiting. The primary product made from Pacific whiting is surimi for the Japanese and Korean markets and fillet blocks for European markets.

Seasonality

     The pollock fishery in the U.S. Bering Sea is seasonal. The winter or "A" season takes place from January to April and the summer/fall or "B" season runs from July through October. The "A" season accounts for 40% of the annual quota, while the "B" season accounts for the remaining 60%. During the "A" season, spawning pollock produce large quantities of high-value roe, making this season the more profitable one. During the "A" season, we also produce other primary products, such as surimi, fillet blocks and fishmeal, although yields on these products are slightly lower than later in the year due to the high roe content of pollock harvested in the "A" season. The primary products produced in the "B" season are surimi, fillet blocks and fishmeal.

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

                                    BUSINESS

     We are one of the largest integrated seafood companies in the United States. We catch, or harvest, several species of fish; process our catch into a variety of finished fish products, both on board our sophisticated catcher-processor vessels and at our East Coast value added processing facilities; and market our products to a diverse group of customers in North America, Asia and Europe. We primarily harvest pollock, which is the world's highest-volume groundfish harvested for human consumption, and which typically accounts for approximately 80-85% of our annual catch by volume. We also harvest and process other species of groundfish, including Pacific whiting (also known as hake), Pacific cod and yellowfin sole. We maintain a global marketing network through our U.S., Japanese and Danish offices and have developed long-term relationships with a domestic and international customer base.

     We harvest pollock primarily in the U.S. Bering Sea pollock fishery. We believe that this fishery is among the world's largest and most conservatively managed fisheries. We benefit from the favorable regulatory system that governs pollock fishing in these waters. Under U.S. federal law, the fishery is subject to total allowable catch limitations, quota allocations among the different sectors of participants in the fishery, and rules that give exclusive harvesting rights to specifically identified vessels, with the result that any potential new competitors face significant barriers to entry. We own and operate seven of the 19 vessels permitted to participate in the catcher-processor sector of the fishery. Each year this sector is allocated 40% of the directed pollock catch and, by the terms of a private fishery cooperative agreement, this percentage is further divided and allocated among the sector's participants. Within the catcher-processor sector, our allocation for pollock is nearly 2.5 times larger than that of any other participant.

     We are the leading harvester and at-sea processor of groundfish in the United States. We own and operate a premier fleet of catcher-processor vessels, which average over 300 feet in length and carry crews of 90-125 persons. We produce a variety of products at sea, such as pollock roe (fish eggs), surimi (a fish protein paste used in products such as imitation lobster and crabmeat), fillet blocks, headed and gutted fish and fishmeal. We conduct further processing operations at our 212,000 square-foot facility in New Bedford, Massachusetts, where we manufacture products such as breaded seafood portions, fish sticks and fillets. Although our various non-harvesting operations contributed approximately 12.4% of our total revenues in 2001, they did not constitute a meaningful portion of our profitability.

Organization and Structure

     The beneficial ownership of our equity by Centre Partners, Coastal Villages and our directors and officers as a group would be 42.8%, 18.2% and 16.8%, respectively, upon the transfer and exercise of the Norway Seafoods warrant, which we understand is likely to occur following the exchange offer. See "Ownership of Equity Interests." The following chart shows the material entities in our corporate structure following the exchange offer, as adjusted to give effect to the transfer and exercise of the Norway Seafoods warrant:

                                    [GRAPHIC]


Competitive Strengths

     Abundant, Stable Fishery. Our harvesting operations predominantly target the U.S. Bering Sea pollock fishery, which we believe is regarded as one of the healthiest and most responsibly managed fisheries in the world. According to the North Pacific Fishery Management Council, stocks of pollock in the U.S. Bering Sea have not been overfished in recent years. The biomass for U.S. pollock stocks has grown from 9.3 million metric tons in 1998 to 9.8 million metric tons in 2002. In contrast, the Russian pollock fishery, our primary competing fishery, has experienced in recent years significant declines in its biomass and total catch.

     The total allowable catch for pollock in the U.S. Bering Sea pollock fishery has grown from 992,000 metric tons in 1999 to 1,485,000 metric tons in 2002. Under federal law, the National Marine Fisheries Service is directed to set the total allowable catch at a level which ensures a healthy, abundant resource. According to recent data obtained from the National Marine Fisheries Service, we expect the U.S. pollock biomass to remain relatively stable, and we believe that the total allowable catch in our primary fishery will not fluctuate significantly for the next several years. We believe this will afford us an advantage over our competitors who harvest pollock and other groundfish in other fisheries.

     Attractive Regulatory Environment; Barriers to Entry. We operate within a favorable statutory and regulatory environment. The U.S. Congress in October 1998 enacted the American Fisheries Act, which provides us with the following key competitive benefits:

     . It ensures the catcher-processor sector, in which we operate, a fixed percentage of the total allowable catch.

     . It creates a significant barrier to entry for any potential competitor by: (1) limiting participation in the catcher-processor sector of our fishery to 19 specifically named vessels, and one other vessel, of which we own seven; (2) prohibiting the entry of additional large vessels into any U.S. fishery; and (3) limiting foreign ownership of fishing vessels to not more than 25%.

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

     . It has facilitated the formation of the Pollock Conservation Cooperative, a fishery cooperative formed by private contract by all of the owners of the pollock catcher-processors in the U.S. Bering Sea pollock fishery, which allocates among its members the portion of the directed pollock catch assigned to the catcher-processor sector and provides us the largest such allocation.

     Efficient Large-Scale Operator. As one of the largest integrated seafood companies in the United States, we believe that the scale and efficiency of our harvesting and processing operations, combined with the breadth of our marketing activities, give us substantial competitive advantages. We own and operate seven catcher-processors in the offshore sector. Our fleet is the largest fleet of catcher-processors in the U.S. Bering Sea pollock fishery, and in 2001, four of our vessels were among the fishery's top five catcher-processors in terms of metric tons harvested. Each of our catcher-processors is a floating factory, averaging in excess of 300 feet in length and carrying a 90-125 person crew. Six of our seven catcher-processors are capable of producing between 110 and 150 metric tons of frozen finished product daily and have flexible manufacturing platforms that enable them to operate both fillet and surimi production lines, giving us the ability to readily shift production based on current market demand. As a result of capital improvements to our vessels over the last five years and a favorable regulatory environment, we have been able to improve our average pollock flesh recovery rate from approximately 17% in 1997 to approximately 25% in 2001. In addition, we believe that our size enables us to negotiate more favorable transportation rates and fuel contracts.

     Strong Customer Relationships and Distribution Network. We have established long-standing relationships with many customers worldwide. Our customer base includes industrial importers, foodservice distributors, food retailers, trading companies, restaurant chains and reprocessing companies. We have achieved close relationships with major Japanese end-users. In the United States, we have established long-term customer relationships, including multi-year or multi-season supply contracts with some of the largest U.S. pollock deepskin/block customers. As a result of our worldwide operating scale, we believe we have formed good relationships with major global transporters and distributors. Our logistics team continually evaluates shipping and storage alternatives in an effort to maintain the most cost-efficient and reliable logistical system available.

     Experienced Management Team with Significant Equity Interest. Our executive management team has extensive experience in fishing and related industries. We are led by Bernt O. Bodal, our Chairman and CEO, who has worked in the fishing industry for over 25 years. Our senior management team also includes Michael Hyde and Jeffrey Davis, who, together with Mr. Bodal, average more than 20 years of industry experience. In addition to these executives, we have an experienced group of operational managers and key crew throughout our organization. Our directors and officers as a group beneficially owned 18.9% of the total equity interests in our company as of May 1, 2002, which would be 16.8% upon the transfer and exercise of the Norway Seafoods warrant, which we understand is likely to occur following the exchange offer. See "Ownership of Equity Interests."

Business Strategy

     Over the past decade, we have become one of the largest integrated seafood companies in the United States. Today we are committed to building on our existing harvesting, processing and marketing platforms.

     The primary components of our business strategy include the following:

     Maximize Pollock Revenues. Our pollock harvesting and at-sea processing operations provide a significant majority of our revenues. There are three main elements to our strategy of maximizing pollock revenues:

     . Maximize access to pollock resources. Over the last two years, we have increased our share of the total allowable catch in the U.S. Bering Sea pollock fishery by approximately 15%, largely through increasing our purchases from Alaska Community Development Groups from 5.0%, in 1999, to 28.0%, in 2001, of the community development quota. We will continue working to maximize our share of the total allowable catch within the applicable regulatory framework.

     . Continually improve recovery rates. We plan to continue initiatives to enhance recovery rates by optimizing our vessel production platforms. From 1997 through 2001, we increased flesh recovery rates for pollock by over 40%. Our flesh recovery rates decreased from 24.4% for the first quarter of 2001 to 22.2% for the first quarter of 2002, largely due to an earlier spawn of the fish in 2002.

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

     . Optimize product mix. We will pursue our ongoing efforts to improve revenues by optimizing product mix based on global demand and pricing. Each of our vessels is staffed with production managers who coordinate continuously with our marketing department to schedule production that optimizes product mix and quality.

     Expand Our Non-Pollock Harvest. Although we generate most of our revenue from pollock-based products, we currently participate in a number of other fisheries, such as those for Pacific cod, Pacific whiting and yellowfin sole. We plan to continue opportunistically expanding our operations in these and other fisheries. For example, we recently reconfigured one of our catcher-processors to more aggressively target yellowfin sole, a species we have historically harvested with three of our catcher-processors during the downtime between the two annual pollock seasons.

     Leverage Global Marketing Network. We are currently expanding our presence in worldwide seafood markets, with a particular focus on the Asian and European markets, to increase and diversify our customer base and global seafood market share. We have expanded our Japanese office in an effort to increase direct distribution to end-users and to gain an entryway into growing markets such as Korea and China. We expect that over time, increasing local market presence in Asia will help create price stability through long-term contracts, improve production planning, strengthen customer relationships and provide us with marketing and sales advantages. Additionally, we believe that a strong local market presence will provide us with an opportunity to introduce new species and product forms into the Asian market and enhance relationships with distributors in Japan. Seafood sales to customers in Asia, including Japan, increased from $100.7 million, or 41.8% of total revenues, in 1999 to $177.2 million, or 52.6% of total revenues, in 2001. In 2001, we established a sales office in Denmark to serve the growing European market for pollock block, which in the past has been supplied primarily with Russian pollock. As Russian pollock stocks and harvests decrease, we believe that our access to U.S. pollock resources will provide us with a competitive advantage in implementing our strategy to increase our presence in Europe. Seafood sales to customers in Europe increased from $5.2 million, or 2.1% of total revenues, in 1999 to $42.2 million, or 12.5% of total revenues, in 2001.

     Develop Additional Distribution Channels. In light of our reliable access to fish resources, we will continue to evaluate opportunities to develop further distribution channels for our core pollock products, as well as products from other species. Our recent upgrade of our New Bedford, Massachusetts plant is an example of this approach. This plant now includes a state-of-the-art wet fish processing facility that allows us to handle both pollock and higher-value species. We market value added products to more than 400 wholesale and retail customers worldwide.

Vessels and Facilities

     We operate the largest fleet within the catcher-processor sector of the U.S. Bering Sea pollock fishery. Our catcher-processor vessels range in length from 260 to 340 feet, generate between 6,500 and 10,000 horsepower each in their main engines (allowing the vessels to operate under extreme sea conditions) and carry between 90-125 crew members, including the key vessel managers (captain, fishmaster, engineers, etc.), deck crew, factory managers and processors. Each of our catcher-processors meets the rigorous seaworthiness requirements of Det Norske Veritas, the highest vessel classification standard in the world. The catcher-processors targeting pollock have the capability to produce between 110 metric tons and 150 metric tons of frozen product daily and can harvest approximately 100 metric tons of fish per haul. We believe that these vessels have a replacement cost of approximately $80 million each.

     Within the pollock fishery, we believe that ours is the only catcher-processor fleet with significant incremental capacity. Each vessel is equipped with highly sophisticated instruments and equipment such as fish finding technology to locate schools of the targeted species, cod ends (nets) with volume sensors and an integrated computer system enabling constant, real-time communication between each vessel and the corporate office. Our port engineers oversee the maintenance of each vessel to help ensure deployment of fit vessels for every fishing trip. Our trawling fleet consists of the following vessels:

                                                              Production                            Typical
                                                  Length   capacity (metric    Main product         seasons
Vessel                    Vessel type   Built    (feet)      tons/day) (1)         forms         participating
-----------------------------------------------------------------------------------------------------------------
American Dynasty         Catcher-       1989       272           130           Surimi, roe,      Pollock, hake
                         Processor                                             fillets,
                                                                               fishmeal

American Triumph         Catcher-       1991       285           150           Surimi, roe,      Pollock, hake
                         Processor                                             fillets,
                                                                               fishmeal

Ocean Rover              Catcher-       1990       256           150           Surimi, roe,      Pollock, hake
                         Processor                                             fillets,
                                                                               fishmeal

Northern Hawk            Catcher-       1991       341           110           Surimi, roe,      Pollock,
                         Processor                                             fillets,          yellowfin sole
                                                                               fishmeal

Northern Eagle           Catcher-       1988       341           110           Surimi, roe,      Pollock,
                         Processor                                             fillets,          yellowfin sole
                                                                               fishmeal

Northern Jaeger          Catcher-       1991       336           110           Surimi, roe,      Pollock, hake,
                         Processor                                             fillets,          yellowfin sole
                                                                               fishmeal

Katie Ann                Catcher-       1986       295            70           Fillets, roe,     Cod, salmon
                         Processor                                             mince

American Challenger(2)   Catcher-       1992        90            --           --                Tuna charter
                         Vessel

----------
(1) Production capacity is the volume of finished frozen product that the vessel is able to produce and freeze in one day.

(2) Represents a vessel that is listed as a catcher-vessel in the American Fisheries Act and therefore may not process pollock in the U.S. Bering Sea pollock fishery.

     All of our vessels targeting pollock are equipped with both surimi and fillet lines and fishmeal plants. Within hours, these flexible factory platforms can shift production plans between surimi and block products, allowing us to control daily output to meet changing market demands.

     We conduct our value added processing operations at our New Bedford, Massachusetts plant, which includes breading and battering machinery and a wet-fish processing facility. Approximately 8.2% of the total pollock production volume from our harvesting operations, and approximately 7.0% of the total frozen production volume from our harvesting operations, is provided to our value added processing operations.

Products

     We process fish into:

     .  roe (pollock and cod);

     .  fillet blocks (pollock, hake and cod) including

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

         .  deepskin,

         . pin bone in, a block product form including the pin bone of the fish,

         . pin bone out, a block product form excluding the pin bone of the fish, and

         .  mince block;

     .   surimi (pollock and hake);

     .   fishmeal (pollock, hake and yellowfin);

     .   headed and gutted fish (cod and yellowfin sole);

     .   whole round fish (yellowfin sole); and

     .   breaded and battered fish products.

     In order to recover the greatest amount of value from each fish harvested and to minimize waste, all of the by-products generated during the processing operation are converted into either fishmeal, which is sold for animal feed, or fish oil, which is used onboard as an alternative fuel source.

     Our product sales value in dollars and as a percentage of net sales, broken out by product type and geographic region for 2001, are as follows:

                   American Seafoods Sales by Product for 2001
                              (dollars in millions)

                                      Amount of Sales     Percent of Total Sales
                                      ---------------     ----------------------

     Roe ...........................           $101.4             30.4%
     Block .........................            105.3             31.6%
     Surimi ........................             73.3             22.0%
     Fishmeal ......................             12.1              3.6%
     Value-added ...................             32.7              9.8%
     Trading .......................              7.6              2.3%
     Other .........................              1.0              0.3%
                                               ------            -----
         Total: ....................           $333.4            100.0%
                                               ======            =====


                   American Seafoods Sales by Region for 2001
                              (dollars in millions)

                                      Amount of Sales     Percent of Total Sales
                                      ---------------     ----------------------

     Japan .........................           $141.3             42.4%
     North America .................            114.0             34.2%
     Europe ........................             42.2             12.6%
     Asia (other than Japan) .......             35.9             10.8%
                                               ------            -----
         Total: ....................           $333.4            100.0%
                                               ======            =====

     The fish we catch can either be processed into fillet blocks or surimi. Each fish is first filleted and incremental flesh is removed from the carcass and sent to the surimi line. The fillets are then either inspected and

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

frozen in block form, or minced and used to produce surimi. The manufacturing processes for surimi and fillet blocks generate different quantities of salable product from each fish.

     Pollock Roe. Roe is harvested from the egg sacs of spawning fish, primarily during the winter and spring. Egg sacs are sorted by size and quality and frozen on the vessels. The egg sacs are then salted and dyed by processors in Asia for sale to consumers. Roe is sold to consumers as whole skeins, or as bags of eggs removed from the skeins. The whole skeins are considered a high-end gourmet food product and are used for gift giving in Japan. However, pollock roe is increasingly becoming more mainstream and available in supermarkets as varying qualities enter the market. We sell roe primarily to large Japanese importers.

     Pollock Block. Pollock blocks are skinless, boneless fillets frozen into single 16.5 pound blocks. The frozen blocks are cut into different sizes, shapes and weights by our value added processing operation for conversion into products such as fish sticks, fish nuggets and breaded fillets. We sell most of our block products either directly to foodservice customers or to large scale value added processors.

     Pin Bone Out Pollock Blocks. Pin bone out pollock blocks, or regular blocks, were developed in the late 1970s as a substitute for cod and became the main raw material for the battered and breaded fish stick and fillet market in North America and Europe. Today, pin bone out pollock blocks are sold throughout the world for a variety of finished products.

     Pin Bone In Pollock Blocks. Pin bone in pollock blocks include the pin bone in the final processed form. Pin bone in pollock blocks processed from pollock entered the European markets around the mid-1970s. Today, pin bone in pollock blocks are still sold almost exclusively in Eastern Europe, where bone content tolerances are less stringent than in North America and Western Europe.

     Deepskin Pollock Block. Deepskin is the highest quality pollock block and is generally leaner, deeper cut and whiter than other block products. The white meat is more palatable to the United States market. This product is used in products sold by Long John Silver's restaurants as well as several smaller chains.

     Minced Pollock Block. Minced blocks are primarily used in low-end breaded and battered fish products.

     Surimi. Surimi is a tasteless and colorless fish paste used as the primary protein in numerous Asian dishes and, to a lesser extent in Europe. Surimi was originally developed in Japan and is now one of the most widely consumed fish products in the world. We sell surimi as a commodity to importers and large-scale distributors, who then sell it to processors as a raw ingredient. However, over the past few years, we have focused on building closer relationships with large, well established Japanese end-users. Outside Japan, the most recognized surimi products are imitation crab, shrimp, scallops and other similar products. Pollock is the primary source for surimi production, although surimi can be made from any whitefish.

     Fishmeal. Fishmeal is produced from fish by-products, primarily frames, guts and heads. Fishmeal is rich in protein but not fit for human consumption. It is sold into specific markets in China, Taiwan and Japan where it is used as the main ingredient in aquaculture feeds, principally for eel. Because of its specific market niche, total demand and average price levels have remained relatively stable.

     Pacific Cod. We produce different types of cod block products such as skinless, boneless cod block, pin bone out and mince blocks, headed and gutted fish and roe. The cod block generally does not require further reprocessing and the majority of our production is sold under fixed contracts directly to restaurant chains or retailers in the United States.

     Yellowfin Sole. We produce two yellowfin products: whole fish and headed and gutted fish. These products have separate and distinct markets. Whole round fish is generally sold to Korea for domestic consumption. Headed and gutted fish is primarily sold to reprocessors in China for conversion into individual skinless, boneless fillets. The majority of these fillets are eventually exported from China to the United States and Canada for use in foodservice applications.

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

     Breaded and Battered Fish Products. We produce breaded and battered fish products for retail and food service consumption.

     Product Pricing. Pollock is used primarily in the production of roe, surimi and fillets. Each of these products has different pricing characteristics. The price of pollock roe is heavily influenced by the size and condition of roe skeins, color and freshness of the roe and the maturity of the fish caught. Catcher-processors are more likely to produce higher quality roe because they process the fish within hours of being caught, rather than several days later as is the case with inshore processors. In addition, roe prices are influenced by anticipated Russian and U.S. production and Japanese inventory carryover, because roe is consumed almost exclusively in Japan. The U.S. Bering Sea pollock fishery commonly produces the highest quality roe.

     The prices of surimi and fillets are influenced primarily by expected production in the pollock fisheries, and other factors such as carryover inventories and changes in demand. Because surimi and fillet blocks often are composed of the same raw material, the demand for one product can influence the price of the other. Surimi and fillet blocks are also produced utilizing species of fish other than pollock, such that the expected production of those species can also affect surimi pricing. Demand for fillet blocks in Europe can shift due to changing demand between different types of fillet products, also influencing the prices of those products. Surimi and fillet blocks are often supplied by both the Russian and U.S. Bering Sea pollock fisheries.

     Pricing of breaded and battered fish products from our value added operations is driven by the intense competition that characterizes the sector, principally for sale to food service and wholesale customers.

Customers

     We have established long-term relationships with a number of key customers worldwide. Our customer base includes industrial importers, foodservice distributors, food retailers, trading companies, restaurants and reprocessing companies.

     For surimi and roe products, our customers have primarily been Japanese and Korean importers and large scale distributors. Over the past few years, we have focused on broadening our customer base and have been building closer relationships with key Japanese end-users. We have recently penetrated the growing European surimi market, particularly in France and Spain.

     The United States is our primary market for pollock deepskin blocks. We have established long-term customer relationships, including multi-year or multi-season supply contracts with three of the largest U.S. pollock deepskin customers.

     With the decline of Russian pollock supply, we have increased production of pin bone out, pin bone in and minced pollock blocks to capture additional market share. In addition to the United States, Europe is a primary market for these products. We have focused on developing long-term supply programs with a number of large European pollock block users. The growth in European block demand led to the establishment of our European office in Copenhagen, Denmark, which leverages our existing relationships with broker alliances. The table below lists several of our key customers:

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

Customer                                         Product                     Country
---------------------------------  ------------------------------------   -----------------
Kibun ...........................              Surimi / Roe                   Japan
Maruha ..........................              Surimi / Roe                   Japan
Nichiro .........................              Surimi / Roe                   Japan
Samho ...........................              Surimi / Roe                   Korea
Tokai Denpun ....................              Surimi / Roe                   Japan
-------------------------------------------------------------------------------------------
Long John Silver's ..............                Deepskin                 United States
LD Foods ........................                Deepskin                 United States
Fishery Products International...                Deepskin                     Canada
-------------------------------------------------------------------------------------------
Royal Greenland .................  Pin Bone Out, Pin Bone In and Minced      Germany
Young's Bluecrest ...............        Pin Bone Out and Minced          United Kingdom
Frozen Fish International .......      Pin Bone Out and Pin Bone In          Germany
Nestle/Findus ...................        Pin Bone Out and Minced              France
-------------------------------------------------------------------------------------------
Coland ..........................                Fishmeal                     China
-------------------------------------------------------------------------------------------
Sysco ...........................   Breaded and battered fish products    United States
Darden's ........................   Breaded and battered fish products    United States
---------------------------------  ------------------------------------   -----------------

     In 2001, our largest customer accounted for less than 8% of our total revenues. We also sell a portion of our fish to our value added processing operations.

Sales

     Overview. We have a global marketing network with offices in the United States, Japan and Denmark. We market products from our harvesting and processing operations as well as products from third party harvesters, fish farmers and processors located in Russia, South America, Norway, Canada, Iceland and China. Staffed with an experienced sales and marketing team, our organization is structured to ensure efficiency and customer service. The chart below shows our primary sales and marketing divisions:

                                    [GRAPHIC]

     Industrial Market. Currently, our production is focused on products used primarily as raw materials by secondary processors serving end markets throughout the world. We develop annual marketing and sales plans for our products based on anticipated demand and market pricing, including any existing sales agreements. We review these plans continuously and, if necessary, adjust them during the season. Because most vessels can easily switch between producing surimi and fillet blocks, we constantly monitor and adjust the product mix to meet market demand.

     Depending on the product and customer, we negotiate either seasonal or long-term contracts. We have traditionally entered into revolving arrangements in which several larger customers commit to purchase all surimi produced on a specific vessel. Prior to each fishing season, we typically enter into sales commitments for 70%-90%

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

of our expected production. Final pricing usually occurs during the season or shortly thereafter, based on general pricing in the market. Over the years, we have built good relationships with our core customer base.

     We harvest, manufacture and market frozen at-sea products from the North Pacific and Bering Sea. The products produced onboard our catcher-processors are specifically made for industrial processors that convert the frozen fillet and surimi blocks into breaded portions and surimi-based products like imitation crab meat. Through our brand name "Pride of the Sea," we are a well recognized global supplier of industrial products, and we maintain a strong market position in Japan, the United States, parts of Europe and parts of Asia. In these industrial markets, we supply leading companies such as Unilever (Europe), Findus (Europe), Aurora Foods (United States), Tokai Denpun (Japan), Nichiro (Japan) and others. In its final product form, our fish is sold by Van De Kamp's, Mrs. Paul's, Birdseye, Louis Kemp and others.

     Food Service and Retail Market. We focus on selling, marketing and distributing seafood products in the food service, grocery and club store channels. We market products under our national brands Frionor and Bayside Bistro, as well as under private label brands. The majority of our sales are in the food service channel, though we are pursuing opportunities with retail grocery and club stores. We have begun to market sea scallops in the retail grocery channel under the Bayside Bistro and private label brands. Additionally, we intend to capitalize on an industry trend toward fresh and chilled seafood by developing strategic alliances with seafood distributors to supply fresh and chilled seafood, primarily to the seafood counters of retail grocery and club stores.

     We are increasingly emphasizing direct selling, particularly to national restaurant chains in the growth segments of the food service industry. We focus our marketing efforts on a consultative selling approach featuring culinary and resource support that assists customers to develop their seafood businesses. We complement our marketing efforts by developing innovative high quality products that also solve specific customers' challenges, such as scarce labor and food safety. Our key customers include Long John Silver's, Darden's, Stop & Shop, US Food Service and Sysco.

     Foreign Markets. The opening of our Copenhagen office in 2001 reflects our strategy to build a long-term presence in the European markets that will enable us to capitalize on seafood consumption growth trends in previously unaddressed markets such as France, Spain, Italy and Germany. Our seafood sales to customers in Europe increased to $42.2 million in 2001 from $5.2 million in 1999. In Asia, surimi-based products and natural products from whitefish showed strong growth as well. Our seafood sales to customers in Asia grew to $177.2 million in 2001 from $100.7 million in 1999. Additionally, the recent additions of cod and sea scallops to our product mix provide new export market opportunities for the European and Asian markets.

Competition

     We compete in selling roe primarily on the basis of quality. Roe is sold at auction, where we compete to sell into the Japanese market with other participants in our fishery, as well as with Russian producers.

     Block and surimi are largely commodity products. We compete in selling these products on the basis of developing stable customer relationships and, to a lesser degree, on price.

     Our main competitors in the harvesting and at-sea processing business are the other members of the Pollock Conservation Cooperative, including Trident Seafoods and Glacier Fish. We also compete with inshore processors, including Maruha and Nissui.

     In value added processing, we compete both for raw materials and customers with numerous other processors. Competition for sales is intense, and is based largely on price. Our competitors range from large volume, well established value added processors to small independent importers and brokers. Our major competitors are Fishery Products International, Coldwater Seafoods, Iceland Seafood Corp. and Trident Seafoods.

Intellectual Property

     In addition to such copyrights and trademarks as may arise by our creation or use of intellectual property in the normal course of our business, we hold several federally-registered trademarks, including the trademark "Pride

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

of the Sea." We also hold one federally registered patent. This intellectual property is important to our ability to market our products. American Seafoods International LLC uses certain federally registered trademarks related to our value added processing operations, pursuant to a licensing agreement among American Seafoods Consolidated LLC, Norway Seafoods and Frionor AS.

Properties

     We own and operate an approximately 212,000-square-foot fish processing and storage facility in New Bedford, Massachusetts.

     Our headquarters is located in a 30,142 square foot office space located in Seattle, Washington, of which 13,141 square feet is currently subleased to four different tenants. The lease for this office space expires at the end of 2002. We expect that the term will be extended.

     Also in Seattle, we lease 395 square feet of office space, 29,700 square feet of warehouse space, 43,686 square feet of yard space, and 11,036 square feet of covered storage at Pier 90 from the Port of Seattle. Our lease with the Port of Seattle expires March 31, 2003. We also benefit from a preferential docking agreement with the Port of Seattle which provides for the docking of all of our vessels during the off-season. The preferential use agreement expires in March 2003.

     We also lease office space in Copenhagen, Denmark and Tokyo, Japan. Additionally, in Dutch Harbor, Alaska we lease office space and approximately 15,000 square feet of warehouse facilities and use several docking facilities during the fishing season.

Environmental Matters

     Our vessels and facilities are subject to numerous foreign, federal, state and local laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-To-Know Act, the Comprehensive Environmental Response, Compensation and Liability Act, and their state and local counterparts. Under some of these laws the owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property, regardless of whether the owner or operator knew of or was responsible for the presence of such hazardous or toxic substance and regardless of whether the release or disposal of such substances was legal at the time it occurred. We believe that we are in substantial compliance with all such laws and regulations.

     Under certain environmental laws and regulations currently in effect, we will be required to expend capital in the future in order to remain in compliance. We do not believe that such capital expenditures required by environmental laws currently in effect will be material. However, we cannot assure you that future developments such as new environmental laws and regulations, or different interpretations of existing laws and regulations, will not give rise to material environmental costs.

Labor

     As of December 31, 2001, we employed more than 1,100 full-time personnel, including a corporate staff of approximately 95 employees. In addition to their regular compensation, all corporate staff participate in an incentive plan to reward high product quality and value.

     We employ a vessel crew of between 700 and 1,000 people, depending on the season. All vessel employees are compensated based on the quantity and quality of their respective vessel's production. We have an annual retention rate of approximately 80%. In addition, we have approximately 95 plant employees, 70 of whom are hourly-paid Teamsters' Union workers and 25 of whom are non-union employees. We consider relations with our employees to be good.

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

Litigation

     General. We are from time to time party to litigation, administrative proceedings and union grievances that arise in the ordinary course of our business. Except as described below, we do not have pending any litigation that, separately or in the aggregate, would in the opinion of management have a material adverse effect on our results of operations or financial condition. However, given the inherent unpredictability of litigation, it is possible that an adverse outcome could, from time to time, have a material adverse effect on our operating results or cash flows in any particular quarterly or annual periods.

     Crew Member Class Action. On April 27, 2000, an action was filed in the United States District Court for the Western District of Washington against us by two of our former vessel crew members alleging that we breached the terms of their crew member agreements, resulting in the underpayment of the individuals' crew shares for the 2000 "A" season. The plaintiffs also claimed that we had violated certain federal requirements that entitle them to be paid the highest rate of wages paid to similarly rated crew members aboard other vessels. On October 11, 2000, the action was certified as a class action, with the plaintiff class consisting of all of the crew members on all of our vessels during the 2000 "A" season. The plaintiffs' claim requested damages of approximately $23 million.

     On January 8, 2002, the District Court ruled in favor of the plaintiffs on one of their four specific claims after finding they had proved that we diluted each individual's crew share by dividing each individual share by a number that was larger than the number of shares assigned to the whole crew, thereby depriving the crew members of their full wages. The court awarded damages in the aggregate amount of $1,607,254 and attorneys' fees and expenses in an aggregate amount to be determined. We have accrued for the amount we estimate that we may have to pay relating to this matter in 2001. The plaintiffs have requested attorneys' fees of approximately $600,000 (on April 29, 2002, the court awarded $383,234 in attorneys' fees and expenses, and an additional $103,588 to be paid out of the plaintiffs' award at no additional cost to us). The court further found that our underpayment of crew shares was not willful. The court also found that we did not estimate roe prices in good faith for the third fishing trip of each vessel in the 2000 "A" season. The court did not award the plaintiffs any damages with respect to this finding because we had paid the crew members a bonus amount in excess of any damages that resulted from the roe price estimates. The plaintiffs have filed a Notice of Appeal in connection with one of the three claims that the court rejected. The appealed claim alleges that the crew contracts did not comply with the provisions of the applicable statutes which govern the form and content of crew member contracts. We have filed a separate Notice of Appeal with respect both to the grant of attorneys' fees and the award of damages against us. We cannot assure you that the plaintiffs will not prevail or that we will not be required to pay significant damages to resolve this litigation, which could have a material adverse effect on our business, results of operations or financial condition.

     Subsequent Crew Member Lawsuits. On August 16, 2001 an action was filed in the United States District Court for the Western District of Washington against us by one of our former crew members alleging wrongful termination and failure to properly calculate his crew share pay for the 2000 "A" season. The plaintiff requested relief under a Washington statute that would render us liable for twice the amount of wages withheld, as well as judgment against us for compensatory and exemplary damages, plus interest, and attorneys' fees and costs, among other things. In addition, the plaintiff requested an accounting of his crew shares. The plaintiff also claimed that we violated certain federal statutory requirements which govern the form and content of crew member contracts and which would entitle him to be paid the highest rate of wages paid to similarly rated crew members. Trial in the case is currently scheduled for September 3, 2002. We have denied the allegations made and intend to vigorously defend the claims. We cannot assure you that the plaintiff will not prevail or that we will not be required to pay significant damages to resolve this litigation.

     On October 19, 2001, a complaint was filed in the United States District Court for the Western District of Washington and the Superior Court of Washington for King County. An amended complaint was filed in both courts on January 15, 2002. The amended complaint was filed against us by a former vessel crew member on behalf of himself and a class of over 500 seamen, although neither the United States District Court nor the Superior Court have certified this action as a class action. The complaint filed alleges that we breached our contract with the plaintiff by underestimating the value of the catch in computing the plaintiff's wages. The plaintiff demanded an accounting of his crew shares pursuant to federal statutory law. In addition, the plaintiff requested relief under a Washington statute that would render us liable for twice the amount of wages withheld, as well as judgment against us for compensatory and exemplary damages, plus interest, attorneys' fees and costs, among other things. The plaintiff also alleged that we fraudulently concealed the underestimation of product values, thereby preventing the

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

discovery of the plaintiff's cause of action. This litigation is in a preliminary stage and its ultimate outcome is uncertain. We have denied the allegations made and intend to vigorously defend the claims. We cannot assure you that the plaintiff will not prevail or that we will not be required to pay significant damages to resolve this litigation, which could have a material adverse effect on our business, results of operations or financial condition.

     Investigation Regarding Fishing in Closed Area. In August 2000, three of our catcher-processors fished in an area that may have been closed for fishing due to constraints imposed by a federal court order in connection with the listing of Steller sea lions as an endangered species under the Endangered Species Act. The National Marine Fisheries Service conducted an initial investigation and to our knowledge has taken no further action. The National Marine Fisheries Service and the Anchorage U.S. Attorney have also convened a grand jury with respect to this matter. We cannot assure you that an enforcement action will not be taken or that grand jury charges will not be made and that we will not be required to pay significant amounts with respect to these fishing activities. In March 2002, the National Oceanic and Atmospheric Administration served a civil Notice of Violation and Assessment on one of our competitors for fishing in the same closed area that is the subject of this investigation and grand jury investigation. The Notice of Violation and Assessment requested that our competitor pay a fine of $184,800.

Food Safety

     The manufacture, processing, packaging, storage, distribution and labeling of food products are subject to extensive foreign, federal, state and local regulation. We are regulated by the Food and Drug Administration, the U.S. Department of Agriculture, the U.S. Department of Commerce, European Union regulators and various U.S. local and state health and agricultural agencies. In addition, some of our facilities are subject to regular on-site inspections. Applicable statutes and regulations governing food products include "standards of identity" for the content of specific types of foods, nutritional labeling and serving size requirements and "good manufacturing practices" with respect to production processes. In addition, our production and distribution facilities are subject to various federal, state and local environmental and workplace and food safety regulations. Failure to comply with all applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, and criminal sanctions, any of which or all of which could have a material adverse effect on our business, financial condition and results of operations. Additionally, we expect that the food safety regulatory environment in the U.S., Europe and Asia will become more stringent. Compliance with current or future laws or regulations could require us to make material expenditures or otherwise adversely affect our business, prospects, results of operations and financial condition.

     We believe that we take extensive precautions to ensure the safety of our products. In addition to routine inspections by state and federal regulatory agencies, including regular U.S. Department of Agriculture inspection of many facilities, we have instituted quality systems plans in each of our divisions which address such topics as supplier control, ingredient, packaging and product specifications, preventive maintenance, pest control and sanitation. Each of our facilities also has in place a hazard analysis critical control points plan which identifies critical pathways through which contaminants may enter our business, facilities and mandates control measures that must be used to prevent, eliminate or reduce all relevant foodborne hazards.

Insurance

     We carry customary insurance coverage, including policies on each of our vessels which provide for the payment of an assessed amount corresponding to "fair market value" (generally approximately one-half of current replacement cost) in the event of a loss of a vessel. Additionally, all of our catcher-processor vessels have a further layer of umbrella insurance which provides coverage for 80% of the difference between such fair market value and the total replacement cost for one vessel during each one-year policy term. We believe that we carry adequate insurance coverage for our business activities. However, we cannot assure you that such coverage will prove to be adequate or will continue to be available to us and, in the event that such coverage proves to be inadequate, the sinking or destruction of, or substantial damage to, any of our vessels could have a material adverse effect on our business, financial condition or results of operations.

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

     In March 2001, one of our insurance carriers covering protection and indemnification claims in 1997, 1998 and 1999 filed for bankruptcy. We recorded an allowance for this bankruptcy in 2001. The allowance relates to a receivable of approximately $1.7 million, only about half of which we expect to collect. We made the cash payments which relate to this receivable in 2001. We cannot assure you that this allowance will prove to be adequate and cover all claims which are subject to these policies. Any such deficiency could have a material adverse effect on our business, financial condition or results of operations.

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

                                   MANAGEMENT

Directors, Executive Officers and Key Employees

     The following table identifies as of May 1, 2002 our executive officers and key employees, as well as the members of the board of directors of ASC Management, Inc. As a limited liability company, American Seafoods Group LLC does not have a board of directors; nor does any of our immediate parent American Seafoods Consolidated LLC, its parent American Seafoods Holdings LLC and our ultimate parent American Seafoods, L.P. We therefore disclose the identity of the directors and executive officers of ASC Management, Inc., the managing general partner of American Seafoods, L.P. We also identify the directors and executive officers of American Seafoods, Inc., our co-obligor with respect to the notes. American Seafoods, Inc. conducts no operations and therefore has no key employees.

             Name                Age                             Position
-----------------------------   ------   ---------------------------------------------------------
Bernt O. Bodal ..............     48     President, ASC Management, Inc., Chairman and Chief
                                         Executive Officer, American Seafoods Group LLC; Director
                                         of ASC Management, Inc.; President and Treasurer,
                                         American Seafoods, Inc.; Director of American Seafoods,
                                         Inc.
Jeffrey Davis ...............     52     Chief Operating Officer, American Seafoods Group LLC;
                                         Chief Executive Officer, American Seafoods
                                         International, LLC; Vice President and Secretary,
                                         American Seafoods, Inc.
Michael Hyde ................     46     President and Chief Executive Officer, American Seafoods
                                         Company LLC; Director of American Seafoods, Inc.
Hallvard Muri ...............     42     General Manager, American Seafoods Company LLC
Inge Andreassen .............     38     Vice President of Operations, American Seafoods Company
                                         LLC
Brad Bodenman ...............     38     Chief Financial Officer, American Seafoods Group LLC
Amy Wallace .................     36     Vice President of Finance, American Seafoods Group LLC
Debbie Morton ...............     46     Vice President of Accounting, American Seafoods Group LLC
Dar Khalighi ................     40     Vice President of Information Technology, American
                                         Seafoods Group LLC
Craig Hettrich ..............     47     President of ASI Foodservice Division, American Seafoods
                                         Group LLC
Dag F. Wittusen .............     57     Director of ASC Management, Inc.
Morgen Crow .................     39     Director of ASC Management, Inc.
Scott Perekslis .............     34     Director of ASC Management, Inc.
Lester Pollack ..............     68     Director of ASC Management, Inc.
Trent Stedman ...............     32     Director of ASC Management, Inc.
Eric Wilmes .................     29     Director of ASC Management, Inc.; Director of American
                                         Seafoods, Inc.

     Bernt O. Bodal. Mr. Bodal has been the President of ASC Management, Inc., the general partner of American Seafoods, L.P., the Chairman and Chief Executive Officer of American Seafoods Group LLC since January 2000, a director of ASC Management, Inc. since January 2000 and President, Treasurer and a director of American Seafoods, Inc. since March 2002. From 1994 to 1998, Mr. Bodal served as President and Chief Executive Officer of American Seafoods Company, which at the time was the operating company for our harvesting and at-sea

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

business, and RGI Seafoods, a subsidiary of Norway Seafoods, the company from which our current owners purchased us in January 2000.

     Jeffrey Davis. Mr. Davis has been the Chief Operating Officer of American Seafoods Group LLC, and the Chief Executive Officer of American Seafoods International LLC since January 2000 and the Vice President and Secretary of American Seafoods, Inc. since March 2002. Mr. Davis was the President and Chief Executive Officer of Baader North America Corporation, a wholly-owned U.S. subsidiary of Baader Beteligungs GMBH, from 1980 to 1999.

     Michael Hyde. Mr. Hyde has been the President and Chief Executive Officer of American Seafoods Company LLC, a subsidiary of American Seafoods Group LLC since 1998 and a director of American Seafoods, Inc. since March 2002. Mr. Hyde practiced law in Seattle at Mundt MacGregor LLP, where he was a partner from 1991 to 1998.

     Hallvard Muri. Mr. Muri has been the General Manager of American Seafoods Company LLC since 1995 and was the Chief Financial Officer from 1995 to April 30, 2002. Mr. Muri has announced his resignation from the company effective June 30, 2002.

     Inge Andreassen. Mr. Andreassen has been the Vice President of Operations of American Seafoods Company LLC since 1996. Mr. Andreassen was Director of Operations of American Seafoods Company LLC from 1995 to 1996.

     Brad Bodenman. Mr. Bodenman has been the Chief Financial Officer of American Seafoods Group LLC since May 1, 2002 and Treasurer since March 2002. From 2000 to 2001, Mr. Bodenman was the Chief Financial Officer and Treasurer of EssentialMarkets, Inc. and from 1997 to 2000, Mr. Bodenman was the Chief Financial Officer and Treasurer of Muzak, LLC.

     Amy Wallace. Ms. Wallace has been the Vice President of Finance of American Seafoods Group LLC since 2002. Ms. Wallace was the Vice President of Corporate Development of American Seafoods Group LLC from 2000 to 2002 and the Business Development Manager of American Seafoods Company LLC from 1996 to 2000.

     Debbie Morton. Ms. Morton has been the Vice President of Accounting of American Seafoods Group LLC since 2001. Ms. Morton was the Controller of American Seafoods Company LLC from 1995 to 2000. Ms. Morton was the Assistant Controller of American Seafoods Group LLC from 1988 to 1995. Ms. Morton has announced her resignation from the company effective June 30, 2002.

     Dar Khalighi. Mr. Khalighi has been the Vice President of Information Technology of American Seafoods Group LLC since 2001. Mr. Khalighi was Director of Information Technology of American Seafoods Company LLC from 1995 to 2000.

     Craig Hettrich. Mr. Hettrich has been the President of ASI Foodservice Division of American Seafoods Group LLC since 2000. Mr. Hettrich was the Vice President and General Manager of Eskimo Pie Corporation from 1998 to 2000. He was the Vice President of Sales and Marketing of Frionor U.S.A, the predecessor to American Seafoods International LLC, a subsidiary of American Seafoods Group LLC, from 1996 to 1998.

     Dag F. Wittusen. Mr. Wittusen has been a director of ASC Management, Inc. since January 2000. From 1996 to 1999, Mr. Wittusen was a partner and senior manager of Aker RGI Group. Mr. Wittusen has been the Chairman and Managing Partner of Aker Finans AS, Oslo since December 2000 and a director of Norway Seafoods since July 2000.

     Morgen Crow. Mr. Crow has been a director of ASC Management, Inc. since 2000. Mr. Crow has been the Executive Director of Coastal Villages Region Fund since 1998. Mr. Crow was a comptroller, accountant and systems analyst of Lower Kuskokwim School District from 1988 to 1998. Mr. Crow is a member of the board of directors of the Marine Conservation Alliance and the Pollock Conservation Cooperative.

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

     Scott Perekslis. Mr. Perekslis has been a director of ASC Management, Inc. since 2000. Mr. Perekslis has been a Managing Director of Centre Partners Management LLC, one of our equity investors, since 2001. He has served in various capacities for Centre Partners and its affiliates since 1991. Mr. Perekslis is the Chairman of Hyco International, Inc. and is a member of the board of directors of Firearms Training Systems, Inc. and KIK Corporation Holdings Inc.

     Lester Pollack. Mr. Pollack has been a director of ASC Management, Inc. since 2000. He has been a Managing Director of Centre Partners Management LLC since 1986. Mr. Pollack is also a Limited Managing Director of Lazard Freres & Co. LLC. Mr. Pollack is a member of the board of directors of Bank Leumi USA, Centre Pacific LLC, First Sun America Life Insurance Co., Inc., Parlex Corporation, Tidewater, Inc. and Tiffen Manufacturing Inc., and is a director emeritus of U.S. Bancorp.

     Trent Stedman. Mr. Stedman has been a director of ASC Management, Inc. since 2001. Mr. Stedman has been a Principal of Centre Partners Management LLC since 1999. From 1995 to 1999, Mr. Stedman was an associate of Centre Partners Management LLC. He is a member of the board of directors of OSF, Inc. and Maverick Media LLC.

     Eric Wilmes. Mr. Wilmes has been a director of ASC Management, Inc. since 2000 and a director of American Seafoods, Inc. since March 2002. Mr. Wilmes has been a Principal of Centre Partners Management LLC since 2001. From 1997 to 2000, Mr. Wilmes was an associate of Centre Partners Management LLC. Prior to 1997, Mr. Wilmes worked in the Merchant Banking Division of Morgan Stanley & Co., which he joined in 1994. He is a member of the board of directors of International Imaging Materials, Inc.

     We have obtained insurance which indemnifies our directors and officers against certain liabilities.

Board of Directors Committees

     We are a limited liability company. In our case, the ultimate function of a board of directors is fulfilled by the board of directors of ASC Management, Inc., which is the managing general partner of American Seafoods, L.P., our ultimate parent.

     The audit committee of the board of directors of ASC Management, Inc. consists of Messrs. Perekslis, Pollack and Crow. The audit committee has the following responsibilities:

     . recommending the engagement of independent accountants to audit our financial statements;

     . discussing the scope and results of the audit with our independent accountants;

     . reviewing the functions of our management and our independent accountants pertaining to our statements; and

     . performing such other related duties and functions as are deemed appropriate by the audit committee and the board of directors.

Executive Compensation

     The following table sets forth information concerning the compensation of our chief executive officer and each of our four most highly compensated executive officers during each of the last three fiscal years.

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

                           Summary Compensation Table

                                          Annual Compensation (1)
                                  Fiscal  -----------------------    All Other
Name and Principal Position        Year    Salary         Bonus     Compensation
--------------------------------  ------  ---------     ---------   ------------
Bernt O. Bodal..................   2001    $375,000     $166,407    $ 15,805(2)
Chairman and Chief Executive       2000    $375,000     $ 37,500    $  1,493(3)
Officer                            1999         N/A          N/A    $  1,593(3)

Michael Hyde....................   2001    $325,000     $186,907    $ 63,931(4)
President                          2000    $325,000     $ 39,000    $ 69,598(5)
                                   1999    $450,000     $ 20,000    $ 21,465(6)

Jeffrey Davis...................   2001    $325,000     $154,407          --
Chief Operating Officer            2000    $325,000     $ 32,500          --
                                   1999         N/A          N/A          --

Hallvard Muri...................   2001    $275,000     $121,407    $ 14,856(7)
Chief Financial Officer            2000    $275,000     $178,999    $ 16,666(8)
                                   1999    $240,000     $  1,418    $ 10,898(9)

Inge Andreassen.................   2001    $175,000     $ 88,407    $  2,878(10)
Vice President of Operations       2000    $175,000     $ 33,086    $    358(11)
                                   1999    $155,000     $  1,418    $  2,243(12)

(1) Includes amounts deferred under the American Seafoods Group Deferred Compensation Plan. The American Seafoods Group Deferred Compensation Plan also provides for a company match of $0.25 for each dollar deferred (up to a maximum of 15% of compensation) (for amounts, see All Other Compensation column).
(2) Includes a company match under the American Seafoods Group Deferred Compensation Plan of $14,063 and $1,742 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(3) Represents the cost of life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(4) Includes a payment under an agreement which provides that the company shall continue making annual $50,000 payments until 2005; company match under the American Seafoods Group Deferred Compensation Plan of $12,562 and $1,369 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(5)  Includes the $50,000 payment pursuant to the agreement described in Note
     (4) above, a company match under the American Seafoods Group Deferred Compensation Plan of $18,378 and $1,220 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(6) Includes a company match under the American Seafoods Group Deferred Compensation Plan of $20,146 and $1,319 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(7) Includes a company match under the American Seafoods Group Deferred Compensation Plan of $14,438 and $418 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(8) Includes a company match under the American Seafoods Group Deferred Compensation Plan of $16,268 and $398 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(9) Includes a company match under the American Seafoods Group Deferred Compensation Plan of $10,500 and $398 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(10) Includes a company match under the American Seafoods Group Deferred Compensation Plan of $2,500 and $378 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(11) Represents the cost of life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.
(12) Includes a company match under the American Seafoods Group Deferred Compensation Plan of $1,875 and $368 for life insurance coverage provided pursuant to the American Seafoods Group Executive Life Insurance Plan.

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

          Aggregated Option Exercises and Fiscal Year-End Option Value

                             Number of Securities               Value of Unexercised
                            Underlying Unexercised                  In-the-Money
                              Options at FY-End                   Options at FY-End
                         ------------------------------    ------------------------------
                         Exercisable      Unexercisable    Exercisable      Unexercisable
                         -----------      -------------    -----------      -------------
Bernt O. Bodal ........     5,364             63,136       $ 1,013,743      $ 11,932,757
Jeffrey Davis .........     1,912             20,588       $   361,406      $  3,891,094
Michael Hyde ..........     1,062              8,938       $   200,761      $  1,689,239
Hallvard Muri .........       590              4,960       $   111,433      $    937,517
Inge Andreassen .......       590              4,960       $   111,433      $    937,517

Board of Directors Compensation

     The members of the board of directors of ASC Management, Inc., other than Mr. Wittusen, do not receive any compensation for serving as directors. Mr. Wittusen receives quarterly payments of $6,250 for his services as a director.


Employment Agreements

     Each of Bernt Bodal, Jeffrey Davis, Michael Hyde, Hallvard Muri and Inge Andreassen has an employment agreement with us. Each employment agreement provides for an initial term of five years expiring in 2005, and is subject to automatic extensions for succeeding terms of one year each unless terminated by delivery of notice by either party in accordance with the terms of the contract. Pursuant to these contracts, each executive may receive, in addition to his base salary, a discretionary and nondiscretionary bonus. A discretionary bonus is awarded as determined by the board of directors of ASC Management, Inc. in its sole discretion. A nondiscretionary bonus is awarded if the EBITDA of American Seafoods, L.P. and its subsidiaries exceeds certain targets. The employment agreements provide that such nondiscretionary bonuses are not payable, however, if at the time of payment or at any time during the year of measurement, American Seafoods Group LLC is in default under any credit agreement relating to indebtedness for borrowed money. In addition, the employment contracts state that the annual bonus, including the discretionary and nondiscretionary portions thereof, may not exceed 150% of the executive's base salary. The agreements also provide for the participation by the executive in any employee benefit program offered by us to employees or executives of similar rank and entitle the executive to either four or five weeks paid vacation per year.

     If we terminate any executive's employment with cause or if the executive terminates his employment without good reason, the executive is entitled only to payment of his unpaid base salary for the period prior to termination. If an executive's employment terminates because of his death, or we terminate the executive's employment upon his disability, then the executive is entitled to his unpaid salary and a pro-rated share of the nondiscretionary portion of the bonus to which he would otherwise have been entitled in respect of the year during which termination occurred. If we terminate an executive's employment for any other reason or if the executive terminates for good reason, he is entitled to all of the foregoing, as well as severance compensation equal to an amount of his actual base salary for the 12 month period immediately prior to such termination payable over a 24 month period.

     In addition to the generic terms described above, the executives' particular employment agreements provide for the following specific terms:

     Bernt O. Bodal. On January 28, 2000, American Seafoods, L.P. and American Seafoods Group LLC entered into a five-year employment agreement with Mr. Bodal that provides that he will serve as American Seafoods Group LLC's Chairman of the Board. The employment agreement, as amended, provides for an annual base salary of $375,000 in 2000. In addition, the employment agreement provides that beginning in January 2001 and annually thereafter, the board of directors of ASC Management, Inc., or the board of directors, may in its sole discretion adjust, but not decrease below $375,000, such base salary by an amount it determines to be appropriate. The employment agreement also provides, with certain exceptions, that Mr. Bodal may not participate in any entity

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

that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period between 12 months and 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Bodal for a 36 month period after the employment term and severance pay period, if applicable.

     Concurrently with the signing of this employment agreement, Mr. Bodal purchased, pursuant to a subscription agreement, dated January 28, 2000, between himself and American Seafoods, L.P., 54,400 regular units in American Seafoods, L.P. and 18,400 special units in American Seafoods, L.P. for $5,440,000. This purchase was funded in part by a loan in the amount of $3,840,000 from American Seafoods, L.P. to Mr. Bodal. Additionally, American Seafood Group LLC granted Mr. Bodal non-qualified options to purchase 68,500 regular units in American Seafoods, L.P. at a per unit price of $100.

     Michael Hyde. On April 1, 2000, American Seafoods, L.P. and American Seafoods Group LLC entered into a five-year employment agreement with Mr. Hyde that provides that he will serve as American Seafoods Company LLC's President and Chief Executive Officer and American Seafoods Group LLC's General Counsel. The employment agreement provides for an annual base salary of $325,000 in 2000. In addition, the employment agreement provides that beginning in January 2001 and annually thereafter, the board of directors may in its sole discretion adjust, but not decrease below $325,000, such base salary by an amount it determines to be appropriate. The employment agreement also provides, with certain exceptions, that Mr. Hyde may not participate in any entity whose primary business involves the catching, processing or selling of pollock for a period of 12 to 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. Provided however, that the agreement does not prevent Mr. Hyde from providing independent legal services under certain circumstances. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Hyde for a 12 month to 36 month period after termination of employment and the severance pay period, if applicable, depending on the method of termination.

     Concurrently with the signing of this employment agreement, Mr. Hyde purchased, pursuant to a subscription agreement dated as of April 1, 2000 between himself and American Seafoods, L.P., 5,000 regular units in American Seafoods, L.P. for $500,000. This purchase was funded in part by a loan in the amount of $100,000 from American Seafoods, L.P. to Mr. Hyde. In addition, Mr. Hyde was granted non-qualified options to purchase 10,000 regular units in American Seafoods, L.P. at a per unit price equal to $100.

     Jeffrey Davis. On January 28, 2000, American Seafoods, L.P. and American Seafoods Group LLC entered into a five-year employment agreement with Mr. Davis that provides that he will serve as American Seafoods Group LLC's President and Chief Operating Officer. The employment agreement, as amended, provides for an annual base salary of $325,000 in 2000. In addition, the employment agreement provides that beginning in January 2001 and annually thereafter, the board of directors may in its sole discretion increase or decrease but not decrease below $325,000, such base salary by an amount it determines to be appropriate. The employment agreement also provides, with certain exceptions, that Mr. Davis may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period between 12 months and 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Davis for a 36 month period after the employment term and severance pay period, if applicable.

     Concurrently with the signing of this employment agreement, Mr. Davis purchased, pursuant to a subscription agreement dated January 28, 2000 between himself and American Seafoods, L.P., 11,600 regular units and 4,600 special units in American Seafoods, L.P. for $1,160,000. This purchase was funded in part by a loan in the amount of $810,000 from American Seafoods, L.P. to Mr. Davis. In addition, Mr. Davis received non-qualified options to purchase 22,500 regular units in American Seafoods, L.P. at a per unit price equal to $100.

     Hallvard Muri. On January 28, 2000, American Seafoods, L.P. and American Seafoods Company LLC entered into a five-year employment agreement with Mr. Muri that provides that he will serve as American Seafoods Company LLC's Executive Vice President and Chief Financial Officer. The employment agreement, as amended, provides for an annual base salary of $275,000 in 2000. In addition, the agreement provides that beginning in January 2001 and annually thereafter, the board of directors shall review Mr. Muri's base salary and may in its sole

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

discretion adjust, but not decrease below $275,000, such base salary by an amount it determines to be appropriate. In connection with the employment agreement, American Seafoods Group LLC agreed to credit Mr. Muri's deferred compensation account with the sum of $130,000. The employment agreement also provides, with certain exceptions, that Mr. Muri may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period of between 12 and 24 months after the employment term and severance pay period, if applicable, depending on the method of termination. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Muri for a 36 month period after the employment term and severance pay period, if applicable. Mr. Muri has announced his resignation from the company effective June 30, 2002.

     Concurrently with the signing of this employment agreement, Mr. Muri purchased, pursuant to a subscription agreement dated January 28, 2000 between himself and American Seafoods, L.P., 2,500 regular units in American Seafoods, L.P. for $250,000. This purchase was funded by a loan in the amount of $250,000 from American Seafoods, L.P. to Mr. Muri. In addition, Mr. Muri received non-qualified options to purchase 5,550 regular units in American Seafoods, L.P. at a per unit price equal to $100.

     Inge Andreassen. On January 28, 2000, American Seafoods, L.P. and American Seafoods Company LLC entered into a five-year employment agreement with Mr. Andreassen that provides that he will serve as American Seafoods Company LLC's Vice President of Operations. The employment agreement provides for an annual base salary of $175,000 in 2000. In addition, the agreement provides that beginning January 2001 and annually thereafter, the board of directors may in its sole discretion adjust, but not decrease below $175,000, such base salary by an amount it determines to be appropriate. The employment agreement also provides, with certain exceptions, that Mr. Andreassen may not participate in any entity that competes with us or any of our subsidiaries, or any line of business which we or any of our subsidiaries is contemplating, for a period of twelve months after the employment term and severance pay period, if applicable. In addition, the employment agreement imposes certain non-solicitation obligations on Mr. Andreassen for a 36 month period after the employment term and severance pay period, if applicable.

     Concurrently with the signing of this employment agreement, Mr. Andreassen purchased, pursuant to a subscription agreement dated as of January 28, 2000 between himself and American Seafoods, L.P., 3,000 regular units in American Seafoods, L.P. for $300,000. This purchase was funded in part by a loan in the amount of $300,000 from American Seafoods, L.P. to Mr. Andreassen. In addition, Mr. Andreassen was granted non-qualified options to purchase 5,550 regular units in American Seafoods, L.P. at a per unit price equal to $100.

Unit Option Plan

     Our ultimate parent company American Seafoods, L.P. adopted a Unit Option Plan on January 28, 2000. Options were granted under the plan to officers and certain key employees. The purpose of the Unit Option Plan is to promote the success of American Seafoods, L.P. and the interests of its partners by attracting, motivating, retaining and rewarding eligible participants.

     The Unit Option Plan has been administered by the entire board of directors of ASC Management, Inc. The board selects eligible participants for participation in the Unit Option Plan and determines the number of partnership units subject to each option granted thereunder, the exercise price of such option, the time and condition of exercise of such option and all other terms and conditions of such option, including the form of the option agreement setting forth the terms and conditions of such option. The board may in its discretion establish performance measures or other criteria that must be satisfied or met as a condition to the grant of an option or the exercisability of all or a portion of an option. The board also determines whether an option is exercisable in cumulative or non-cumulative installments and in part or in full at any time.

     In the sole discretion of the board, the terms of an option agreement may provide that in the event of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of or equity interests in American Seafoods, L.P., the vesting of some or all of a participant's outstanding options shall, immediately upon the occurrence of such event or at such other time specified in the option agreement, be accelerated, in part or in full. In addition, the board may at any time accelerate the vesting of any option issued under the Unit Option Plan, in part or in full.

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

     The Unit Option plan provides for the issuance of Series A Options, Series B Options, Series C Options and Series D Options, and permits American Seafoods, L.P. to issue different types of options. The Series A Options vest based on certain specified periods of continued employment following issuance of the options; the Series B Options vest based on American Seafoods, L.P. achieving certain EBITDA targets; and the Series C and D Options vest based on Centre Partners achieving certain target internal rates of returns. Subject to adjustments provided for in any option agreement, the Unit Option Plan provides for an aggregate of 135,000 partnership units to be available for grant of options. Each option is subject to vesting provisions and transfer restrictions as set forth in the option agreement relating to such option. Unless terminated earlier by the board, the Unit Option Plan will terminate when partnership units are no longer available for grant.

     In connection with the recapitalization, the board of directors of ASC Management, Inc. accelerated the vesting and adjusted the exercise price of a portion of the options to purchase limited partnership units of American Seafoods, L.P. that had previously been granted to our executive officers, and agreed to grant to members of our management additional performance-based options to purchase limited partnership units of American Seafoods, L.P. or units in American Seafoods Holdings LLC. See "Ownership of Equity Interests."

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

                              GOVERNMENT REGULATION

     All U.S. fisheries in which we operate are regulated and subject to total allowable catch limits. Participants in U.S. federal fisheries are required to obtain a federal government permit.

     We operate in the groundfish fisheries within the U.S. Exclusive Economic Zone, three to 200 nautical miles off the coasts of Alaska, Washington and Oregon. According to the National Marine Fisheries Service, no species in the U.S. Bering Sea is deemed to be overfished. Credit for these healthy stocks and profitable fisheries can be attributed in large part to two pieces of federal legislation.

     Magnuson-Stevens Act. The Magnuson-Stevens Act provides the broad framework for conserving and managing marine fisheries within the U.S. Exclusive Economic Zone. This legislation was originally enacted in 1976 as the Magnuson Fishery Conservation and Management Act and has been amended and reauthorized several times since that date. Its primary mandates include:

     . Extending the U.S. jurisdiction of marine resources out to 200 nautical miles offshore;

     . Creating eight regional councils composed of government, industry, recreational, academic and environmental representatives that have management authority over the fisheries in their respective areas of the U.S. Exclusive Economic Zone;

     . "Americanizing" U.S. fisheries by giving priority access to fishery resources in the U.S. Exclusive Economic Zone to U.S.-flagged vessels;

     . Preventing overfishing while achieving, on a continuing basis, the optimum yield from each fishery for the U.S. fishing industry; and

     .   Managing resources to maximize the net national benefit to the U.S.

     The regional fishery management councils are responsible for developing management plans consistent with the standards and objectives of the Magnuson-Stevens Act. Although the councils' decisions are "advisory" to the Secretary of Commerce by statute, in practice, the councils' decisions are adopted almost without exception. The councils that oversee the fisheries in which we participate are the North Pacific Fishery Management Council in Alaska and the Pacific Fishery Management Council in Washington and Oregon. The councils' two primary areas of responsibility are (1) the establishment of annual maximum catch levels and (2) the development of fishery management plans that regulate who can fish, when and how they can fish and how much they can catch. The fishery management plans are then implemented and given legal force through regulations promulgated by the National Marine Fisheries Service, a division of the Department of Commerce. These regulations are then strictly enforced by both the U.S. Coast Guard and the National Marine Fisheries Service.

     Each of the fisheries we participate in is managed on a maximum sustainable yield basis. The councils rely on fishery scientists conducting assessment surveys on relative and absolute abundance of important commercial species, size and age composition and other biological information. From this data, the National Marine Fisheries Service estimates a population (number of fish) and biomass (weight of fish) for each species. These two abundance indices are further broken down into exploitable (those fully-matured fish of a size targeted by the commercial fishery) and non-exploitable (juvenile fish) abundance estimates. The survey-derived estimates of abundance are combined with biological data on growth rates, size, age composition and mortality rates to estimate the exploitable biomass and possible harvest trend.

     Each fall the National Marine Fisheries Service's scientists prepare draft status of stock reports that provide estimates of biomass and the allowable biological catch, which is the amount of catch that can be taken and not reduce the population's ability to maintain its abundance. The draft stock reports are then reviewed and critiqued by "Plan Teams" composed of groups of National Marine Fisheries Service scientists. The stock reports are then further reviewed by the councils' Scientific and Statistical Committees, which are composed of scientists from federal, state and academic positions.

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

     At the end of each year, the councils' advisory panels review the final status of stock reports and make recommendations on total allowable catch by species or species group. The total allowable catch is typically set equal to or less than the allowable biological catch depending upon a variety of factors. The councils also set prohibited species catch limits to limit by-catch of non-target species. These limits are set mainly to protect and reserve crab, halibut, salmon and other non-target species for other fisheries. After being reviewed by the National Marine Fisheries Service, the councils' recommendations are implemented.

     American Fisheries Act. In 1998, Congress passed a second piece of legislation, the American Fisheries Act, which introduced several major changes in the management of the U.S. Bering Sea pollock fishery. The American Fisheries Act and its implementing regulations include the following key provisions:

     .   Limitation on participants in the U.S. pollock fishery:

         - Only a defined group of 20 named catcher-processors, of which 19 catcher-processors are currently eligible to operate in the fishery, and the catcher-vessels that historically delivered to them are eligible to harvest pollock for processing by catcher-processors. In addition, a 21st vessel is allowed to annually take up to one-half of one percent of the catcher-processor allocation. As part of the agreement, eight of our vessels were scrapped and one was permanently removed from the fishery, reducing the overall fleet from 29 to 20. In consideration for this retirement, we were paid $90 million, comprised of a $20 million payment from the federal government and a $70 million payment from the inshore sector;

         - Only a defined group of catcher-vessels may harvest pollock for delivery to motherships, and only three named motherships may process pollock; and

         - Only inshore processors that processed more than 2,000 metric tons of pollock during each of 1996 and 1997 may receive an unlimited amount of pollock for processing; those that processed less during those years may only receive and process under 2,000 metric tons annually. Subsequently, the council imposed a processing cap equal to 30% of the directed pollock catch.

     . Prohibition on an entity harvesting more than 17.5% of the directed pollock catch in any given year. Allocations purchased from community development quota partners do not count against this percentage.

     . Prohibition on the entry of additional large fishing industry vessels into any U.S. fishery.

     . Reallocation of the pollock total allowable catch in the U.S. Bering Sea pollock fishery between the various sectors, increasing the community development quota and inshore allocations, while reducing the catcher-processor and the mothership sector allocations:

         - 10% (versus 7.5% historically) is allocated directly to the Western Alaska community development quota program (mostly native Alaskan villages and their residents);

         - of the remaining total allowable catch after the community development quota and a minimal by-catch allowance, of the directed pollock catch, 50% (versus 35% historically) allocated to catcher-vessels delivering to inshore factories;

         - 40% of the directed pollock catch allocated to catcher-processors and catcher-vessels that deliver to catcher-processors; and

         - 10% of the directed pollock catch is allocated to the catcher-vessels harvesting for processing by vessels called motherships, which do not harvest. Catcher-processors and motherships had historically processed a combined 65% of the directed pollock catch.

     The American Fisheries Act requires that vessels engaged in U.S. fisheries be owned by entities that are at least 75% U.S. citizen owned and controlled. This requirement applies at each tier of ownership and must also be examined in the aggregate. Vessel owners are required to submit annual citizenship affidavits to the Maritime Administration of the Department of Transportation. In determining whether these requirements are satisfied, the Maritime Administration reviews ownership arrangements, leases, charters, management and sales agreements, mortgages and financing arrangements, including loan covenants (although, as noted below, it has indicated that it will not review mortgages and financing arrangements until after April 1, 2003). The Maritime Administration made a favorable determination with respect to the U.S. citizenship of the entities owning our vessels in January 2002. On March 26, 2002, we applied for confirmation that after completion of the proposed changes in our ownership structure in connection with the recapitalization, the Maritime Administration will issue a renewed U.S. citizenship determination. We obtained this confirmation prior to the issuance of the old notes. See "Risk Factors--Risks Relating to Our Industry and Its Regulation--Our structure is subject to continuing review under complex rules regulating non-U.S. citizen ownership and control of fishing vessels."

     The determinations of the Maritime Administration referred to in the previous paragraph do not, until after April 1, 2003, extend to the citizenship status of a lender or the terms of any loan covenants and financing arrangements and contain language in which the Maritime Administration expressly reserves the right to review these terms at that time to determine if they constitute an impermissible shifting of control to a non-citizen lender. Based on discussions with counsel and with pertinent government officials, we believe the intention of the Maritime Administration is to prevent provisions couched as loan covenants from serving as a device to shift control to non-U.S. citizens, and not to impede conventional market based and credit facilities. See "Risk Factors--Risks Relating to Our Industry and Its Regulation--Our structure is subject to continuing review under complex rules regulating non-U.S. citizen ownership and control of fishing vessels."

     The Maritime Administration is expected shortly to publish proposed regulations implementing certain statutory requirements under the American Fisheries Act for lenders holding preferred mortgages on large U.S. flag fishing industry vessels directly or through qualified mortgage trustees. We expect that our secured lending arrangements will comply with these requirements and, if they do not fully comply, intend to take such steps as may be necessary to bring them into compliance.

     The overall allocation of the total allowable catch, as well as our allocation and quota we have purchased, is illustrated in the following chart of the 2002 total allowable catch.

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

                                    [GRAPHIC]

     Unlike the table below, this chart does not assume that the quota of Ocean Peace has been fully allocated among all of the members of the Pollock Conservation Cooperative. Ocean Peace is allowed to take up to one-half of one percent of the catcher-processor allocation but has not exercised this right in the past.

     The American Fisheries Act is relatively new legislation. As a result, no reported judicial cases clearly interpret its meaning. For this reason, the full future impact of the American Fisheries Act on our continuing operations remains somewhat uncertain.

     The Pollock Conservation Cooperative. By limiting participation in the U.S. Bering Sea pollock fishery, the American Fisheries Act facilitated the formation of a cooperative agreement. In December 1998, the nine companies owning the 20 catcher-processors named in the American Fisheries Act formed the Pollock Conservation Cooperative. The Pollock Conservation Cooperative controls 36.6% of the directed pollock catch (subject to minor catches by one other designated vessel), with the remaining 3.4% of the sector's 40.0% controlled by seven catcher-vessels that historically delivered to the catcher-processors, and one other vessel. The original division of share among the nine companies was based primarily on historical performance and was reached by the mutual agreement of the participants. In December 1999, Alaska Trawl Fisheries, one of the original Pollock Conservation Cooperative members, agreed to sell its interest to the remaining Pollock Conservation Cooperative members and its vessel, ENDURANCE, has been permanently removed from U.S. fisheries, leaving 19 eligible catcher-processors.

     Under the terms of the Pollock Conservation Cooperative membership agreement, each participating company is allocated a percentage of the directed pollock catch by private contractual arrangement. Pollock and other groundfish allocation rights under the Pollock Conservation Cooperative are freely transferable to other participants pursuant to the membership agreement, without the prior consent or approval of the other participants. Participants can then harvest and process their quota shares at their own pace with vessels named in the American Fisheries Act, within certain seasonal restrictions. The change in fishery management introduced by the American Fisheries Act allowed the catcher-processor sector to: slow the harvesting pace in order to optimize the value per ton of harvested round fish; reduce operating costs; and minimize by-catch and discards.

     The following is a summary of the Pollock Conservation Cooperative's current members, as well as one vessel that is not a member but has a right to a portion of the allocation, and their current allocations:

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

                                                             % of Directed
             Company                            Vessels     Pollock Catch(1)
             -------                            -------     ----------------
            American Seafoods ................     7            16.572%
            Trident Seafoods .................     5             6.824
            Arctic Storm / Fjord .............     2             3.633
            Glacier Fish Ltd. ................     2             3.218
            Alaska Ocean .....................     1             3.004
            Highland Light ...................     1             1.764
            Starbound Ltd. ...................     1             1.585
                                                  --            ------
                  Total ......................    19            36.600%
                                                  ==            ======
----------
(1) Assumes that the one vessel owned by Ocean Peace, which is allowed to take up to one-half of one percent of the catcher-processor allocation, does not exercise this right. If this vessel were to exercise this right, the amounts allocated to each member above would be reduced on a proportionate basis. This vessel has not exercised this right in the past.

         In December 1998, the owners of the seven catcher-vessels listed in the American Fisheries Act as eligible to deliver or sell pollock to the Pollock Conservation Cooperative members formed the High Seas Catchers' Cooperative. As with the Pollock Conservation Cooperative, the 3.4% of the directed pollock catch allocated to the seven catcher-vessels was divided by private contractual arrangement based primarily on historical catch performance. The members of the High Seas Catchers' Cooperative and their respective allocations are listed below:

                                                            % of Directed
             Company                            Vessels     Pollock Catch
             -------                            -------     -------------
            Sea Storm ........................     1             0.8226
            Neahkanie ........................     1             0.6679
            Tracy Anne .......................     1             0.4642
            Muir Milach ......................     1             0.4538
            Ocean Harvester ..................     1             0.4325
            American Seafoods ................     1             0.3149
            Forum Star .......................     1             0.2441
                                                   -             ------
                  Total ......................     7             3.4000%
                                                   =             ======


The Pollock Conservation Cooperative and the High Seas Catchers' Cooperative have entered into an agreement that allows the High Seas Catchers' Cooperative members to lease their allocations directly to Pollock Conservation Cooperative members. As a result, 100% of the High Seas Catchers' Cooperative allocation is now harvested directly by Pollock Conservation Cooperative members.

         The agreement governing our current arrangements for purchasing community development quota expires at the end of 2002. We cannot assure you that the Alaska Community Development Groups from which we purchase community development quota will continue to sell quota to us or will continue to offer quota at prices we consider reasonable. In addition, the state of Alaska may re-allocate quota allocated to Alaska Community Development Groups. We cannot assure you that the Alaska Community Development Groups from which we purchase community development quota will not have their quota allocation reduced below current levels.

         Other Aspects of the American Fisheries Act. Our ability to harvest pollock depends substantially upon our deployment of fishing vessels qualified for endorsements to operate in the fisheries of the United States. The American Fisheries Act imposes certain restrictions and exemptions that are important for our ability to maintain properly endorsed vessels.

         Should any of our vessels be destroyed or otherwise become inoperable, the American Fisheries Act would limit our ability to replace that vessel. The statute permits the replacement of lost vessels only if the loss is due to an Act of God, an act of war, the result of a collision, or otherwise not an intentional act of the vessel's owner. These rules would restrict our ability to replace our vessels on account of obsolescence and, accordingly, could cause us to incur increased costs of maintaining our vessels, including the substantial loss of capacity during times of such maintenance and rebuilding.

                          OWNERSHIP OF EQUITY INTERESTS

     The following table sets forth certain information regarding the indirect beneficial ownership of membership interests in American Seafoods Group LLC as of May 1, 2002. The persons listed below include: (i) each person known to us to beneficially own 5% or more of membership interests in American Seafoods Group LLC; (ii) each executive officer of American Seafoods Group LLC, and each of the directors of ASC Management, Inc., the managing general partner of American Seafoods, L.P.; and (iii) all such executive officers and directors as a group.

     The persons listed on the following table directly and indirectly, through the ownership of limited partnership units of American Seafoods, L.P., own membership interests in American Seafoods Holdings LLC. American Seafoods, L.P. directly owns 90.36% (subject to certain adjustments) of the membership interests in, and is the managing member of, American Seafoods Holdings LLC. American Seafoods Holdings LLC directly owns 100% of American Seafoods Consolidated LLC, which, in turn, directly owns 90% and indirectly owns the remaining 10% of American Seafoods Group LLC. ASC, Inc. owns approximately 10% of American Seafoods Group LLC and has an interest with preferred allocation and distribution rights. American Seafoods Group LLC owns all of the outstanding common stock of American Seafoods, Inc., a co-obligor on the notes.

     Under the limited liability company agreement of American Seafoods Holdings LLC, the managing member of American Seafoods Holdings LLC is American Seafoods L.P., the general partner of which is an affiliate of Centre Partners. By virtue of its control of our indirect parent, American Seafoods, L.P., Centre Partners has broad authority to conduct our business and, accordingly, control our company. Centre Partners is currently negotiating with Mr. Bodal, our Chairman and Chief Executive Officer, other members of management and Coastal Villages, one of our current securityholders, to sell up to one-half of its equity interest in us, but will continue to control us. In addition, in connection with our acquisition by American Seafoods, L.P. in January 2000, Centre Partners and other holders of limited partnership interests in American Seafoods, L.P. entered into a Securityholders Agreement, dated January 28, 2000, which governs several aspects of the relationship among holders of partnership units in American Seafoods, L.P. See "Certain Relationships and Related Transactions--Transactions and Agreements Relating to our Securityholders--Securityholders Agreement."

     The information set forth under the columns "As Adjusted" below has been adjusted to give effect to the transfer by an affiliate of Norway Seafoods of its warrant for 106,875 limited partnership units of American Seafoods, L.P. to a U.S. citizen and the exercise of that warrant, which transfer and exercise we understand are likely to occur shortly after the completion of the exchange offer. The information also reflects a reduction made to Centre Partners' interests held directly in American Seafoods Holdings LLC to take account of the dilution it would have experienced if its interests were held in American Seafoods, L.P., the issuer of the warrant and options.

     Although we expect these actions will occur, we cannot assure you that the Norway Seafoods warrant will be exercised. Upon the occurrence of vesting of options granted to management, we record the value of the options being vested as compensation expense, which reduces our net income. We have agreed to grant new options to members of our management that would vest upon the company achieving specified cash flow targets, which grant is not reflected in the table below. The information in the table set forth below does not reflect any outstanding options which are not exercisable within 60 days of May 1, 2002. As of May 1, 2002, there are no outstanding options which are presently exercisable or exercisable within 60 days of May 1, 2002.

                                                                                                                      Percentage of
                                                                                                     Number of          American
                                                                                     Percentage       American          Seafoods
                                        Number of     Percentage       Number of    of American       Seafoods        Holdings LLC
                                        American      of American       American      Seafoods      Holdings LLC       Membership
                                        Seafoods,      Seafoods,        Seafoods      Holdings        Membership      Interest, As
                                      L.P. Limited    L.P. Limited    Holdings LLC      LLC         Interests, As     Adjusted For
                                       Partnership    Partnership       Membership   Membership      Adjusted for        Warrant
Name of Beneficial Holder              Units(1)(2)      Units(3)      Interests(4)  Interests(5)      Warrant(6)        Exercise
-------------------------             ------------    ------------    ------------  -------------   -------------    -------------
Centre Partners (7)(8) .............     324,791         43.42%         4,832,911       48.33%        4,277,688          42.78%
Coastal Villages ...................     170,000         22.72%         2,053,474       20.54%        1,817,563          18.18%
Norway Seafoods AS (9) .............      59,000          7.89.%          712,676        7.13%          630,801           6.31%
Norway Seafoods warrant (10) .......          --           *                   --         *           1,142,659          11.43%
Bernt O. Bodal (11) ................      94,262         12.60%         1,155,142       11.55%        1,024,334          10.24%
Jeffrey Davis ......................      23,850          3.19%           288,090        2.88%          254,993           2.55%
Michael Hyde .......................       9,250           *              111,733         *              98,897             *
Hallvard Muri ......................       7,359           *               88,891         *              78,679             *
Inge Andreassen ....................       7,359           *               34,426         *              78,679             *
Brad Bodenman ......................          --           *                   --         *                  --             *
Amy Wallace ........................       2,850           *               34,426         *              30,471             *
Debbie Morton ......................       2,530           *               28,386         *              25,125             *
Dar Khalighi .......................       2,525           *               30,500         *              26,996             *
Craig Hettrich .....................         638           *                7,707         *               6,821             *
Dag Wittusen (12) ..................          --           *                   --         *                  --             *
Morgen Crow (13) ...................          --           *                   --         *                  --             *
Scott Perekslis (14) ...............          --           *                   --         *                  --             *
Lester Pollack (14) ................          --           *                   --         *                  --             *
Trent Stedman (14) .................          --           *                   --         *                  --             *
Eric Wilmes (14) ...................          --           *                   --         *                  --             *
All directors and executive
officers as a group (16 persons) ...     152,368         20.37%         1,894,275       18.94%        1,682,833          16.83%

----------------
*  Less than 1%

(1) Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of securities set forth opposite their names.
(2) Except for Mr. Bodal, who beneficially owns 12.60% of the limited partnership units in American Seafoods, L.P., and Mr. Davis, who beneficially owns 3.19% of the limited partnership units in American Seafoods, L.P., no director or named executive officer beneficially owns 1% or more of the limited partnership units in American Seafoods, L.P.
(3) Applicable percentage of ownership is based on 748,104 limited partnership units in American Seafoods, L.P. outstanding as of May 1, 2002 plus, in the case of each holder, any presently exercisable options held by such holder and options which will become exercisable within 60 days after such date. Currently there are no presently exercisable options held by any holders and no options which will become exercisable within 60 days of May 1, 2002.
(4) Consists of an aggregate of direct membership interests in American Seafoods Holdings LLC and limited partnership units in American Seafoods, L.P., converted into an equivalent membership interest in American Seafoods Holdings LLC based on American Seafoods, L.P. direct ownership of 90.36% of the membership interests in American Seafoods Holdings LLC.
(5) All percentages are based on 10,000,000 membership interests in American Seafoods Holdings LLC, outstanding as of May 1, 2002.
(6) Consists of an aggregate of direct membership interests in American Seafoods Holdings LLC and limited partnership units in American Seafoods, L.P., converted into an equivalent membership interest in American Seafoods Holdings LLC based on American Seafoods, L.P. direct ownership of 91.4% of the membership interests in American Seafoods Holdings LLC. Such change in American Seafoods, L.P. direct ownership from 90.36% to 91.4% is due to an automatic adjustment reducing the number of membership interests in American Seafoods Holdings LLC held by CP3 Tax Exempt Holdings Corp.("CP3") and ASC Offshore Holdings Corp. ("Holdings Corp.") and increasing the number held by American Seafoods, L.P.
(7) Consists of an aggregate of 324,791 limited partnership units in American Seafoods, L.P.: (a) 305,749 limited partnership units in American Seafoods, L.P. owned of record by Centre Capital Investors III, L.P.
     ("Investors III"), (b) 2,235 limited partnership units in American Seafoods, L.P. owned of record by Centre Capital Individual Investors III, L.P.("Individual III"), (c) 16,707 limited partnership units in American Seafoods, L.P. owned of record by Centre Capital Partners Coinvestment III, L.P. ("Coinvestment"). Investors III, Individual III and Coinvestment III are limited partnerships, of which the general partner of each is Centre Partners III, L.P., and of which Centre Partners Management LLC ("Centre Partners") is an attorney-in-fact. Centre Partners III LLC is the ultimate general partner of each of Investors III, Individual III and Coinvestment III, and (d) 100 limited partnership units in American Seafoods, L.P. owned of record by ASC Management, Inc.
(8) Consists of an aggregate of 909,677 membership interests in American Seafoods Holdings LLC: (a) 446,872 membership interests in American Seafoods Holdings LLC owned of record by CPIII, and (b) 462,805 membership interests in American Seafoods Holdings LLC owned of record by Holdings Corp. Centre Partners III LLC is the ultimate general partner of each of CPIII and Holdings Corp.
(9) Norway Seafoods holds its units through its wholly-owned U.S. subsidiary, RGI Seafoods Corporation.
(10) An affiliate of Norway Seafoods, J.M. Johansen AS, holds the Norway Seafoods warrant for 106,875 limited partnership units of American Seafoods, L.P.; however, the terms of the warrant prohibit J.M. Johansen AS from exercising the warrant due to its status as a foreign entity. Following this, such warrant may be transferred to a U.S. entity capable of exercising the warrant. If, following such transfer, the warrant is

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

     exercised, there would be an additional 106,875 limited partnership units in American Seafoods, L.P. outstanding, which would reduce the percentage interest of other holders by approximately 11.48%.
(11) Includes an aggregate of 16,527 membership interests in American Seafoods Holdings LLC owned directly by Mr. Bodal.
(12) Mr. Wittusen is a director of Norway Seafoods and as such may be deemed to beneficially own and share the power to vote or dispose of the limited partnership units held by Norway Seafoods. Mr. Wittusen disclaims beneficial ownership of such limited partnership units.
(13) Mr. Crow is a director of Coastal Villages Region Fund, the parent of Coastal Villages Pollock LLC, and as such may be deemed to beneficially own and share the power to vote or dispose of the limited partnership units held by Coastal Villages Pollock LLC. Mr. Crow disclaims beneficial ownership of such limited partnership units.
(14) Scott Perekslis and Lester Pollack are Managing Directors, and Trent Stedman and Eric Wilmes are Principals, of Centre Partners and as such may be deemed to beneficially own and share the power to vote or dispose of the securities held by Investors III, Individual III and Coinvestment III. Messrs. Perekslis, Pollack, Stedman and Wilmes disclaim beneficial ownership of such securities.

         The addresses of the beneficial owners shown in the table above who are beneficial owners of five percent or more of our membership interests are as follows: Centre Partners Management LLC, 30 Rockefeller Plaza, Suite 5050, New York, New York 10020; Coastal Villages Pollock LLC, 711 H Street, Suite 200, Anchorage, Alaska 99501; Norway Seafoods AS, Fjordalleen 16, P.O. Box 1301 Vika, NO-0112, Oslo, Norway; and Bernt O. Bodal, American Seafoods Group, Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington 98121.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions and Agreements Relating to our Securityholders

     Securityholders Agreement

     In connection with our acquisition by American Seafoods, L.P. in January 2000, the following parties entered into a Securityholders Agreement, dated January 28, 2000, which governs several aspects of the relationship among holders of partnership units in American Seafoods, L.P.: several affiliates of Centre Partners, which we refer to as the Centre entities; Coastal Villages Pollock LLC, SF Partners XXIV, LLC, Resource Group International, Inc. and Norway Seafoods, which we refer to as the warrantholder; Bernt O. Bodal, Jeffrey
W. Davis, Hallvard Muri, Inge Andreassen, Amy Wallace and others, whom we refer to as the management securityholders; and any person to whom partnership units in American Seafoods, L.P. might be issued after the date of the agreement, which we refer to as the additional securityholders.

     Pursuant to this agreement, if any of the warrantholder, management securityholders or additional securityholders proposes to transfer any of its partnership units, other than in certain circumstances set forth in the agreement, it must give written notice to American Seafoods, L.P. and the Centre entities. American Seafoods, L.P. and the Centre entities have the right to purchase all, but not less than all, of the offered units at the offer price within 30 days. Additionally, no warrantholder, management securityholders or additional securityholders may pledge or transfer any units, other than in specified circumstances, without the consent of American Seafoods, L.P. Further, any transfers by the Centre entities are subject to certain "tag along" obligations and may have certain "drag along" rights.

     The Securityholders Agreement further provides that a majority of the directors of ASC Management, Inc. will be designated by the Centre entities for so long as the Centre entities hold units in American Seafoods, L.P. with an original cost of at least $20,000,000, which is equivalent to 50% of our current equity ownership. The agreement also provides that Norway Seafoods and Coastal Villages Pollock LLC will each have the right to designate a member of the board of directors of ASC Management, Inc. for so long as it holds at least 50% of the aggregate number of units in American Seafoods, L.P. that it held on January 28, 2000.

     Coastal Villages Pollock LLC

     Purchase of Pollock Quota. We are party to an agreement, dated October 12, 2000, with Coastal Villages Region Fund, the parent of one of our equityholders, Coastal Villages, pursuant to which Coastal Villages Region Fund has granted us an exclusive license to harvest and process the entire portion of the total allowable catch allocated to Coastal Villages Region Fund under the Alaska Community Development Quota program for the 2001 and 2002 pollock seasons. Pursuant to this agreement, we paid to Coastal Villages Region Fund $4.1 million in 2000 and $10.9 million in 2001 based on tons harvested. Coastal Villages Region Fund's quota for the 2001 season was 2.4% of the total allowable catch. Under the agreement, we are also committed to certain job training and community development initiatives for the benefit of Coastal Villages Region Fund's member communities. The agreement is scheduled to terminate on December 31, 2002; however, we expect that it will be extended. Our agreement with Coastal Villages Region Fund is on arm's-length terms, which we believe are no less favorable to us than those that would have been obtained in a comparable transaction with an unaffiliated third party.

     Norway Seafoods

     Senior Subordinated Promissory Notes. As of April 3, 2002, we had outstanding indebtedness of $118.3 million to Norway Seafoods under two separate senior subordinated promissory notes issued in connection with the purchase of our business by American Seafoods, L.P. in January 2000. In 2000, we recorded aggregate interest expense of $9.2 million and aggregate debt discount expense of $2.3 million with respect to these two notes. In 2001, we recorded aggregate interest expense of $12.6 million and aggregate debt discount expense of $1.0 million. We repaid both promissory notes in connection with our recapitalization. See "The Recapitalization."

     Fishing Rights Lease Agreement. On January 28, 2000, we entered into a Fishing Rights Lease Agreement with Rebecca Ann Fisheries, Inc., or Rebecca Ann, a subsidiary of Norway Seafoods, pursuant to which Rebecca

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

Ann leased us its right to harvest the entire portion of the pollock total allowable catch allocated to it under the Alaska Community Development Quota program. Rebecca Ann's quota equals 0.623% of the directed pollock catch. We are obligated under the agreement to make annual payments in the amount of $1.35 million, and we made such payments in each of 2000 and 2001. We have the option to purchase Rebecca Ann's fishing rights for $850,000 upon expiration of this agreement on December 31, 2008.

     Marketing and Service Agreement. On November 28, 1999, we entered into a Marketing and Service Agreement, as amended, with RGI Seafoods Corporation, or RGI Seafoods, a subsidiary of Norway Seafoods. Under this agreement, we perform various services on RGI Seafoods' vessels, provide information technology services to certain of its affiliates, and act as RGI Seafoods' exclusive sales and marketing agent for all fish and seafood products RGI Seafood produces on its vessels. In consideration for these services, we have received from RGI Seafoods $2.7 million in 1999, $1.2 million in 2000 and $938,000 in 2001.

     We also entered into similar agreements in 1999 with Norway Seafoods and with its affiliate Empress Fisheries and, in consideration for our services, we received from Norway Seafoods $255,000 in 1999 and $60,000 in 2000, and received from Empress Fisheries $921,514 in 1999. These agreements have expired.

     Finished Product Sales; Pollock Block Sales. We sell finished products to Norway Seafoods and its affiliates, including Norway Seafoods, Thorfisk, ASC Far East, ASC South America and ASC Trading. We received from these entities in the aggregate $3.7 million in 1999, $281,000 in 2000 and $90,000 in 2001.

     Used Equipment Sales. We have sold used equipment to ASC South America and ASC Far East, both affiliates of Norway Seafoods. We received from these entities aggregate payments of $348,000 in 1999 and $80,000 in 2000.

     Raw Material Purchases. We purchase raw materials from Norway Seafoods and its affiliates, including ASC Far East Inc. We paid to these entities in the aggregate $16.8 million in 1999, $1.7 million in 2000 and $9.6 million in 2001.

     Management and Licensing Fees. On January 25, 1999, we entered into an agreement with Norway Seafoods pursuant to which we were granted the right to use trademarks owned by Norway Seafoods and whereby Norway Seafoods provided cash management, currency hedging, public relations and quality control services. Pursuant to the terms of the agreement, we paid Norway Seafoods $1.93 million in 1999 and $28,000 in 2000. This agreement was terminated on January 27, 2000.

     Foreign Exchange Contract. Prior to the acquisition of our business by Centre Partners in January 2000, Aker, the parent of Norway Seafoods, entered into a currency forward transaction with Sparebanken NOR, which expires in July 2003 and a forward transaction with Den norske Bank ASA, which expires in July 2003. On January 28, 2000, in connection with the acquisition of our business by Centre Partners, Aker entered into an agreement with us whereby Aker is obligated to pay us all amounts that Aker receives from Sparebanken NOR or Den norske Bank ASA, and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR or Den norske Bank ASA. As of March 31, 2002, we had total notional amounts of $93.75 million under this arrangement. Aker also had, as of March 31, 2002, exercisable foreign currency options with Sparebanken NOR with total notional amounts of $55.0 million relating to the period October 31, 2003 through July 29, 2005. Pursuant to the January 28, 2000 agreement, Aker is obligated to pay us all amounts that Aker receives from Sparebanken NOR and we are obligated to pay Aker all amounts that Aker must pay to Sparebanken NOR. These options will become forward foreign currency exchange contracts in the event that the dollar-yen spot exchange rate is at or below a certain level at any time before July 29, 2003.

     We believe that our transactions and agreements with Norway Seafoods or its affiliates have been and are on arm's-length terms no less favorable to us than those that would have been obtained in comparable transactions with an unaffiliated third party.

Agreements Relating to Pacific Longline Company LLC

     Services Agreement. American Seafoods Company LLC is a party to a Services Agreement with Pacific Longline Company LLC dated August 15, 2001. Pursuant to the terms of the agreement, American Seafoods Company LLC provides to Pacific Longline Company LLC a variety of management services including accounting, payroll, engineering and logistics in return for payment of a $15,000 monthly fee.

     Marketing Agreement. American Seafoods Company LLC is a party to a Marketing Agreement with Pacific Longline Company LLC dated January 1, 2002. Pursuant to the terms of the agreement, American Seafoods Company LLC markets all of the fish products produced aboard the three freezer longline vessels operated by Pacific Longline Company LLC in return for a marketing fee of 2.5% of the gross sales proceeds.

     We believe that our agreements with Pacific Longline are on arm's-length terms no less favorable to us than those that would have been obtained in comparable transactions with an unaffiliated third party.

Agreements Relating to Our Management

     Loans to Mr. Bodal. On January 28, 2000, in connection with the purchase of our company by American Seafoods, L.P., American Seafoods, L.P. entered into a loan agreement with Bernt O. Bodal, pursuant to which American Seafoods, L.P. loaned Mr. Bodal $3.8 million to finance his purchase of equity interests in American Seafoods, L.P. On August 21, 2000, we loaned $200,000 to Mr. Bodal for personal purposes and on January 31, 2002, American Seafoods Holdings LLC loaned to Mr. Bodal $500,000 to finance Mr. Bodal's purchase of equity interests in American Seafoods Holdings LLC. In 2000 and 2001, the largest amounts outstanding under these loans were $4.4 million and $4.6 million, respectively. At April 1, 2002, the amount outstanding was $5.3 million. The interest rate on these loans has been reset each January 1, April 1, July 1 and October 1 to the prime rate plus 1/2 percent. The current rate is 5.25% per annum. These loans were fully repaid in connection with our recapitalization.

     Aircraft Charters. From time to time, American Seafoods, L.P. has chartered an aircraft owned by Seattle Jet Services, Inc., a company in which Bernt O. Bodal has a 50% equity interest. American Seafoods, L.P. chartered these aircraft to transport our executive officers and financial advisors in connection with a previously attempted sale of our company by American Seafoods, L.P., our parent. We distributed cash to American Seafoods, L.P. to pay Seattle Jet Services, Inc. a total of $15,533 in 2000, $552,204 in 2001. American Seafoods, L.P. paid Seattle Jet Services, Inc. a total of $249,227 in the first quarter of 2002. These costs did not relate to our operations and have not been pushed down to our statements of operations. We did not pay any amounts directly to Mr. Bodal with respect to these charters, other than reimbursement of expenses incurred in the ordinary course of business. We believe that all of American Seafoods, L.P. transactions with Seattle Jet Services, Inc. have been on arm's-length commercial terms no less favorable than those that would have been obtained in comparable transactions with an unaffiliated third party.

Certain Payments Relating to the 2000 Acquisition and the Recapitalization

     In 2000, in connection with the purchase of our company by American Seafoods, L.P., we paid Centre Partners, Norway Seafoods and Bernt Bodal fees of $4.6 million, $460,000 and $116,664, respectively, for providing management and financial consulting services to us, and reimbursed them for out-of-pocket expenses they incurred.

     In connection with the recapitalization, $5.7 million was paid to Centre Partners out of the distribution to our equityholders for providing management and financial consulting services to us. In addition, we reimbursed Centre Partners for out-of-pocket expenses they incurred in connection with the recapitalization.

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

                      DESCRIPTION OF SENIOR CREDIT FACILITY

     In connection with the recapitalization transactions described in this prospectus, on April 18, 2002, American Seafoods Group LLC, American Seafoods Consolidated LLC, its direct parent, and American Seafoods Holdings LLC entered into a new senior credit facility with Bank of America, N.A., as Administrative Agent, and various other lenders, which replaced our existing credit facility. The following summary is a description of the principal terms of the new senior credit agreement and the related documents governing the senior credit facility, which we refer to as the credit documentation, and is subject to and qualified in its entirety by reference to the credit documentation. The credit agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     The senior credit facility provides for aggregate borrowings by American Seafoods Group LLC of up to $395 million. The senior credit facility consists of:

     . a revolving credit facility of up to $75 million in revolving credit loans and letters of credit,

     .    a term loan A facility of $90 million, and

     .    a term loan B facility of $230 million.

     We used the borrowings of $325.9 million under the new senior credit facility, together with the proceeds of the offering of the old notes, to (i) repay certain then existing indebtedness; (ii) pay related fees and expenses; and (iii) make a special cash distribution to our equityholders. See "Recapitalization." We expect to borrow additional amounts under the revolving credit facility from time to time as needed and to provide for working capital and general corporate needs, including permitted acquisitions. All revolving loans incurred under the senior credit facility mature on September 30, 2007. The term loan A facility is subject to amortization of principal in successive quarterly installments, commencing on September 30, 2002, with final maturity on September 30, 2007. The term loan B facility is subject to amortization of principal in successive quarterly installments, commencing on September 30, 2002, with final maturity on March 31, 2009. Assuming completion of the recapitalization transactions described herein as of March 31, 2002, there would have been approximately $325.9 million of outstanding indebtedness under the senior credit facility and approximately $69.1 million of unused borrowing capacity under the revolving credit facility for working capital and other corporate purposes, including permitted acquisitions.

     The senior credit facility is guaranteed by American Seafoods Consolidated LLC, ASC, Inc. and by certain of the existing and future subsidiaries of American Seafoods Group LLC. The senior credit facility is secured by, among other things:

     . a first priority security interest in all of our assets, including, without limitation, receivables, contracts, contract rights, equipment, intellectual property, inventory and all other tangible and intangible assets and those of each of our direct and indirect domestic subsidiaries. The liens securing the senior credit facility include a preferred marine mortgage on each of the vessels known as American Dynasty, American Triumph, Ocean Rover, Northern Hawk, Northern Eagle, Northern Jaeger, Katie Ann and American Challenger and a security interest in all of our rights with respect to any fishery cooperative agreements, quota share rights and fishery endorsements, licenses and permits.

     . a pledge of all of our capital stock and that of ASC, Inc., any of our direct and indirect subsidiaries, subject to certain customary exceptions in the case of the capital stock of certain foreign subsidiaries.

     Our borrowings under the senior credit facility bear interest at a floating rate which can be either a base rate (the higher of (x) the Bank of America prime rate and (y) the federal funds effective rate plus one half percent (.50%) per annum) or, at our option (subject to availability), a LIBOR rate, plus in each case an applicable margin. The initial applicable margin for the base rate loans and LIBOR loans is 2.00% and 3.00%, respectively, for the revolving credit facility and the term A loan facility. The applicable margin for the base rate loans and LIBOR loans

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

is 2.25% and 3.25%, respectively, for the term loan B facility. The interest rate payable under the senior credit facility will increase by 2.00% per annum during the continuance of an event of default.

     Under the senior credit facility we are also required to pay a commitment fee on the difference between committed amounts and the daily average of amounts actually borrowed under the revolving credit facility, which is calculated at a rate per annum based upon the leverage ratio. The initial commitment fee rate is ..50%.

     After September 30, 2002, the interest rate on borrowings under the revolving credit facility, term A loan facility and the commitment fee on the unused portion of the revolving credit facility may vary depending on the leverage ratio.

     Prior to the maturity date, funds borrowed under the revolving credit facility may be borrowed, repaid and reborrowed, without premium or penalty. The term loan A and term loan B facilities are subject to principal amortization in successive quarterly installments on each March 31, June 30, September 30 and December 31, commencing September 30, 2002, and ending on September 30, 2007 in the case of the term A facility and March 31, 2009 in the case of the term B loan facility, in each case as set forth in the table below:

     Year Ended December 31,                Term Loan A         Term Loan B
     -----------------------               --------------     ----------------
     2002                                  $ 6.00 million     $  1.53 million
     2003                                  $12.75 million     $  2.49 million
     2004                                  $15.25 million     $  2.30 million
     2005                                  $17.50 million     $  2.30 million
     2006                                  $21.00 million     $  2.30 million
     2007                                  $17.50 million     $  8.24 million
     2008                                      N/A            $ 29.05 million
     2009                                      N/A            $181.79 million

     Voluntary prepayments of principal amounts outstanding under the senior credit facility are permitted at any time, upon the giving of proper notice. However, if a prepayment of principal is made with respect to a LIBOR loan on a date other than the last day of the applicable interest period, we will be required to compensate the lenders for losses and expenses incurred as a result of the prepayment. Subject to certain exceptions, mandatory prepayments are required to be made from net cash proceeds of certain asset sales and casualty or condemnation events, net cash proceeds of certain debt and equity issuances and a portion of excess cash flow.

     The senior credit facility requires us to meet certain financial tests, including without limitation, a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. In addition, the senior credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, liens and encumbrances, changes in the nature of our business, investments, dividends and other restricted payments, prepayments of certain indebtedness (including the notes), certain transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, sales of receivables and other matters customarily restricted in such agreements.

     The new credit facility includes the following financial covenants:

     The consolidated debt to EBITDA leverage ratio as of the last day of any fiscal quarter will not be greater than the applicable ratio specified below:

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                                                       Consolidated Debt to
     Test Period                                       EBITDA Leverage Ratio
     ----------------------------------------------    ---------------------
     April 18, 2002 - June 30, 2003 ...............         4.75 to 1.0
     July 1, 2003 - June 30, 2004 .................         4.50 to 1.0
     July 1, 2004 - June 30, 2005 .................         4.25 to 1.0
     July 1, 2005 - June 30, 2006 .................         3.75 to 1.0
     Thereafter ...................................         3.25 to 1.0

     The consolidated EBITDA to interest expense ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter will not be less than the applicable ratio specified below:


                                                       Consolidated EBITDA
                                                       to Interest Expense
     Test Period                                              Ratio
     ----------------------------------------------    --------------------
     April 18, 2002 - December 31, 2002 ...........         2.00 to 1.0
     January 1, 2003 - December 31, 2003 ..........         2.10 to 1.0
     January 1, 2004 - December 31, 2004 ..........         2.25 to 1.0
     January 1, 2005 - December 31, 2005 ..........         2.50 to 1.0
     Thereafter ...................................         2.75 to 1.0

     The fixed charge coverage ratio for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter will not be less than the applicable ratio specified below:

                                                        Fixed Charge Coverage
     Test Period                                              Ratio
     ----------------------------------------------     ---------------------
     April 18, 2002 - December 31, 2005 ...........         1.30 to 1.0
     Thereafter ...................................         1.10 to 1.0

     The senior credit facility contains customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other material agreements or indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, certain ERISA and environmental defaults, failure of any guaranty or security document supporting the senior credit facility or the subordination provisions of the notes and other subordinated debt to be in full force and effect and a change of control.

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

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the word "Company" refers only to American Seafoods Group LLC and not to any of its subsidiaries, and the word "Issuers" refers only to American Seafoods Group LLC and its wholly-owned corporate subsidiary and co-obligor on the Notes, American Seafoods, Inc. ("ASI").

     The Issuers issued the old notes, and will issue the new notes, under an Indenture (the "Indenture"), dated as of April 18, 2002, among themselves, the Guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"). The Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the new notes are identical to the terms of the old notes, except that the new notes will be registered under the Securities Act, and therefore will not contain restrictions on transfer, will not contain provisions relating to additional interest, will bear a different CUSIP number from the old notes and will not entitle their holders to registration rights. New notes will otherwise be treated as notes for the purposes of the Indenture. The Indenture contains provisions that define your rights under the Notes. In addition the Indenture will govern our obligations under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

  The Notes

     The Notes:

     .    are general unsecured obligations of the Issuers;

     . are subordinated in right of payment to all existing and future Senior Debt of the Issuers;

     . are pari passu in right of payment with any future senior subordinated Indebtedness of the Issuers; and

     .    are guaranteed by the Guarantors.

  The Guarantees

     The Notes are guaranteed by all of the existing Domestic Subsidiaries of the Company and will be guaranteed by each future wholly-owned Domestic Subsidiary of the Company. As of the date of the Indenture, all of our subsidiaries, other than one foreign subsidiary, American Seafoods Company Japan Ltd., will be "Subsidiary Guarantors." In the future, we may have Domestic Subsidiaries which are not wholly owned as well as additional subsidiaries which are not "Domestic Subsidiaries."

     Each Guarantee of the Notes:

     .    is a general unsecured obligation of the Guarantor;

     . is subordinated in right of payment to all existing and future Senior Debt of the Guarantor; and

     . is pari passu in right of payment with any future senior subordinated Indebtedness of the Guarantor.

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     As of the date of the Indenture, all of our subsidiaries will be
"Restricted Subsidiaries." However, under the circumstances described below under the subheading "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

     The Indenture provides for the issuance by the Issuers of Notes with a maximum aggregate principal amount of $400 million, of which $175 million were issued in the offering of the old notes. The Issuers may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on April 15, 2010.

     Interest on the Notes will accrue at the rate of 10 1/8 % per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on October 15, 2002. The Issuers will make each interest payment to the Holders of record on the immediately preceding April 1 and October 1.

     Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     If a Holder has given wire transfer instructions to the Company, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

     The Trustee will initially act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the Holders, and the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

     The Guarantors will jointly and severally guarantee the Issuers' obligations under the Notes. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary in an effort to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--The notes and subsidiary guarantees may not be enforceable because of fraudulent conveyance laws."

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         A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless either:

            (1) (a) immediately after giving effect to that transaction, no Default or Event of Default exists; and

                (b) the Person acquiring the property in any such sale or
            disposition or the Person formed by or surviving any such consolidation or merger is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

            (2) such sale or other disposition complies with the "Asset Sales" provisions of the Indenture, including the application of the Net Proceeds therefrom.

         The Note Guarantee of a Guarantor will be released:

            (1) in connection with any sale of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an affiliate of the Company in compliance with either clause (1) or clause (2) of the first paragraph of "Certain Covenants--Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries"; or

            (2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

            (3) upon legal defeasance of the Company's and all Guarantors' obligations under the Notes and the Note Guarantees or satisfaction and discharge of the Indenture, in each case, in accordance with the provisions of the Indenture.

Subordination

         The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of the Issuers, including Senior Debt of the Issuers incurred after the date of the Indenture.

         The holders of Senior Debt of the Issuers will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of Senior Debt of the Issuers (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Issuers, whether or not such interest is an allowed claim under applicable law) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of either Issuer:

            (1) in a liquidation or dissolution of either Issuer;

            (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to either Issuer or their respective properties;

            (3) in an assignment for the benefit of creditors; or

            (4) in any marshaling of either of the Issuers' assets and liabilities.

         Neither Issuer also may make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if:

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            (1) a payment default on Designated Senior Debt of either of the
         Issuers occurs and is continuing beyond any applicable grace period; or

            (2) any other default occurs and is continuing on any series of Designated Senior Debt of either of the Issuers that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the applicable Issuer or the holders of any Designated Senior Debt of the applicable Issuer (a "nonpayment default").

         Payments on the Notes may and shall be resumed:

            (1) in the case of a payment default on Designated Senior Debt of either of the Issuers, upon the date on which such default is cured or waived; and

            (2) in case of a nonpayment default, upon the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of the applicable Issuer has been accelerated.

         No new Payment Blockage Notice may be delivered unless and until:

            (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

            (2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

         No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

         If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") when:

            (1) the payment is prohibited by these subordination provisions; and

            (2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Issuers. Upon the proper written request of the holders of Senior Debt of either of the Issuers, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the applicable Issuer or their proper representative.

         The Issuers must promptly notify holders of their Senior Debt if payment of the Notes is accelerated because of an Event of Default or if an Event of Default on the Notes has occurred.

         As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuers, Holders of Notes may recover less ratably than creditors who are holders of Senior Debt of the Issuers.

         Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Issuers to the prior payment in full of Senior Debt of the Issuers. See "Risk Factors--Your right to receive payments on the notes and the guarantees is junior to all of American Seafoods Group LLC's and our subsidiary guarantors' senior debt."

         "Designated Senior Debt" means:

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            (1) any Indebtedness outstanding under the Credit Agreement; and

            (2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by either Issuer as "Designated Senior Debt."

         "Permitted Junior Securities" means:

            (1)  Equity Interests in either of the Issuers or any Guarantor; or

            (2) debt securities that are subordinated to all Senior Debt and to any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

         "Senior Debt" means:

            (1) all Indebtedness of either Issuer or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, indemnities, fees and expenses;

            (2) any other Indebtedness of either Issuer or any Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

            (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

         Notwithstanding anything to the contrary in the preceding, Senior Debt will not include: (1) any liability for federal, state, local or other taxes owed or owing by either Issuer; (2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates; (3) any trade payables; or (4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

         At any time prior to April 15, 2005, the Company may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

            (1) at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by either of the Issuers and their respective Subsidiaries); and

            (2) the redemption must occur within 45 days of the date of the closing of such Equity Offering.

         Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Issuers' option prior to April 15, 2006.

         After April 15, 2006, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

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   Year                                                          Percentage
   ----                                                          ----------
   2006 ....................................................      105.063
   2007 ....................................................      102.531
   2008 and thereafter .....................................      100.000

Mandatory Redemption

      The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

   Change of Control

      If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, the Company will, to the extent lawful:

         (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

         (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

         (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

      The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

      Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 70 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The agreements governing the Company's outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provide that certain change of control events with respect to the Company would

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constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

            (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

            (2) such fair market value is determined by the Company's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee; and

            (3) at least 75% of the consideration therefore received by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this clause (3), each of the following shall be deemed to be cash:

                (a) any liabilities (as shown on the Company's or such
            Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary written novation agreement that releases the Company or such Restricted Subsidiary from further liability;

                (b) any securities, notes or other obligations received by the
            Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

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                (c) any Designated Noncash Consideration received by the
            Company or any of its Restricted Subsidiaries in such Asset Sale having a fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause
            (c) that is at that time outstanding, not to exceed 7.5% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply an amount equal to such Net Proceeds at its option:

            (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

            (2) to acquire all or substantially all of the assets of a Permitted Business, or a majority of the Voting Stock of a Person engaged in a Permitted Business that becomes a Restricted Subsidiary;

            (3) to make an investment or a capital expenditure in or that is used or useful in a Permitted Business; or

            (4) to acquire other assets, other than current assets, in or that are used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

        The agreements governing the Company's outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provide that certain asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of

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Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

            (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

            (2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

   Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

            (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

            (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary);

            (3) make any voluntary payment on or with respect to, or any voluntary purchase, redemption, defeasance or other acquisition or retirement for value of, any Subordinated Indebtedness; or

            (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

            (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

            (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period,

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        have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

            (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5), (6), (7), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

                (a) 50% of the Consolidated Net Income of the Company for the
            period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

                (b) 100% of the aggregate net cash proceeds received by the
            Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than, in each case in this clause (b), Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

                (c) to the extent that any Restricted Investment (including any such Restricted Investment in an Unrestricted Subsidiary) that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (net of the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income.

        So long as (with respect to clauses (4), (5), (6), (8), (10) and (11) below) no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

            (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

            (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

            (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

            (4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

            (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Parent, the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture, or dividends or distributions to effect such transactions; provided that the aggregate price paid, dividended or distributed

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         for all such repurchased, redeemed, acquired or retired Equity
         Interests shall not exceed $1.0 million in any twelve-month period;

              (6) payment of dividends or distributions by the Company to any Parent or member in amounts required for such person to pay franchise taxes and other fees required to maintain its existence and provide for all other actual out-of-pocket operating costs of such person, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and costs and expenses with respect to filings with the SEC, of up to $500,000 per fiscal year;

              (7) the payment of dividends or distributions by the Company to the Company's members (x) for so long as the Company is treated as a partnership or disregarded entity for Federal income tax purposes (a "Flow-Through Entity"), in an amount equal to the Permitted Tax Distributions and (y) for so long as the Company is not a Flow-Through Entity but is included in a consolidated or combined income tax group with the Parent or any of its Subsidiaries, in an amount equal to the Federal, state and local income tax obligations of the Company and its Subsidiaries as if the Company and its Subsidiaries filed separate income tax returns on a separate company basis; provided that, with respect to clause (y) of this clause (7), (a) the amount of dividends and distributions paid to enable the Parent to pay Federal, state and local income taxes at any time shall not exceed the amount of such Federal, state and local income taxes actually owing by the Parent at such time for the respective period and (b) any refunds received by the Parent attributable to the tax obligations of the Company and its Subsidiaries shall promptly be returned by the Parent to the Company;

              (8) (a) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants; and

                   (b) cash paid in lieu of fractional Equity Interests (or
              dividends or distributions for such purpose) in an aggregate amount not to exceed $50,000;

              (9) the payment of the Special Distribution to the members of the Company on the Issue Date, as part of the Recapitalization;

              (10) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Company issued or incurred in accordance with the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that the dividends and distributions on such Disqualified Stock are included in the determination of the Fixed Charges used in computing compliance with such covenant; and

              (11) other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $10.0 million.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     Incurrence of Indebtedness and Issuance of Preferred Stock

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise,

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with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and the Company will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and issue shares of Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, or such Disqualified Stock is issued, as the case may be, would have been at least 2 to 1 on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

              (1) the incurrence by the Company of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $390 million plus the excess, if any, of (x) $10.9 million over (y) the amounts drawn on our revolving credit facility on the Closing Date, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to repay any Indebtedness under Credit Facilities (and, in the case of any revolving credit Indebtedness under a Credit Facility, to effect a corresponding commitment reduction thereunder) pursuant to the covenant "--Repurchase at the Option of Holders--Asset Sales";

              (2) the incurrence by the Company and any Guarantor of the Existing Indebtedness;

              (3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

              (4) the incurrence by the Company or a Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
         (4), not to exceed $15.0 million at any time outstanding;

              (5) the incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2),
         (3), (4), (5), (14), (15) or (16) of this paragraph;

              (6) (A) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

                  (a) if the Company or any Guarantor is the obligor on such
              Indebtedness (other than where such Indebtedness is held by the Company or a Guarantor), such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

                  (b) (i) any subsequent issuance or transfer of Equity
              Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6); and

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              (B)  the issuance of Disqualified Stock or preferred stock by any
         Guarantor to the Company or to any other Guarantor; provided, however, that (i) any subsequent issuance or transfer of Equity Interests that results in any such Disqualified Stock or preferred stock being held by a Person other than the Company or a Guarantor and (ii) any sale or other transfer of any such Disqualified Stock or preferred stock to a Person that is not either the Company or a Guarantor, shall be deemed, in each case, to constitute an incurrence of such Disqualified Stock or preferred stock by the Company or such Guarantor, as the case may be, that was not permitted by this clause (6);

              (7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations entered into for bona fide hedging purposes in the ordinary course of business, and not for speculative purposes;

              (8) the guarantee by any of the Guarantors of Indebtedness of the Company that was permitted to be incurred by another provision of this covenant;

              (9) the accrual of interest, the accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

              (10) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (10);

              (11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims, self-insurance or similar requirements; provided, however, that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

              (12) the incurrence by the Company or any of its Restricted Subsidiaries of obligations in respect of performance, appeal and surety bonds, completion guarantees, insurance bonds and other similar bonds provided by the Company or such Restricted Subsidiary in the ordinary course of business;

              (13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that:

                   (a) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for the purpose of this clause (a)); and

                   (b) the maximum assumable liability in respect of that
              Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of those noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and/or that Restricted Subsidiary in connection with that disposition;

              (14) the incurrence by any Guarantor of Acquired Debt; provided that, after giving effect to such Acquired Debt and the related acquisition or merger transaction as if the same had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of

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         additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; and provided, further, that the aggregate principal amount of Indebtedness incurred pursuant to this clause (14), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (14), shall not exceed $15.0 million at any time outstanding;

              (15) the incurrence by any Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary of Indebtedness; provided that, after giving effect to such incurrence of Indebtedness and the application of the net proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; and provided further that the aggregate principal amount of Indebtedness incurred pursuant to this clause (15), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
         (15), shall not exceed $25.0 million at any time outstanding; and

              (16) the incurrence by the Company of additional Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $10.0 million at any time outstanding.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

     Limitation on Senior Subordinated Debt

         The Issuers will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is expressly subordinate in right of payment to any Senior Debt of the Issuers and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is expressly subordinate in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Note Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

     Liens

         The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Subordinated Indebtedness or Pari Passu Indebtedness (other than Permitted Liens) upon any of their property or assets, or any income or profits therefrom, now owned or hereafter acquired (the "Initial Lien"), unless all payments due under the Indenture and the Notes are secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior to or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligations so secured. Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon (a) the release by the holders of the Subordinated Indebtedness or Pari Passu Indebtedness described above of the Initial Lien on the property or assets of the Company or any Restricted Subsidiary, or (b) any sale or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, the Restricted Subsidiary creating such Initial Lien (so long as no Lien attaches to any assets received in consideration for such sale or transfer).

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     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

              (1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

              (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

              (3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

              (1) agreements and instruments relating to Existing Indebtedness (including, for purposes for this clause (1) only, the Credit Agreement) as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in such agreements or instruments, as in effect on the date of the Indenture;

              (2) the Indenture, the Notes and the Note Guarantees;

              (3) applicable law;

              (4) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries or merged with or consolidated into any Restricted Subsidiary of the Company, in each case, as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

              (5) customary non-assignment provisions in leases or license agreements entered into in the ordinary course of business;

              (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

              (7) any agreement for the sale or other disposition of a Restricted Subsidiary, or all or substantially all of the assets of a Restricted Subsidiary, that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

              (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements or instruments governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements or instruments governing the Indebtedness being refinanced;

              (9) Liens securing Indebtedness of the Company or a Restricted Subsidiary permitted to be incurred under the terms of the Indenture to the extent restricting the transfer of the property or assets subject thereto;

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              (10) Restrictions on cash or other deposits imposed by customers under agreements entered into in the ordinary course of business;

              (11) Customary supermajority voting provisions and customary provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements entered into in the ordinary course of business; and

              (12) Restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses.

     Merger, Consolidation or Sale of Assets

         The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

              (1) either: (a) the Company is the surviving corporation or limited liability company; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation or limited liability company, in the case of each of (a) and (b) above, organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that, if the Person formed by or surviving such consolidation or merger, or the transferee of such properties or assets, is a limited liability company, then there shall be a Restricted Subsidiary of such Person which shall be a corporation organized in the jurisdictions permitted by this clause (1) and a co-obligor of the Notes;

              (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

              (3) immediately after such transaction no Default or Event of Default exists; and

              (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

         In the event of any transactions (other than a lease) described in and complying with this "Merger, Consolidation or Sale of Assets" covenant in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise any right and power of, the Company, and the Company shall be discharged from its obligations, under the Indenture and the Notes, with the same effect as if such successor Person has been named as the Company herein.

         In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person except that a Restricted Subsidiary may lease all or substantially all its properties or assets in compliance with the covenant described under "Repurchase at the Option of the Holders -- Asset Sales". This "Merger, Consolidation or Sale of Assets" covenant will not apply to (i) a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries or (ii) the Recapitalization.

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     Transactions with Affiliates

         The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

              (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

              (2) the Company delivers to the Trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

              (1) transactions between or among the Company and/or its Restricted Subsidiaries;

              (2) payment of directors' fees and cash compensation, and the provision of customary indemnification, in each case consistent with the Company's past practice, to directors, officers, employees and managers of any Parent or member of the Company or of the Company and its Restricted Subsidiaries, in each case for services rendered to the Company and its Restricted Subsidiaries;

              (3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments";

              (4) any agreement as in effect or entered into as of the Issue Date and described in "Certain Relationships and Related Transactions" herein or any amendment thereto so long as any such amendment is not more disadvantageous to the Company or the relevant Restricted Subsidiary or the Holders in any material respect than the original agreement as in effect on the Issue Date;

              (5) the reimbursement of out-of-pocket expenses to the Principals or their Related Parties and their respective Affiliates for monitoring and consulting services rendered by them to the Company and its Restricted Subsidiaries in an amount not to exceed $200,000 in any fiscal year;

              (6) payments by the Company or any of its Restricted Subsidiaries (directly or through the Parent or member) to the Principals or their Related Parties and their respective Affiliates of fees and out-of-pocket expenses for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by the majority of the Disinterested Members of the Board of Directors of the Company in good faith and are in an amount not to exceed 2.0% of the aggregate transaction value (or portion thereof) in respect of which such services are rendered, plus reasonable out-of-pocket expenses;

              (7) the issuance of Equity Interests (other that Disqualified Stock) of the Company;

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              (8)  loans to Coastal Villages Pollock LLC and Central Bering Sea
         Fishermans Association, provided that such loans are approved in good faith by a majority of the Disinterested Members of the Board of Directors of the Company and the principal amount of such loans at any time outstanding does not exceed $500,000;

              (9) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons who are not Affiliates of the Company;

              (10) payments or loans to officers, directors, employees and managers of any Parent or member of the Company or of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case relating to the business of the Company and its Restricted Subsidiaries made in the ordinary course of business and in accordance with the policy of the Company, which policy is approved by the Board of Directors of the Company in good faith;

              (11) issuance of Capital Stock of the Company in connection with employment incentive plans, employee stock plans, employee stock option plans and similar plans or arrangements approved by a majority of Disinterested Members of the Board of Directors of the Company and in accordance with the Company's past practice; and

              (12) transactions with customers, clients, suppliers or purchasers of goods or services, in each case in the ordinary course of business which are fair to the Company or its Restricted Subsidiaries in the determination of the Board of Directors of the Company including a majority of Disinterested Members of the Board of Directors.

     Additional Note Guarantees

         If the Company or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Restricted Subsidiary which is a Domestic Subsidiary on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired or created.

     Limitations on Issuances of Guarantees of Indebtedness

         The Company will not permit any of its Restricted Subsidiaries which are not Guarantors, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of or pledge to secure such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

     Designation of Restricted and Unrestricted Subsidiaries

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall (1) ASI be designated an Unrestricted Subsidiary and (2) the business currently operated by the Company be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be a Restricted Investment made as of the time of such designation and that designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such

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Unrestricted Subsidiary and such designation shall only be permitted if (1) such
Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

         The Company will not, and will not permit any of its Restricted Subsidiaries to, convey, sell or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless:

              (1) such conveyance, sale or other disposition is of all the Equity Interests in such Restricted Subsidiary and such conveyance, sale or other disposition complies with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales", including the application of the Net Proceeds therefrom; or

              (2) if, immediately after giving effect to such conveyance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary, (i) such conveyance, sale or other disposition is in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales", including the application of the Net Proceeds therefrom, and (ii) any remaining Investment in such Person would have been permitted to be made under "Certain Covenants--Restricted Payments" (other than as a Permitted Investment) if made on the date of such transfer, conveyance, sale, lease or other disposition.

         In addition, the Company will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares or shares of Capital Stock of foreign Restricted Subsidiaries required to be owned by foreign nationals under applicable law) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

     Business Activities

         The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     Payments for Consent

         The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     American Seafoods Capital Corporate Structure

         ASI will not, and the Company will not permit ASI to (a) alter, amend or otherwise change its capital and ownership structure (including that 100% of the total voting power of shares of Capital Stock in ASI entitled to vote in the election of directors shall at all times be directly owned and controlled by the Company), (b) issue, transfer, convey, sell, lease or otherwise dispose of any of its Equity Interests to any Person, (c) make any Investment in any Person or
(d) conduct any business other than acting as co-obligor on the Notes.

     Reports

         Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

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              (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

              (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

         In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses
(1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such public information available to securities analysts and prospective investors upon request. In addition, the Company and the Note Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

         Each of the following is an Event of Default:

              (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

              (2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

              (3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales" or "--Certain Covenants--Merger, Consolidation or Sale of Assets";

              (4) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the Indenture;

              (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

                  (a) is caused by a failure to make any payment due at final maturity of such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its express maturity,

         and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3,000,000 or more;

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              (6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $3,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

              (7) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

              (8) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

         Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

         The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator, member or stockholder of the Company, ASI or any Guarantor (or of any holder of an Equity Interest in any of them), as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

         The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

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              (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

              (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

              (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantor's obligations in connection therewith; and

              (4) the Legal Defeasance provisions of the Indenture.

         In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

              (1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

              (2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or
         (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

              (3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

              (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

              (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

              (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an "insider" of the Company under

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         applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

              (7) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

              (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

         Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

              (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

              (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

              (3) reduce the rate of or change the time for payment of interest on any Note;

              (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

              (5) make any Note payable in money other than U.S. dollars;

              (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

              (7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture;

              (8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

              (9) except as otherwise permitted under the "Merger, Consolidation or Sale of Assets" covenant, consent to the assignment or transfer by the Issuers or any Guarantor of any of their rights or obligations under the Indenture;

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

              (10) amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; or

              (11) make any change in the preceding amendment and waiver provisions.

         In addition, any amendment, change or modification of the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the "Repurchase at the Option of Holders--Asset Sales" covenant or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the "Repurchase at the Option of Holders-- Change of Control" covenant, including, in each case, amending, changing or modifying any definition relating thereto, will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

         Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

              (1)  to cure any ambiguity, defect or inconsistency;

              (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

              (3) to provide for the assumption of the Company's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets;

              (4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder (including but not limited to adding a Guarantor under the Indenture and adding additional collateral for the benefit of Holders of the Notes);

              (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

              (6) to release any Guarantee in accordance with the provisions of the Indenture.

Satisfaction and Discharge

         The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

              (1)  either:

                   (a) all Notes that have been authenticated (except lost,
              stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

                   (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

              (2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or

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

         constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

              (3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

              (4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Concerning the Trustee

         If the Trustee becomes a creditor of the Issuers or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to American Seafoods Group LLC, Market Place Tower, 2025 First Avenue, Suite 1200, Seattle, Washington 98121, Attention: Amy Wallace, Vice President of Finance.

Governing Law

         The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form; the Global Notes

         The new notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "Global Notes"). Upon issuance, the Global Notes will be deposited with, or on behalf of The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

         Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

         The following description of the operations and procedures of DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") (as indirect participants in DTC) are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

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         DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect
Participants.

         DTC has also advised the Issuers that, pursuant to procedures established by it:

              (1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

              (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

         All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

         Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

              (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

              (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

         DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary

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practices and will be the responsibility of the Participants or the Indirect
Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

         Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

         Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

         A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

              (1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes and the Issuers fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

              (2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

              (3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

         In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

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Same Day Settlement and Payment

         The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

         Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Registration Rights; Liquidated Damages

         The following description is a summary of the material provisions of the Registration Rights Agreement. It does not restate that agreement in its entirety. We urge you to read the proposed form of Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as Holders of these Notes. See "--Additional Information."

         The Issuers, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on April 18, 2002. Pursuant to the Registration Rights Agreement, the Issuers and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers and the Guarantors will offer to the Holders of Notes pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Notes for Exchange Notes.

         If:

              (1) the Issuers and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

              (2) any Holder of Notes notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that:

                  (a) it is prohibited by law or Commission policy from
              participating in the Exchange Offer; or

                  (b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

                  (c) that it is a broker-dealer and owns Notes acquired
              directly from the Issuers,

the Issuers and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

         The Issuers and the Guarantors have agreed to use their reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

         The Registration Rights Agreement provides that:

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              (1) the Issuers and the Guarantors will file an Exchange Offer
         Registration Statement with the Commission on or prior to 120 days after the closing of the offering of the old notes;

              (2) the Issuers and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of the offering of the old notes;

              (3) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers and the Guarantors will:

                  (a) commence the Exchange Offer; and

                  (b) issue Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer; and

              (4) if obligated to file the Shelf Registration Statement, the Issuers and the Guarantors will file the Shelf Registration Statement with the Commission as promptly as practicable after such filing obligation arises and use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to the later of 180 days after the closing of this offering or 75 days after such filing obligation arises.

         If:

              (1) the Issuers and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing; or

              (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

              (3) the Issuers and the Guarantors fail to consummate the Exchange Offer within 45 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

              (4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Issuers and the Guarantors will pay liquidated damages to each Holder of outstanding Notes ("Liquidated Damages") during the period of one or more Registration Defaults, with respect to the first 120-day period immediately following the occurrence of a Registration Default in an amount equal to 0.25% per annum (which amount will be increased by an additional 0.25% per annum for each subsequent 90-day period that any liquidated damages continue to accrue; provided that the amounts at which liquidated damages accrue may in no event exceed 1.0% per annum) in respect of the Notes held by such Holder until all Registration Defaults have been cured.

         All accrued Liquidated Damages will be paid by the Issuers and the Guarantors on each Interest Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

         Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

         Holders of Notes will be required to make certain representations to the Issuers (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their

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Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Notes, a Holder will be deemed to have agreed to indemnify the Issuers and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of Notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

              (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

              (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have corresponding meanings.

         "Asset Sale" means:

              (1) the sale, lease, conveyance or other disposition (including by way of merger, consolidation or sale and leaseback transactions) of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

              (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (in each case, other than Capital Stock constituting directors' qualifying shares or shares of Capital Stock of foreign Restricted Subsidiaries required to be owned by foreign nationals under applicable law).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

              (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $1,000,000;

              (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

              (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

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              (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

              (5) the sale or other disposition of cash or Cash Equivalents;

              (6) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;"

              (7) the disposition of assets received in settlement of obligations owing to the Company or any Restricted Subsidiary, which obligations were incurred in the ordinary course of business; and

              (8) the exchange of assets held by the Company or any Restricted Subsidiary (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by the Company or such Restricted Subsidiary in any such exchange will immediately constitute a Permitted Investment in a Permitted Business or will immediately constitute, be part of, or be used in a Permitted Business which is conducted in a Restricted Subsidiary; (ii) any such assets are of a comparable fair market value to the assets exchanged as determined in good faith by the Board of Directors of the Company (which determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million), and (iii) in the case of an exchange involving a vessel, the assets received by the Company or a Restricted Subsidiary must represent a vessel which shall be substantially similar in all material respects to the vessel exchanged, including with respect to fishing and processing capability and the ability under applicable regulatory requirements to fish.

         "Assumed Tax Rate" means, for or in respect of any Tax Period and any item of income, the greater of (x) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included in income by an individual resident of New York City, and (y) the maximum combined United States federal, New York State and New York City tax rate applicable during such Tax Period to such item of income if included as New York source income by a corporation doing business in New York City, provided, that with respect to clauses (x) and (y), the New York State tax rate shall be taken into account only if the Company is treated as a partnership for New York State income tax purposes and the New York City tax rate shall be taken into account only if the Company is treated as a partnership for New York City income tax purposes. In computing the Assumed Tax Rate, effect will be given to the deductibility for federal income tax purposes of state and local income taxes.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have corresponding meanings.

         "Board of Directors" means:

              (1) with respect to a corporation, the board of directors of the corporation;

              (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

              (3) with respect to any other Person, the board or committee of such Person serving a similar function.

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         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

              (1) in the case of a corporation, corporate stock;

              (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

              (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

              (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

              (1) United States dollars;

              (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

              (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Fitch Rating of "B" or better;

              (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

              (5) securities issued by any state of the United States of America or any political subdivision of any such state or any agency or instrumentality thereof maturing within one year of the date of acquisition thereof and, at the time of acquisition, having a rating of at least AAA from Standard & Poor's Rating Services or at least Aaa from Moody's Investors Services Inc.;

              (6) commercial paper having a rating of at least A-1 from Standard & Poor's Rating Services or at least P-1 from Moody's Investors Services, Inc. and in each case maturing within one year after the date of acquisition; and

              (7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

         "Change of Control" means the occurrence of any of the following:

              (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of any Parent or the Company and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties;

              (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

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              (3) the consummation of any transaction (including, without limitation, any merger or consolidation), (a) prior to a Public Equity Offering, the result of which is that the Principals and their Related Parties become the Beneficial Owner of less than 50% of the voting power of all classes of Voting Stock of any Parent or the Company or,
         (b) after a Public Equity Offering, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly of 35% or more of the voting power of all classes of Voting Stock of any Parent or the Company, as the case may be, and is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of all classes of Voting Stock of such Parent or the Company, as the case may be, than the percentage beneficially owned by the Principals and their Related Parties;

              (4) the first day on which a majority of the members of the Board of Directors of any Parent or the Company are not Continuing Directors; or

              (5) any Parent or the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into any Parent or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of such Parent or the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of such Parent or the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and, (B) immediately after such transaction (a) prior to a Public Equity Offering, the Principals and their Related Parties become the Beneficial Owner of not less than 50% of the voting power of all classes of Voting Stock of the surviving or transferee Person or,
         (b) after a Public Equity Offering", no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, becomes, directly or indirectly, the Beneficial Owner of 35% or more of the voting power of all classes of Voting Stock of the surviving or transferee Person and is or becomes, directly or indirectly, the Beneficial Owner of a greater percentage of the voting power of all classes of Voting Stock of such surviving or transferee Person than the percentage beneficially owned by the Principals and their Related Parties.

         "Closing Date" shall mean the date of Closing with respect to the issuance and sale of the Notes.

         "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

              (1) provision for Federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period (or distributions in lieu thereof in respect of allocable income), to the extent that such provision for taxes or such distributions were deducted in computing such Consolidated Net Income; plus

              (2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether or not paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations described under clause (1) of the definition thereof), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

              (3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation,

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         amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

              (4) non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) any item reversing or reducing any non-cash accrual of or reserve for cash expenses in any future period, which accrual or reserve was previously deducted in computing Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP.

         Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided that:

              (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

              (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

              (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

              (4) the cumulative effect of a change in accounting principles shall be excluded; and

              (5) if such Person is a Flow-Through Entity, for purposes of the calculations under the covenant "Restricted Payments", the Net Income of such Person for such period shall be reduced by the amount of Permitted Tax Distributions made or which may be made with respect to such period pursuant to the definition thereof.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

              (1) was a member of such Board of Directors on the date of the Indenture; or

              (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Agreement" means that certain Amended and Restated Credit Agreement, to be executed on the Closing Date, by and among the Company, American Seafoods Consolidated LLC, Bank of America, N.A., as Agent, and Banc of America Securities LLC, as Lead Arranger, and the other Lenders named therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

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         "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Designated Noncash Consideration" means the fair market value of noncash consideration (as determined in good faith by the Board of Directors of the Company, which determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million) received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

         "Disinterested Member of the Board of Directors" means, with respect to any proposed transaction between (i) the Company or a Restricted Subsidiary, as applicable, and (ii) an Affiliate thereof (other than the Company or a Restricted Subsidiary), a member of the Board of Directors of the Company or such Restricted Subsidiary, as applicable, who would not be a party to, or have a financial interest in, such transaction and is not an officer, director or employee of, and does not have a financial interest in, such Affiliate. For purposes of this definition, no person would be deemed not to be a Disinterested Member of the Board of Directors solely because such person holds Equity Interests in the Company.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Domestic Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means an offering of Capital Stock (other than Disqualified Stock or Capital Stock that by its terms has a preference in liquidation or as to dividends over any other Capital Stock) of the Company or (to the extent the net cash proceeds therefrom are contributed to the capital of the Company) any Parent (other than (i) an offering pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company and (ii) an offering with aggregate net proceeds to the Company or the Parent, as applicable, of less than $5.0 million).

         "Existing Indebtedness" means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

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         "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

              (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount (other than any amortization of debt issuance costs arising from the financing related to the Recapitalization, but only with respect to such amounts of debt issuance costs as are in excess of $20.7 million), non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations described under clause
         (1) of the definition thereof; plus

              (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

              (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

              (4) (a) if such Person or Restricted Subsidiary is a Flow-Through Entity, all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries (other than (x) dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company and (y) Permitted Tax Distributions and any payments reflecting capital account allocations pursuant to the terms of the membership or partnership agreement relating to such Flow-Through Entity), or (b) if such Person or Restricted Subsidiary is not a Flow-Through Entity, the product of (I) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company), times (II) a fraction, the numerator of which is one and the denominator of which is one minus the actual combined highest marginal Federal, state and local tax rate (giving effect to the deductibility for federal income tax purposes of state and local income taxes) then in effect applicable to such Person or Restricted Subsidiary, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

              (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

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              (2) the Consolidated Cash Flow attributable to discontinued
         operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

              (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Guarantors" means:

              (1) each Subsidiary Guarantor; and

              (2) any other Subsidiary that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

         "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

              (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

              (2) currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency values; and

              (3) fuel swap agreements and other agreements or arrangements designed to protect such Person against fluctuations in fuel prices.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

              (1) borrowed money;

              (2) bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

              (3) banker's acceptances;

              (4) representing Capital Lease Obligations;

              (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

              (6) representing any Hedging Obligations,

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if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Board of Directors of the Company unless such fair market value exceeds $10.0 million, in which event the determination of the Board of Directors must be based upon the opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing) and (B) the amount of such Indebtedness of such other Persons; and (y) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date shall be:

              (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

              (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

         "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made consistent with past practices), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

         "Management Investors" means any current or future individuals who are or become executive officers or members of senior management of the Company and Restricted Subsidiaries, including, without limitation, Bernt Bodal, Michael Hyde, Jeffrey Davis, Hallvard Muri, Inge Andreassen, Amy Wallace and Debbie Morton, in their capacities as individual investors of membership interests in American Seafoods Holdings LLC.

         "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

              (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

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              (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

              (3) the net unrealized foreign exchange gains or losses, together with any related provision for taxes on such gains or losses, as reflected on the Statement of Cash Flows of such Person, to the extent they would otherwise be reflected in the Net Income of such Person in the absence of this clause (3);

              (4) any non-cash compensation charge or expense, together with any related provision for taxes on such charge or expense, arising from any grant of stock, stock options or other equity based awards (collectively, "Equity Based Awards"), except that Net Income shall reflect (a) any non-cash compensation charge or expense arising in respect of an Equity Based Award that, by its terms, is intended to be settled or payable in cash, and (b) in respect of an Equity Based Award that, by its terms, is not intended to be settled or payable in cash but is in fact so settled or paid, the full non-cash and cash compensation charge or expense arising from such Equity Based Award (including the aggregate net charge or expense previously excluded from the determination of Net Income pursuant to this clause (4)), which charge or expense shall be deemed included in full in the fiscal period of such Person in which such cash settlement or payment occurs; and

              (5) any non-cash charge, together with any related provision for taxes on such charge, related to the write off of goodwill or intangibles as a result of impairment, in each case, as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142 or Financial Accounting Standards Board Statement of Financial Accounting Standards No. 144.

         Any reference herein to related provisions for taxes includes, if the Company is a Flow-Through Entity, any Permitted Tax Distributions made or which may be made by the Company to permit its direct and indirect members or partners to pay Federal, state and local income taxes arising as a result of the event described in the foregoing clauses (1) through (5).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements (or if the Company is a Flow-Through Entity, Permitted Tax Distributions made or which may be made by the Company with respect to income or gain arising as a result of such Asset
Sale), and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness:

              (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

              (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

              (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

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         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Parent" means any direct or indirect parent company of the Company, it being understood that ASC, Inc., so long as it owns less than a 50% interest in the Company, is not a Parent.

         "Pari Passu Indebtedness" means:

              (1) with respect to the Company, Indebtedness which by its terms expressly ranks equal in right of payment to the Notes; and

              (2) with respect to any Guarantor, Indebtedness which by its terms expressly ranks equal in right of payment to the Guarantee of such Guarantor.

         "Permitted Business" means any business conducted or proposed to be conducted (as described in the prospectus) by the Company and its Restricted Subsidiaries on the date of the Indenture and other businesses reasonably related or ancillary thereto.

         "Permitted Investments" means:

              (1) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor and any Investment representing Indebtedness incurred by a Restricted Subsidiary in compliance with clause 6(A) of the covenant "Incurrence of Indebtedness and Issuance of Preferred Stock";

              (2) any Investment in Cash Equivalents;

              (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

                  (a) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor; or

                  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor;

              (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

              (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

              (6) Hedging Obligations;

              (7) any Investment received in compromise or settlement of obligations of any Person incurred in the ordinary course of business, including pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

              (8) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility, worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

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              (9)  loans and advances to directors, officers and employees of the Company or its Restricted Subsidiaries in the ordinary course of business in an amount not to exceed $1.0 million at any one time outstanding;

              (10) foreign currency received in the ordinary course of business (and related deposit accounts) or held by the Company or any Restricted Subsidiary in the ordinary course of business in connection with entering into or fulfilling Hedging Obligations; and deposits made or other cash collateral provided with respect to Hedging Obligations;

              (11) Investments in existence, or made pursuant to legally binding written commitments in existence, on the date of the Indenture;

              (12) Investments in any of the Notes or Exchange Notes; and

              (13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the Indenture, not to exceed $25.0 million at any time outstanding.

         "Permitted Liens" means:

              (1)  Liens in favor of the Company or any Restricted Subsidiary;

              (2) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

              (3) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary; and

              (4)  Liens existing on the date of the Indenture.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

              (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

              (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

              (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in

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         the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

              (4) such Indebtedness is incurred either (i) by the Company or
         (ii) by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Permitted Tax Distributions" means, for or in respect of any fiscal year or other tax period of the Company (each a "Tax Period"), a distribution to Parent (for distribution to the ultimate owners of Parent (the "Ultimate Owners")) and the other members of the Company in an amount equal to the product of (x) each amount included in the Taxable Income of the Company for such Tax Period multiplied by (y) the Assumed Tax Rate with respect to each such amount. Permitted Tax Distributions shall be calculated and made in advance of the dates on which estimated tax payments relating to the pertinent Tax Period are due, and shall be made without regard to the actual tax status of any Ultimate Owner or member of the Company.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "Principals" means Centre Partners Management LLC and any funds managed by Centre Partners Management LLC or its affiliates, the Management Investors, Coastal Villages Pollock LLC and Central Bering Sea Fishermans Association.

         "Public Equity Offering" means an offer and sale of common stock (other than Disqualified Stock) of (i) the Company, (ii) a Parent or (iii) any member of a Parent organized for the purpose of achieving, directly or indirectly, public ownership of a Parent, in each case pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

         "Recapitalization" means the Recapitalization and all related financing transactions as described in the prospectus.

         "Related Party" means:

              (1) with respect to any Principal other than an individual, any controlling stockholder, partner, member, or 80% (or more) owned Subsidiary;

              (2) with respect to any Principal other than an individual, any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

              (3) with respect to any Principal that is an individual, (x) any immediate family member, heir, executor or legal representative of such individual or (y) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more individuals who are Management Investors or members of their immediate families.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture; provided, however, that every reference to 10% in such definition shall be 5% for purposes of the Notes.

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         "Special Distribution" means the distribution (i) of an amount equal to the excess of (x) the sum of (1) cash on hand at the Closing Date generated from operations, (2) amounts initially borrowed under our Credit Agreement (it being understood and agreed that the amount drawn on our revolving credit borrowing shall not exceed $10.9 million; provided, however, that if we increase the amount we borrow under our new term loans, there will be an equivalent dollar for dollar decrease to the $10.9 million drawn on our revolving credit borrowing) and (3) gross proceeds from the issuance and sale of the Notes over
(y) the sum of (1) amounts required to repay our existing Credit Facilities, including any accrued interest and other costs associated therewith and (2) transaction costs described under "Use of Proceeds" in the offering memorandum for the old notes. (it being understood and agreed that a portion of the amount determined pursuant to this section (i) will be used to repay all amounts outstanding with respect to the senior subordinated promissory notes issued by ASC, Inc. and by American Seafoods Holdings LLC to Norway Seafoods AS) and (ii) by the Company to American Seafoods Holdings LLC of all of the Capital Stock held by the Company in Pacific Longline Company LLC, a Washington limited liability company, and its Subsidiaries, in each case on or prior to the Closing Date as part of the Recapitalization.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subordinated Indebtedness" means

              (1) with respect to the Company, any Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes; and

              (2) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to the Guarantee of such Guarantor.

         "Subsidiary" means, with respect to any specified Person:

              (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

              (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Guarantor" means each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary of the Company other than American Seafoods, Inc., a co-obligor on the Notes.

         "Taxable Income" means, for any Tax Year, the taxable income of the Company determined for Federal income tax purposes as if the Company were an individual for Federal income tax purposes; provided, however, that such taxable income shall be reduced by the aggregate amount of net losses from prior fiscal years of the Company beginning on or after January 28, 2000 except to the extent that such net losses have already been taken into account in determining Taxable Income for any Tax Year.

         "Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Company.

         "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

              (1) has no Indebtedness other than Non-Recourse Debt;

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              (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

              (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation
         (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

              (4) has at least one director on its Board of Directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

         Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenants described above under the caption "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries" and "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

              (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

              (2) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than shares of Capital Stock constituting directors' qualifying shares or shares of Capital Stock of foreign Restricted Subsidiaries required to be owned by foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

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                     CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

         The following is a summary of certain U.S. federal income tax considerations relating to the exchange, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change or differing interpretation possibly with retroactive effect. Except as specifically discussed below with regard to Non-U.S. Holders (as defined below), this summary applies only to U.S. Holders (as defined below) that are beneficial owners of notes and that will hold notes as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). For purposes of this summary, "U.S. Holders" include (i) individual citizens or residents of the U.S., (ii) corporations (or other entities taxable as corporations) created or organized in or under the laws of the U.S. or of any state or political subdivision thereof, (iii) estates, the income of which is subject to U.S. federal income taxation regardless of the source of such income and (iv) trusts subject to the primary supervision of a U.S. court and the control of one or more U.S. persons over all substantial decisions of the trust. Persons other than U.S. Holders ("Non-U.S. Holders") are subject to special U.S. federal income tax considerations, some of which are discussed below. This discussion does not address tax considerations applicable to a holder's particular circumstances or to holders that may be subject to special tax rules such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, foreign persons or entities (except to the extent specifically set forth below), dealers in securities or currencies, persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, U.S. expatriates, regulated investment companies, holders whose functional currency is not the U.S. dollar or persons deemed to sell notes under the constructive sale provisions of the Code. This summary discusses the tax considerations applicable to the initial purchasers of the notes who purchased the notes at their "issue price" as defined in Section 1273 of the Code in the original offering and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of the U.S. federal estate or gift tax laws or the tax laws of any applicable foreign, state, local or other jurisdiction.

         Holders should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Exchange of Notes Pursuant to Exchange Offer

         The exchange of a note for an exchange note will not constitute a taxable exchange of the note and thus a holder will not recognize taxable gain or loss upon the receipt of an exchange note. A holder's holding period for an exchange note will include the holding period for the note so exchanged and such holder's adjusted tax basis in the exchange note will be the same as the adjusted tax basis in the note so exchanged immediately before such exchange.

U.S. Holders

     Interest on Notes

         Payments of stated interest on the notes generally will be included in the gross income of a U.S. Holder as ordinary income at the time such payments are received or accrued, in accordance with such holder's regular method of accounting for U.S. federal income tax purposes. Under Treasury Regulations, the possibility of an additional payment under a note may be disregarded for purposes of determining the amount of interest or original issue discount income to be recognized by a holder in respect of such note (or the timing of such recognition) if the likelihood of the payment, as of the date the notes are issued, is remote. Our failure to file or cause to be declared effective a shelf registration statement as described under "Description of Notes-Registration Rights" may result in the payment of predetermined liquidated damages in the manner described therein. We intend to take the position that the likelihood of a liquidated damages payment with respect to the notes, as of the issue date, was remote and we do not intend to treat such possibility as affecting the yield to maturity of any note. However, in the event such contingency occurs, it would affect the amount, and possibly the timing and character, of the income that must be recognized by a U.S. Holder of notes. Our determination regarding the remoteness of such contingency is binding on

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each U.S. Holder unless the U.S. Holder explicitly discloses in the manner required by applicable Treasury Regulations that its determination is different from ours. Our determination is not, however, binding on the IRS and there can be no assurance that the IRS will agree with the position that we intend to take.

     Sale, Exchange, Retirement, or Other Taxable Disposition of the Notes

         Upon the sale, exchange (other than an exchange pursuant to the exchange offer), retirement, or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale or exchange (except to the extent attributable to accrued interest income not previously included in income, which amount will be taxable as ordinary income, or attributable to accrued interest that was previously included in gross income, which amount may be received without generating further income) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder, less any principal payments received by such holder. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the note is more than one year at the time of sale or exchange. Long-term capital gains recognized by certain noncorporate U.S. Holders, including individuals, will generally be subject to a maximum rate of tax of 20%. The deductibility of capital losses is subject to limitations under the Code.

Non-U.S. Holders

         In general, subject to the discussion below concerning backup withholding:

              (a) Payments of principal or interest on the notes by us or any paying agent to a beneficial owner of a note that is a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of our capital or profits interests within the meaning of Section 871(h)(3) of the Code,
         (ii) such Non-U.S. Holder is not a "controlled foreign corporation" within the meaning of Section 957(a) of the Code with respect to which we are a "related person" within the meaning of Section 864(d)(4) of the Code, (iii) such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code, (iv) such interest is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S., or, if certain U.S. income tax treaties apply, is so connected but is not attributable to a U.S. permanent establishment maintained by the non-U.S. Holder, and (v) the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (discussed below) are satisfied;

              (b) A Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gains realized on the sale, exchange (other than an exchange pursuant to the exchange offer), or other disposition of such note unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met, (ii) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. and, if certain U.S. income tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder or (iii) the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates; and

              (c) Interest on notes not excluded from U.S. federal income tax or withholding tax as described in (a) above generally will be subject to U.S. withholding tax at a 30% rate, except where an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax, or where the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the U.S., as discussed below.

         To satisfy the certification requirements referred to in (a) (v) above, Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a note certifies, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a Non-U.S. Holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a "Financial Institution") and holds the note on behalf of the beneficial owner thereof certifies, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnishes the payor with a copy thereof. Such requirement will be fulfilled if the beneficial

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owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is a Non-U.S. Holder, or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof). A Non-U.S. Holder that is treated as a partnership for U.S. federal tax purposes generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including, in certain cases, such beneficial owner's beneficial owners). Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding these possible additional reporting requirements.

         If a Non-U.S. Holder of a note is engaged in a trade or business in the U.S. and if interest on the note, or gain realized on the sale, exchange or other disposition of the note, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed in the next sentence are met), will generally be subject to U.S. federal income tax on such interest or gain on a net income basis in the same manner as if it were a U.S. Holder. In such case, in lieu of the certificate described above, such a Non-U.S. Holder will be required, under currently effective Treasury Regulations, to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year.

Backup Withholding and Information Reporting

         Backup withholding of U.S. federal income tax at a current rate of 30% (scheduled to be gradually reduced to 28% in the year 2006) may apply to payments pursuant to the terms of a note to a U.S. Holder that is not an "exempt recipient" and that fails to provide certain identifying information (such as the holder's taxpayer identification number) in the manner required. Generally, individuals are not exempt recipients, whereas corporations and certain other entities are exempt recipients. Payments made in respect of a note must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption.

         In the case of payments of interest on a note to a Non-U.S. Holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied).

         Payments of the proceeds of the sale of a note to or through a foreign office of a broker that is a U.S. person or a "U.S. related person" (a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., or a foreign partnership with certain connections to the U.S.) are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a Non-U.S. Holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Such payments are not currently subject to backup withholding.

         Payments of the proceeds of a sale of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a Non-U.S. Holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules from a payment to a holder of a note will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

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         A holder of a note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

         The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each holder should consult its tax advisor as to the particular U.S. federal, state, and local tax consequences of exchanging, holding and disposing of the notes. Tax advisors should also be consulted as to the U.S. estate and gift tax consequences and the foreign tax consequences of exchanging, holding and disposing of the notes, as well as the consequences of any proposed change in applicable laws.

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                              PLAN OF DISTRIBUTION

         Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any
such resale. In addition, until       ,2002 (90 days after the date of this
prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that is entitled to use such documents and that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the notes will be passed upon for the issuers by Debevoise & Plimpton, New York, New York.

                              CHANGE IN ACCOUNTANTS

         On May 31, 2002 we dismissed Arthur Andersen LLP ("Andersen") as our independent accountants. This decision was approved by the board of directors of our managing member. The report of Andersen on the consolidated financial statements of American Seafoods Group LLC and the combined financial statements of the Predecessor Business included in this registration statement contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

         The report of Andersen is a copy of a report previously issued by Andersen on February 1, 2002. We have not been able to obtain a re-issued report from Andersen. Andersen has not consented to the inclusion of its report in this prospectus. Because Andersen has not consented to the inclusion of its report in this prospectus, it may be more difficult for you to seek remedies against Andersen and your ability to seek relief against Andersen may be impaired.

         Andersen's report included a paragraph which stated that (1) on January 28, 2000, the business of American Seafoods Group LLC was acquired in a transaction accounted for as a purchase, (2) the purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values, (3) all goodwill and debt have been pushed down to the financial statements of American Seafoods Group LLC, (4) American Seafoods Group LLC changed its method of accounting for major scheduled vessel maintenance and accounting for derivative instruments, effective with the acquisition and (5) accordingly, the consolidated financial statements for periods subsequent to the acquisition are not comparable to the Predecessor Business financial statements presented for prior periods. In connection with its audits for each of the periods covered by the audit report for the financial statements included in this registration statement and through May 31, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Andersen would have caused them to make reference thereto in their reports on the financial statements for such years. We requested that Andersen furnish us with a

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letter addressed to the SEC stating whether or not Andersen agrees with the above statements. We expect to receive such letter shortly after we file this registration statement. We engaged KPMG LLP as our new independent accountants as of June 12, 2002.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         The consolidated financial statements of American Seafoods Group LLC and subsidiaries and the combined financial statements of the Predecessor Business included in this registration statement for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included in reliance upon the authority of said firm as experts in accounting and auditing. The report of Arthur Andersen LLP includes an explanatory fourth paragraph.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-4 under the Securities Act, covering the notes to be issued in the exchange offer. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the notes to be issued in the exchange offer, we refer you to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

         These documents, including exhibits and schedules thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov.

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                          INDEX TO FINANCIAL STATEMENTS

Annual Consolidated Financial Statements

Report of Independent Public Accountants ...............................................................    F-2

Consolidated Balance Sheets as of December 31, 2000 and December 31, 2001 ..............................    F-3

Consolidated Statements of Operations for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, and Combined Statements of Operations for the
    Predecessor Business for the year ended December 31, 1999 and the period from January 1,
    2000 to January 27, 2000 ...........................................................................    F-4

Consolidated Statements of Equity for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, and Combined Statements of Equity for the Predecessor
    Business for the year ended December 31, 1999 and the period from January 1, 2000 to
    January 27, 2000 ...................................................................................    F-5

Consolidated Statements of Cash Flows for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, and Combined Statements of Cash Flows for the
    Predecessor Business for the year ended December 31, 1999 and the period from January 1,
    2000 to January 27, 2000 ...........................................................................    F-7

Notes to Financial Statements ..........................................................................    F-8

Unaudited Interim Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheet as of March 31, 2002 ..............................................    F-24

Condensed Consolidated Statements of Operations for the three months ended March 31, 2001 and 2002 .....    F-25

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2001 and 2002 .....    F-26

Notes to Unaudited Interim Condensed Consolidated Financial Statements .................................    F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

         To the Partners of American Seafoods Group LLC and Subsidiaries:

         We have audited the accompanying consolidated balance sheets of American Seafoods Group LLC and subsidiaries (a Delaware Limited Liability Company) as of December 31, 2000 and 2001 and the related consolidated statements of operations, equity and cash flows for American Seafoods Group LLC and subsidiaries for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001 and for the Predecessor Business for the year ended December 31, 1999 and the period from January 1, 2000 to January 27, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Seafoods Group LLC and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001 and the results of the operations and cash flows of the Predecessor Business for the year ended December 31, 1999 and the period from January 1, 2000 to January 27, 2000 in conformity with accounting principles generally accepted in the United States.

         As discussed in Note 1, on January 28, 2000, the Company was acquired in a transaction accounted for as a purchase. The purchase accounting resulted in all assets and liabilities being recorded at their estimated fair values. All goodwill and debt have been pushed down to the financial statements of the Company. Also, the Company changed its method of accounting for major scheduled vessel maintenance and accounting for derivative instruments, effective with the acquisition. Accordingly, the consolidated financial statements for periods subsequent to the acquisition are not comparable to the Predecessor Business financial statements presented for prior periods.

/s/ ARTHUR ANDERSEN LLP

Seattle, Washington
February 1, 2002

                  AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES

          CONSOLIDATED BALANCE SHEETS--AS OF DECEMBER 31, 2000 AND 2001
                                 (in thousands)

                                            ASSETS
                                                                                                   2000         2001
                                                                                                 --------     --------
CURRENT ASSETS:
    Cash ...................................................................................     $  4,370     $  2,273
    Trade accounts receivable, net of allowance of $473 and $521 ...........................       15,216       34,491
    Receivables from related parties .......................................................          320           21
    Inventories ............................................................................       42,682       29,256
    Prepaid expenses .......................................................................        8,335       10,836
    Unrealized gains on derivatives ........................................................        9,598       23,189
    Other ..................................................................................        3,747        4,019
                                                                                                 --------     --------
        Total current assets ...............................................................       84,268      104,085
                                                                                                 --------     --------
PROPERTY, VESSELS AND EQUIPMENT, net .......................................................      267,868      254,337
OTHER ASSETS
    Notes and interest receivable from related parties .....................................          715          252
    Unrealized gains on derivatives ........................................................        3,875       21,692
    Cooperative rights, net of accumulated amortization of $25,932 and $49,988 .............      112,235       89,587
    Goodwill, net of accumulated amortization of $6,024 and $12,539 ........................       39,536       33,021
    Fishing rights agreement, net of accumulated amortization of $1,281 and $2,495 .........        5,704        4,490
    Deferred financing fees, net of accumulated amortization of $1,450 and $3,038 ..........        7,898        6,382
    Other ..................................................................................        2,153        3,001
                                                                                                 --------     --------
        Total other assets .................................................................      172,116      158,425
                                                                                                 --------     --------
        Total assets .......................................................................     $524,252     $516,847
                                                                                                 ========     ========

LIABILITIES AND MEMBERS' INTEREST

CURRENT LIABILITIES:
    Current portion of long-term debt ......................................................     $ 46,125       37,152
    Accounts payable and accrued expenses ..................................................       19,492       26,897
    Payables to related parties ............................................................        2,669        4,936
    Unrealized losses on derivatives .......................................................           --          589
                                                                                                 --------     --------
        Total current liabilities ..........................................................       68,286       69,574
                                                                                                 --------     --------
LONG-TERM LIABILITIES:
    Long-term debt, net of current portion .................................................      222,500      177,389
    Notes payable to related party plus accrued interest, net of discounts .................       93,852      105,724
    Other obligations with related party ...................................................        5,245        4,884
    Unrealized losses on derivatives .......................................................        1,977        2,119
                                                                                                 --------     --------
        Total long-term liabilities ........................................................      323,574      290,116
                                                                                                 --------     --------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY ...............................................           --        2,270
MEMBERS' INTEREST:
    Members' interest ......................................................................      118,768      123,818
    Other accumulated comprehensive income .................................................       13,624       31,069
                                                                                                 --------     --------
        Total members' interest ............................................................      132,392      154,887
                                                                                                 --------     --------
        Total liabilities and members' interest ............................................     $524,252     $516,847
                                                                                                 ========     ========

       The accompanying notes are an integral part of these consolidated balance sheets.

            AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES CONSOLIDATED
                        AND PREDECESSOR BUSINESS COMBINED

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                     Predecessor Business,             American Seafoods
                                                                           Combined                 Group LLC Consolidated
                                                                  ---------------------------     ---------------------------
                                                                                   January 1       January 28
                                                                                    through         through
                                                                                  January 27,     December 31,
                                                                     1999             2000            2000            2001
                                                                  ----------      -----------     ------------     ----------
SEAFOOD SALES ................................................    $  232,746       $   9,586       $ 250,386       $ 333,287
REVENUES - RELATED PARTIES ...................................         7,969              85           1,593           1,028
OTHER ........................................................            --              48             367           2,524
                                                                  ----------       ---------       ---------       ---------

         Total revenue .......................................       240,715           9,719         252,346         336,839
COST OF SALES, including depreciation of $17,168,
  $1,359, $22,043 and $34,456 ................................       134,286          10,741         145,261         187,102
COST OF SALES--RELATED PARTIES ...............................        17,083             931           6,715          22,498
                                                                  ----------       ---------       ---------       ---------

         Gross profit (loss) .................................        89,346          (1,953)        100,370         127,239
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES .................        34,041           2,011          35,192          59,438
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES--RELATED
  PARTIES ....................................................         1,642              --             150             417
AMORTIZATION OF COOPERATIVE RIGHTS, INTANGIBLES AND
  GOODWILL AND DEPRECIATION OF OTHER ASSETS ..................         4,484             370          35,170          33,877
                                                                  ----------       ---------       ---------       ---------

         Operating profit (loss) .............................        49,179          (4,334)         29,858          33,507
                                                                  ----------       ---------       ---------       ---------
OTHER INCOME (EXPENSE):
    Interest expense, net ....................................        (9,051)           (747)        (25,249)        (20,295)
    Related party interest expense, net ......................        (5,196)           (405)        (13,010)        (14,577)
    Related party guarantee and refinance fees ...............        (1,300)         (3,100)             --              --
    Foreign exchange gains (losses), net .....................       (23,880)         10,381          19,081          17,650
    Other ....................................................           171              33              57            (180)
    Minority interest ........................................            --              --              --             171
                                                                  ----------       ---------       ---------       ---------
         Total other income (expense) ........................       (39,256)          6,162         (19,121)        (17,231)
                                                                  ----------       ---------       ---------       ---------
         Income before income taxes ..........................         9,923           1,828          10,737          16,276
INCOME TAX PROVISION (BENEFIT) ...............................         3,661             638             144             (13)
                                                                  ----------       ---------       ---------       ---------
         Net income ..........................................    $    6,262       $   1,190       $  10,593       $  16,289
                                                                  ==========       =========       =========       =========

        The accompanying notes are an integral part of these statements.

               PREDECESSOR BUSINESS COMBINED STATEMENTS OF EQUITY

                                 (in thousands)

                                            Common Stock                                         Other
                                       ----------------------                    Retained     Accumulated
                                                                  Additional     Earnings     Comprehensive      Total
                                                                   Paid-In     (Accumulated      Income       Stockholders'
                                        Shares        Amount      Capital       Deficit)        (Loss)          Equity
                                       --------      --------    ------------  ------------  --------------- ---------------
BALANCE, December 31, 1998:               1,512      $40,308       $ 21,732     $ (70,214)      $ (159)         $(8,333)
Net income                                                --             --         6,262           --            6,262
Return of capital                                         --             --           (36)          --              (36)
Other comprehensive income
Translation adjustment                                                                 --          159              159
                                       --------      -------       --------     ---------       ------          -------
BALANCE, December 31, 1999                1,512       40,308         21,732       (63,988)          --           (1,948)
Net income                                                                          1,190           --            1,190
                                       --------      -------       --------     ---------       ------          -------
BALANCE, January 27, 2000                 1,512      $40,308       $ 21,732     $ (62,798)      $   --          $  (758)
                                       ========      =======       ========     =========       ======          =======

                  AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF EQUITY
                                 (in thousands)

                                                                    Other
                                                                 Accumulated          Total
                                                  Members'      Comprehensive        Members'       Comprehensive
                                                  Interest         Income            Interest          Income
                                                 ----------    ---------------      -----------     -------------
BALANCE, January 28, 2000: ...............       $       -       $        -         $         -      $         -
   Capital contribution ..................         108,175                -             108,175                -
   Net income ............................          10,593                -              10,593           10,593
   Comprehensive income-
     Unrealized gains on
     derivative instruments
     designated as hedges, net ...........               -           13,625              13,625           13,625
     Translation adjustment ..............               -               (1)                 (1)              (1)
                                                 ---------       ----------         -----------      -----------
BALANCE, December 31, 2000 ...............         118,768           13,624             132,392      $    24,217
                                                                                                     ===========

   Distributions to members ..............         (11,239)               -             (11,239)               -
   Net income ............................          16,289                -              16,289           16,289
   Comprehensive income-
     Unrealized gains on
     derivative instruments
     designated as hedges, net ...........               -           17,461              17,461           17,461
     Translation adjustment ..............               -              (16)                (16)             (16)
                                                 ---------       ----------         -----------      -----------

BALANCE, December 31, 2001 ...............       $ 123,818       $   31,069         $   154,887      $    33,734
                                                 =========       ==========         ===========      ===========

        The accompanying notes are an integral part of these statements.

            AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES CONSOLIDATED
                        AND PREDECESSOR BUSINESS COMBINED

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                                          American Seafoods
                                                                         Predecessor Business                 Group, LLC
                                                                      ----------------------------------------------------------
                                                                                      January 1      January 28
                                                                                       through        through
                                                                                     January 27,    December 31,
                                                                         1999           2000            2000             2001
                                                                      ----------   --------------- --------------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income .....................................................    $  6,262      $    1,190     $    10,593       $  16,289
   Adjustments to reconcile net income to net cash provided
     by operating activities-
   Depreciation and amortization ..................................      21,652           1,729          57,213          68,333
   Unrealized foreign exchange gains/losses, net ..................      13,112         (10,381)        (20,185)        (12,976)
   Amortization of deferred financing costs .......................           -               -           1,450           1,588
   Amortization of debt discounts .................................           -               -           2,814             969
   Interest accrued to related parties ............................           -               -           9,236          12,619
   Interest accrued from related parties ..........................           -               -             (26)             (8)
   Accretion of other obligations from related party ..............           -               -             960             989
   Minority interest ..............................................           -               -               -            (171)
   Equity-based compensation ......................................           -               -               -           2,203
   Deferred income tax provision ..................................      (1,567)          5,768               -               -
   Other ..........................................................         727             (27)              -             328
   Change in operating assets and liabilities net of
     effects from acquisition of business:
         Trade accounts receivable, net ...........................       2,328           5,616          (1,143)        (19,485)
         Receivables from related parties .........................      (8,827)         15,649            (433)            894
         Inventories ..............................................      (4,076)          1,077          (9,643)         10,534
         Prepaid expenses and other current assets ................       4,377         (10,304)         (2,604)         (1,746)
         Other assets .............................................       1,978             (71)            193            (857)
         Accounts payable and accrued expenses ....................      (9,551)          2,573          (5,327)          2,326
         Payables to related parties ..............................      (7,905)          7,866               -           2,267
                                                                       --------      ----------     -----------       ---------

           Net cash flows from operating activities ...............      18,510          20,685          43,098          84,096
                                                                       --------      ----------     -----------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of predecessor entities assets and
     vessels, net of included cash ................................    $      -      $        -     $  (242,250)      $       -
   Deferred purchase payments .....................................           -               -         (24,096)              -
   Purchases of property, vessels and equipment ...................      (6,506)           (626)         (7,363)         (9,171)
   Advances to Pacific Longline Company LLC before purchase .......           -               -               -          (1,381)
   Purchase of interest in Pacific Longline Company
     LLC ..........................................................           -               -               -          (3,648)
   Proceeds from sale of vessels and equipment and
     investment in vessels ........................................       6,761               -               -               -
   Short term loan to related party ...............................           -               -            (700)            567
   Other ..........................................................           -               -            (167)            (73)
                                                                       --------      ----------     -----------       ---------
              Net cash flows from investing activities ............         255            (626)       (274,576)        (13,706)
                                                                       --------      ----------     -----------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings of long-term debt ...................................         900               -         185,000           3,541
   Principal payments on long-term debt ...........................     (12,490)              -          (9,375)        (47,840)
   Net borrowings (repayments) on revolving debt ..................      (1,085)         (4,973)         28,000         (16,000)
   Payments on note payable to parent .............................      (6,000)              -               -               -
   Payments on other obligations to related party .................           -               -          (1,350)         (1,350)
   Capital contributions, net .....................................         (36)              -          41,488               -
   Financing fees and costs .......................................           -               -          (9,348)           (118)
   Advance to parent ..............................................           -               -           1,433             519
   Distributions to members .......................................           -               -               -         (11,239)
   Other ..........................................................         (41)              -               -               -
                                                                       --------      ----------     -----------       ---------
              Net cash flows from financing activities ............     (18,752)         (4,973)        235,848         (72,487)
                                                                       --------      ----------     -----------       ---------
              Net increase (decrease) in cash .....................          13          15,086           4,370          (2,097)

CASH AT BEGINNING OF PERIOD .......................................       4,384           4,397               -           4,370
                                                                       --------      ----------     -----------       ---------
CASH AT END OF PERIOD .............................................    $  4,397      $   19,483     $     4,370       $   2,273
                                                                       ========      ==========     ===========       =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION - CASH
   PAID DURING THE YEAR FOR:
     Interest .....................................................    $ 15,474      $    1,777     $    23,461       $  17,110
     Income taxes .................................................    $  7,211      $        -     $       581       $       -

        The accompanying notes are an integral part of these statements.

            AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES CONSOLIDATED
                        AND PREDECESSOR BUSINESS COMBINED

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2001

1.  Description of Business and Summary of Significant Accounting Policies

     Description of Business

         American Seafoods Group LLC (ASG) (a Delaware Limited Liability Company) was formed in January 2000. ASG and its subsidiaries (the Company) produce, market, sell and distribute fish products. The Company owns and operates seven catcher-processors in the Bering Sea and coastal waters off of Washington and Oregon. In addition, the Company owns one catcher-vessel, which it charters outside the U.S. fishing industry. The Company also pursues new fishing opportunities and incurs expenses related to developing new markets for its operations and provides management and marketing services to related party companies.

         American Seafoods International LLC (formerly a part of Frionor USA) and subsidiaries (collectively ASI), a wholly-owned subsidiary of ASG, operates a processing plant in New Bedford, Massachusetts. ASI sells frozen fish products primarily into the U.S. market. The Hadley Group, a wholly-owned subsidiary of ASI, purchases frozen fish products and re-sells them into the U.S., Canadian and European markets.

         At December 31, 2001, ASG owns a controlling and majority interest in Pacific Longline Company LLC and subsidiaries (PLC). During 2001, PLC purchased three longline cod fishing vessels. The assets, liabilities and operations of PLC have been included in the consolidated financial statements since the acquisition of the vessels in August 2001.

     The Acquisition

         On January 28, 2000, American Seafoods, L.P. (ASLP), the parent company of ASG, acquired, through its subsidiaries, 100% of the outstanding stock of American Seafoods Company (ASC), six catcher-processors, one catcher vessel and certain assets and liabilities of Frionor USA including a fish processing plant, equipment and the stock of The Hadley Group (the Acquisition). ASC already owned one catcher-processor at the time the stock was acquired. The aggregate purchase price was approximately $477.9 million, including acquisition costs. The aggregate purchase price was financed through an equity investment ($77.5 million), short-term seller financing ($21.9 million), long-term debt ($280.0 million), and seller long-term subordinated promissory notes ($95.0 million), which were pushed down to the Company's financial statements. In addition, ASLP issued a warrant ($3.5 million) for the purchase, at a future date, of ASLP partnership units to Norway Seafoods AS.

     Basis of Presentation

         ASG was formed in connection with the Acquisition. As part of the Acquisition, ASC contributed its assets in exchange for ASG member interests with preferred distribution rights. The Acquisition was accounted for as a purchase. All of the debt, assets and goodwill recorded in connection with the Acquisition have been pushed down to the financial statements of the Company.

         The consolidated financial statements of the Company include the accounts of ASG, its wholly-owned subsidiaries American Seafoods International LLC, The Hadley Group LLC, American Seafoods Processing LLC, New Bedford Seafoods LLC, American Seafoods Company Japan Ltd., American Challenger LLC, American Dynasty LLC, American Triumph LLC, Northern Eagle LLC, Northern Hawk LLC, Northern Jaeger LLC, Ocean Rover LLC, and Katie Ann LLC and PLC.

         For periods prior to the Acquisition, the assets and operations of the businesses purchased as part of the Acquisition have been combined (the Predecessor Business includes the accounts of ASC, NJ Vessel Corporation,

Inc., Resource Group International, Inc., The Hadley Group, Frionor USA, Inc. and American Seafoods Company Japan Ltd., which were under common control).

         All significant intercompany transactions and balances have been eliminated in consolidation of the Company and combination of the Predecessor Business.

     Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Significant estimates impacting the financial statements include the estimated fair values of the assets and liabilities at acquisition, the amortization life of cooperative rights and goodwill, and the effectiveness of hedges against risks of foreign currency, interest and fuel price changes.

     Concentration of Risk

         The Company's operations are concentrated in the fishing and seafood industry. Material changes in these industries have had and could have a significant impact on the Company.

         In October 1998, the U.S. Congress passed the American Fisheries Act (the AFA). Certain restrictions were imposed as a result of the AFA, including the following:

         . The Company is not allowed to harvest more than 17.5% of the directed pollock catch in any given year; and

         . The AFA limits participation in the catcher-processor sector to nineteen specified vessels, of which the Company owns seven, and one other vessel.

         When passed, the AFA included a sunset provision that caused certain key provisions to expire on December 31, 2004. The AFA was amended in November 2001 to remove the December 31, 2004 sunset provision of the original AFA.

     Revenue Recognition

         The Company sells seafood in both domestic and foreign markets and recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured.

     Subsidy Income

         In 1988, the Predecessor Business received approximately $7.7 million in subsidies from the Norwegian government for the purpose of converting the American Empress and the American Dynasty vessels to catcher-processors. The subsidies were recorded as other revenue over the remaining lives of the vessels. The total recognized for the year ended December 31, 1999 and the period from January 1, 2000 to January 27, 2000 was approximately $334,000 and $28,000, respectively. The deferred subsidy income was not recorded as part of the purchase accounting for the Acquisition as there was no remaining obligation assumed.

     Foreign Currency

         Prior to the Acquisition, the Predecessor Business did not consider foreign currency forward contracts to be hedges for financial accounting purposes, and the contracts were accordingly carried on the financial statements at their fair market values, with changes in values recognized in other income and expense. The market prices at the end of each period were used to estimate the fair market value of these contracts.

         Beginning on January 28, 2000, the Company recorded gains and losses on foreign currency transactions in other income and expense. Foreign currency forward contracts related to forecasted sales are designated as hedges and gains and losses resulting from the effective portion of the hedge, which generally relate to changes in spot rates, are deferred and included in income when the forecasted sales occur. Gains and losses resulting from the ineffective portion of the hedge, which generally relate to the time value component of the contract, are recognized currently in earnings.

     Inventories

         Inventories, which consist of processed seafood and certain raw materials, are stated at the lower of cost or market. The average cost method is used to cost ASI inventory, which represented approximately 50% and 57% of inventory at December 31, 2000 and 2001, respectively. The first-in, first-out method is used to cost all other inventory.

     Shipping

         Carrier shipping charges are classified within selling, general and administrative expenses in the statement of operations. The total charged to expense for the year ended December 31, 1999, the period from January 1, 2000 to January 27, 2000, the period from January 28, 2000 to December 31, 2000, and the year ended December 31, 2001 was $11.0 million, $0.4 million, $12.7 million and $24.0 million, respectively.

     Property, Vessels and Equipment

         Property, vessels and equipment are stated at cost. Significant additions and improvements are capitalized while repairs and ordinary maintenance are expensed as incurred. Depreciation of property, vessels and equipment is provided using the straight-line method over the assets' estimated useful lives as follows:

Vessel hulls                                                   25 years
Vessel machinery and equipment                                 3 to 7 years
Fishing gear                                                   2 to 4 years
Other equipment, furniture and fixtures                        1 to 5 years

         Office leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the respective lease terms, generally 3 to 5 years.

         For the Predecessor Business, estimated charges for major scheduled vessel maintenance were accrued in advance and charged to operations on a pro rata basis during the period preceding scheduled major maintenance.

         For the periods since the Acquisition, actual costs of major scheduled vessel maintenance are capitalized and depreciated over the period through the next major scheduled vessel maintenance, which is generally performed on a three year cycle.

     Deferred Financing Fees and Debt Discounts

         Financing fees and costs have been deferred and are amortized as a component of interest expense using the straight-line method, which approximates the effective interest method over the term of the debt.

         Certain related party debt instruments have been discounted in these statements as the stated interest rates are considered to be below market rates for loans with similar conditions and restrictions. These discounts are amortized over the period of the restrictions.

     Cooperative Rights

         An identifiable intangible asset, cooperative rights, was recorded at its estimated fair value of $138.2 million in connection with the Acquisition. From January 2000 to October 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which was the remaining life of the pollock conservation cooperative agreement. Beginning in November 2001, as a result of changes to the AFA, the Company changed the life of the cooperative rights to 23.2 years, which matches the average remaining lives of the vessels, as the AFA specifies vessels to which the cooperative rights apply. Amortization of cooperative rights was $25.9 million in the period January 28, 2000 to December 31, 2000 and $24.1 million in the year ended December 31, 2001.

     Goodwill

         The excess of the purchase price over the tangible net assets and identifiable intangible assets was allocated to goodwill in the amount of $45.6 million. The goodwill is being amortized on a straight-line basis over a period of seven years, which was estimated based on facts existing at the Acquisition. Amortization of goodwill was $6.0 million in the period January 28, 2000 to December 31, 2000 and $6.5 million in the year ended December 31, 2001. Beginning January 1, 2002, the Company will cease the amortization of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets."

     Fishing Rights Agreement

         On January 28, 2000, the Company entered into a Fishing Rights Agreement with Rebecca Ann Fisheries, Inc., or Rebecca Ann, a subsidiary of Norway Seafoods, pursuant to which Rebecca Ann leased the Company its right to harvest the entire portion of the total allowable catch allocated to it under the Alaska Community Development Quota program. In 2001, Rebecca Ann's quota equaled approximately 0.6% of the total allowable catch. The Company is obligated under the agreement to make annual payments in the amount of $1.3 million, and made such payments in each of 2000 and 2001. The Company has the option to purchase Rebecca Ann's fishing rights for $850,000 upon expiration of this agreement on December 31, 2008. This obligation has been recorded as a liability at January 28, 2000 of $7.0 million, which equaled its net present value. Interest expense relating to this obligation was $1.0 million for the period from January 28, 2000 to December 31, 2000 and $1.0 million for the year ended December 31, 2001. The balance of this obligation was $6.6 million and $6.2 million at December 31, 2000 and 2001, respectively.

         The fishing rights have been recorded as an intangible asset at their fair value as of January 28, 2000 and have been amortized over the same period as the cooperative fishing rights as described above. Amortization expense for the period from January 28, 2000 to December 31, 2000 was $1.3 million and for the year ended December 31, 2001 was $1.2 million.

     Minority Interest

         During August 2001, the Company and two unrelated third parties formed PLC, a limited liability company set up to purchase and operate three fishing vessels. Each vessel is owned by a wholly-owned subsidiary of PLC; Lilli Ann LLC, North Cape LLC and Deep Pacific LLC. The Company owns 60% of PLC and has consolidated PLC in these financial statements and recorded the 40% minority interest. Subsequent to December 31, 2001, the Company acquired an additional 20% of PLC in exchange for the issuance of partnership units of American Seafoods Holdings (Holdings), a parent of the Company and a wholly-owned subsidiary of ASLP.

     Income Taxes

         Prior to the Acquisition, all entities included in the Predecessor Business were taxable entities. The tax provision has been calculated as if the Predecessor Business was a stand-alone tax payer. Deferred tax assets and liabilities have been established for expected future tax consequences of events recognized in the financial statements. These deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates and laws in effect for the years in which the differences are anticipated to reverse.

         For the periods since the Acquisition, the income tax accounts reflected on these financial statements relate solely to The Hadley Group, a wholly-owned subsidiary of American Seafoods International LLC, which is a taxable entity. All other entities are flow through entities for tax purposes.

         In connection with the purchase accounting for the Acquisition, ASC recorded a net deferred tax liability in the amount of $38.9 million relating to the difference in the book basis and tax basis of its assets and liabilities. This deferred tax liability has not been pushed down to the Company's financial statements due to the flow through nature of ASG and all significant subsidiaries. The retention of the deferred tax liability by ASC is reflected in the Company's equity statement as ASC has contributed all of its assets and obligations, other than the deferred tax liability, to ASG in exchange for preferred member interests.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

         Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of the asset is less than the expected future net cash flows, undiscounted and without interest, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Equity-Based Compensation

         Certain employees of the Company have equity-based compensation arrangements, which grant them options to acquire partnership units of ASLP, the Company's parent. The related compensation cost has been pushed down to the Company's financial statements and the deferred compensation has been recorded as accrued expenses.

         The Company accounts for equity-based compensation following the provisions of Accounting Principles Bulletin (APB) No. 25 and related interpretations, and follows the disclosure only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation."

     New Accounting Pronouncements

         In 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" (effective July 1, 2001) and SFAS No. 142, "Goodwill and Other Intangible Assets" (effective for the Company on January 1,
2002). SFAS 141 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows. SFAS 142 specifies that goodwill and some intangible assets will no longer be amortized but instead will be subject to periodic impairment testing. The Company is in the process of evaluating the financial statement impact of adoption of SFAS 142. However, the Company will cease the amortization of goodwill beginning January 1, 2002.

         In 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which provides the accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. SFAS 143 is effective for the Company's 2003 fiscal year, and early adoption is permitted. The adoption of SFAS 143 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

         In 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS 144 also expands the reporting of discontinued operations to include components of an entity that have been or will be disposed of rather than limiting such discontinuance to a segment or a business. SFAS 144 is effective for the Company's 2002 fiscal year, and early adoption is permitted. The adoption of SFAS 144 is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

2.   Geographic Information

         The Company attributes sales to and revenues from customers in different geographical areas on the basis of the location of the customer. Export sales from the United States consist principally of processed roe and surimi to Japan.

         Seafood sales to customers, including seafood sales to related parties (in thousands):

                                       January 1     January 28
                                        through       through
                                       January 27,  December 31,
                             1999         2000          2000          2001
                          ----------   ----------   ------------   ---------
    Japan ............... $   82,341   $      475   $    112,846   $ 141,324
    North America .......    130,930        7,528         97,529     114,022
    Europe ..............      5,172          588         11,086      42,173
    Other Asia ..........     18,330          995         29,287      35,858
                          ----------   ----------   ------------   ---------
                          $  236,773   $    9,586   $    250,748   $ 333,377
                          ==========   ==========   ============   =========


3.   Inventories

         Inventories at December 31, 2000 and 2001 consist of the following (in thousands):

                                                  2000           2001
                                               -----------   ----------
         Fish blocks and surimi .............. $  37,876      $  18,969
         Finished seafood products ...........     4,420          9,773
         Breading, batter and packaging ......       386            514
                                               -----------   ----------
                                               $  42,682      $  29,256
                                               ===========   ==========

4.   Prepaid Expenses

         Prepaid expenses at December 31, 2000 and 2001 consist of the following (in thousands):

                                           2000         2001
                                       ----------   -----------
         Additives and packaging .....  $   3,480    $   3,684
         Prepaid product freight .....      2,663        2,418
         Fuel ........................        831        1,005
         Prepaid insurance ...........        444        1,370
         Fishing gear supplies .......        380          294
         Deposits ....................        163          345
         Other .......................        374        1,720
                                       ----------   -----------
                                        $   8,335    $  10,836
                                       ==========   ===========

5.  Property, Vessels and Equipment

         Property, vessels and equipment at December 31, 2000 and 2001 consist of the following (in thousands):

                                                              2000          2001
                                                          ------------  ------------
              Vessels and related equipment .............  $  275,590     $ 290,963
              Land ......................................       1,082         1,082
              Building ..................................       4,430         4,756
              Machinery and equipment ...................       9,811        11,060
              Fishing gear ..............................       3,236         5,406
              Office equipment, furniture and fixtures ..       2,678         3,369
              Office leasehold improvements .............         603           603
                                                          ------------  ------------
                                                              297,430       317,239
              Less accumulated depreciation .............     (29,562)      (62,902)
                                                          ------------  ------------
                                                           $  267,868     $ 254,337
                                                          ============  ============

         Depreciation expense was $18,027, $1,421, $23,976 and $36,548 for the year ended December 31, 1999, the period from January 1, 2000 to January 27, 2000, the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, respectively (in thousands).

6.  Derivative Instruments

         The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective with the Acquisition. The Company has formally designated the following derivative instruments as cash flow hedges:

         . Foreign exchange contracts are used to hedge the variability of future cash flows associated with Japanese Yen denominated sales due to changes in foreign currency exchange rates.

             - The effectiveness of the hedged transactions is measured by changes in spot rates and the gain or loss resulting from the changes in time value is recognized currently in earnings. The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recognized in other comprehensive income. These gains and losses are recognized in earnings at the time the contracts are settled and the forecasted sales have occurred. The estimated net amount of existing gains as of December 31, 2000 and 2001 that were expected to be reclassified into earnings within the next 12 months were approximately $6.6 million and $16.1 million respectively. During 2001, $6.6 million was reclassified into earnings.

             - The net unrealized gain recognized in earnings during the period from January 28, 2000 to December 31, 2000 and the twelve months ended December 31, 2001, representing the amount of the hedge's ineffectiveness and the change in time value, is $16.4 million and $16.2 million, respectively, which is included in the Company's statement of operations as a component of foreign exchange gains. Realized gains for the same periods of $3.4 million and $3.0 million related to settled contracts were offset by approximately $0.8 million and $1.3 million of net foreign currency transaction losses.

             - As of December 31, 2001, the Company had open foreign exchange contracts maturing through December 30, 2003 with total notional amounts of $209.4 million, of which notional amounts of $109.4 million represent contracts with a related party. The contracts with a related party relate to contracts where the Seller in the Acquisition, which is a limited partner in ASLP, is still a party to the contracts.

          - As of December 31, 2001, the Company had barrier options to enter into foreign exchange contracts with a related party with a notional amount of $55.0 million. These contracts can be exercised at the Company's election or alternatively must be exercised if the spot rate reaches a pre-specified level (trigger price) of
              94.00 JPY per USD on or before July 29, 2003. The exercise dates are between October 2003 and July 2005. At December 31, 2001, an unrealized gain of $6.1 million related to these options was included in other comprehensive income.

          - As of December 31, 2001, the Company also had barrier options to enter into additional foreign exchange contracts that expire between March 2004 and December 2005. These contracts would become binding and effective only if the spot price falls to a rate beyond a certain pre-specified level (the trigger price) on or before December 2003. If the spot rate does not reach the trigger price on or before December 2003, then the Company shall have no obligation in respect to any of these contracts. The trigger price for these contracts is 99.00 JPY per USD and the notional amounts are $50.0 million. The Company also had barrier options to enter into additional foreign exchange contracts with a related party that expire between October 2003 and August 2005 that have similar terms as the ones described above. The trigger price is 94 JPY per 1 USD and the notional amounts are $70.0 million and the barrier end date is July 28, 2003. As the spot rate has not reached these trigger prices since the original trade date, these contracts have not been included in these financial statements.

     . Variable-to-fixed interest rate swap agreements are entered into whereby the Company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount of $112.2 million. The objective of the swap agreements is to hedge the variability of future cash flows associated with changes in variable interest rates. These instruments are considered to be fully effective and therefore, all unrealized gains and losses at year end are recognized as a component of other comprehensive income. These gains and losses are recognized in earnings at the interest payment dates throughout the year. As of December 31, 2001, the Company has swap agreements maturing through March 15, 2003.

     . In addition to interest rate swaps, the Company has entered into interest rate caps with notional amounts of $68.9 million and $29.5 million in 2002 and 2003, respectively. The cap rate is 9.00% and the variable rate is the U.S. dollar three month LIBOR. The Company also has entered into an interest rate cap with a notional amount of $19.8 million in 2002. The cap rate is 7.75% and the variable rate is the U.S. dollar three month LIBOR. The fair values of these instruments were not significant at December 31, 2001.

     . Fuel hedges are entered into whereby the Company pays a fixed price per gallon and receives a floating price per gallon with the payments being calculated on a notional gallon amount of 503,000 gallons per month over the term of the contracts through October 31, 2003. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be fully effective and therefore, all unrealized gains and losses at year-end are recognized as a component of other comprehensive income.

     Additional information on derivative activity is as follows (in thousands):

                                                                                      January 28,
                                                                                     2000 through
                                                                                     December 31,
                                                                                         2000              2001
                                                                                     ------------       ---------
Rollforward of unrealized gains (losses), net
     Net unrealized gains at beginning of period ..................................   $        -        $  11,496
     Net unrealized losses at Acquisition .........................................      (22,676)               -
     Change in unrealized gains and losses relating to ineffective portion ........       16,404           16,192
     Change in unrealized gains and losses relating to effective portion ..........       13,625           17,461

                                                                                      January 28,
                                                                                     2000 through
                                                                                      December 31,
                                                                                         2000              2001
                                                                                     ------------       ---------
     Contracts settled ............................................................        4,143           (2,976)
                                                                                      ----------        ---------
     Net unrealized gains at end of period ........................................   $   11,496        $  42,173
                                                                                      ==========        =========
Amounts recognized in income as foreign exchange gains, net
     Change in unrealized gains and losses relating to ineffective portion ........   $   16,404        $  16,192
     Realized gains relating to ineffective portion, net ..........................        3,071            3,039
     Losses relating to derivatives not designated as hedges, net .................         (394)          (1,581)
                                                                                      ----------        ---------
     Foreign exchange gains, net ..................................................   $   19,081        $  17,650
                                                                                      ==========        =========

Cashflow impact of unrealized foreign exchange gains, net
     Foreign exchange gains, net ..................................................   $   19,081        $  17,650
     Contracts settled ............................................................        4,143           (2,976)
     Realized gains relating to ineffective portion, net ..........................       (3,071)          (3,039)
     Losses relating to derivatives not designated as hedges, net .................          394            1,581
     Other, primarily translation of foreign currency denominated receivables .....         (362)            (240)
                                                                                      ----------        ---------
     Unrealized foreign exchange gains (losses), net ..............................   $   20,185        $  12,976
                                                                                      ==========        =========

         Prior to January 28, 2000, the Predecessor Business had foreign currency forward contracts with a notional amount of $237.5 million at December 31, 1999 and January 27, 2000; with various maturity dates in 2000 through 2003. The forward contracts did not qualify as hedges for financial reporting purposes and, accordingly, are carried in the financial statements at their fair market values, with the changes in values recognized in other income and expense. Current market prices were used to estimate the fair market value of these contracts.

7.  Accounts Payable and Accrued Expenses

         Accounts payable and accrued expenses at December 31, 2000 and 2001 consist of the following (in thousands):

                                                           2000          2001
                                                         --------     ---------

     Accounts payable ...............................    $  9,754     $  10,297
     Accrued payroll and benefits ...................       1,080         1,177
     Accrued equity based compensation ..............          --         2,203
     Deferred compensation ..........................       3,365         3,551
     Accrued protection and indemnity ...............       1,276         2,039
     Accrued income taxes ...........................         149            54
     Other accrued liabilities ......................       3,868         7,576
                                                         --------     ---------

                                                         $ 19,492     $  26,897
                                                         ========     =========

8.  Long-Term Debt

         On January 28, 2000, the Company entered into a Revolving Credit and Term Loan Agreement (Agreement) with a syndicate group of banks (Bank). The Agreement provided for a revolving loan commitment of $60 million. The Agreement provides for a maximum of $20 million in letters of credit as a subfacility of the revolving loan. There were no letters of credit open at December 31, 2000 or 2001. The total amount of unused revolving credit available to the Company at December 31, 2001 was $48 million. The interest may be determined on a LIBOR or prime rate basis at the Company's option, plus a margin determined by results of financial covenant ratios. The margins range from 2.75% to 2.00% for LIBOR and 1.75% to 1.00% for prime rate. Rates at December 31, 2001 on the revolving loan ranged from 4.19% to 6.25%, and averaged 4.36%. The agreement also provides for a commitment fee of .5% to .375% of the unused portion of the commitment. Interest expense for the revolving loan for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001 was $2.1 million and $1.6 million, respectively, including commitment fees. The revolving loan terminates December 31, 2004.

     The long-term facility includes a $175 million term loan (Term A) which is payable in quarterly installments of $9 million for the years 2000 to 2002, $10 million for 2003 and $11.25 million for 2004. The Term A loan matures on December 31, 2004. Interest may be determined on a LIBOR or prime rate basis at the Company's option, plus a margin determined by results of financial covenant ratios. The margins range from 2.75% to 2.00% for LIBOR and 1.75% to 1.00% for prime rate. Interest periods are set at the Company's option and payment must be made no less frequently than quarterly. The interest rates in effect at December 31, 2001 were 4.18% using LIBOR rates. Interest expense for the Term A loan was $14.8 million and $9.6 million for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001.

     The long-term facility also includes a $75 million term loan (Term B) which is payable in quarterly installments of $375,000 for the year 2000, $187,500 for the years 2001 to 2004 and $12.5 million for each of the first three quarters of 2005 with the final payment of $33.75 million due December 31, 2005. Interest may be determined on a LIBOR or prime rate basis at the Company's option, plus a margin determined by ratings received from Moody's and Standard & Poor's. The margins range from 3.25% to 3.50% for LIBOR and 2.25% to 2.50% for prime rate. Interest periods are set at the Company's option and payment must be made no less frequently than quarterly. The interest rates at December 31, 2001 were 5.18% using LIBOR rates. Interest expense for the Term B loan was $6.9 million and $5.5 million for the period ended December 31, 2000 and the twelve months ended December 31, 2001.

     The Agreement is secured by all significant assets and equity of the Company, including intangible assets. There also are various covenants requiring additional principal payments on the Term A and Term B loans based on issuance of equity, sale of assets and an excess cash flow calculation performed annually. As of December 31, 2001, the Company is required to make an additional principal payment of $11.9 million within 90 days of year-end.

     On December 26, 2001, the Company became a 60% guarantor for an $8.0 million revolving term note for PLC. Principal and interest payments are due semi-annually. The interest may be determined, at the Company's option, as a series of rate options, plus a 2.25% margin. The rate options range from a base rate, which is an adjustable interest rate set by the 30-day Farm Credit Discount Rate, up to a 10-year rate set by the base rate. The purpose of the revolving term note is to refinance the loans related to the purchases of the Deep Pacific, Lilli Ann and North Cape vessels.

         At December 31, 2001, future maturities of long-term debt are as follows (in thousands):

                       2002 ..................   $   37,152
                       2003 ..................       41,554
                       2004 ..................       58,554
                       2005 ..................       72,054
                       2006 ..................          804
                       Thereafter ............        4,423
                                                 ----------
                                                 $  214,541
                                                 ==========

     The Agreement contains various financial, operating and restrictive covenants. The Company is in compliance with these financial covenants at December 31, 2001.

     Various financing fees and costs were paid to the Bank and others in connection with the Term A and Term B loans. These deferred financing fees, totaling approximately $9.3 million, are amortized into interest expense on a straight line basis over a period of six years. Amortization of financing costs was approximately $1.5 million and $1.6 million for the period from January 28, 2000 through December 31, 2000 and the year ended December 31, 2001, respectively.

     The long-term debt of the Predecessor Business was not assumed as part of the Acquisition. The long-term debt of the Predecessor Business consisted principally of a $180 million term loan with interest at LIBOR plus 1.1% and notes payable totaling $31.4 million with interest at LIBOR plus 1.25%.

9.  Long-Term Debt--Related Party

     ASC and Holdings entered into two long-term notes payable (Seller Notes) with Norway Seafoods, which have been pushed down to the Company's financial statements. These Seller Notes provided financing for the Acquisition. The face amounts of these Seller Notes total $95 million. The Seller Notes accrue interest at 10% for the first year and require semi-annual interest payments. The Seller Notes provide for application of accrued and unpaid interest to outstanding principal when payment of interest is restricted based on covenants in the Agreement. After the first year, the unpaid interest balance at each payment date is added to principal at 120%. Specific restrictions prohibit the payment of interest before January 15, 2002 and before certain long-term debt levels are reduced to levels specified in the Agreement. After January 14, 2002, interest may be paid based on the following payment conditions on the Term loans: If $50 million, $100 million and $150 million of the Term loans have been paid, 33%, 67% and 100% of the current accrued and unpaid interest on the Notes may be paid, respectively. Interest expense related to these Seller Notes was $9.2 million and $12.6 million for the period from January 28, 2000 through December 31, 2000 and the year ended December 31, 2001, respectively. Principal payments are not allowed by the agreements before March 31, 2003. Thereafter, certain financial ratios must be achieved before principal may be prepaid and there are also certain restrictions on the amount of prepayment allowed. The maturity date of these Seller Notes is January 28, 2010.

     The original face amounts of the Seller Notes have been discounted at 14% as the interest rates are considered to be below market rates for loans with similar conditions and restrictions. At December 31, 2001, the amount of the Seller Notes was $116.8 million, which consisted of $1.7 million current payables to related parties, and $105.7 million of long-term notes payable to related party. The discounts totaled $12.6 million at issuance and are amortized over the period that the Company is precluded from making principal payments, through January 28, 2005. The amortization expense was approximately $2.3 million and $1.0 million for the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, respectively. The discounts remaining at December 31, 2001 totaled $9.3 million.

     The related party long-term debt of the Predecessor Business was not assumed as part of the Acquisition. The related party long-term debt of the Predecessor Business consisted principally of a $73 million demand note with interest at NIBOR plus 1.00% and a $10.2 million demand note with interest at 6.72%.

     In conjunction with the Predecessor Business $180 million note payable, the owner of the Predecessor Business provided a loan guarantee to the bank for approximately 48% of the original loan amount. The Predecessor Business was charged a guarantee fee of $2.6 million. The amount was recognized as interest expense over the remaining term of the debt through the Acquisition, with the remaining portion recorded as an expense upon the sale of the business.

     In addition to the guarantee fee, the owner of the Predecessor Business agreed to secure refinancing of the $180 million note on behalf of the Predecessor Business. The Company paid a refinancing fee in the amount of $1.8 million. As the refinancing had not occurred prior to the sale of the business, the entire amount was recorded as an expense upon closure of the sale in January 2000.

10. Related Parties

     Related parties represent companies affiliated by common ownership. Transactions with related parties include the following (in thousands):

                                                                         January 1      January 28
                                                                          through        through
                                                                        January 27,    December 31,
                                                              1999         2000            2000          2001
                                                           ----------   ------------  --------------  ----------
 Revenue:
   Management, marketing and consulting fees ...........   $   3,942     $      85      $   1,231     $     938
   Finished product sales ..............................       3,664             -            281            90
   Other ...............................................         363             -             81             -
                                                           ---------     ---------      ---------     ---------
     Total Revenue .....................................   $   7,969     $      85      $   1,593     $   1,028
                                                           =========     =========      =========     =========

Cost of sales:
   Raw material purchases ..............................   $ (16,753)    $       -      $  (1,693)    $  (9,613)
   Licensing fee - Norway Seafoods .....................        (330)          (28)             -             -
   Purchase of quota from related parties ..............           -          (903)        (5,022)      (12,885)
                                                           ---------     ---------      ---------     ---------
     Total Cost of Sales ...............................   $ (17,083)    $    (931)     $  (6,715)    $ (22,498)
                                                           =========     =========      =========     =========

Selling, general and administrative expenses:
   Director's fees .....................................   $       -     $       -      $    (150)    $    (150)
   Marketing/commission expenses .......................           -             -              -          (267)
   Royalty fee - Norway Seafoods .......................      (1,642)            -              -             -
                                                           ---------     ---------      ---------     ---------
     Total Selling, general and administrative
     expenses ..........................................   $  (1,642)    $       -      $    (150)    $    (417)
                                                           =========     =========      =========     =========

Other:
   Interest expense, net ...............................   $  (5,196)    $    (405)     $ (10,196)    $ (13,608)
   Guarantee and refinance fees ........................      (1,300)       (3,100)             -             -
   Debt discount amortization ..........................           -             -         (2,814)         (969)
   Business combination transaction costs ..............           -             -         (5,177)            -

        In addition to these transactions with related parties, the Company is a party to various foreign exchange contracts with a related party. All of the transactions are described in Note 6--Derivative Investments.

11.  Federal Income Taxes

        Prior to January 28, 2000, all of the entities that comprise the Predecessor Business were taxable corporations. The provision for income taxes for the periods prior to January 28, 2000 reflect the income taxes that would have been incurred had those businesses operated as a consolidated entity for income tax purposes.

        For all periods subsequent to January 28, 2000, the sole taxable entity in the consolidated group was The Hadley Group. The Company and all of its other subsidiaries are flow through entities for income tax purposes. The provision for income taxes for these periods reflect only the provision (benefit) of The Hadley Group.

        Provision (benefit) for income taxes include the following (in thousands):

                                                   January 1     January 28
                                                    through       through
                                                   January 27,   December 31,
                                        1999          2000          2000         2001
                                     ----------   ------------  -------------  ---------
        Current .................... $  5,938       $ (4,199)     $    144      $  (13)
        Deferred ...................   (2,277)         4,837             -           -
                                     --------       --------      --------      ------

        Total provision (benefit)... $  3,661       $    638      $    144      $  (13)
                                     ========       ========      ========      ======

        A reconciliation of the statutory tax rate to the effective tax rate is as follows:

                                                            January 1     January 28
                                                             through       through
                                                           January 27,   December 31,
                                                1999          2000          2000         2001
                                             ----------   ------------  -------------  ---------
        Statutory rate.....................     35.0%         35.0%         35.0%        35.0%
        Impact of flow-through entities....        -             -         (33.8%)      (35.0%)
        Other..............................      1.9%         (0.1%)           -         (0.1%)
                                             -------      --------      --------       ------
        Effective rate.....................     36.9%         34.9%          1.2%        (0.1%)
                                             =======      ========      ========       ======

        The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2000 and 2001 are not material. The book basis of the Company's net assets exceeds tax basis by approximately $61.7 million at December 31, 2001.

12.  Retirement Plans

        The Company sponsors a defined contribution profit sharing plan that covers all eligible full-time employees. Profit sharing contributions to the plan are at the discretion of management. The Company also contributes 25% of the employees' contributions to the plan. The total amount of the Company's contribution was approximately $303,000, $27,000, $425,000 and $84,000 for the year ended December 31, 1999, the period from January 1, 2000 to January 27, 2000, the period from January 28, 2000 to December 31, 2000, and the year ended December 31, 2001, respectively.

        The Company also sponsors a nonqualified deferred compensation plan for certain employees. The Company contributes up to 25% of the employees' deferred compensation up to a maximum Company contribution of 3.75% of the employee's annual compensation. Employees' earnings under this plan are calculated to be equal to the returns of certain public funds as designated by the employee. To assist in funding the deferred compensation program, the Company has invested in corporate-owned life insurance policies. The cash surrender value of these policies is approximately $1.3 million and $2.0 million at December 31, 2000 and 2001, respectively, and is included in other assets. The liability for the deferred compensation of approximately $3.4 million at both December 31, 2000 and 2001, and is recorded in accrued expenses.

13.  Major Customers

        The Predecessor Business had sales to two individual customers in the year ended December 31, 1999 that represented 11.5% and 11.4%, respectively of total sales. The Company had sales to an individual customer for the period from January 28, 2000 to December 31, 2000 that represented 11.9% of total sales.

        The Company did not have any individual customers that represented in excess of 10% of total sales for the year ended December 31, 2001.

14.  Commitments and Contingencies

     Leases

        The Company leases offices, two warehouses, parking space, and land under operating leases. Lease expense was $1.8 million, $361,000, $2.0 million and $2.8 million for the year ended December 31, 1999, the period from January 1, 2000 to January 27, 2000, the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, respectively.

        Minimum future lease payments under noncancelable operating leases having remaining terms in excess of one year as of December 31, 2001, net of sublease income of $182,000 in 2002, are as follows (in thousands):

                        2002 ............       $  1,343
                        2003 ............            439
                        2004 ............            136
                        2005 ............             69
                        2006 ............              -
                                                --------

                                                $  1,987
                                                ========

Litigation

        The Company is a party to several lawsuits involving employment matters. One is a class action suit brought by a number of vessel crew who allege that their employment contracts were not valid for the 2000 pollock A season. During 2001, the Company received a judgment against it in the amount of $1.6 million related to this matter. The Company has reserved for the amount management estimates the Company may have to pay relating to this matter in 2001. Other lawsuits relate principally to employment matters and are not expected to be material to the Company's consolidated financial position, results of operations or cash flows.

Regulatory Matters

        In August 2000, some of the Company's fishing vessels were cited for fishing in closed areas. The National Marine Fisheries Service conducted an initial investigation and no further action has been taken. Management is currently unable to determine if enforcement action will be taken and what the potential liability may be.

Protection and Indemnity Claims

        The Company currently has protection and indemnity policies for each of its seven fishing vessels. The deductible and aggregate amounts per the policies are as follows:

                                Deductible per claim or       Annual aggregate
       For the years:                 occurrence                 deductible
      ----------------         -------------------------     -------------------

            1999                         $10,000                $1.3 million
            2000                         $10,000                $1.1 million
            2001                         $50,000                No aggregate

        The Company incurred expenses of approximately $1.4 million, $39,000, $2.2 million and $2.6 million related to costs paid under deductibles for the year ended December 31, 1999, the period from January 1, 2000 to January 27, 2000, the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001, respectively.

15.  Fair Value of Financial Instruments

        The Company's financial instruments include cash and cash equivalents, receivables, foreign exchange contracts, interest rate swap agreements, fuel contracts, accounts payable, and short-term and long-term borrowings. The Company believes that the fair value of these financial instruments approximates their carrying amounts based on current market indicators, such as prevailing interest rates and market pricing models, except as discussed elsewhere.

16.  Member's Equity

     Restrictions on Distributions

        As described in Note 1, the Company is part of a group of subsidiaries that are wholly-owned by ASLP. There are restrictions imposed on distributions to partners by covenants contained in the Credit Agreement and Seller Notes described in Notes 8 and 9. Distributions are limited to an amount which will enable the Partners to pay

Theoretical Tax, as defined, on the amount of taxable income of the Company and its subsidiaries allocated to such Partners.

     Preferred Return

         The Company is required under the terms of its LLC agreement to pay a preferred return to ASC. This annual return is equal to 8.25% of that member's contributed capital and was $11.2 million in both the period from January 28, 2000 to December 31, 2000 and the year ended December 31, 2001. If the preferred return is not distributed to ASC, then the amount is added to the contributed capital of ASC. The remaining net income of the Company is allocated to its members based upon a pro rata share of their membership units. To date, no preferred return has been distributed to ASC in cash.

17.  Partnership Unit Option Plan

         On January 28, 2000, ASLP adopted a partnership unit option plan. The plan is to provide selected employees of the Company options to purchase partnership units (Units) in ASLP. The aggregate amount of Units to be delivered upon the exercise of all options granted under the plan shall not exceed 135,000 Units. The plan consists of Series A, B, C, and D options, all of which have a term of nine years.

         The Series A options vest 50% after the third year and ratably for the fourth, fifth, and sixth years. The Series A options were granted as part of a fixed award with a strike price equal to the fair market value of the partnership units when issued. Accordingly, no compensation expense has been recognized for these options.

         The Series B options vest ratably over five years provided certain EBITDA targets are met. Series B Unit options exercisable under the plan as of December 31, 2000 and December 31, 2001 were 5,267 and 11,657 respectively and are accounted for as variable awards. No compensation expense was recorded under this plan for the period from January 28, 2000 to December 31, 2000 and $2.2 million was recorded for the year ended December 31, 2001.

         The Series C and D options vest upon a substantial sale of the ownership interests of certain partners based upon the achievement of certain internal rate of return targets. Accordingly, compensation cost, if any, relating to the Series C and D options will be recognized in total if and when the target is achieved.

         Activity and price information for the plan are summarized as follows:

                                                             Series A     Series B        Series C      Series D
                                                              (units)      (units)         (units)       (units)
                                                           ------------  ----------     ------------  ------------
Balance Outstanding, January 27, 2000 ...............                -           -                -              -
  Options Granted ...................................           36,588      36,579           36,579         22,500
                                                           -----------   ---------      -----------   ------------

Balance Outstanding, December 31, 2000 ..............           36,588      36,579           36,579         22,500
  Options Granted ...................................                -           -                -              -
                                                           -----------   ---------      -----------   ------------

Balance Outstanding, December 31, 2001 ..............           36,588      36,579           36,579         22,500
                                                           ===========   =========      ===========   ============

Weighted Average Exercise Price .....................      $       100   $     100      $       100   $        100

         The Company accounts for all options under APB Opinion No. 25. Had compensation costs for the plan been determined consistent with SFAS No. 123, "Accounting for Stock Based Compensation," net income would have been reduced to the following pro forma amount (in thousands):

                          January 28, 2000 to
     Net Income           December 31, 2000          2001
     -------------------  --------------------   -----------

     As Reported            $     10,593          $  16,289
     Pro Forma              $     10,396          $  13,646

         The fair value of each option grant is estimated using the Black-Scholes option pricing model. Assumptions used in estimating the fair value were as follows:

                                         January 28, 2000 to
                                          December 31, 2000         2001
                                        ---------------------  --------------

     Risk free interest rate .........           6.50%              5.40%
     Expected life ...................           5 years            5 years
     Expected volatility .............              -                  -
     Expected dividend yields ........              -                  -

                  AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES

      UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET--AS OF March 31, 2002
                                 (in thousands)

                                     ASSETS
CURRENT ASSETS:
    Cash ......................................................................     $   6,676
    Trade accounts receivable, net of allowance of $534 .......................        27,296
    Receivables from related parties ..........................................         1,202
    Inventories ...............................................................        57,930
    Prepaid expenses ..........................................................        13,026
    Unrealized gains on derivatives ...........................................        20,561
    Other .....................................................................         4,289
                                                                                    ---------
        Total current assets ..................................................       130,980
                                                                                    ---------
PROPERTY, VESSELS AND EQUIPMENT, net ..........................................       247,174
OTHER ASSETS
    Notes and interest receivable from related parties ........................           126
    Unrealized gains on derivatives ...........................................        21,767
    Cooperative rights, net of accumulated amortization of $50,925 ............        88,650
    Goodwill, net of accumulated amortization of $12,539 ......................        33,021
    Fishing rights agreement, net of accumulated amortization of $2,655 .......         4,330
    Deferred financing fees, net of accumulated amortization of $3,438 ........         5,982
    Other .....................................................................         3,632
                                                                                    ---------
        Total other assets ....................................................       157,508
                                                                                    ---------
        Total assets ..........................................................     $ 535,662
                                                                                    =========

                         LIABILITIES AND MEMBERS' INTEREST

CURRENT LIABILITIES:
    Current portion of long-term debt .........................................     $  37,554
    Accounts payable and accrued expenses .....................................        38,989
    Current portion of debt payable to related parties ........................         2,186
    Unrealized losses on derivatives ..........................................            91
                                                                                    ---------
        Total current liabilities .............................................        78,820
                                                                                    ---------
LONG-TERM LIABILITIES:
    Long-term debt, net of current portion ....................................       166,799
    Notes payable to related party plus accrued interest, net of discounts ....       108,434
    Other debt payable to related parties .....................................         4,884
    Unrealized losses on derivatives ..........................................           993
                                                                                    ---------
        Total long-term liabilities                                                   281,110
                                                                                    ---------
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY ..................................         1,973
MEMBERS' INTEREST:
Members' interest .............................................................       144,373
Other accumulated comprehensive income ........................................        29,386
                                                                                    ---------
        Total members' interest ...............................................       173,759
                                                                                    ---------
        Total liabilities and members' interest ...............................     $ 535,662
                                                                                    =========

The accompanying notes are an integral part of this consolidated balance sheet.

            AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES CONSOLIDATED

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                                    Three Months Ended
                                                                            ----------------------------------
                                                                            March 31, 2001      March 31, 2002
                                                                            --------------      --------------
SEAFOOD SALES .........................................................       $  111,712           $  83,636
REVENUES - RELATED PARTIES ............................................              154                 156
OTHER .................................................................               67                  65
                                                                              ----------           ---------
         Total revenue ................................................          111,933              83,857
COST OF SALES, including depreciation of $8,152 and $4,593 ............           50,660              36,436
COST OF SALES--RELATED PARTIES ........................................            6,107               6,147
                                                                              ----------           ---------
         Gross profit .................................................           55,166              41,274
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ..........................           12,940              12,721
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES--RELATED PARTIES .........               38                 106
AMORTIZATION OF COOPERATIVE RIGHTS, INTANGIBLES AND GOODWILL AND
  DEPRECIATION OF OTHER ASSETS ........................................            8,985               1,713
                                                                              ----------           ---------
         Operating profit .............................................           33,203              26,734
                                                                              ----------           ---------
OTHER INCOME (EXPENSE):
    Interest expense, net .............................................           (6,587)             (3,486)
    Related party interest expense, net ...............................           (3,242)             (3,896)
    Foreign exchange gains (losses), net ..............................            4,241                 935
    Other .............................................................             (122)                 --
    Minority interest .................................................               --                 297
                                                                              ----------           ---------
         Total other income (expense) .................................           (5,710)             (6,150)
                                                                              ----------           ----------
         Income before income taxes ...................................           27,493              20,584
INCOME TAX (BENEFIT) PROVISION ........................................               (1)                 29
                                                                              ----------           ---------
         Net income ...................................................       $   27,494           $  20,555
                                                                              ==========           =========

        The accompanying notes are an integral part of these statements.

            AMERICAN SEAFOODS GROUP LLC AND SUBSIDIARIES CONSOLIDATED

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                          Three Months Ended
                                                                                 March 31, 2001       March 31, 2002
                                                                                 --------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income .................................................................   $    27,494         $     20,555
   Adjustments to reconcile net income to net cash provided by operating activities-
   Depreciation and amortization ..............................................        17,137                6,306
   Unrealized foreign exchange gains/losses, net ..............................        (8,321)                (757)
   Amortization of deferred financing costs ...................................           394                  387
   Amortization of debt discounts .............................................           207                  405
   Interest accrued to related parties ........................................         3,046                1,143
   Accretion of other obligations from related party ..........................           249                  239
   Minority interest ..........................................................             -                 (297)
   Equity-based compensation ..................................................         1,008                  616
   Other ......................................................................           254                    -
   Change in operating assets and liabilities:
         Trade accounts receivable, net .......................................       (22,884)               7,195
         Receivables from related parties .....................................           259               (3,006)
         Inventories ..........................................................        (6,091)             (25,003)
         Prepaid expenses and other current assets ............................        (3,789)              (2,154)
         Other assets .........................................................          (922)                (925)
         Accounts payable and accrued expenses ................................        15,144               11,475
                                                                                  -----------         ------------
           Net cash flows from operating activities ...........................        23,185               16,179
                                                                                  -----------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, vessels and equipment ...............................        (2,791)              (1,697)
   Short term loan to related party ...........................................           402                  125
   Other ......................................................................           (57)                 (16)
                                                                                  -----------         ------------
              Net cash flows from investing activities ........................        (2,446)              (1,588)
                                                                                  -----------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on long-term debt .......................................       (18,564)              (9,188)
   Net borrowings (repayments) on revolving debt ..............................         7,000               (1,000)
   Financing fees and costs ...................................................           (17)                   -
   Advance to parent ..........................................................          (364)                   -
                                                                                  -----------         ------------
              Net cash flows from financing activities ........................       (11,945)             (10,188)
                                                                                  -----------         ------------
              Net increase in cash ............................................         8,794                4,403

CASH AT BEGINNING OF PERIOD ...................................................         4,370                2,273
                                                                                  -----------         ------------
CASH AT END OF PERIOD .........................................................   $    13,164         $      6,676
                                                                                  ===========         ============

        The accompanying notes are an integral part of these statements.

American Seafoods Group LLC and Subsidiaries
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1.  Basis of Presentation

         The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements. The financial statements include all adjustments (consisting only of normal recurring adjustments) that the management of American Seafoods Group LLC and subsidiaries (the Company) believes necessary for fair presentation of the Company's financial position, results of operations and cash flows for the periods presented.

         These unaudited condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries American Seafoods International LLC, The Hadley Group LLC, American Seafoods Processing LLC, New Bedford Seafoods LLC, American Seafoods Company Japan Ltd., American Challenger LLC, American Dynasty LLC, American Triumph LLC, Northern Eagle LLC, Northern Hawk LLC, Northern Jaeger LLC, Ocean Rover LLC, and Katie Ann LLC and its majority-owned subsidiary PLC. Each of these subsidiaries is a guarantor of the notes issued subsequent to March 31, 2002 (see Note 9), with the exception of PLC and one foreign subsidiary, American Seafoods Company Japan Ltd., which is a minor subsidiary.

         The results of operations for the three month periods ended March 31, 2001 and 2002 are not necessarily indicative of the results of operations expected for the complete fiscal year or any other period. The condensed consolidated financial statements included herein should be read in conjunction with the consolidated financial statements and notes thereto contained in this registration statement.

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Significant estimates impacting the financial statements include the estimated fair values of the assets and liabilities at acquisition, the amortization life of cooperative rights, and the effectiveness of hedges against risks of foreign currency, interest and fuel price changes.

Note 2.  Inventories

Inventories at March 31, 2002 consisted of the following (in thousands):

Fish blocks and surimi ....................................    $       49,473
Finished seafood products .................................             7,940
Breading, batter and packaging ............................               517
                                                               --------------
                                                               $       57,930
                                                               ==============

Note 3.  Intangibles

         In 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" (effective July 1, 2001) and SFAS No. 142, "Goodwill and Other Intangible Assets" (effective for the Company on January 1, 2002). SFAS No. 141 did not have a material impact on the Company's consolidated results of operations, financial position or cash flows. SFAS No. 142 specifies that goodwill and some intangible assets will no longer be amortized but instead will be subject to periodic impairment testing. The Company determined that there was no impairment of its recorded goodwill as of the adoption of SFAS No. 142.

         During the first quarter of 2002, the Company completed its required analysis of other intangible assets and concluded that all such assets have determinable lives and that the estimated remaining life of cooperative rights and fishing rights of 23 years is appropriate.

Cooperative Rights

         An identifiable intangible asset, cooperative rights, was recorded at its estimated fair value of $138.2 million in connection with the acquisition of the business on January 29, 2000. For the three-months ended March 31, 2001, the cooperative rights intangible asset was amortized on a straight-line basis over 59 months, which was the remaining life of the Pollock conservation cooperative agreement at that time. Beginning in November 2001, as a result of changes to the American Fisheries Act (AFA), the Company changed the life of the cooperative rights to 23.2 years, which matches the average remaining lives of the vessels, as the AFA specifies vessels to which the cooperative rights apply. Amortization of cooperative rights was $7.0 million in the three months ended March 31, 2001 and $1.0 million in the three months ended March 31, 2002.

Goodwill

         The excess of the purchase price over the tangible net assets and identifiable intangible assets was allocated to goodwill in the amount of $45.6 million. For the three months ended March 31, 2001, amortization of goodwill was $1.6 million. Beginning January 1, 2002, the Company ceased the amortization of goodwill in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets."

         In accordance with SFAS No. 142, the effect of this accounting change is reflected prospectively. If the change had been retroactively applied to the prior year period, the adjusted net income would have been increased by $1.6 million, to $29.1 million, for the three months ended March 31, 2001.

Fishing Rights Agreement

         On January 28, 2000, the Company entered into a Fishing Rights Agreement with Rebecca Ann Fisheries, Inc., or Rebecca Ann, a subsidiary of Norway Seafoods ASA, pursuant to which Rebecca Ann leased the Company its right to harvest the entire portion of the total allowable catch allocated to it under the Alaska Community Development Quota program. The Company is obligated under the agreement to make annual payments in the amount of $1.35 million. The Company also has the option to purchase Rebecca Ann's fishing rights for $850,000 upon expiration of this agreement on December 31, 2008. This obligation has been recorded as a liability at January 28, 2000 of $7.0 million, which equaled its net present value using an interest rate of 15% as specified in the agreement. The obligation has been accreted to related party interest expense in the amount of $0.3 million for each of the three month periods ended March 31, 2001 and 2002, respectively. The obligation at March 31, 2002 was $6.2 million.

         The fishing rights have been recorded as an intangible asset at their fair value as of January 28, 2000 and have been amortized over the same period as the cooperative fishing rights as described above. Amortization expense was $0.3 million and $0.2 million for the three month periods ended March 31, 2001 and 2002, respectively.

Note 4.  Derivative Instruments

         The Company has formally designated the following derivative instruments as cash flow hedges:

         . Foreign exchange contracts are used to hedge the variability of future cash flows associated with Japanese Yen denominated sales due to changes in foreign currency exchange rates.

         - The effectiveness of the hedged transactions is measured by changes in spot rates and the gain or loss resulting from the time value is recognized currently in earnings. The unrealized gains and losses resulting from the change in spot rates, or the effective portion, are recognized in other comprehensive income. These gains and losses are recognized in revenues when the forecasted sales occur. The estimated net amount of existing gains as of March 31, 2002 that were expected to be reclassified into earnings within the next 12 months was approximately $11.6 million. During the three months ended March 31, 2001 and 2002, $2.7 million and $5.7 million was reclassified into revenues, respectively.

         - The net unrealized gain recognized in earnings during the three month periods ended March 31, 2001 and 2002, representing the amount of the hedge's ineffectiveness and the change in time value, was $5.2 million and $1.1 million, respectively, which is included in the Company's statements of operations as a component of foreign exchange gains. Realized gains for the same periods were $0.8 million and $0.3 million related to settled contracts. During the three months ended March 31, 2001, these gains were offset by approximately $1.0 million of net foreign currency transaction losses.

         - As of March 31, 2002, the Company had open foreign exchange contracts maturing through January 5, 2006 with total notional amounts of $273.7 million, of which notional amounts of $93.8 million represent contracts with a related party. The contracts with a related party relate to contracts where the Seller in the Acquisition, which is a limited partner in ASLP, the Company's parent, is still a party to the contracts.

         - As of March 31, 2002, the Company had barrier options to enter into foreign exchange contracts with a related party with a notional amount of $55.0 million. These contracts can be exercised at the Company's election or alternatively must be exercised if the spot rate reaches a pre-specified level (trigger price) of 94.00 JPY per USD on or before July 29, 2003. The options, if exercised, provide that the Company receives USD in exchange for JPY. The exercise dates are between October 2003 and July 2005. At March 31, 2002, an unrealized gain of $6.2 million related to these options was included in other comprehensive income.

         - As of March 31, 2002, the Company also had barrier options to enter into two additional sets of foreign exchange contracts that expire between March 2004 and December 2005, and March 2006 and December 2007. These contracts would become binding and effective only if the spot price falls to a rate below a pre-specified level (the trigger price) on or before December 2003 or December 2005, respectively. If the spot rate does not reach the trigger price on or before December 2003 or December 2005, respectively, then the Company shall have no right or obligation in respect to any of these contracts. The trigger price for each of these contracts is
             99.00 JPY per USD and the notional amounts are $50.0 million and $50.0 million, respectively. The options, if exercised, provide that the Company receives USD in exchange for JPY. The Company also had barrier options to enter into additional foreign exchange contracts with a related party that expire between October 2003 and August 2005 that have similar terms as the ones described above. The trigger price is 94.00 JPY per USD and the notional amounts are $70.0 million and the barrier end date is July 28, 2003. As the spot rate has not reached these trigger prices since the original trade date, the unrealized gain at March 31, 2002, adjusted for management's estimate of whether these contracts will become exercisable, was not material to these financial statements.

      . Variable-to-fixed interest rate swap agreements are entered into whereby the Company pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount of $36 million. The objective of the swap agreements is to hedge the variability of future cash flows associated with changes in variable interest rates. These instruments are considered to be fully effective and therefore, all unrealized gains and losses are recognized as a component of other comprehensive income. These gains and losses are recognized in earnings throughout the year. As of March 31, 2002, the Company has swap agreements maturing through March 15, 2003.

      . In addition to interest rate swaps, the Company has entered into an interest rate cap with notional amounts of $68.9 million and $29.5 million in 2002 and 2003, respectively. The cap rate is 9.0% and the variable rate is the U.S. dollar three month LIBOR rate. The Company also entered into an interest rate cap with a notional amount of $19.8 million in 2002. The cap rate is 7.75% and the variable rate is the U.S. dollar three month LIBOR. The fair values of these instruments were not significant at March 31, 2002.

         . Fuel hedges are entered into whereby the Company pays a fixed price per gallon and receives a floating price per gallon with the payments being calculated on a notional gallon amount of 503,000 gallons per month over the term of the contracts through October 31, 2003. The objective of the swap agreements is to hedge the variability of future fuel prices. These instruments are considered to be substantially fully effective and therefore, all unrealized gains and losses at year-end are recognized as a component of other comprehensive income. Unrealized gains and losses relating to the ineffective portion of the hedge were not material.

Note 5.  Contingencies

         The Company is a party to several lawsuits involving employment matters. One is a class action suit brought by a number of vessel crew who allege that their employment contracts were not valid for the 2000 pollock A season. During 2001, the Company received a judgment against it in the amount of $1.6 million related to this matter. The Company has accrued for the amount management estimates the Company may have to pay relating to this matter in 2001. Other lawsuits relate principally to employment matters and are not expected to be material to the Company's consolidated financial position, results of operations or cash flows.

         In August 2000, some of the Company's fishing vessels were cited for fishing in closed areas. The National Marine Fisheries Service conducted an initial investigation and no further action has been taken. Management is currently unable to determine if enforcement action will be taken and what the potential liability may be.

Note 6.  Partnership Unit Option Plan

         Certain employees of the Company participate in the ASLP partnership unit plan. As a result of certain options under the plan being accounted for as variable awards, the Company recognized compensation expense of approximately $1.0 million and $0.6 million in the three month period ended March 31, 2001 and 2002, respectively. The deferred compensation has been recorded as an accrued expense as the Company will pay ASLP for the equity-based compensation.

         Subsequent to March 31, 2002, the Company made changes in the terms of the options held by certain employees of the Company to acquire partnership units in ASLP. The changes to the terms of the options impacted the Series A, B and C options. The Series A options were repriced to $83.55 per partnership unit through the date of the recapitalization and to $50.00 per partnership unit after the recapitalization. The vesting of the Series A option was changed to 37.5% immediately prior to the recapitalization, 12.5% upon the third anniversary of the original option grant and 16.67% per year thereafter. The Series B options were repriced to $83.55 per partnership unit, 90% of the options vested immediately prior to the recapitalization and 10% of the options were cancelled. The Series C options were repriced to $0.01 per partnership unit. The Company also agreed to grant new performance-based options that will vest only if certain EBITDA targets are met. The second quarter of 2002 equity-based compensation non-cash charge resulting from these changes is estimated to be approximately $13.8 million and all outstanding options will be treated as variable awards. In addition, if the Series C options vest upon a substantial sale of the ownership interests of certain partners based upon the achievement of certain internal rate of return targets, the Company would recognize compensation expense. The amount of compensation expense, if any, would be determined by the fair value and number of units sold.

Note 7.  Pacific Longline LLC transaction

         During August 2001, the Company and two unrelated third parties formed PLC, a limited liability company set up to purchase and operate three fishing vessels. Each vessel is owned by a wholly-owned subsidiary of PLC; Lilli Ann LLC, North Cape LLC and Deep Pacific LLC. At formation, the Company owned 60% of PLC. During January 2002, American Seafoods Holdings (Holdings) acquired an additional 20% of PLC in exchange for the issuance of partnership units. Holdings is a parent of the Company and a wholly-owned subsidiary of ASLP. The Company has consolidated PLC in these financial statements and recorded the 40% minority interest during the quarter ended March 31, 2002.

Note 8.  Comprehensive Income

         Comprehensive income includes net income as well as a component comprised of certain gains and losses that under generally accepted accounting principles are reflected in members' interest but are excluded from the determination of net income. The Company has segregated the total accumulated other comprehensive income (specifically, accumulated unrealized gains on derivative instruments designated as hedges and foreign currency translation adjustments) from the other components of members' interest in the accompanying unaudited condensed consolidated balance sheet.

         Comprehensive income for the three months ended March 31, 2001 and 2002, was as follows:


                                                                     Three Months Ended
                                                               March 31, 2001   March 31, 2002
                                                               --------------   --------------
              Net income                                         $  27,494        $   20,555
              Other comprehensive income:
                 Unrealized gains on derivative instruments
                 designated as hedges, net                           5,938            (1,686)
                 Translation adjustment                                  -                 3
                                                                 ---------        ----------
              Comprehensive income                               $  33,432        $   18,872
                                                                 =========        ==========


Note 9. Subsequent Events

Subsequent to March 31, 2002, the Company completed an offering of notes in the amount of $175.0 million as part of a recapitalization. Concurrently with the offering of the notes, the Company entered into a new senior credit facility in the amount of $325.9 million. The amount borrowed totaled $500.9 million. The proceeds of the recapitalization were used to:

..    repay all outstanding debt under the Company's existing revolving credit and term loan agreement, which totaled $187.2 million at that time.

..    make a distribution of $62.3 million to ASC Inc. to repay all amounts outstanding on a senior subordinated promissory note due to Norway
     Seafoods.

..    pay related fees and expenses, which totaled $25.9 million.

..    distribute the remainder of the proceeds to American Seafoods Consolidated
     LLC, which in turn distributed these funds to American Seafoods Holdings LLC (Holdings). Holdings used these funds to:

          - repay all amounts outstanding on a senior subordinated promissory note due to Norway Seafoods, which totaled $56.1 million at that time
          -    make a distribution of $169.4 million to the members of Holdings.

In addition, the Company distributed to their equityholders cash on hand at the time of the recapitalization. The aggregate amount distributed to the Company's equityholders was approximately $203.8 million. In connection with the recapitalization, the Company also distributed its 60% interest in Pacific Longline Company LLC (PLC).

--------------------------------------------------------------------------------

                                   Prospectus

--------------------------------------------------------------------------------



                           American Seafoods Group LLC
                             American Seafoods, Inc.

            Offer to Exchange any and all outstanding 10 1/8% Senior Subordinated Notes due 2010 issued on April 18, 2002 for
             Registered 10 1/8% Senior Subordinated Notes due 2010







                                        , 2002

--------------------------------------------------------------------------------

                      Dealer Prospectus Delivery Obligation

Until     , 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Indemnification under the Limited Liability Company Agreements of American Seafoods Group LLC and certain other Issuer and Co-Registrants.

     The limited liability company agreements of American Seafoods Group LLC and the other registrants that are limited liability companies provide that they will, to the fullest extent permitted by law, indemnify each manager, the member, any owner or principal of the member, any person that is a director, officer, employee, agent or representative of the member, and any other persons as the member may reasonably designate from time to time (each, an "Indemnitee") from and against any and all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and costs), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the applicable company in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that an act or omission of the indemnitee was material to the matter giving rise to the claim, demand, action, suit or proceeding and (i) was committed in bad faith, (ii) was the result of active and deliberate dishonesty, or (iii) constituted gross negligence or willful misconduct or a willful breach of any of the limited liability company agreements (each an "LLC Agreement") or any other agreement to which such Indemnitee is a party. Any indemnification pursuant to a LLC Agreement will be made only out of the assets of the applicable company, and the member will not be required to contribute or advance funds to the company to enable the company to satisfy its obligations under the LLC Agreement. Furthermore, reasonable expenses incurred by an Indemnitee who is a party to a proceeding will be paid or reimbursed by the applicable company in advance of the final disposition of the proceeding upon receipt by the company of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that it is entitled to indemnification by the company under the LLC Agreement with respect to such expenses and proceeding, and (ii) a written undertaking by or on behalf of the Indemnitee, to and in favor of the company, wherein the Indemnitee agrees to repay the amount if it will ultimately be adjudged not to have been entitled to indemnification under the LLC Agreement. The provisions of each LLC Agreement are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and will not be deemed to create any rights for the benefit of any other persons.

     In addition, the Indemnification Agreement among American Seafoods Group LLC, various affiliates of American Seafoods Group LLC and members of American Seafoods Group LLC and its various affiliates provides substantially identical indemnification protection to each manager, the member, any owner or principal of the member, any person that is a director, officer, employee, agent or representative of the member, and any other persons as the member may reasonably designate from time to time.

Indemnification under the Delaware Limited Liability Company Act

     Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification under the By-Laws of American Seafoods, Inc.

     The by-laws of American Seafoods, Inc. provide that American Seafoods, Inc., to the broadest and maximum extent permitted by applicable law, will indemnify each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of American Seafoods, Inc., or is or was serving at the request of American Seafoods, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. To the extent that a director, officer, employee or agent of American Seafoods, Inc. has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Expenses, including attorneys' fees, incurred by a director or officer in defending any civil or criminal action, suit or proceeding may be paid by American Seafoods, Inc. in advance of the final disposition of such action, suit or proceeding, as authorized by the board of directors of American Seafoods, Inc., upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such director or officer was not entitled to be indemnified by American Seafoods, Inc. as authorized in the by-laws of American Seafoods, Inc. The indemnification and advancement of expenses provided by, or granted pursuant to, the by-laws of American Seafoods, Inc. will not be deemed exclusive and are declared expressly to be non-exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and, unless otherwise provided when authorized or ratified, will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of the heirs, executors and administrators of such person.

Indemnification Under The Delaware General Corporation Law

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court will deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person will be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision will not eliminate or limit the liability of a director

     (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

     Each of the registrants have policies in force and effect that insure its directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

     Pursuant to the registration rights agreement, filed as an exhibit to this registration statement, each holder of notes has agreed to indemnify directors and officers of the registrants and persons controlling the registrants, within the meaning of the Securities Act of 1933, against certain liabilities that might arise out of or are based upon certain information furnished to the registrants by any such holder in the prospectus.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (b) Exhibits.

Exhibit
Number                                  Description
--------  ----------------------------------------------------------------------

2.1 Purchase Agreement, dated April 4, 2002, among American Seafoods Group LLC, American Seafoods, Inc., ASC, Inc. (with respect to Section 3(o) only), American Seafoods Holdings LLC (with respect to Section 3(p)
          only) and the Guarantors listed on Schedule B thereto and Banc of America Securities LLC, BMO Nesbitt Burns Corp. and Scotia Capital
          (USA) Inc.

3.1       Certificate of Formation of American Seafoods Group LLC.

3.2 Third Amended and Restated Limited Liability Company Agreement of American Seafoods Group LLC.

3.3       Certificate of Incorporation of American Seafoods, Inc.

3.4       By-Laws of American Seafoods, Inc.

4.1 American Seafoods Company Senior Subordinated Promissory Note Due January 28, 2010 entered into on January 28, 2000 between American Seafoods Company and Norway Seafoods ASA.

4.2 American Seafoods Holdings LLC Senior Subordinated Promissory Note Due January 28, 2010 entered into on January 28, 2000 between American Seafoods Holdings LLC and Norway Seafoods ASA.

4.3 Amended and Restated Credit Agreement, dated as of April 18, 2002, by and among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the banks and other financial institutions from time to time party thereto, Harris Trust and Savings Bank, as Documentation Agent, the Bank of Nova Scotia, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

4.4 Indenture, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 10 1/8% Senior Subordinated Notes due 2010.

4.5       Form of 10 1/8% Senior Subordinated Note due 2010.

4.6 Registration Rights Agreement, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods, Inc., the Guarantors listed on Schedule A thereto and Banc of America Securities LLC, BMO Nesbit Burns Corp. and Scotia Capital (USA) Inc.

 Exhibit
 Number                                 Description

 5.1 Opinion of Debevoise & Plimpton as to the legality of the notes being registered.*

10.1 Pollock Conservation Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest and process 16.57% of the directed pollock catch.

10.2 High Seas Catchers' Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest 0.31% of the directed pollock catch.

10.3 Agreement, dated January 28, 2000, among American Seafoods Company, American Seafoods Consolidated LLC and Aker RGI ASA.

12.1       Computation of Ratio of Earnings to Fixed Charges.

16.1       Letter from Arthur Andersen LLP regarding Change in Certifying
           Accountant.*

21.1       List of subsidiaries.

23.1       Consent of Debevoise & Plimpton (included in Exhibit 5.1).

24.1       Power of Attorney (included on the signature page hereof).

25.1       Statement of Eligibility of Trustee on Form T-1.

99.1       Form of Letter of Transmittal.

99.2       Form of Notice of Guaranteed Delivery.

99.3 Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner for Tender of 10 1/8% Senior Subordinated Notes due 2010 for registered 10 1/8% Senior Subordinated Notes due 2010.

99.4       Letter from the Company to the Securities and Exchange Commission.

       (b) Financial Statement Schedules.

       Schedules are omitted as the required information is included in American Seafoods Group LLC's consolidated financial statements or the related notes or such schedules are not applicable.

---------------------------------
* To be filed by Amendment.

ITEM 22. UNDERTAKINGS

      Each registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to such request.

      (6) To supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has caused this Registration Statement on Form S-4 to be signed on behalf of the registrants and the co-registrants, thereunto duly authorized, in the City of Seattle, State of Washington, on the 13th day of June 2002.


                                   AMERICAN SEAFOODS GROUP LLC


                                   By: /s/ Bernt O. Bodal
                                       ---------------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: Manager


                                   AMERICAN SEAFOODS, INC.


                                   By: /s/ Bernt O. Bodal
                                       ---------------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: President and Treasurer


                                   AMERICAN CHALLENGER LLC


                                   By: /s/ Bernt O. Bodal
                                       ---------------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: Manager


                                   AMERICAN DYNASTY LLC


                                   By: /s/ Bernt O. Bodal
                                       ---------------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: Manager


                                   AMERICAN SEAFOODS COMPANY LLC


                                   By: /s/ Bernt O. Bodal
                                       ---------------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: Manager


                                   AMERICAN SEAFOODS INTERNATIONAL LLC


                                   By: /s/ Bernt O. Bodal
                                       ---------------------------------------
                                       Name:  Bernt O. Bodal
                                       Title: Manager

                                     AMERICAN SEAFOODS PROCESSING LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager


                                     AMERICAN TRIUMPH LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager


                                     THE HADLEY GROUP LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager


                                     KATIE ANN LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager


                                     NEW BEDFORD SEAFOODS LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager


                                     NORTHERN EAGLE LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager


                                     NORTHERN HAWK LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager

                                     NORTHERN JAEGER LLC


                                      By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager


                                     OCEAN ROVER LLC


                                     By: /s/ Bernt O. Bodal
                                         ---------------------------------------
                                         Name:  Bernt O. Bodal
                                         Title: Manager

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernt O. Bodal, Brad Bodenman and Amy Wallace, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of this Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Name                                     Title                           Date
-------------------------------------------  -------------------------------------  ---------------------
           /s/ Bernt O. Bodal                Chairman and Chief Executive               June 13, 2002
-------------------------------------------  Officer, American Seafoods Group
               Bernt O. Bodal                LLC, Director, President and
                                             Treasurer, American Seafoods, Inc.
                                             (Principal Executive Officer)


           /s/ Brad Bodenman                 Chief Financial Officer, American          June 13, 2002
-------------------------------------------  Seafoods Group LLC (Principal
               Brad Bodenman                 Financial Officer)


           /s/ Debbie Morton                 Vice President of Accounting,              June 13, 2002
-------------------------------------------  American Seafoods Group LLC
               Debbie Morton                 (Principal Accounting Officer)


           /s/ Dag F. Wittusen               Director of ASC Management, Inc.           June 13, 2002
-------------------------------------------
               Dag F. Wittusen


           /s/ Morgen Crow                   Director of ASC Management, Inc.           June 13, 2002
-------------------------------------------
               Morgen Crow


           /s/ Scott Perekslis               Director of ASC Management, Inc.           June 13, 2002
-------------------------------------------
               Scott Perekslis


           /s/ Lester Pollack                Director of ASC Management, Inc.           June 13, 2002
-------------------------------------------
               Lester Pollack


           /s/ Trent Stedman                 Director of ASC Management, Inc.           June 13, 2002
-------------------------------------------
               Trent Stedman


           /s/ Eric Wilmes                   Director of ASC Management, Inc.,          June 13, 2002
-------------------------------------------  Director of American Seafoods, Inc.
               Eric Wilmes


           /s/ Michael J. Hyde               Director of American Seafoods, Inc.        June 13, 2002
-------------------------------------------
               Michael J. Hyde

                                  EXHIBIT INDEX


 Exhibit
 Number                                Description

2.1 Purchase Agreement, dated April 4, 2002, among American Seafoods Group LLC, American Seafoods, Inc., ASC, Inc. (with respect to Section 3(o) only), American Seafoods Holdings LLC (with respect to Section 3(p)
          only) and the Guarantors listed on Schedule B thereto and Banc of America Securities LLC, BMO Nesbitt Burns Corp. and Scotia Capital
          (USA) Inc.

3.1       Certificate of Formation of American Seafoods Group LLC.

3.2 Third Amended and Restated Limited Liability Company Agreement of American Seafoods Group LLC.

3.3       Certificate of Incorporation of American Seafoods, Inc.

3.4       By-Laws of American Seafoods, Inc.

4.1 American Seafoods Company Senior Subordinated Promissory Note Due January 28, 2010 entered into on January 28, 2000 between American Seafoods Company and Norway Seafoods ASA.

4.2       American Seafoods Holdings LLC Senior Subordinated Promissory Note
          Due January 28, 2010 entered into on January 28, 2000 between American Seafoods Holdings LLC and Norway Seafoods ASA.

4.3 Amended and Restated Credit Agreement, dated as of April 18, 2002, by and among American Seafoods Holdings LLC, American Seafoods Consolidated LLC, American Seafoods Group LLC, the banks and other financial institutions from time to time party thereto, Harris Trust and Savings Bank, as Documentation Agent, the Bank of Nova Scotia, as Syndication Agent, and Bank of America, N.A., as Administrative Agent, Issuing Lender and Swingline Lender.

4.4 Indenture, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods, Inc., the Guarantors listed on Schedule A thereto and Wells Fargo Bank Minnesota, National Association, as trustee, relating to the 10 1/8% Senior Subordinated Notes due 2010.

4.5       Form of 10 1/8% Senior Subordinated Note due 2010.

4.6 Registration Rights Agreement, dated as of April 18, 2002, among American Seafoods Group LLC, American Seafoods, Inc., the Guarantors listed on Schedule A thereto and Banc of America Securities LLC, BMO Nesbit Burns Corp. and Scotia Capital (USA) Inc.

  Exhibit
  Number                               Description

 5.1 Opinion of Debevoise & Plimpton as to the legality of the notes being registered.*

10.1 Pollock Conservation Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest and process 16.57% of the directed pollock catch.

10.2 High Seas Catchers' Cooperative Agreement, dated December 1998, granting American Seafoods Company the right to harvest 0.31% of the directed pollock catch.

10.3 Agreement, dated January 28, 2000, among American Seafoods Company, American Seafoods Consolidated LLC and Aker RGI ASA.

12.1      Computation of Ratio of Earnings to Fixed Charges.

16.1      Letter from Arthur Andersen LLP regarding Change in Certifying
          Accountant.*

21.1      List of subsidiaries.

23.1      Consent of Debevoise & Plimpton (included in Exhibit 5.1).

24.1      Power of Attorney (included on the signature page hereof).

25.1      Statement of Eligibility of Trustee on Form T-1.

99.1      Form of Letter of Transmittal.

99.2      Form of Notice of Guaranteed Delivery.

99.3 Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner for Tender of 10 1/8% Senior Subordinated Notes due 2010 for registered 10 1/8% Senior Subordinated Notes due 2010.

99.4      Letter from the Company to the Securities and Exchange
          Commission.


----------------------------------
* To be filed by Amendment.